As filed with the Securities and Exchange Commission on April 20, 2021

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Black Creek Industrial REIT IV Inc.

(Exact name of registrant as specified in its charter)

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 228-2200

(Address of principal executive offices)

Jeffrey W. Taylor

Managing Director, Co-President

Black Creek Industrial REIT IV Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 228-2200

(Name, address and telephone number of agent for service)

copies to:

Alice L. Connaughton, Esq.

Morrison & Foerster LLP

2100 L Street, NW Suite 900

Washington, DC 20037

(202) 887-1500

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ⌧

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ◻

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer ◻	Smaller reporting company ⌧
Non-accelerated filer	⌧		Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⌧

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Primary Offering, Class T, Class W and Class I shares of common stock, $0.01 par value per share	$3,750,000,000	$409,125
Distribution Reinvestment Plan, Class T, Class W and Class I shares of common stock, $0.01 par value per share	$1,250,000,000	$136,375
Total, Class T, Class W and Class I shares of common stock, $0.01 par value per share	$5,000,000,000	$545,500(2)
(1)

Estimated for purposes of determining the registration fees pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). Represents an indeterminate number of shares to be offered by the registrant at prices to be determined by the registrant from time to time, with an aggregate offering amount of $5,000,000,000. The registrant reserves the right to reallocate the shares of common stock being offered between the primary offering and the distribution reinvestment plan.

(2)

Pursuant to Rule 415(a)(6) of the Securities Act, this Registration Statement includes $700,000,000 of unsold securities that were previously registered on the registrant’s registration statement on Form S-11 (File No. 333-229136) with respect to which the registrant paid filing fees of $84,840. Accordingly, the registrant is registering $4,300,000,000 in new securities pursuant to this Registration Statement, which reduces the filing fees currently due to $469,130. See explanation below.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement will include unsold securities previously registered for sale pursuant to the registrant's Registration Statement on Form S-11 (File No. 333-229136) initially filed by the registrant on January 4, 2019 (the "Prior Registration Statement"). The Prior Registration Statement, as amended, registered securities with a maximum offering price of $2,000,000,000. Of the amount of securities registered pursuant to the Prior Registration Statement, more than $700,000,000 of securities remain unsold. The registrant will identify in a pre-effective amendment to this Registration Statement the amount of shares of common stock to be carried forward to this Registration Statement from the Prior Registration Statement and any new securities to be registered. For purposes of calculating the registration fees due in connection with the filing of this Registration Statement, the registrant has assumed that $700,000,000 of such unsold securities will be carried forward to this Registration Statement. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission and the applicable state securities commissions is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBECT TO COMPLETION, dated April 20, 2021

Black Creek Industrial REIT IV

$5,000,000,000 Maximum Offering

Black Creek Industrial REIT IV Inc. was formed to make investments in income producing real estate assets consisting primarily of institutional-quality bulk distribution, light industrial and last-mile distribution facilities and other industrial properties that are leased to creditworthy corporate customers. We are externally managed by BCI IV Advisors LLC, or the “Advisor.” We have elected to be taxed as a real estate investment trust, or “REIT,” for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2017 and we intend to continue to operate in accordance with the requirements for qualification as a REIT. We are offering on a continuous basis up to $3,750,000,000 in shares of our common stock in our primary offering and up to $1,250,000,000 in shares of our common stock to be issued pursuant to our distribution reinvestment plan, in any combination of Class T shares, Class W shares and Class I shares. The share classes have different upfront selling commissions, dealer manager fees and distribution fees.

Each class of shares of our common stock will be sold at the “transaction price,” plus applicable upfront selling commissions and dealer manager fees. The “transaction price” generally will be equal to the net asset value (“NAV”) per share of our common stock most recently disclosed by us, however, we may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed NAV per share. Accordingly, the offering price per share for each class of our common stock will vary. Subject to certain exceptions, you must initially invest at least $2,000 in Class T shares and Class W shares of our common stock and $1,000,000 in Class I shares of our common stock. This is a best efforts offering, which means that Black Creek Capital Markets, LLC, or the “Dealer Manager,” the underwriter of this offering and an entity related to the Advisor, will use its best efforts but is not required to sell any specific amount of shares. We reserve the right to reallocate the shares of our common stock in accordance with federal securities laws between the primary offering and the distribution reinvestment plan.

Although we do not intend to list our shares of common stock for trading on an exchange or other trading market, in an effort to provide our stockholders with liquidity in respect of their investment in our shares, we have adopted a share redemption program whereby, subject to certain limitations, stockholders may request on a monthly basis that we redeem all or any portion of their shares. We may choose to redeem all, some or none of the shares that have been requested to be redeemed at the end of any particular month, in our discretion, not to exceed any limitations in the share redemption program. The redemption price per share for each class of common stock will equal the transaction price, subject to applicable reduction for early redemption.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in shares of our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 50. These risks include, among others:

●	There is no assurance that we will be able to achieve our investment objectives. We have experienced net loss, as defined by generally accepted accounting principles, or “GAAP.”
●	There is no public trading market for shares of our common stock, and we do not anticipate that there will be a public trading market for our shares, so redemption of shares by us will likely be the only way to dispose of your shares. Our share redemption program will provide you with the opportunity to request that we redeem your shares on a monthly basis, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, redemptions will be subject to available liquidity and other significant restrictions. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.
●	A portion of the proceeds received in this offering is expected to be used to satisfy redemption requests. Using the proceeds from this offering for redemptions will reduce the net proceeds available to retire debt or acquire properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.
●	The transaction price may not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less. The transaction price generally will be based on our most recently disclosed monthly NAV of each class of common stock (subject to material changes as described above) and will not be based on any public trading market. In addition, the transaction price may not represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price at which our shares would trade on a national stock exchange. Further, our board of directors may amend our NAV procedures from time to time.
●	This is a “blind pool” offering; you will not have the opportunity to evaluate all of the investments we will make before we make them.
●	This is a “best efforts” offering and if we are unable to raise substantial funds, then we will be more limited in our investments.
●	We may change our investment policies without stockholder notice or consent, which could result in investments that are different from those described in this prospectus.
●	Some of our executive officers, directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, the Dealer Manager, and/or other entities related to BCI IV Advisors Group LLC, the parent of the Advisor and the sponsor of this offering, or the “Sponsor.” As a result, they face conflicts of interest, including but not limited to conflicts arising from time constraints, allocation of investment and leasing opportunities, and the fact that certain of the compensation the Advisor will receive for services rendered to us is based on our NAV, the procedures for which the Advisor assists our board of directors in developing, overseeing, implementing and coordinating. We expect to compete with certain vehicles sponsored or advised by affiliates of direct and indirect owners of the Sponsor for investments and certain of those entities may be given priority with respect to certain investment opportunities.
●	The amount of distributions we may make is uncertain. Distributions have been and may continue to be paid from sources other than cash flow from operations, including, without limitation, from borrowings, the sale of assets, or offering proceeds. The use of these sources for distributions may decrease the amount of cash we have available for new investments, share redemptions and other corporate purposes, and could reduce your overall return.
●	If we fail to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete, or determined whether the offering can be sold to any or all purchasers in compliance with existing or future suitability or conduct standards. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our common stock is not permitted.

	PRICE TO PUBLIC(1)(3)	UPFRONT SELLING COMMISSIONS AND DEALER MANAGER FEES(2)(3)	PROCEEDS TO COMPANY, BEFORE EXPENSES(4)
Primary Offering
Per Class T Share of Common Stock	$10.6839	$0.4808	$10.2031
Per Class W Share of Common Stock	$10.2031	$—	$10.2031
Per Class I Share of Common Stock	$10.2031	$—	$10.2031
Total Maximum(5)	$3,750,000,000	$109,687,500	$3,640,312,500
Distribution Reinvestment Plan Offering
Per Class T, W or I Share of Common Stock	$10.2031	$—	$10.2031
Total Maximum	$1,250,000,000	$—	$1,250,000,000
Total Maximum Offering(2)	$5,000,000,000	$109,687,500	$4,890,312,500

(1)	Assumes we sell $3.75 billion in the primary offering and $1.25 billion pursuant to our distribution reinvestment plan.
(2)	The table assumes that with respect to gross proceeds of the primary offering, 65% is from the sale of Class T shares, 10% is from the sale of Class W shares and 25% is from the sale of Class I shares. The number of shares sold and relative proportions in which the classes of shares are sold are uncertain and may differ significantly from this assumption. For Class T shares sold in the primary offering, investors will pay upfront selling commissions of up to 2.0%, and upfront dealer manager fees of up to 2.5%, of the offering price, however, such amounts may vary at certain participating broker dealers, provided that the sum does not exceed 4.5% of the offering price. In addition to upfront selling commissions and dealer manager fees presented in this table, subject to Financial Industry Regulatory Authority, Inc., or “FINRA,” limitations on underwriting compensation, we will pay our Dealer Manager certain ongoing distribution fees. See “Plan of Distribution.”
(3)	The price per share shown is the transaction price, which is equal to each class’s NAV per share as of March 31, 2021, plus applicable upfront selling commissions and dealer manager fees. As disclosed in this prospectus, we expect to determine the NAV per share on a monthly basis.
(4)	Proceeds are calculated before deducting organization and offering expenses payable by us.
(5)	We reserve the right to reallocate the shares of common stock between the primary offering and our distribution reinvestment plan.

The date of this prospectus is , 2021.

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may purchase shares of our common stock. See “Suitability Standards” and “Plan of Distribution” below for the suitability standards. Investors seeking to purchase shares of our common stock should proceed as follows:

●	Read this entire prospectus and any appendices and supplements accompanying this prospectus.
●	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix A. The subscription agreement includes representations covering, among other things, suitability.
●	Deliver a check or submit a wire transfer for the full purchase price of the shares of our common stock being subscribed for along with the completed subscription agreement to the soliciting broker dealer. Your check should be made payable, or wire transfer directed, to “Black Creek Industrial REIT IV Inc.,” and the completed subscription agreement, along with the check or wire transfer, should be delivered to Black Creek Group, PO Box 219079, Kansas City, Missouri 64121-9079 or sent overnight to Black Creek Group, c/o DST Systems, Inc., 430 W. 7th Street, Suite 219079, Kansas City, Missouri, 64105. After you have satisfied the applicable minimum purchase requirement of $2,000 for Class T shares and Class W shares or $1,000,000 for Class I shares (unless waived by the Company), additional purchases must be in increments of $500, except for purchases made pursuant to our distribution reinvestment plan. By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

Certain participating broker dealers may require supplementary disclosure materials or additional forms or documentation. You should consult with your financial professional when purchasing shares. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We are not permitted to accept a subscription for shares of our common stock until at least five business days after the date you receive a final prospectus. See “Plan of Distribution” for additional information regarding subscriptions for shares of our common stock in this offering.

A sale of the shares to a subscriber may not be completed until at least five business days after the subscriber receives our final prospectus. Subscriptions to purchase our common stock may be made on an ongoing basis, but investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the most recently disclosed transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager or otherwise agreed to between the Dealer Manager and the applicable participating broker dealer).

For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price per share will equal the transaction price of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription will be effective on the first calendar day of November.

Completed subscription requests will not be accepted by us before the later of (i) two business days before the first calendar day of each month and (ii) three business days after we make the transaction price (including any subsequent revised transaction price in the circumstances described below) publicly available by posting it on our website at www.bcindustrialiv.com and filing a prospectus supplement with the Securities and Exchange Commission, or the “SEC,” (or in certain cases after we have delivered notice of such price directly to subscribers as discussed below). Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted as described in the previous sentence. As a result, you will have a minimum of three business days after the transaction price for that month has been disclosed to withdraw

i

your request before you are committed to purchase the shares. Generally, you will not be provided with direct notice of the transaction price when it becomes available. Therefore, if you wish to know the transaction price prior to your subscription being accepted you must check our website or our filings with the SEC prior to the time your subscription is accepted.

However, if the transaction price is not made available on or before the eighth business day before the first calendar day of the month (which is six business days before the earliest date we may accept subscriptions), or a previously disclosed transaction price for that month is changed, then we will provide notice of such transaction price (and the first day on which we may accept subscriptions) directly to subscribing investors when such transaction price is made available. In such cases, you will have at least three business days from delivery of such notice before your subscription is accepted.

If for any reason we reject the subscription, or if the subscription request is canceled before it is accepted or withdrawn as described below, we will return the subscription funds, without interest (unless we reject your subscription because we fail to achieve the higher minimum offering applicable for residents of your state, if any, prior to the termination of this offering) or deduction, within ten business days after such rejection, cancellation or withdrawal.

An approved trustee must process and forward to us subscriptions made through individual retirement accounts, or “IRAs,” Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee. Shares of our common stock purchased by a fiduciary or custodial account will be registered in the name of the fiduciary account and not in the name of the beneficiary. If you place an order to buy shares and your payment is not received and collected, your purchase may be canceled and you could be liable for any losses or fees we have incurred.

You have the option of placing a transfer on death, or “TOD,” designation on your shares purchased in this offering. A TOD designation transfers the ownership of the shares to your designated beneficiary upon your death. This designation may only be made by individuals, not entities, who are the sole or joint owners with right to survivorship of the shares. If you would like to place a TOD designation on your shares, you must check the TOD box on the subscription agreement and you must complete and return our TOD form, which you may obtain from your financial professional, in order to effect the designation.

SUITABILITY STANDARDS

The shares of common stock we are offering are suitable only for a person of adequate financial means, who desires a long-term investment and who will not need immediate liquidity from their investment. We do not expect to have a public market for shares of our common stock, which means that it may be difficult for you to sell your shares. On a limited basis, you may be able to have your shares redeemed through our share redemption program, and in the future we may also consider various forms of additional liquidity. You should not buy shares of our common stock if you need to sell them immediately or if you will need to sell them quickly in the future.

The Sponsor and each participating broker dealer and each other person selling shares in this offering shall make every reasonable effort to determine that the purchase of shares of our common stock is a suitable and appropriate investment for each investor based on information provided by the investor concerning the investor’s financial situation and investment objectives. In consideration of these factors, we have established suitability standards for initial stockholders and subsequent transferees. These suitability standards require that a purchaser of shares of our common stock have either:

●	A net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $250,000; or
●	A gross annual income of at least $70,000 and a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $70,000.

The minimum purchase amount that we will accept for shares of our Class T shares and Class W shares is $2,000, except in certain states as described below. The minimum initial investment that we will accept for our Class I shares is $1,000,000 unless waived by the Company. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $500. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended, or the “Code.”

The minimum initial purchase amount that we will accept for shares of our Class T shares and Class W shares from New York residents is $2,500, except for IRAs, which must purchase a minimum of $2,000.

Purchases of shares of our common stock pursuant to our distribution reinvestment plan may be in amounts less than set forth above and are not required to be made in increments of $500.

Unless you are transferring all of your shares of our common stock, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements described above, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These minimum purchase requirements are applicable until shares of our common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares.

Several states have established suitability standards different from those we have outlined above. Shares of our common stock will be sold only to investors in these states who meet the special suitability standards set forth below.

Alabama—In addition to the suitability requirements noted above, this investment will only be sold to Alabama residents that have a liquid net worth of at least 10 times their investment in this program and its affiliates.

Idaho—A resident of Idaho must have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, an Idaho investor’s total investment in us shall not exceed 10% of his or her liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

Iowa—An Iowa investor must have either: (i) a minimum net worth of $300,000 (exclusive of home, auto and furnishings); or (ii) a minimum annual gross income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, an investor’s total investment in our shares or any of our affiliates, and the shares of any other non-exchange traded REIT, cannot exceed 10% of the Iowa resident’s liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash-equivalents and readily marketable securities.

Kansas—In addition to the suitability standards noted above, it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of us and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with U.S. generally accepted accounting principles.

Kentucky—In addition to our suitability requirements, no Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in our shares or the shares of our affiliates’ non-publicly traded real estate investment trusts.

Maine—In addition to our suitability requirements, the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments may not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities.

Massachusetts—In addition to our suitability requirements, Massachusetts investors may not invest more than 10% of their liquid net worth in us and other similar illiquid direct participation programs. For this purpose, “liquid net worth” is that portion of an investor’s net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities.

Missouri—In addition to our suitability requirements, an investor’s investment in us may not exceed 10% of the investor’s liquid net worth.

Nebraska—In addition to our suitability requirements, Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of such investor’s net worth (exclusive of home, home furnishings, and automobiles.) Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

New Jersey—New Jersey investors must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico—In addition to our suitability requirements, an investor’s investment in us, our affiliates and other public, non-traded real estate programs may not exceed 10% of such investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities.

North Dakota—In addition to our suitability requirements, North Dakota investors must represent that, in addition to the suitability standards stated above, they have a net worth of at least ten times their investment in this offering.

Ohio—In addition to our suitability requirements, an Ohio investor’s investment in us, our affiliates and other non-traded real estate investment programs may not exceed 10% of such investor’s liquid net worth. For these purposes,

“liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Oregon—In addition to our suitability requirements, an Oregon investor must have a net worth of at least ten times such investor’s investment in our shares and those of our affiliates.

Pennsylvania—In addition to our suitability requirements, an investor’s investment in us may not exceed 10% of the investor’s net worth (exclusive of home, furnishings and automobiles).

Puerto Rico—In addition to our suitability requirements, Puerto Rico investors may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

Tennessee—In addition to our suitability requirements, Tennessee residents’ investment must not exceed ten percent (10%) of their liquid net worth (excluding the value of an investor’s home, furnishings and automobiles).

Vermont—Accredited investors (within the meaning of Federal securities laws) who are residents of Vermont may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares of our common stock or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in shares of our common stock, our investment objectives and the relative illiquidity of shares of our common stock, shares of our common stock are an appropriate investment for those of you who become stockholders. Each participating broker dealer must make every reasonable effort to determine that the purchase of shares of our common stock is a suitable and appropriate investment for each stockholder based on information provided by the stockholder. Each participating broker dealer is required to maintain for six years records of the information used to determine that an investment in shares of our common stock is suitable and appropriate for a stockholder.

Determination of Suitability

In determining suitability, participating broker dealers who sell shares on our behalf may rely on, among other things, relevant information provided by the prospective investors. Each prospective investor should be aware that participating broker dealers are responsible for determining suitability and will be relying on the information provided by prospective investors in making this determination. In making this determination, participating broker dealers have a responsibility to ascertain that each prospective investor:

●	meets the minimum income and net worth standards set forth under the “Suitability Standards” section of this prospectus;
●	can reasonably benefit from an investment in our shares based on the prospective investor’s investment objectives and overall portfolio structure;
●	is able to bear the economic risk of the investment based on the prospective investor’s net worth and overall financial situation; and
●	has apparent understanding of:
●	the fundamental risks of an investment in the shares;

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●	the risk that the prospective investor may lose his or her entire investment;
●	the lack of liquidity of the shares;
●	the restrictions on transferability of the shares; and
●	the tax consequences of an investment in the shares.

Participating broker dealers are responsible for making the determinations set forth above based upon information relating to each prospective investor concerning his age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as other pertinent factors. Each participating broker dealer is required to maintain records of the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

Regulation Best Interest

On June 5, 2019, the SEC adopted Regulation Best Interest, which establishes a new standard of conduct for broker dealers and natural persons who are associated persons of a broker dealer under the Securities Exchange Act of 1934, as amended, that may be interpreted as a higher standard than suitability. Broker dealers must comply with Regulation Best Interest. Regulation Best Interest includes the general obligation that broker dealers shall act in the “best interest” of retail customers in making any recommendation of any securities transaction or investment strategy, without putting the financial or other interests of the broker dealer ahead of the retail customer. The general obligation can be satisfied by the broker dealer’s compliance with four specified component obligations: (i) provide certain required disclosure before or at the time of the recommendation, about the recommendation and the relationship between the broker dealer and the retail customer; (ii) exercise reasonable diligence, care, and skill in making the recommendation; (iii) establish, maintain, and enforce written policies and procedures reasonably designed to address conflicts of interest; and (iv) establish, maintain, and enforce written policies and procedures reasonably designed to achieve compliance with Regulation Best Interest. Like existing suitability obligations, the component obligations of Regulation Best Interest contain a quantitative standard. Such quantitative standard may be more or less restrictive pursuant to Regulation Best Interest than under the suitability standard. In addition, broker dealers are required to provide retail investors a brief customer relationship summary, or Form CRS, that summarizes for the investor key information about the broker dealer. Form CRS is different from this prospectus, which contains information regarding this offering and our company. The impact of Regulation Best Interest on broker dealers cannot be determined at this time, given that it only took effect on June 30, 2020, no administrative or case law exists under Regulation Best Interest as of the date of this prospectus and the full scope of its applicability is uncertain.

The potential impacts on the Company’s offering related to Regulation Best Interest are yet to be determined. The Dealer Manager is registered with the SEC as a broker dealer. As part of the rulemaking package, the Dealer Manager filed Form CRS with FINRA in June 2020. The Dealer Manager’s primary business is the wholesale distribution of real estate investment trusts and private placements of real estate related securities offered by its affiliated companies (collectively, “Black Creek”). Sales to retail customers are generally conducted on a wholesale basis through other broker dealers, investment advisers and banks. In addition, the Dealer Manager may sell to institutional investors and, on a limited basis, open accounts for employees of its affiliates and certain of their household family members and certain other retail investors. The Dealer Manager does not sell securities directly to the general public and does not provide recommendations to any retail investor. Regulation Best Interest applies to any other broker dealers that recommend Black Creek shares to retail investors.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the prospectus. You should rely only on the information contained in this prospectus and incorporated herein by reference. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

In addition to this prospectus, we may utilize certain sales material in connection with the offering of shares of our common stock, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of the Advisor and its affiliates, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares of our common stock.

This prospectus is part of a registration statement that we filed with the SEC using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide a prospectus supplement that may add, update or change information contained in this prospectus, including the information incorporated by reference. Any statement that we make in this prospectus, including statements made in the information incorporated by reference, will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus. You should read this prospectus, including the information incorporated by reference, and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described below under “Additional Information.” In this prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to each day that the New York Stock Exchange is open for trading.

We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, for example, that we will not need to suspend our continuous offering while the SEC and, where required, state securities regulators, review amendments to our registration statement until such filings are declared effective, if at all.

Pursuant to this prospectus, we will offer to the public all of the shares that we have registered. We intend to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. We intend to file a new registration statement on Form S-11 with the SEC upon the expiration of the registration statement of which this prospectus forms a part to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. In certain states, the registration of this offering may continue for only one year following the most recent clearance by applicable state authorities, after which we intend to renew the offering period through the expected termination date of the offering. We will endeavor to take all reasonable actions, including making any necessary filings with the SEC, to avoid interruptions in the continuous offering of shares of our common stock. There can be no assurance, however, that we will not need to suspend our continuous offering while the SEC and, where required, state securities regulators, review such filings. We reserve the right to terminate this offering at any time.

We conduct monthly valuations of our common stock. We expect that we will update our NAV per share as of the last calendar day of each month. Our updated NAV per share will be (1) posted on our website, www.bcindustrialiv.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, on a monthly basis, we will disclose in a prospectus or prospectus supplement the principal valuation components of our NAV.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance or assumptions or forecasts related thereto) are forward looking statements. These statements are only predictions. We caution that forward looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward looking statements are typically identified using terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included or incorporated by reference herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to raise capital and effectively deploy the proceeds raised in this offering in accordance with our investment strategy and objectives;
●	the failure of properties to perform as we expect;
●	risks associated with acquisitions, dispositions and development of properties;
●	our failure to successfully integrate acquired properties and operations;
●	unexpected delays or increased costs associated with any development projects;
●	the availability of cash flows from operating activities for distributions and capital expenditures;
●	defaults on or non-renewal of leases by customers, lease renewals at lower than expected rent, or failure to lease properties at all or on favorable rents and terms;
●	difficulties in economic conditions generally and the real estate, debt, and securities markets specifically, including those related to the COVID-19 pandemic;
●	legislative or regulatory changes, including changes to the laws governing the taxation of REITs;
●	our failure to obtain, renew, or extend necessary financing or access the debt or equity markets;
●	conflicts of interest arising out of our relationships with the Sponsor, the Advisor, and their affiliates;
●	risks associated with using debt to fund our business activities, including re-financing and interest rate risks;
●	increases in interest rates, operating costs, or greater than expected capital expenditures;
●	changes to U.S. generally accepted accounting principles (“GAAP”); and
●	our ability to continue to qualify as a REIT.

Any of the assumptions underlying forward looking statements could prove to be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included or incorporated by reference in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

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PROSPECTUS SUMMARY

This prospectus summary summarizes information contained elsewhere in this prospectus. Because it is a summary, it may not contain all the information that is important to you. To fully understand this offering, you should carefully read this entire prospectus, including the “Risk Factors.” References in this prospectus to “us,” “we,” “our,” “BCI IV” or “the Company” refer to Black Creek Industrial REIT IV Inc. and its consolidated subsidiaries.

Black Creek Industrial REIT IV Inc.

We were formed as a Maryland corporation to make investments in income-producing real estate assets consisting primarily of institutional-quality bulk distribution, light industrial and last-mile distribution facilities and other industrial properties that are leased to creditworthy corporate customers. Creditworthiness does not necessarily mean that our customers will be investment grade, and, in fact, it is anticipated that much of our portfolio will be comprised of non-rated and non-investment grade customers. As of March 31, 2021, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 134 industrial buildings totaling approximately 30.8 million square feet located in 23 markets throughout the U.S., with 212 customers, and was 84.5% occupied (90.8% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.8 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. As of March 31, 2021, our total real estate portfolio included:

●	124 industrial buildings totaling approximately 28.7 million square feet comprised our operating portfolio, which includes stabilized properties, and was 90.4% occupied (94.4% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.8 years; and
●	10 industrial buildings totaling approximately 2.1 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

Of our total portfolio, we owned and managed 67 buildings totaling approximately 17.3 million square feet through our minority ownership interests in our joint venture partnerships. In addition, as of March 31, 2021, through our minority joint venture partnerships, we owned and managed 13 buildings either under construction or in the pre-construction phase totaling approximately 4.6 million square feet. Our consolidated portfolio has an estimated aggregate weighted-average purchase price capitalization rate of approximately 4.4% (4.6% excluding contractual free rent during a portion of the year following acquisition of certain of the properties).

We commenced our initial public offering on February 18, 2016, broke escrow on November 30, 2016 and commenced real estate operations on February 26, 2018. Prior to the commencement of our initial public offering, the Advisor, BCI IV Advisors LLC, purchased 20,000 shares of our Class A common stock in connection with our formation, which were re-designated as Class I shares in May 2017. The Advisor paid $200,000 for its purchase of 20,000 shares of Class I common stock. The Sponsor, BCI IV Advisors Group LLC, contributed $1,000 to BCI IV Operating Partnership LP, or the “Operating Partnership,” in connection with our formation. As of March 31, 2021, we had raised gross proceeds of $1.6 billion from the sale of 152.8 million shares of our common stock through our prior public offerings, including $50.0 million from the sale of 5.0 million shares of our common stock through our distribution reinvestment plan.

The Sponsor, which owns the Advisor, is presently directly or indirectly majority owned by the estate of John A. Blumberg, James R. Mulvihill and Evan H. Zucker and/or their affiliates, which we refer to as the “Principals,” and the Sponsor and the Advisor are jointly controlled by the Principals. The Principals have been involved in sponsoring and/or operating a large number of real estate platform companies since 1993 and have engaged in these activities under the tradename of Black Creek Group LLC, or “Black Creek Group” or “BCG,” since 2003. Black Creek Group is an experienced real estate investment management firm that, through its affiliates and sponsored funds and companies, has acquired and/or developed more than $23.3 billion of real estate assets through December 31, 2020. Over its more than

25-year history, Black Creek Group has sponsored 24 investment platforms, including 18 institutional and six retail funds, and managed a diverse spectrum of commercial real estate—including office, industrial retail and multifamily. Black Creek Group sponsored companies offer a range of investment solutions for both institutional and wealth management channels.

We have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2017, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. Our office is located at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202, and our main telephone number is (303) 339-3650.

Class T Shares, Class W Shares and Class I Shares of Common Stock

We are offering Class T shares, Class W shares and Class I shares in this offering. The differences in our share classes relate to the offering price per share, upfront selling commissions, upfront dealer manager fees and ongoing distribution fees. Other than these differences, Class T shares, Class W shares and Class I shares have identical rights and privileges, including identical voting rights. As described below, you should consult with your financial professional regarding the classes of common stock you may be eligible to purchase before making your investment decision.

The table below summarizes the fees we generally expect to be payable to the Dealer Manager with respect to the Class T shares, Class W shares and Class I shares in our offering and does not include the other fees and expenses payable to the Advisor and its affiliates. The upfront selling commission and dealer manager fee payable with respect to the Class T Shares sold in the primary offering are calculated as a percentage of the offering price at the time of purchase of such shares. No upfront selling commissions, dealer manager fees or distribution fees are paid with respect to any shares sold under our distribution reinvestment plan. Subject to the FINRA limitation on underwriting compensation and certain other limitations, the ongoing distribution fees payable with respect to Class T shares and Class W shares sold in our primary offering is an annual amount equal to 0.85% of the NAV per Class T share of the NAV and 0.5% per Class W share, respectively.

	Class T	Class W	Class I
Upfront Selling Commission	2.0%	None	None
Upfront Dealer Manager Fee	2.5%	None	None
Ongoing Distribution Fee	0.85%	0.5%	None

The ongoing distribution fees listed above are allocated on a class-specific basis and borne by all holders of the applicable class. The allocation of ongoing distribution fees on a class-specific basis results in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation procedures, the class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share over time. If the NAV of each of our share classes is different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. See “Net Asset Value Calculation and Valuation Procedures” and “Description of Capital Stock—Distributions” for more information.

We will cease paying the distribution fees with respect to individual Class T and Class W shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T or Class W share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). We cannot predict if or when this will occur.

In addition, after termination of a primary offering registered under the Securities Act of 1933, as amended, or the “Securities Act,” each Class T or Class W share (i) sold in that primary offering, (ii) sold under a distribution reinvestment plan, and (iii) received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

As used above, the “Applicable Conversion Rate” means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share and (b) with respect to Class W shares, a ratio whereby the numerator is the most recently disclosed monthly Class W NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fees to our Class T and Class W shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T and Class W shares. Stockholders will receive a transaction confirmation from the transfer agent or their broker dealer, on behalf of the Company, that their Class T and/or Class W shares have been converted into Class I shares.

Assuming a constant NAV per share of $10.2031, which is our NAV per share as of March 31, 2021, the maximum upfront selling commissions and dealer manager fees are paid with respect to Class T shares and applicable distribution fees are paid with respect to Class T shares and Class W shares until the 8.5% total compensation limit described in “Plan of Distribution—Distribution Fees—Class T, Class W and Class I Shares” is reached, we expect that a one-time $10,000 investment in shares of each class would be subject to the following upfront selling commissions, dealer manager fees and distribution fees:

	Upfront Selling Commissions	Dealer Manager Fees	Annual Distribution Fees	Maximum Distribution Fees Over Life of Investment	Total Commissions and Fees (Length of Time Over Which They Are Paid)
Class T	$200	$250	$81	$400	$850	(4.9 years)
Class W	$0	$0	$50	$850	$850	(17 years)
Class I	$0	$0	$0	$0	$0

Certain participating broker dealers may offer discounts, which would reduce upfront selling commissions and fees and would therefore increase the length of time required for selling commissions, dealer manager fees and distribution fees to reach 8.5% of gross proceeds. See “Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees.”

Our Class T shares, Class W shares and Class I shares are available for different categories of investors. Class T shares are available to the general public. Class W shares are generally available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class W shares, (ii) through participating broker dealers that have alternative fee arrangements with their clients to provide access to Class W shares, (iii) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker dealer that offers Class W shares, (iv) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (v) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (ii) by institutional accounts as defined by FINRA Rule 4512(c), (iii) through bank-sponsored collective trusts and bank-sponsored common trusts, (iv) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (v) through certain financial intermediaries that are not otherwise registered with or as a broker dealer and that direct clients to trade with a broker dealer that offers Class I shares, (vi) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (vii) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Dealer Manager and their immediate family members, officers and employees of the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, officers and employees of our joint venture partners and their immediate family members, consultants and other service providers, (viii) by participating broker dealers and their affiliates, including their officers, directors, employees, and registered representatives, as well as the immediate family members of such persons, as defined by FINRA Rule 5130, (ix) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (x) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. Before making your investment decision, please consult with your investment advisor regarding your account type and the classes of common stock you may be eligible to purchase.

If you are eligible to purchase all three classes of shares, then in most cases you should purchase Class I shares, because Class I shares have no upfront selling commissions, dealer manager fees or distribution fees. Such fees are applicable to the other share classes and will reduce the NAV or distributions of the other share classes. If you are eligible to purchase Class T and Class W shares but not Class I shares, in most cases you should purchase Class W shares because Class W shares have no upfront selling commissions or dealer manager fees and lower annual distribution fees. Please consult with your financial professional before making your investment decision.

If we redeem a portion, but not all of the Class T shares or Class W shares held in a stockholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares or the Class W shares, as applicable, that were redeemed and those Class T shares or Class W shares, respectively, that were retained in the account. Likewise, if a portion of the Class T shares or the Class W shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares or the Class W shares, as applicable, that were transferred and the Class T shares or Class W shares, respectively, that were retained in the account.

Transaction Price

Each class of shares will be sold at the then-current transaction price, which generally will be equal to the most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Although the transaction price will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees differ with respect to each class of shares.

We expect that any such update to the transaction price to reflect an adjustment to the monthly NAV per share would be infrequent. Such an adjustment may be appropriate (either positive or negative) to reflect the occurrence of an unexpected material property-specific event such as a termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or a significant capital market event that may cause the value of a wholly-owned property or properties to change by such a significant amount that the NAV, if recalculated based on this event, is likely to be materially different. For example, if a significant asset suffered catastrophic damage due to a natural disaster after the most recent determination of the monthly NAV, we may determine to adjust the NAV. Similarly, if the sole tenant at a significant asset renewed its lease subsequent to the determination of the monthly NAV, but the monthly NAV had been determined assuming that the lease would not be renewed, we may determine to adjust the NAV to reflect the renewal of the lease and the corresponding rental income. Further, if there was a significant vacancy at a significant asset at the time the monthly NAV had been determined and subsequent to the determination of the monthly NAV we leased the vacancy, we may determine to adjust the NAV to reflect the rental income resulting from the vacancy having been leased. Such NAV adjustments also may be appropriate to reflect the occurrence of broader market-driven events identified by the Advisor or the independent valuation firm which may impact more than a specific property. For example, if a major trade embargo were announced that would significantly adversely impact the ability to import goods, we may determine to adjust the NAV to reflect the estimated decrease in NAV caused by an anticipated lower demand for industrial warehouses and distribution centers to store and distribute imported goods. Further, rapidly changing market conditions or material events, such as, for example, a stock market crash, may not be immediately reflected in the most recently-determined monthly NAV and if we believe the NAV, if recalculated based on these events, is likely to be materially different, we may determine that an adjustment is necessary to reflect the estimated impact on the NAV. In the event that any such unexpected and extraordinary circumstances, a committee of the Advisor that oversees the determination of the monthly NAV would evaluate the materiality and would make a recommendation to the board of directors concerning any adjustment to the most recently-determined monthly NAV. The transaction price would only be adjusted upon the approval of a majority of the board of directors, including a majority of the independent directors.

Net Asset Value Calculation and Valuation Procedures

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by Altus Group U.S. Inc., a third-party valuation firm, “Altus Group” or the “Independent Valuation Advisor,” approved by our board of directors, including a majority of our independent directors. Altus Group is a multidisciplinary provider of independent, commercial real estate appraisal, consulting, technology and advisory services with multiple offices around the world, including in the United States, Canada, Europe and Asia Pacific. Altus Group is not affiliated with us or the Advisor.

The overarching principle of the real property asset appraisal process is to produce real property asset appraisals that represent credible opinions of fair value. The estimate of fair value developed in the appraisals of our real property assets may not always reflect the value of, or may materially differ from, the value at which we would agree to buy or sell such assets. Further, we do not undertake to disclose the value at which we would be willing to buy or sell our real property assets to any prospective or existing investor.

Each real property asset is appraised each calendar month by our Independent Valuation Advisor, with such appraisals reviewed by the Advisor. Additionally, each real property asset is appraised by a third-party appraiser, “Third-Party Appraisal Firm,” at least once per calendar year, collectively, the Third-Party Appraisal Firms and the Independent Valuation Advisor, only as necessary or applicable, are referred to as the “Independent Appraisal Firms.” We seek to schedule the appraisals by the Third-Party Appraisal Firms evenly throughout the calendar year, such that an approximately equal portion of the real property assets in our portfolio are appraised by a Third-Party Appraisal Firm each month, although we may have more or fewer appraisals in an individual month. Both the Advisor and the Independent Valuation Advisor will review the appraisals provided by Third-Party Appraisal Firms. In its review, the Independent Valuation Advisor, will provide an opinion as to the reasonableness of each appraisal report from Third-Party Appraisal Firms as well as provide a second, independent appraisal as part of its regular monthly appraisal duties. Valuation discrepancies between the appraisal provided by the Third-Party Appraisal Firm and the appraisal provided by the Independent Valuation Advisor are subject to our valuation dispute resolution procedures. Under these procedures, if the Third-Party Appraisal Firm and the Independent Valuation Advisor are unable to reconcile the key differences between the two appraisals, we will use the appraisal from the Independent Valuation Advisor in the calculation of our NAV until a new appraisal from a different Third-Party Appraisal Firm is obtained and is used as the appraised value. In no event will a calendar year pass without having each real property asset appraised by a Third-Party Appraisal Firm unless such asset is being bought or sold in such calendar year. The acquisition price for a newly acquired real property asset will serve as the basis for the initial appraised value for such real property asset, and such real property asset will first be appraised by a Third Party Appraisal Firm in the calendar year following the year of acquisition.

At least once each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures with input from our Independent Valuation Advisor. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it: (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination; or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Advisor or ALPS Fund Services Inc., “ALPS” or “NAV Accountant,” a third-party firm approved by our board of directors.

The most significant component of our NAV consists of real property assets and, as with any real estate valuation protocol, each real property asset appraisal and valuation is based on a number of judgments, assumptions or opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions could result in a different estimate of the value of our real property assets. Although the methodologies contained in the valuation procedures are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed, including in circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents. Further, the NAV per share should not be viewed as being determinative of the value of our common stock that may be received in a sale to a third party or the value at which our stock would trade on a national stock exchange. Our board of directors may suspend this offering and the share redemption program if it determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets. See “Net Asset Value Calculation and Valuation Procedures” for more details regarding our valuation procedures.

NAV and NAV Per Share Calculation

We conduct monthly valuations of our common stock. Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of stock, and is available generally within 15 calendar days after the end of the applicable month. Our NAV per share is calculated by ALPS, a third party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace ALPS, the Independent Valuation Advisor, or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.

Each month, before taking into consideration accrued dividends or class-specific distribution fee accruals, any change in the Aggregate Fund NAV of our outstanding shares of common stock, along with the units of limited partnership interest in the Operating Partnership (“OP Units”) held by third parties, collectively “Fund Interests,” from the prior month (whether an increase or decrease) is allocated among each class or series of Fund Interest based on each class’s or series’s relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property asset portfolio, increases or decreases in publicly traded debt and publicly traded equity securities related to real estate, collectively, “Real Estate-Related Assets,” and other assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, advisory fees and distribution fees) and distributions to investors.

Our most significant source of income is property-level net operating income. We accrue revenues and expenses on a monthly basis based on actual leases and operating expenses in that month. For the first month following a real property asset acquisition, we will calculate and accrue net operating income with respect to such property based on the performance of the property before the acquisition and the contractual arrangements in place at the time of the acquisition, as identified and reviewed through our due diligence and underwriting process in connection with the acquisition. For NAV calculation purposes, organization and offering costs incurred as part of our corporate-level expenses related to our primary offering reduce NAV as incurred. Organization and offering costs incurred as part of our corporate-level expenses related to the DST Program (as defined below) reduce NAV on a monthly basis over a two-year period following the completion of each DST offering.

Except as noted below, we include an estimate of the fair value of our liabilities as part of our NAV calculation. These liabilities include, but may not be limited to, fees and reimbursements payable to the Advisor and its affiliates, accounts payable and accrued expenses, and other liabilities. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our liabilities which may include third parties or our Advisor or its affiliates.

Under applicable GAAP, we record liabilities for distribution fees (i) that we currently owe our Dealer Manager under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods. However, we do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date. Our Independent Valuation Advisor is not responsible for appraising or reviewing these liabilities.

Our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, including those subject to interest rates hedges, are valued at par (i.e. at their respective outstanding balances). Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge are treated as one financial instrument which are valued at par if intended to be held to maturity (which for fixed rate debt not subject to interest rate hedges may be the date near maturity at which time the debt will be eligible for prepayment at par for purposes herein). This policy of valuing at par will apply regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes.

Our property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity (in conjunction with any associated interest rate hedges that are not intended to be held to maturity) are fair valued by the Advisor using widely accepted valuation methodologies based on information provided by various qualified third-party valuation experts and data sources. Our Independent Valuation Advisor will review the Advisor’s fair value calculations for the property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity, excluding any impacts from interest rate hedges.

Estimated prepayment penalties will not factor into the valuation of our debt unless an interest rate hedge is definitively not intended to be held to maturity, in which case a hedge mark to market adjustment will be made at such time using a third-party pricing source.

Debt that is not intended to be held to maturity means any property-level mortgages that we definitively intend to prepay in association with any asset considered as held-for-sale from a GAAP perspective, other property-level mortgages or corporate-level credit facilities that we definitively intend to prepay, or any interest rate hedge that we definitively intend to terminate.

In addition, for non-recourse mortgages and interest rate hedges, the combined value of the net liability for each mortgage and associated interest rate hedge is limited to the value of the underlying asset(s), so as to not make the equity of such asset(s) less than zero.

Costs and expenses incurred to secure such financings are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

Unconsolidated real property assets held through joint ventures or partnerships are valued according the valuation procedures set by such joint ventures or partnerships. At least once per calendar year, each unconsolidated real property asset will be appraised by a Third-Party Appraisal Firm. The Independent Valuation Advisor is not responsible for providing monthly appraisals of unconsolidated real property assets, reviewing third-party appraisals of unconsolidated real property assets, or valuing our unconsolidated investments per these valuation procedures; however, they may be engaged to do so. If the valuation procedures of the applicable joint ventures or partnerships do not accommodate a monthly determination of the fair value of real property assets, we will determine the estimated fair value of the unconsolidated real property assets for those interim periods. We will also determine on a monthly basis the fair value of any other applicable assets and liabilities of the joint venture using similar practices that we utilize for our consolidated portfolio.

Once the associated fair values of assets and liabilities are calculated, the value of our interest in any joint venture or partnership is then determined by using a hypothetical liquidation calculation based on our ownership percentage of the joint venture or partnership’s estimated NAV. If deemed an appropriate alternative to fair valuing applicable assets and liabilities individually, unconsolidated assets and liabilities held in a joint venture or partnership that acquires multiple real property assets over time may be valued as a single investment. The value of our interest in any joint venture or partnership that is a minority interest or is restricted as to salability or transferability may reflect or be adjusted for a minority or liquidity discount. In determining the amount of such discount, consideration may be given to a variety of factors, including, without limitation, the nature and length of such restriction.

In certain circumstances, such as in an acquisition or disposition process, we may be aware of a contingency or contingencies that could impact the value of our assets, liabilities, income or expenses for purposes of our NAV calculation. For example, we may be party to an agreement to sell a property at a value different from the property value being used in our current NAV calculation. The same agreement may require the buyer to assume a related mortgage loan with a fair value that is different from the value of the loan being used in our current NAV calculation. The transaction may also involve costs for brokers, transfer taxes, and other items upon a successful closing. To the extent such contingencies may affect the value of a real property asset, the Independent Valuation Advisor may take such contingencies into account when determining the value of such real property asset for purposes of our NAV calculation. Similarly, we may adjust the other components of our NAV (such as the carrying value of our liabilities or expense accruals) for purposes of our NAV calculation. These adjustments may be made either in whole or in part over a period of time, and both the Independent Valuation Advisor and we may take into account (a) the estimated probability of the contingencies occurring and (b) the estimated impact to NAV if the contingencies were to occur when determining the timing and magnitude of any adjustments to NAV.

Following the calculation and allocation of changes in the Aggregate Fund NAV as described above, NAV for each class is adjusted for accrued dividends and ongoing distribution fees that are currently payable, to determine the monthly NAV. Ongoing distribution fees are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific fees may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to these valuation procedures, the class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. Because the purchase price of shares in the primary offering is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares at the time of purchase, the upfront selling commissions and dealer manager fees have no effect on the NAV of any class. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month; however, such adjustments are anticipated to be infrequent.

NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class on such day. See “Net Asset Value Calculation and Valuation Procedures” for more details regarding our NAV per share calculations.

Investment Strategy and Objectives

As of March 31, 2021, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 134 industrial buildings totaling approximately 30.8 million square feet located in 23 markets throughout the U.S., with 212 customers, and was 84.5% occupied (90.8% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.8 years.

Subsequent to December 31, 2020, we directly acquired three industrial buildings for a total purchase price of $154.2 million comprised of 1.0 million square feet with three customers, and disposed of, through our minority ownership interests in our joint venture partnerships, three industrial buildings comprised of approximately 0.7 million square feet with three customers. Additionally, we have entered into contracts to directly acquire three industrial buildings with an aggregate purchase price of approximately $72.1 million, totaling 0.6 million square feet. As of March 31, 2021, including all owned and managed properties, including those owned and managed through our minority ownership interests in our joint venture partnerships (which are shown as if we own a 100% interest), and assuming that we complete the acquisitions under contract, our real estate portfolio will include 138 industrial buildings totaling 31.7 million square feet with 216 customers and will be 90.4% leased with a weighted-average remaining lease term (based on square feet) of 4.8 years. The leased rate reflects the square footage with a paying customer in place, as well as additional square footage with leases in place that have not yet commenced. There is no assurance that we will complete the acquisition of the property under contract. In addition, as of March 31, 2021, through our minority joint venture partnerships, we owned and managed 13 buildings either under construction or in the pre-construction phase totaling approximately 4.6 million square feet. Unless otherwise noted, these buildings are excluded from the presentation of our portfolio data.

For a description of our investments, please see “Investments in Real Properties, Real Estate Securities and Debt Related Investments.”

Investment Objectives

Our primary investment objectives include the following:

●	Preserving and protecting our stockholders’ capital contributions;
●	Providing current income to our stockholders in the form of regular cash distributions; and
●	Realizing capital appreciation in our NAV from active investment management and asset management.

We cannot assure you that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. These limitations cannot be changed unless our charter is amended, which requires the approval of our stockholders. While we may consider a Liquidity Event, which may provide an additional source of value through the realization of capital appreciation, at any time in the future, we currently do not have a fixed time frame in which we intend to undertake such consideration and we are not obligated by our charter or otherwise to effect a liquidity event at any time.

We will supplement this prospectus during the offering period in connection with the acquisition of any significant investments.

Investment Strategy

We are a pure play industrial REIT and intend to focus our investment activities on and use the proceeds of this offering principally for building a national industrial warehouse operating company. Our investment activities include the acquisition, development and/or financing of income-producing real estate assets consisting primarily of institutional-quality bulk distribution, light industrial and last-mile distribution facilities and other industrial properties that are leased to creditworthy corporate customers. Creditworthiness does not necessarily mean that our customers will be investment grade, and, in fact, it is anticipated that much of our portfolio will be comprised of non-rated and non-investment grade customers. We evaluate creditworthiness and financial strength of prospective customers based on financial, operating and business plan information that is provided to us by such prospective customers, as well as other market and economic information that is generally publicly available. In general, we intend our investment strategy to adhere to the following core principles:

●	Careful selection of target markets and submarkets, with an intent to emphasize locations with high barriers to entry, close proximity to large demographic bases and/or access to major distribution infrastructure;
●	Primary focus on highly functional, generic institutional-quality bulk distribution, light industrial facilities and last-mile distribution facilities;
●	Achievement of portfolio diversification in terms of markets, customers, industry exposure and lease rollovers; and
●	Emphasis on a mix of creditworthy national, regional and local customers.

For a description of highly functional, generic institutional-quality bulk distribution, light industrial and last-mile distribution facilities, please see “Investment Strategy, Objectives and Policies—Investment Strategy.”

Although our investment activities focus primarily on distribution warehouses and other industrial properties, our charter and bylaws do not preclude us from investing in other types of commercial property or real estate-related debt. However, we will not invest more than 25% of the net proceeds we receive from the sale of shares of our common stock in this offering in other types of commercial property or real estate-related debt. Our investment in any distribution warehouse, other industrial property, or other property type will be based upon the best interests of our Company and our stockholders as determined by the Advisor and our board of directors. Real estate assets in which we may invest may be acquired either directly by us or through joint ventures or other co-ownership arrangements with affiliated or unaffiliated third parties, and may include: (i) equity investments in commercial real property; (ii) mortgage, mezzanine, construction, bridge and other loans related to real estate; and (iii) investments in other real estate-related entities, including REITs, private real estate funds, real estate management companies, real estate development companies and debt funds, both foreign and domestic. Subject to the 25% limitation described above, we may invest in any of these asset classes, including those that present greater risk.

To the extent that we invest in real estate-related debt, our primary investments could include, but are not limited to, originations of and participations in commercial mortgage loans secured by real estate, B-notes, mezzanine loans and certain other types of debt-related investments that may help us reach our diversification, liquidity and other investment objectives. With respect to investments in real estate-related securities and other securities, while our primary goal in making such investments is to preserve liquidity in support of our share redemption program, in the future we may change our objectives with respect to investments in real estate-related securities. Targeted securities investments may include, but are not limited to, the following: (i) equity securities such as preferred stocks, common stocks and convertible preferred securities of public or private real estate companies (including other REITs, real estate operating companies, homebuilders and other real estate companies), (ii) debt securities issued by other real estate companies, (iii) U.S. government and agency securities and (iv) certain other types of securities that may help us reach our diversification, liquidity and other investment objectives.

We currently maintain, under normal operating circumstances and subject to any limitations and requirements relating to our qualification as a REIT, an allocation to a number of sources of liquidity including cash, cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities, liquid real estate-related securities and undrawn amounts under our corporate line of credit (“cash-related liquidity”) of 10% of our equity. We presently intend to maintain an allocation to sources of cash-related liquidity other than undrawn amounts under our corporate line of credit of at least 5% of our equity, and will maintain an undrawn amount under our corporate line of credit to cover any difference in our cash-related liquidity allocation, ensuring an allocation to cash-related liquidity of 10% of our equity. Notwithstanding our intention to allocate 10% of our equity to cash-related liquidity investments, the actual allocation percentage may from time to time be higher or lower due to factors such as real estate market conditions, the amount of proceeds we raise in this offering, increased redemption requests, the availability and relative attractiveness of other investment opportunities, an increase in anticipated cash requirements, or other circumstances existing at the time we are making investments, subject to any limitations or requirements relating to our qualification as a REIT. With respect to investments in real estate-related securities and other securities, while our primary goal in making such investments is to preserve liquidity in support of our share redemption program, in the future we may change our objectives with respect to investments in real estate-related securities. Targeted securities investments may include, but are not limited to, the following: (i) equity securities such as preferred stocks, common stocks and convertible preferred securities of public or private real estate companies (including other REITs, real estate operating companies, homebuilders and other real estate companies), (ii) debt securities issued by other real estate companies, (iii) U.S. government and agency securities and (iv) certain other types of securities that may help us reach our diversification, liquidity and other investment objectives.

Leverage

We use financial leverage to provide additional funds to support our investment activities. We may finance a portion of the purchase price of any real estate asset that we acquire with borrowings on short or long-term basis from banks, institutional investors and other lenders. Such borrowings may be secured by a mortgage or other security interest in some, or all, of our assets.

We calculate our leverage for reporting purposes as the outstanding principal balance of our borrowings divided by the fair value of our real property plus our investment in unconsolidated joint venture partnerships, cash and cash equivalents and debt-related investments (determined in accordance with our valuation procedures). Based on this methodology, our leverage was 28.3% as of December 31, 2020, as compared to 47.7% as of December 31, 2019. For purposes of determining the fair value of our real property, we will include the fair value of the properties that are part of the DST Program due to the master lease structure, including our purchase option. There are other methods of calculating our overall leverage ratio that may differ from this methodology, such as the methodology used in determining our compliance with corporate borrowing covenants. Our charter limits the aggregate amount we may borrow to an amount not to exceed 300% of our net assets or up to 75% of the aggregate cost of our real estate assets before non-cash reserves and depreciation, unless our board determines that a higher level is appropriate. For these purposes, net assets are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. Our current leverage target is between 50% and 60%. Although we intend to maintain the targeted leverage ratio over the near term, we may change our target leverage ratio from time to time. In addition, we may vary from our targeted leverage ratio from time to time, and there are no assurances that we will maintain our targeted range or achieve any other leverage ratio that we may target in the future. Our board of directors may from time to time modify our borrowing policy in light of then-current economic conditions, the relative costs of debt and equity capital, the fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.

There is no public trading market for shares of our common stock. On a limited basis, you may be able to have your shares redeemed through our share redemption program. While we may consider a Liquidity Event at any time in the future, we currently do not have a fixed time frame in which we intend to undertake such consideration and we are not obligated by our charter or otherwise to effect a Liquidity Event at any time. There can be no assurance that we will ever pursue a Liquidity Event. We believe that our structure as a non-exchange traded REIT that may continue to raise capital through a series of offerings with no targeted liquidity window enhances the potential to achieve our investment objectives by allowing us to acquire and manage our investment portfolio in a more flexible manner. We expect the structure to be beneficial to your investment, as we will not be limited by a pre-determined operational period and the need to provide a Liquidity Event at the end of that period. For purposes hereof, "Liquidity Event" includes, but is not limited to: (i) a listing of our common stock on a national securities exchange; (ii) our sale, merger or other transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company; and (iii) the sale of all or substantially all of our assets where our stockholders either receive, or have the option to receive, cash or other consideration.

DST Program

We, through the Operating Partnership, intend to initiate a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act of 1933, as amended, or the “Securities Act”

through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”).

Under the DST Program, each private placement will offer interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (the “DST Properties”). We anticipate that these interests may serve as replacement properties for investors seeking to complete like kind exchange transactions under Section 1031 of the Code. Additionally, underlying interests of properties that are sold to investors pursuant to such private placements will be leased back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units.

We expect that the DST Program will give us the opportunity to expand and diversify our capital raising and asset acquisition strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like kind exchange transactions under Section 1031 of the Code. We expect to use the net proceeds of these private placements to make investments in accordance with our investment strategy and policies, to provide liquidity to our investors and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what we deem to be the best use of such proceeds at such time.

In connection with the DST Program, Black Creek Industrial Exchange LLC (“BCIX”), a wholly-owned subsidiary of our taxable REIT subsidiary that is wholly-owned by the Operating Partnership, will enter into a dealer manager agreement with our Dealer Manager. Pursuant to the dealer manager agreement, the Dealer Manager agreed to conduct the private placements of up to $500 million of interests. BC Industrial Exchange Manager LLC (the “DST Manager”), a wholly-owned subsidiary of our Operating Partnership, will act, directly or through a wholly owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Industrial Exchange Advisor LLC (the “DST Advisor”), an affiliate of the Advisor.

Further, in connection with the DST Program, our affiliate, BCIX will maintain a loan program and may, upon request, provide loans (the “DST Investor Loans” and, each individually, a “DST Investor Loan”) to certain purchasers of the interests in the Delaware Statutory Trusts (the “DST Interests”) to finance a portion of the purchase price payable upon their acquisition of such interests (the “Purchase Price”). The DST Investor Loans will be made by a newly formed entity (the “BCIX Lender”), which will be affiliated with us, the Operating Partnership and the DST Manager.

Summary Risk Factors

An investment in shares of our common stock involves significant risks. See “Risk Factors” beginning on page 50. These risks include, among others:

●	There is no assurance that we will be able to achieve our investment objectives. We have experienced net loss, as defined by GAAP.
●	There is no public trading market for shares of our common stock, and we do not anticipate that there will be a public trading market for our shares, so redemption of shares by us will likely be the only way to dispose of your shares. Our share redemption program will provide you with the opportunity to request that we redeem your shares on a monthly basis, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, redemptions will be subject to available liquidity and other significant restrictions. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid, therefore you must be prepared to hold your shares for an indefinite length of time.
●	A portion of the proceeds received in this offering is expected to be used to satisfy redemption requests. Using the proceeds from this offering for redemptions will reduce the net proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.
●	The transaction price may not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less. The transaction price generally will be based on our most recently disclosed monthly NAV of each class of common stock (subject to material changes) and will not be based on any public trading market. Further, our board of directors may amend our NAV procedures from time to time. For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price per share would equal the transaction price of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription would be effective on the first calendar day of November. Conversely, if you wish to submit your shares for redemption in October, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of October. If accepted, your shares would be redeemed as of the last calendar day of October and, generally, the redemption price would equal the transaction price of the applicable class as of the last calendar day of September. Shares are subject to a 5.0% early redemption discount if they have been outstanding for less than one year. This deduction is referred to as an Early Redemption Deduction. In each of these cases, the NAV that is ultimately determined as of the last day of October may be higher or lower than the NAV as of the last day of September used for determining the transaction price. Therefore, the price at which you purchase shares may be higher than the current NAV per share at the time of sale and the price at which you redeem shares may be lower than the current NAV per share at the time of redemption.
●	The transaction price may not represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Further, it is possible that the annual appraisals of our properties may not be spread evenly throughout the year, and rapidly changing market conditions or material events may not be fully reflected in our monthly NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.
●	In connection with this offering, we incur fees and expenses which will decrease the amount of cash we have available for operations and new investments. In the future we may conduct other offerings of common stock (whether existing or new classes), preferred stock, debt securities or of interests in our Operating Partnership. We may also amend the terms of this offering. We may structure or amend such offerings to attract institutional investors or other sources of capital. The costs of this offering and future offerings may negatively impact our ability to pay distributions and your overall return.
●	Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from what we originally budgeted. For example, we expect to face lease expirations across our portfolio regularly, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property generally will be expected to drop, depending on the likelihood of a renewal or a new lease on similar terms.
●	Some of our executive officers, directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, the Dealer Manager, and/or other entities related to the Sponsor. As a result, they face conflicts of interest, including but not limited to conflicts arising from time constraints, allocation of investment and leasing opportunities and the fact that certain of the compensation the Advisor will receive for services rendered to us is based on our NAV, the procedures for which the Advisor assists our board of directors in developing, overseeing, implementing and coordinating. We expect to compete with certain affiliates of direct and indirect owners of the Sponsor for investments and certain of those entities may be given priority with respect to certain investment opportunities.
●	This is a “blind pool” offering; you will not have the opportunity to evaluate all of the investments we will make before we make them.
●	This is a “best efforts” offering and if we are unable to raise substantial funds, then we will be more limited in our investments.
●	We may change our investment policies without stockholder notice or consent, which could result in investments that are different from those described in this prospectus.
●	The amount of distributions we may make is uncertain. Distributions have been and may continue to be paid from sources other than cash flows from operating activities, including, without limitation, from borrowings, the sale of assets or offering proceeds. Our distributions may exceed our taxable income, which would represent a return of capital for tax purposes. A return of capital is a return of your investment rather than a return of earnings or gains and will be made after deductions of fees and expenses payable in connection with our offering. Some or all of our future distributions may be paid from these sources as well as from the sales of assets, cash resulting from a waiver or deferral of fees, and from our cash balances. There is no limit on distributions that may be made from these sources, however, our Advisor and its affiliates are under no obligation to defer or waive fees in order to support our distributions. The use of these sources for distributions may decrease the amount of cash we have available for new investments, share redemptions and other corporate purposes, and could reduce your overall return.
●	If we fail to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders.
●	Our use of leverage, such as mortgage indebtedness and other borrowings, increases the risk of loss on our investments.

Compensation to the Advisor and its Affiliates

The Advisor and its affiliates receive compensation and fees for services related to this offering and for the investment and management of our assets, subject to review and approval of a majority of our board of directors, including a majority of the independent directors. In addition, the Sponsor has been issued partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the “Special Units.” The Advisor is wholly-owned by the Sponsor. As described below, at the election of the Sponsor, the performance component of the advisory fee payable to the Advisor may be paid instead to the Sponsor as a performance participation allocation with respect to the Special Units.

Set forth below is a summary of the fees and expenses we expect to pay these entities. The estimated maximum amount that we may pay with respect to such fees and expenses is also set forth below (to the extent it can be determined at this time) and is presented based on the assumptions that (i) we sell the maximum offering amount, (ii) the maximum amount of commissions and fees are paid for each primary offering share, and (iii) there is no reallocation of shares between our primary offering and our distribution reinvestment plan. The allocation of amounts among the Class T shares, Class W shares and Class I shares assumes that 65% of the common shares sold in the primary offering are Class T shares, 10% are Class W shares and 25% are Class I shares. We have assumed what percentage of shares of each class will be sold based on discussions with the Dealer Manager and broker dealers, but there can be no assurance as to how many shares of each class will be sold.

See “Management Compensation” for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates and “The Operating Partnership Agreement” for a more detailed description of the Special Units. See “The Advisor and the Advisory Agreement—The Advisory Agreement” for a description of the reimbursements and other payments we will make to the Advisor for all of the expenses it incurs on our behalf. These expenses include the costs of all or a portion of the wages or other compensation of employees or other personnel incurred by the Advisor or its affiliates in performing certain services for us, including but not limited to the compensation payable to our principal executive officer and our principal financial officer, provided however, that we will not reimburse the Advisor if the Advisor receives a specific fee for the activities which generate such expenses. Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interest and other payments payable by us may increase or decrease during this offering or future offerings from those described below without the approval of our stockholders, if such revision is approved by a majority of our board of directors, including a majority of the independent directors.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Upfront Selling Commissions and Dealer Manager Fees—the Dealer Manager

The Dealer Manager will be entitled to receive upfront selling commissions of up to 2.0%, and dealer manager fees of up to 2.5%, of the offering price of Class T shares sold in the primary offering, however such amounts may vary at certain participating broker dealers provided that the sum will not exceed 4.5% of the offering price. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker dealers. No upfront selling commissions or dealer manager fees will be paid with respect to purchases of Class W shares, Class I shares or shares of any class sold pursuant to our distribution reinvestment plan.

Actual amounts will depend on the number of Class T shares sold and the offering price for each Class T share.

Upfront selling commissions will equal approximately $48,750,000 and upfront dealer manager fees will equal approximately $60,937,500, applying the assumptions set forth above and assuming that the offering price of each of our Class T shares remains constant at $10.6839 per share, which is the offering price per Class T share for subscriptions to be accepted as of May 1, 2021. The offering price will vary.

Distribution Fee—the Dealer Manager

Subject to FINRA limitations on underwriting compensation, we will pay the Dealer Manager distribution fees that accrue monthly and are calculated on outstanding Class T shares and Class W shares sold in the primary offering in an amount equal to 0.85% per annum and 0.50% per annum, respectively, of the NAV per Class T share or Class W share, respectively. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares.

The distribution fee will be payable monthly in arrears and will be paid on a continuous basis from year to year. The Dealer Manager will reallow (pay) or advance the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class W shares, referred to as servicing broker dealers. We do not pay annual distribution fees with respect to Class I shares, shares sold under our distribution reinvestment plan or shares received as stock dividends, although the amount of the annual distribution fee payable with respect to Class T shares and Class W shares sold in our primary offering will be allocated among all Class T shares and Class W shares, respectively, including those sold under our distribution reinvestment plan and those received as stock dividends.

Actual amounts will depend upon the number of shares of each class outstanding, our monthly NAV, and when shares are outstanding, and, therefore, cannot be determined at this time.

The distribution fees with respect to shares sold in this offering will equal $129,375,000 if we sell the maximum offering amount, applying the assumptions set forth above and assuming a constant NAV of $10.2031 per share, which is our NAV per share as of March 31, 2021. Our NAV per share will vary.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount

We will cease paying the distribution fees with respect to individual Class T and Class W shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T or Class W share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). We cannot predict if or when this will occur.

In addition, after termination of a primary offering registered under the Securities Act, each Class T or Class W share (i) sold in that primary offering, (ii) sold under a distribution reinvestment plan , and (iii) received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering. See “Description of Capital Stock—Common Stock” for additional information, including a description of the Applicable Conversion Rate.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Organization and Offering Expense Reimbursement—the Advisor or its affiliates, including the Dealer Manager

We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses as and when incurred. Expenses incurred in connection with this offering may include legal, accounting, printing, mailing and filing fees and expenses, bona fide due diligence expenses of participating broker dealers and investment advisers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, costs reimbursement for registered representatives of participating broker dealers to attend educational conferences sponsored by us or the Dealer Manager, fees to attend retail seminars sponsored by participating broker dealers, compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses, reimbursement of broker dealers for technology costs and expenses associated with offering and costs and expenses associated with the facilitation of the marketing and ownership of our shares by their participating customers, and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, but excluding upfront selling commissions, dealer manager fees and distribution fees.

After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering. Any organization and offering expenses reimbursed by us which are deemed underwriting compensation will be subject to the 10% limit on underwriting compensation imposed by FINRA.

Subject to FINRA limitations on underwriting compensation, in addition to the organization and offering expenses for which we will reimburse the Advisor, the Advisor may pay additional expenses that are considered underwriting compensation to the Dealer Manager (which may be reallowed, advanced or paid by the Dealer Manager to participating broker dealers) without reimbursement from us. See “Plan of Distribution—Underwriting Compensation—Other Compensation.”

We estimate our organization and offering expenses to be approximately $51,000,000 if we sell the maximum offering amount.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Advisory Fee—Fixed Component and Expense Reimbursements—the Advisor

As compensation for the asset management services it provides on our behalf, we pay the Advisor an advisory fee with a fixed component, payable monthly in arrears, that accrues monthly in an amount equal to 1/12th of 1.25% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by us or our affiliates for selling interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. In calculating the fixed component of our advisory fee, we use our NAV before giving effect to monthly accruals for the fixed and performance components of the advisory fee, distribution fees payable to our Dealer Manager, or distributions payable on our outstanding shares or OP Units held by third parties.

With respect to a disposition, we pay the Advisor an advisory fee equal to 1.0% of the total consideration paid and debt assumed and/or incurred in connection with the disposition or 1.0% of the gross market capitalization (reflective of total asset value) of the company (or applicable portion thereof) upon the occurrence of a listing, calculated in accordance with the terms of the Advisory Agreement. The term “disposition” shall include (a) a sale of any substantial portion of our assets, whether effectuated either directly or indirectly through the sale of any entity owning such assets, including, without limitation, us or the Operating Partnership, (b) any sale, merger, or other transaction resulting in a special distribution to our stockholders, including, without limitation, any transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, or (c) a listing or partial listing of our common stock on a national securities exchange. See “—Advisory Fee—Performance Component—the Advisor and the Sponsor” below for a description of how the fixed component will be calculated with respect to any partial calendar month for which it is payable.

Subject to certain limitations, we reimburse the Advisor for all of the costs it incurs in connection with the services it provides to us, including, without limitation, our allocable share of the Advisor’s overhead, which includes but is not limited to the Advisor’s rent, utilities and personnel costs; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, which services and fees are described in this table. See “The Advisor and the Advisory Agreement—The Advisory Agreement” for more details.

Actual amounts are dependent upon our Aggregate Fund NAV, the changes in NAV and actual expenses incurred and, therefore, cannot be determined at this time.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Advisory Fee—Performance Component—the Advisor and the Sponsor

In consideration for the asset management services the Advisor provides on our behalf, we also pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor elects to have the Performance Component paid instead to the Advisor as a fee, the Sponsor has the discretion to make this election with respect to all or any portion of the performance component of the advisory fee for a particular year.

This performance component of the advisory fee is calculated as the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year (the “Hurdle Amount”). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. In no event will the performance component of the advisory fee be less than zero. Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Sponsor or the Advisor, as applicable, will earn a performance component equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward.

The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees). If the performance component is being calculated with respect to a year in which we complete a Liquidity Event (if any), for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and the value per Fund Interest determined in connection with such Liquidity Event, as described in “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements.” The measurement of the change in NAV per Fund Interest for the purpose of calculating the annual total return amount is subject to adjustment by our board of directors to account for any dividend, split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions that our board of directors deems to be a return of capital if such changes are not already reflected in the Operating Partnership’s net assets.

Actual amounts depend upon our Aggregate Fund NAV, the distributions we pay and the changes in NAV and, therefore, cannot be calculated at this time.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount

The “loss carryforward” referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of the date of this prospectus. The fixed component and the performance component of the advisory fee will accrue monthly. The fixed component is payable monthly in arrears; provided that, with respect to a disposition, the fixed component is payable upon the occurrence of a listing of shares of our common stock on a national securities exchange or other disposition. The performance component of the advisory fee with respect to any calendar year is payable after the completion of the calculation of our NAV for December of such year. The fixed component shall be payable for each month in which the Advisory Agreement is in effect, even if the Advisory Agreement is in effect for a partial month. The performance component will be payable for each calendar year in which the Advisory Agreement is in effect, even if the Advisory Agreement is in effect for a partial year. The performance component of the advisory fee began to be calculated and accrued from and after the Company’s determination of the initial NAV per share. In the event the Advisory Agreement is terminated or its term expires without renewal, the partial period fixed component and performance component of the advisory fee will be due and payable upon the termination date.

In such event, for purposes of determining the “annual total return amount,” the change in NAV per Fund Interest will be determined based on a good faith estimate of what our NAV per Fund Interest would be as of that date (if our NAV had been calculated in accordance with our valuation policy); provided, that, if the Advisory Agreement is terminated with respect to a Liquidity Event, the performance component will be due and payable in connection with such Liquidity Event and the annual total return amount will be calculated as set forth above with respect to a year in which we complete a Liquidity Event. In addition, in the event the Operating Partnership commences a liquidation of its investments during any calendar year, the Sponsor or the Advisor, as applicable, will be paid the advisory fee from the proceeds of the liquidation and the performance component will be calculated at the end of the liquidation period prior to the distribution of the liquidation proceeds to the holders of OP Units.

If the fixed component or the performance component of the advisory fee is payable with respect to any partial month or partial calendar year, then the fixed component will be prorated based on the number of days elapsed during any partial calendar month, and the performance component will be calculated based on the annualized total return amount determined using the total return achieved for the period of such partial calendar year.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount

If the Sponsor does not elect on or before the first day of a calendar year to have it paid as a fee to the Advisor, then the performance component of the advisory fee will be paid as a distribution on the performance participation interest to the Sponsor, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the NAV per Class I OP Unit. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date.

Any such repurchase requests will not be subject to any Early Redemption Deduction under our share redemption program. In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible to the Operating Partnership although it will reduce the cash available for distribution to other OP Unitholders.

For a more comprehensive description of the performance component and related calculations, including an example of a calculation of the performance component, see “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements,” “The Advisor and the Advisory Agreement—The Advisory Agreement—Performance Component Calculation Example” and “The Operating Partnership Agreement—Operations.”

Development Fee—the Advisor

We pay the Advisor a development fee in connection with providing services related to the development, construction, improvement or stabilization, including tenant improvements, of development properties or overseeing the provision of these services by third parties on our behalf. The fee will be an amount that will be equal to 4.0% of total project cost of the development property (or our proportional interest therein with respect to real property held in joint ventures or other entities that are co-owned). If the Advisor engages a third party to provide development services, the third party will be compensated directly by us, and the Advisor will receive the development fee if it provides development oversight services. The total of all development fees and acquisition expenses paid by us cannot not exceed 6% of the contract purchase price or the total project cost (as applicable) of such real property unless the development fees in excess of such amount are approved by a majority of our board of directors, including a majority of the independent directors.

Actual amounts depend on the total project cost of the development properties and whether the Advisor will provide development oversight services and, therefore, cannot be determined at this time.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Fees from Other Services—the Advisor and Affiliates of the Advisor

We may retain the Advisor or certain of the Advisor’s affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures), construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor or the Advisor’s affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs incurred in providing the services.

Actual amounts depend on whether the Advisor or affiliates of the Advisor are actually engaged to perform such services.

In lieu of cash, the Advisor may elect to receive the payment of its fees and the reimbursement of its expenses in shares of our common stock or OP Units, in any class of its choice. Any such shares or OP Units will be valued at the NAV per share or OP Unit applicable to such shares or OP Units on the issue date. Such shares will not be subject to the Early Redemption Deduction under our share redemption program. The Operating Partnership will repurchase any such OP Units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such OP Units will be repurchased for shares of our common stock with an equivalent aggregate NAV.

The following table summarizes fees and expenses incurred in connection with our offerings and operations for services provided by the Dealer Manager, the Advisor, and its affiliates and any related amounts payable. This table includes amounts incurred for the years ended December 31, 2020, 2019 and 2018, as well as amounts payable as of December 31, 2020 and 2019.

	For the Years Ended			Payable as of
(in thousands)	December 31,			December 31, 2020	December 31, 2019
	2020	2019	2018
Selling commissions—the Dealer Manager	$22,433	$6,391	$4,372	$—	$—
Dealer manager fees—the Dealer Manager	16,757	5,306	4,430	—	—
Offering costs—the Advisor or its affiliates, including the Dealer Manager(1)	7,404	7,150	13,270	18,246	21,269
Distribution fees—the Dealer Manager(2)	39,127	12,545	7,938	46,084	16,856
Organization costs—the Advisor or its affiliates, including the Dealer Manager(1)	—	—	—	—	78
Advisory fee—fixed component	9,653	4,585	901	1,345	593
Advisory fee—performance component(3)	9,640	2,913	723	9,640	2,913
Acquisition expense reimbursements—the Advisor(4)	2,958	3,068	4,900	1,037	182
Other expense reimbursements—the Advisor(5)	3,003	1,963	1,195	539	473
Development fees—the Advisor (6)	24	—	—	24	—
Total	$110,999	$43,921	$37,729	$76,915	$42,364

(1)	Since January 1, 2020, we have reimbursed the Advisor for organization and offering costs that were incurred on our behalf through December 31, 2019. In January 2021, we paid the Advisor for the remaining organization and offering costs that had been incurred on our behalf through December 31, 2019. In addition, since January 1, 2020, we either pay directly or reimburse the Advisor for offering costs as and when incurred. As of December 31, 2020 and 2019, the Advisor had incurred $22.0 million and $21.3 million, respectively, of offering costs on our behalf.
(2)	The distribution fees are payable monthly in arrears. The monthly amount of distribution fees payable is included in distributions payable on the condensed consolidated balance sheets. Additionally, we accrue for future estimated trailing amounts payable based on the shares outstanding as of the balance sheet date, which are included in distribution fees payable to affiliates on the condensed consolidated balance sheets. The Dealer Manager will reallow (pay) or advance the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class W shares.
(3)	For the years ended December 31, 2019 and 2018, the performance component of the advisory fee was paid to the Sponsor in the form of Class I OP Units. On January 1, 2019, we issued 71,872 Class I OP Units to the Sponsor as payment for the 2018 performance component of the advisory fee and on February 1, 2020, we issued 289,074 Class I OP units to the Sponsor as payment for the 2019 performance component of the advisory fee. In each case, the number of Class I OP Units issued was determined using the NAV per unit most recently determined by our board of directors as of the date of issuance. The performance component of the advisory fee for the year ended December 31, 2020 was paid to the Sponsor in the form of 950,358 Class I OP Units on January 20, 2021.
(4)	Reflects amounts reimbursable to the Advisor for all expenses incurred by the Advisor and its affiliates on our behalf in connection with the selection, acquisition, development or origination of an asset. Beginning January 1, 2020, we either pay directly or reimburse the Advisor for such expenses.
(5)	Other expense reimbursements include certain general overhead and administrative expenses incurred in connection with the services provided to us under the Advisory Agreement, including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment.
(6)	Development fees are included in the total development project costs of the respective properties and are capitalized in construction in progress, which is included in net investment in real estate properties on the consolidated balance sheets.

Certain of the expense reimbursements described in the table above include a portion of the compensation expenses of officers and employees of the Advisor or its affiliates related to activities for which the Advisor does not otherwise receive a separate fee. Amounts incurred related to these compensation expenses for the years ended December 31, 2020, 2019 and 2018 were approximately $8.3 million, $7.0 million and $9.0 million, respectively. These amounts include a portion of the salary, bonus, and benefits of certain of our named executive officers. We reimbursed the Advisor approximately $66,000 for the period from August 12, 2020 to December 31, 2020 for a portion of the salary, bonus, and benefits of our principal financial officer, Scott A. Seager, for services provided to us. For the period from January 1, 2020 through August 11, 2020, we reimbursed the Advisor approximately $57,000 for a portion of the salary, bonus, and benefits of our former principal financial officer, Thomas G. McGonagle, for services provided to us. We also reimbursed the Advisor approximately $158,000 for the year ended December 31, 2020, and $6,000 for the period from December 10, 2019 to December 31, 2019 for a portion of the salary, bonus, and benefits of our principal executive officer, Jeffrey W. Taylor, for services provided to us. We reimbursed the Advisor approximately $65,000 and $61,000, respectively, for the year ended December 31, 2019, and $32,000 and $49,000, respectively, for the year ended December 31, 2018, for a portion of the salary, bonus and benefits of our former principal financial officer, Thomas G. McGonagle, and our former principal executive officer, Dwight L. Merriman III, for services provided to us. Our principal executive officer and principal financial officer provide services to and receive additional compensation from affiliates of our Advisor that we do not reimburse.

In addition, we paid the Advisor for property-level accounting services in the amount of approximately $603,000, $313,000 and $36,000 for the years ended December 31, 2020, 2019 and 2018, respectively. These payments were funded from a portion of the property management fees paid by customers at our properties, with the remainder of such property management fees paid to the third-party property managers for such properties. The portion of these payments by the customers that were passed through to our Advisor were related to property accounting services and are at or near market rates for the regions in which our properties are located.

As set forth in “The Advisor and the Advisory Agreement—Services Agreement” section of this prospectus, in addition to the fees we pay to the Advisor and its affiliates in connection with services they provide to us, the Advisor may, directly or indirectly (including, without limitation, through us or our subsidiaries), receive fees from our joint venture partners and co-owners of our properties for services provided to them with respect to their proportionate interests. For the period from July 16, 2020 through December 31, 2020, the BTC Partnerships incurred in aggregate approximately $6.2 million in acquisition and asset management fees, which were paid to affiliates of the Advisor pursuant to the respective service agreements. As of December 31, 2020, we had amounts due from the BTC Partnerships in aggregate of approximately $25,000 for partnership fees, which were recorded in due from affiliates on the consolidated balance sheets. See “The Advisor and The Advisory Agreement—The Advisory Agreement—Services Agreement.”

Expense Support Agreement

We entered into an Expense Support Agreement with the Operating Partnership and the Advisor in October 2016, which was subsequently amended as of July 1, 2017, January 1, 2019, and June 12, 2020, or the “Expense Support Agreement.” Pursuant to the Expense Support Agreement, the Advisor had agreed to defer certain fees and fund certain of our expenses, subject to the terms of the agreement. The Advisor was entitled to reimbursement of fees that it had deferred and expenses that it had paid, subject to certain conditions being met. The Expense Support Agreement expired on December 31, 2020.

The table below provides information regarding the fees deferred and expense support previously provided by the Advisor, pursuant to the Expense Support Agreement. As of December 31, 2020, the aggregate amount paid by the Advisor pursuant to the Expense Support Agreement was $27.1 million. Of this amount, total reimbursements to the Advisor were $27.1 million. As of December 31, 2020, all reimbursable amounts have been paid in their entirety, and there were no amounts remaining that were payable to or by the Advisor pursuant to the Expense Support Agreement.

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Fees deferred	$3,896	$3,895	$901
Other expenses supported	9,609	2,243	4,682
Total expense support from Advisor	13,505	6,138	$5,583
Reimbursement of previously deferred fees and other expenses supported	(13,505)	(13,606)	—
Total (reimbursement to) expense support from Advisor, net (1)	$—	$(7,468)	$5,583

(1)	As of December 31, 2020, there were no amounts that were payable to or by the Advisor. As of December 31, 2019, approximately $5.4 million was payable to the Advisor by us, and as of December 31, 2018, $0.7 million of expense support was payable to us by the Advisor.

Historical Company-Level Expenses

During the year ended December 31, 2020, we incurred certain company-level expenses at an annualized rate equal to approximately 3.10% of our average NAV. Such company-level expenses comprised (i) an advisory fee equal to an annualized 1.78% of our average NAV, which included a performance fee of 0.9%, (ii) general and administrative expenses equal to an annualized 0.64% of our average NAV and (iii) organization and offering costs equal to an annualized 0.68% of our average NAV. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $31 in these company-level expenses during 2020.

The information above should not be considered a representation of future company-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees.  Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses).

Conflicts of Interest

The Advisor and certain of its affiliates are subject to conflicts of interest in connection with the management of our business affairs, including the following:

●	The managers, directors, officers and other employees of the Advisor, its affiliates and related parties, must allocate their time between advising us and managing various other real estate programs and projects and business activities in which they may be involved, which may be numerous and may change as programs are closed or new programs are formed;
●	The compensation payable by us to the Advisor and its affiliates or related parties may not be on terms that would result from arm’s length negotiations between unaffiliated parties;
●	We may purchase assets from, sell assets to, or enter into business combinations involving certain affiliates of the Advisor (if approved by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction, as being fair and reasonable to us);
●	We cannot guarantee that the terms of any joint venture entered into with affiliated entities proposed by the Advisor will be equally beneficial to us as those that would result from arm’s length negotiations between unaffiliated parties;
●	We expect to compete with certain affiliates of direct or indirect owners of the Sponsor for certain investments, including Black Creek Diversified Property Fund Inc., or “DPF”, Black Creek Industrial Fund LP, or “BCIF”, and Build-To-Core Industrial Partnership III LLC, or “BTC III”. In addition, our affiliate provides certain acquisition and asset management services to DPF’s advisor with respect to industrial real property pursuant to a subadvisor relationship. As a result, the Advisor and its affiliates are subject to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending acquisitions on our behalf; certain of these entities may be given priority with respect to certain investment opportunities;
●	Regardless of the quality of the assets acquired, the services provided to us or whether we make distributions to our stockholders, the Advisor and its affiliates will receive certain fees in connection with transactions involving the purchase, management and sale of our investments;
●	The Advisor and the Dealer Manager and the Advisor are related parties. As a result, (i) we do not have the benefit of an independent dealer manager, and (ii) you do not have the benefit of an independent third-party review of this offering to the same extent as if the Dealer Manager was unrelated to the Advisor; and
●	The Advisor and parties related to, or affiliated with, the Advisor, including the Dealer Manager, will receive compensation from us. These compensation arrangements may cause these entities to take or not to take certain actions. For example, these arrangements may provide an incentive for the Advisor to sell or not sell assets, or engage or not engage in other transactions such as a merger or listing. Considerations relating to compensation from us to the Advisor and its affiliates or related parties could result in decisions that are not in your best interests, which could result in a decline in the value of your investment.

For a more detailed discussion of these conflicts of interest, see “Conflicts of Interest” beginning on page 180 of this prospectus.

Our UPREIT Structure

An Umbrella Partnership Real Estate Investment Trust, which we refer to as “UPREIT,” is a REIT that holds all or substantially all of its assets through a partnership in which the REIT holds an interest. We use this structure because, among other reasons, a sale of property directly to the REIT in exchange for cash or REIT shares, or a combination of cash and REIT shares, is generally a taxable transaction to the selling property owner. In an UPREIT structure, an owner of a property who desires to defer the taxable gain on the disposition of his property may transfer the property to the partnership in exchange for units in the partnership and generally defer taxation of gain until the transferor later sells the units in the partnership or exchanges them, normally on a one-for-one basis, for REIT shares. If the REIT shares are publicly traded, the former property owner will achieve liquidity for his investment. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise transfer their properties because of unfavorable tax results.

Our Operating Partnership

We own all of our assets directly or indirectly through our Operating Partnership or its subsidiaries. We contributed $200,000 that we received from the Advisor to make an investment of $200,000 in the Operating Partnership in exchange for 20,000 partnership units in the Operating Partnership, or “OP Units,” which represent our ownership interest as the general partner of the Operating Partnership. We have contributed, and expect to continue to contribute, the proceeds from our public offerings to the Operating Partnership in exchange for OP Units, which represent our ownership interest as a limited partner of the Operating Partnership. The Sponsor has invested $1,000 in the Operating Partnership as a limited partner and has been issued a separate class of OP Units which constitute the Special Units. The holders of OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

Our Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We currently have six members on our board of directors, four of whom are independent of us, the Advisor and our respective affiliates. Our board of directors has established an Audit Committee, an Investment Committee, a Nominating and Corporate Governance Committee and a Conflicts Resolution Committee. Our board of directors may also establish a Compensation Committee. The names and biographical information of our directors and officers are contained under “Management—Directors and Executive Officers.”

Our board of directors has adopted a delegation of authority policy and pursuant to such policy, has established a Combined Industrial Advisors Committee and delegated the authority for certain actions to the Combined Industrial Advisors Committee. The Combined Industrial Advisors Committee is not a committee of our board of directors.

The Advisor

The Advisor was formed as a Delaware limited liability company on August 12, 2014. In connection with our formation, the Advisor invested $200,000 in the Company in exchange for 20,000 shares of our Class A common stock, which were re-designated as Class I shares in May 2017. Pursuant to the terms of the Advisory Agreement, our Advisor manages our day-to-day operating and acquisition activities and implements our investment strategy. Under the Advisory Agreement, the Advisor must use reasonable efforts, subject to the oversight, review and approval of our board of directors, to, among other things, research, identify, review and make investments in and dispositions of investments on our behalf consistent with our investment policies and objectives. The Advisor performs its duties and responsibilities under the Advisory Agreement as a fiduciary of ours and our stockholders. The term of the Advisory Agreement is for one year, subject to renewals by mutual consent of the parties for an unlimited number of successive one-year periods. Our officers and our affiliated directors are all employees of an entity related to the Advisor.

The Sponsor

The Sponsor was formed as a Delaware limited liability company on August 12, 2014. The Sponsor contributed $1,000 to the Operating Partnership in connection with its formation. The Sponsor, which wholly-owns the Advisor, is presently directly or indirectly majority owned by the Principals and the Sponsor is jointly controlled by the Principals.

The Dealer Manager

The Dealer Manager is distributing the shares of our common stock offered hereby on a “best efforts” basis. The Dealer Manager is an entity related to the Advisor and is a member of FINRA. The Dealer Manager will coordinate our distribution effort and manage our relationships with participating broker dealers and financial advisors and provide assistance in connection with compliance matters relating to marketing this offering. Separately, the Dealer Manager has also been engaged by us to conduct the private placements of our DST Program.

Other Entities Related to the Advisor

In addition to the Advisor and the Dealer Manager, other entities related to the Advisor are involved in this offering and our operations. The DST Manager, a wholly owned subsidiary of our Operating Partnership, will act, directly or through a wholly owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to the DST Advisor, an affiliate of the Advisor. We and the Advisor have engaged BCG Advisors LLC, a registered investment advisor which we refer to as “BCG Advisors,” to provide non-discretionary advice and recommendations with respect to our investments in securities. Furthermore, we expect that we may enter into, and the Advisor expects that it may enter into, contractual arrangements with other related entities. We refer to each of the Advisor and other affiliates of the Advisor and Sponsor, as a “Sponsor affiliated entity” and we refer to each of the Dealer Manager and other parties related to the Advisor and the Sponsor as a “Sponsor related party” and collectively we refer to all of them as “Sponsor affiliated entities and related parties.”

Structure Chart

The chart below shows the relationships among certain Sponsor affiliated entities and related parties. The Sponsor, which owns the Advisor, is presently directly or indirectly majority owned by the Principals and the Sponsor and the Advisor are jointly controlled by the Principals. The Dealer Manager is presently directly or indirectly majority owned, controlled and/or managed by the Principals. As of the date of this prospectus, the Sponsor has not issued, but expects in the future to issue, equity or profits interests or derivatives thereof to certain of its employees, affiliated or other unaffiliated individuals, consultants or other parties. However, none of such transactions is expected to result in a change in control of the Sponsor. Percentage interests reflected in the chart are as of March 31, 2021.

Black Creek Industrial REIT IV Inc.
BCI IV Advisors Group LLC
Black Creek Capital Markets, LLC (the "Dealer Manager")
Dealer Manager Agreement
(Public Offering)
Common Stock <0.1%
BCI IV Advisors LLC (the "Advisor")
Advisory Agreement
General Partner (<0.001%) Limited Partner (>99.1%)
Advisory Agreement
Limited Partner (0.9%) and 100 Special Units
Dealer Manager Agreement (DST Program)
BCI IV Operating Partnership LP (the "Operating Partnership")
BC Exchange Advisor Group LLC
100%
100%
100%
100%
BCI IV TRS Corp.
BCI IV Executive Airport DC II Holdco LLC
100%
BCI IV Real Estate Portfolio Holdco LLC
BC Industrial Exchange Manager LLC (the "DST Manager")
Delegation and Assignment Agreement
BC Industrial Exchange Advisor LLC
100%
100%
100%
Black Creek Industrial Exchange LLC ("BCIX")
BCI IV BR LLC ("Baby REIT")
IPT Real Estate Holdco LLC
100%
BCIX 1031 Lender LLC (the "BCIX Lender")
Asset Owning Entities
Build-To-Core Industrial Partnership I LP
Build-To-Core Industrial Partnership II LP
(the "BTC Partnerships")*

*	We own minority ownership interests in the BTC Partnerships. See “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Joint Ventures” for further details.

The Offering

Pursuant to this prospectus, we will offer to the public all of the shares that we have registered. We intend to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. We intend to file a new registration statement on Form S-11 with the SEC upon the expiration of the registration statement of which this prospectus forms a part to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. In certain states, the registration of our offering may continue for only one year following the initial clearance by applicable state authorities, after which we intend to renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state). We reserve the right to terminate this offering at any time. Our board of directors, in its sole discretion, may determine from time to time during this offering to reclassify shares of our common stock, as permitted by our charter, in order to offer shares of one or more additional classes of common stock in this offering. Any additional class of common stock may be offered at a different price and may be subject to different fees and expenses than the shares currently being offered.

A summary of capital raised through our public offerings (including shares sold through the primary offering and distribution reinvestment plan (“DRIP”)), as of March 31, 2021, is as follows:

134
(in thousands)	Class T	Class W	Class I	Total
Amount of gross proceeds raised:
Primary offering	$1,422,797	$90,360	$36,828	$1,549,985
DRIP	46,295	2,546	1,205	50,046
Total offering	$1,469,092	$92,906	$38,033	$1,600,031
Number of shares issued:
Primary offering	135,197	8,975	3,677	147,849
DRIP	4,595	253	120	4,968
Stock dividends	—	6	3	9
Total offering	139,792	9,234	3,800	152,826

Estimated Use of Proceeds

Assuming that 65% of the primary offering gross proceeds come from sales of Class T shares, 10% of primary offering gross proceeds come from sales of Class W shares and 25% of primary offering gross proceeds come from sales of Class I shares, our management team expects to invest approximately 96.1% to 96.8% of the gross offering proceeds to acquire real property, debt and other investments and to pay the fees and expenses associated therewith, as described above. If all of our primary offering gross proceeds come from sales of Class T shares, we expect to invest approximately 94.5% to 95.6% of the gross offering proceeds. The actual percentage of offering proceeds used to make investments will depend on the number of primary shares sold and the number of shares sold pursuant to our distribution reinvestment plan as well as whether we sell more or less than we have assumed of any of the Class T shares, Class W shares or Class I shares. We have assumed what percentage of shares of each class will be sold based on discussions with the Dealer Manager and broker dealers, but there can be no assurance as to how many shares of each class will be sold. In addition, as noted below, until the net proceeds from our public offerings are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions. Therefore, some or all of our distributions may be paid from other sources, which may include the net proceeds from our public offerings. We have not established a cap on the amount of our distributions that may be paid from any of these sources.

Distribution Policy

We have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2017, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. In order to qualify as a REIT, among other requirements, we are generally required to distribute 90% of our annual REIT taxable income (determined without regard to the dividends paid deduction and our net capital gain or loss) to our stockholders. Prior to the third quarter of 2017, cash distributions were paid on a quarterly basis and were calculated for each day the stockholder had been a stockholder of record during such quarter. Beginning with the third quarter of 2017, cash distributions have been paid on a monthly basis and are calculated as of monthly record dates. Your distributions will accrue on the first record date after you become a record owner of our common stock, subject to our board of directors declaring a distribution for record owners as of such date. We accrue the amount of declared distributions as a liability on the record date, and such liability will be accounted for in determining the NAV. We reserve the right to adjust the periods during which distributions accrue and are paid. See “Description of Capital Stock—Distributions.”

From time to time, we may not generate sufficient cash flow from operations or funds from operations to fully fund distributions. Therefore, some or all of our cash distributions may be paid from other sources, such as cash flows from financing activities, which may include borrowings and net proceeds from primary shares sold in this offering, proceeds from the issuance of shares pursuant to our distribution reinvestment plan, cash resulting from a waiver or deferral of fees or expense reimbursements otherwise payable to the Advisor or its affiliates, cash resulting from the Advisor or its affiliates paying certain of our expenses, proceeds from the sales of assets, and from our cash balances. There is no limit on distributions that may be made from these sources, however, our Advisor and its affiliates are under no obligation to defer or waive fees in order to support our distributions. The amount of any distributions will be determined by our board of directors and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board.

We intend to continue to accrue and make distributions on a regular basis. For the year ended December 31, 2020, approximately 1.4% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 98.6% of our total gross distributions were funded from sources other than cash flows from operating activities, as determined on a GAAP basis; specifically 20.2% of our total gross distributions were paid from cash provided by expense support from the Advisor, 28.6% of our total gross distributions were funded with proceeds from financing activities and 49.8% of our total gross distributions were funded with proceeds from shares issued pursuant to our distribution reinvestment plan. For the year ended December 31, 2019, 8.9% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 91.1% of our total gross distributions were funded from sources other than cash flows from operating activities as determined on a GAAP basis; specifically 30.2% of our total gross distributions were paid from cash provided by expense support from the Advisor, 10.9% of our total gross distributions were funded with proceeds from financing activities and 50.0% of our total gross distributions were funded with proceeds from shares issued pursuant to our distribution reinvestment plan. Some or all of our future cash distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which include borrowings (including borrowings secured by our assets), proceeds from the issuance of shares pursuant to our distribution reinvestment plan, proceeds from sales of assets, cash resulting from a waiver or deferral of fees otherwise payable to the Advisor or its affiliates, interest income from our cash balances, and the net proceeds from primary shares sold in this offering. We have not established a cap on the amount of our cash distributions that may be paid from any of these sources. The amount of any cash distributions will be determined by our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board.

For the first quarter of 2021, our board of directors authorized monthly cash distributions to all common stockholders of record as of the close of business on the last business day of each month for the first quarter of 2021, or January 29, 2021, February 26, 2021 and March 31, 2021 (each a “distribution record date”). The distributions were authorized at a quarterly rate of (i) $0.13625 per Class I share of common stock and (ii) $0.13625 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable monthly with respect to such Class T shares and Class W shares. This quarterly rate is equal to a monthly rate of (i) $0.04542 per Class I share of common stock and (ii) $0.04542 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable with respect to such Class T shares and Class W shares. Cash distributions for each month of the first quarter of 2021 have been or will be paid in cash or reinvested in shares of our common stock for those electing to participate in our distribution reinvestment plan following the close of business on the respective distribution record date applicable to such monthly distributions.

There can be no assurances that the current distribution rate or amount per share will be maintained. In the near-term, we expect that we may need to continue to rely on sources other than cash flows from operations, as determined on a GAAP basis, to pay cash distributions, which if insufficient could negatively impact our ability to pay cash distributions.

The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the quarters ended as of the dates indicated below:

	Source of Distributions
($ in thousands)	Provided by Expense Support(1)		Provided by Operating Activities		Proceeds from Financing Activities		Proceeds from DRIP(2)		Gross Distributions(3)	Total Cash Flows from Operating Activities
2020
December 31,	$—	—%	$—	—%	$9,389	50.2%	$9,315	49.8%	$18,704	$(3,438)
September 30	—	—	344	2.0	8,209	48.3	8,451	49.7	17,004	344
June 30	7,904	50.3	—	—	—	—	7,812	49.7	15,716	16,854
March 31	4,534	44.6	547	5.4	—	—	5,077	50.0	10,158	1,816
Total	$12,438	20.2%	$891	1.4%	$17,598	28.6%	$30,655	49.8%	$61,582	$15,576
2019
December 31	$947	14.8%	$—	—%	$2,216	34.6%	$3,242	50.6%	$6,405	$(2,147)
September 30	1,776	31.2	1,057	18.5	—	—	2,866	50.3	5,699	4,019
June 30	2,120	45.2	256	5.5	—	—	2,319	49.4	4,695	957
March 31	1,295	36.6	503	14.2	—	—	1,744	49.2	3,542	3,624
Total	$6,138	30.2%	$1,816	8.9%	$2,216	10.9%	$10,171	50.0%	$20,341	$6,453

(1)	For the years ended December 31, 2020 and 2019, the Advisor provided expense support of $13.5 million and $6.1 million, respectively. Expense support from the Advisor used to pay distributions is presented above without the effect of our reimbursements to the Advisor of previously deferred fees and other expenses. We reimbursed the Advisor $13.5 million and $13.6 million during the years ended December 31, 2020 and 2019, respectively. See “Compensation to the Advisor and its Affiliates—Expense Support Agreement” for further detail on the expense support provided for the year ended December 31, 2020.
(2)	Stockholders may elect to have distributions reinvested in shares of our common stock through our distribution reinvestment plan.
(3)	Gross distributions are total distributions before the deduction of any distribution fees relating to Class T shares and Class W shares issued in the primary portion of our prior public offerings.

For the years ended December 31, 2020 and 2019, our cash flows provided by operating activities on a GAAP basis were $15.6 million and $6.5 million, respectively, as compared to our aggregate total gross distributions declared (which are paid in cash or reinvested in shares issued pursuant to our distribution reinvestment plan) of $61.6 million and $20.3 million, respectively. See “Prospectus Summary—Compensation to the Advisor and Affiliates—Expense Support Agreement” and “Management Compensation—Expense Support Agreement” for a description of the Expense Support Agreement.

We believe that our funds from operations, as defined by NAREIT, or “NAREIT FFO,” of $20.5 million, or $0.78 per share, as compared to the total gross distributions declared (which are paid in cash or reinvested in shares offered through our distribution reinvestment plan) of $87.1 million, or $2.30 per share, for the period from inception (August 12, 2014) to December 31, 2020, are not indicative of future performance as we recently initiated the acquisition phase of our life cycle. See “Selected Information Regarding Our Operations” for additional information concerning NAREIT FFO and a reconciliation of NAREIT FFO to our net income (loss) as determined on a GAAP basis.

Distribution Reinvestment Plan

You may choose to enroll as a participant in our distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after acceptance of your written notice. As a participant, the cash distributions attributable to the class of shares that you own will automatically be reinvested in additional shares of the same class. The cash distributions you receive will be reinvested in shares of our common stock at the transaction price in effect on the distribution date. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Our board of directors may amend, suspend or terminate the distribution reinvestment plan in its discretion at any time upon 10 days’ notice to you. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash.

Share Redemption Program

We expect that there will be no regular secondary trading market for shares of our common stock. While you should view your investment as long term with limited liquidity, we have adopted a share redemption program applicable to all shares of our common stock, whereby stockholders may receive the benefit of limited liquidity by presenting for redemption to us all or any portion of those shares in accordance with the procedures and subject to certain conditions and limitations described in “Description of Capital Stock—Share Redemption Program.” All references herein to classes of shares of our common stock do not include the OP Units issued by our Operating Partnership, unless the context otherwise requires.

While stockholders may request on a monthly basis that we redeem all or any portion of their shares pursuant to our share redemption program, we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, our ability to fulfill redemption requests is subject to a number of limitations. As a result, share redemptions may not be available each month. Under our share redemption program, to the extent we determine to redeem shares in any particular month, we will only redeem shares as of the last calendar day of that month (each such date, a “Redemption Date”). Redemptions will be made at the transaction price in effect on the Redemption Date, except that shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price. However, our board of directors has determined to waive the 5.0% Early Redemption Deduction for shares redeemed from February of 2021 through at least the end of September of 2021, even if the shares have been outstanding for less than one year. The Early Redemption Deduction may also be waived in certain circumstances including: (i) in the case of redemption requests arising from the death or qualified disability of the holder; (ii) in the event that a stockholder’s shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance; or (iii) with respect to shares purchased through our distribution reinvestment plan or received from us as a stock dividend. In addition, shares of our common stock acquired through the redemption of OP Units will not be subject to the Early Redemption Deduction. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. An investor may withdraw its redemption request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

Under our share redemption program, we may redeem during any calendar month shares whose aggregate value (based on the price at which the shares are redeemed) is 2% of our aggregate NAV as of the last calendar day of the previous quarter and during any calendar quarter whose aggregate value (based on the price at which the shares are redeemed) is up to 5% of our aggregate NAV as of the last calendar day of the prior calendar quarter.

Provided that the share redemption program has been operating and not suspended for the first month of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for that month will carry over to the second month. Also, provided that the share redemption program has been operating and not suspended for the first two months of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the redemption of shares with aggregate value (based on the redemption price per share for the month the redemption is effected) in excess of 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter (provided that for these purposes redemptions may be measured on a net basis as described in the paragraph below).

We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term “net redemptions” means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). Thus, for any given calendar quarter, the maximum amount of redemptions during that quarter will be equal to (1) 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter, plus (2) proceeds from sales of new shares in this offering (including purchases pursuant to our distribution reinvestment plan) since the beginning of the current calendar quarter. The same would apply for a given month, except that redemptions in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis. With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to “gross redemptions,” i.e., without netting against capital inflows, rather than to net redemptions. If redemptions for a given month or quarter are measured on a gross basis rather than on a net basis, the redemption limitations could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter. In order for our board of directors to change the application of the allocations and limitations from net redemptions to gross redemptions or vice versa, we will provide notice to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure redemptions on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.

If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.

Although the vast majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, we intend to maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from our public offerings and/or sales of our assets.

Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, then we may choose to redeem fewer shares than have been requested to be redeemed, or none at all. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. See “Description of Capital Stock—Share Redemption Program.”

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act.” For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Although these exemptions will be available to us, they will not have a material impact on our public reporting and disclosure. We are deemed a “non-accelerated filer” under the Securities Exchange Act of 1934, or the “Exchange Act,” and as a non-accelerated filer, we are permanently exempt from compliance with the auditor attestation requirements of

Section 404 of the Sarbanes-Oxley Act. In addition, because we have no employees, we do not have any executive compensation or golden parachute payments to report in our periodic reports and proxy statements.

We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an “emerging growth company” until the earliest to occur of (i)  the last day of the fiscal year during which our total annual revenues equal or exceed $1.0 billion (subject to adjustment for inflation), (ii) December 31, 2021, which is the last day of the fiscal year following the fifth anniversary of the date on which we accepted the first subscription in our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” under the Exchange Act.

Under the JOBS Act, emerging growth companies can also delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Investment Company Act of 1940 Exemption

We intend to conduct the operations of the Company and its subsidiaries so that none of them will be required to register as an investment company under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and that owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, or the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We conduct our businesses primarily through the Operating Partnership, a wholly-owned subsidiary, and expect to establish other direct or indirect majority-owned subsidiaries to carry out specific activities. Although we reserve the right to modify our business methods at any time, at the time of this offering our business primarily involves investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. We also may invest in other real estate investments such as real estate-related securities, and will otherwise be considered to be in the real estate business. Both we and the Operating Partnership intend to conduct our operations so that neither will hold investment securities in excess of the limit imposed by the 40% test and neither will be primarily engaged in or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Therefore, we expect that we and the Operating Partnership will not be subject to regulation as an investment company under the Investment Company Act. The securities issued to the Operating Partnership and to the Company by their respective wholly-owned or majority-owned subsidiaries that are neither investment companies nor relying on Sections 3(c)(1) or 3(c)(7) of the Investment Company Act, as discussed above, will not be investment securities for the purpose of the 40% test.

We may in the future organize special purpose subsidiaries of the Operating Partnership that will rely on Section 3(c)(7) for their Investment Company Act exclusion and, therefore, the Operating Partnership’s interest in each of these subsidiaries would constitute an “investment security” for purposes of determining whether the Operating Partnership satisfies the 40% test. However, as stated above, we expect that even in such a situation most of our other majority-owned subsidiaries will not meet the definition of investment company or, if they meet the definition, they will not rely on the exclusions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute more than 60% of our assets on an unconsolidated basis) will not constitute investment securities, and we expect to be able to conduct our operations so that we are not required to register as an investment company under the Investment Company Act, even if some special purpose subsidiaries do rely on Section 3(c)(7).

One or more of our subsidiaries or subsidiaries of the Operating Partnership may seek to qualify for an exclusion from the definition of investment company under the Investment Company Act pursuant to other provisions of the Investment Company Act, such as Section 3(c)(5)(C) which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests (i.e. actual interests in real estate and loans or liens actually backed by real estate) and an additional 25% of the entity’s portfolio consist of real estate-related interests (as such term has been interpreted by the staff of the SEC. We expect our subsidiaries to rely on guidance published by the SEC or the staff of the SEC or on our own analyses of guidance published with respect to other types of assets to determine which assets are qualifying interests and real estate-related interests.

In August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. Although the SEC and its staff have not taken any action as a result of such public comment process, there can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including the guidance of the SEC or its staff regarding this exclusion, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Any additional guidance could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

We will monitor our holdings and those of our subsidiaries to ensure continuing and ongoing compliance with these tests, and we will be responsible for making the determinations and calculations required to confirm our compliance with these tests. If the SEC or its staff does not agree with our determinations, we may be required to adjust our activities, those of the Operating Partnership, or other subsidiaries.

Qualification for these exclusions could affect our ability to acquire or hold investments, or could require us to dispose of investments that we might prefer to retain in order to remain qualified for such exclusions. Changes in current policies by the SEC and its staff could also require that we alter our business activities for this purpose. If we or our subsidiaries fail to maintain an exclusion from the Investment Company Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of shares of our common stock, the sustainability of our business model, and our ability to make distributions. See “Risk Factors” for a discussion of certain risks associated with the Investment Company Act.

Impact of COVID-19

During 2020, the global pandemic and resulting shut down of large parts of the U.S. economy created significant uncertainty and enhanced investment risk across many asset classes, including real estate. The extent of the impact on the commercial real estate sector continues to vary dramatically across real estate property types and markets, with certain property segments affected particularly harshly. While not immune to the effects of COVID-19, the industrial property sector continues to remain relatively resilient and we believe we are well-positioned to navigate this unprecedented period. For the year ended December 31, 2020, we raised over $968.6 million in equity capital. We believe that the increased pace at which we raised capital in early 2020, particularly in the first quarter, was primarily due to an influx of capital from Industrial Property Trust shareholders who determined to invest in our common shares following the completion of Industrial Property Trust’s asset sale in January 2020. However, we continued to see steady capital inflows from new investors who invested $440.4 million of new capital into the Company during the remainder of 2020. As of March 31, 2021, we had $2.2 billion in assets under management (calculated as fair value of investment in industrial properties and fair value of investment in unconsolidated joint venture partnerships, plus cash and cash equivalents), and our leverage ratio was approximately 26.9% (calculated as our total borrowings outstanding divided by the fair value of our real property plus our net investment in unconsolidated joint venture partnerships plus cash and cash equivalents). See “Liquidity and Capital Resources—Capital Resources and Uses of Liquidity—Offering Proceeds” for further information concerning capital raised during 2020 and our expectations regarding the pace of capital raising in the near term. As of March 31, 2021, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 134 industrial buildings totaling approximately 30.8 million square feet located in 23 markets throughout the U.S., with 212 customers, and was 84.5% occupied (90.8% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.8 years. During the year ended December 31, 2020, we leased approximately 3.2 million square feet, which included 2.2 million square feet of new and future leases and 1.0 million square feet of renewals, through 38 separate transactions with an average annual base rent of $6.82 per square foot. Future leases represent new leases for units that are entered into while the units are occupied by the current customer.

Our asset management teams are working directly with our customers to manage through these turbulent times. Many of our customers’ businesses have been disrupted and some of our more impacted customers are experiencing lost revenue. Our teams are working with these customers to ensure they take advantage of any available insurance and government stimulus programs, which may help them pay rent whether in full or in part. Where appropriate, we have restructured leases and may restructure additional leases to provide temporary rent relief needed by certain customers while positioning ourselves to recapture abated rent over time. Within our total portfolio, without adjusting for the effects of forbearance agreements, we received 98.7% of our rent originally payable for the year ended December 31, 2020, compared to average annual collections of over 99% prior to the pandemic. We have executed or agreed to such forbearance agreements with approximately 1.2% of our customers (based on annual gross rent). Within our total portfolio, we received 98.4% of our contractual rent for January and February as of March 1, 2021. Rent relief requests decreased in the third and fourth quarters of 2020 and did not have a material impact on our results of operations for the year ended December 31, 2020. We can provide no assurances that we will be able to continue to collect rent at the same level that we did prior to the pandemic. Furthermore, we can provide no assurances that we will be able to recover unpaid rent.

While the uncertain length and depth of the damage from business disruptions remain a significant risk, we believe our NAV as of December 31, 2020 currently reflects this uncertainty. During the third quarter of 2020, we experienced a reduction of deployment due to increased demand for industrial properties, as well as the effects of COVID-19. Deployment increased in the fourth quarter of 2020 with the acquisition of eight buildings in four markets. Going forward, the market disruption may continue to slow our pace of deployment further as sellers may be less willing to transact. Slower deployment of capital into income producing real estate further reduces near-term cash flow generated to cover our distributions to our stockholders and may cause us to reduce our NAV in future periods in the absence of asset appreciation or expense support from the Advisor. However, we believe our strong balance sheet and ability as an operator will allow us to be a patient buyer of assets in order to maximize long-term total return..

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Set forth below are some of the more frequently asked questions and answers relating to our structure, our management, our business and an offering of this type.

Questions and Answers Relating to our Structure, Management and Business

Q:WHAT IS A “REIT”?

A:In general, a REIT is a company that:

●	Offers the benefits of a diversified real estate portfolio under professional management;
●	Is required to make distributions to investors of at least 90% of its taxable income (excluding net capital gains) for each year and meet certain other qualification requirements;
●	Prevents the federal “double taxation” treatment of income that generally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on the portion of its net income that is distributed to the REIT’s stockholders; and
●	Combines the capital of many investors to acquire or provide financing for real estate assets.

Q:WHO IS BLACK CREEK GROUP?

A:

Black Creek Group is an experienced real estate investment management firm that, through its affiliates and sponsored funds and companies, has acquired and/or developed more than $23.3 billion of real estate assets through December 31, 2020. Over its more than 25-year history, Black Creek Group has sponsored 24 investment platforms, including 18 institutional and six retail funds, and managed a diverse spectrum of commercial real estate—including office, industrial, retail and multifamily. Black Creek Group sponsored companies offer a range of investment solutions for both institutional and wealth management channels.

Q:WHY DO YOU PLAN ON FOCUSING YOUR INVESTMENTS ON INDUSTRIAL PROPERTIES?

A:	We believe that ownership of industrial properties may have certain potential advantages relative to ownership of other classes of real estate, including but not limited to the following:
●	We believe that industrial properties generally exhibit lower rent volatility than other types of commercial real estate, resulting in greater revenue stability;
●	We believe that, because industrial properties are often leased on a net basis, meaning the customer undertakes to pay all the expenses of maintaining the leased property, typically including as insurance, taxes, utilities and repairs, the owner has limited cost responsibilities;
●	We believe that operating costs and capital improvement costs are generally lower for industrial properties;
●	We believe that, because industrial properties contain generic-use space, well-located buildings tend to better hold their value, with older buildings often earning rents more closely comparable to those of newer buildings;
●	We believe that value in the industrial sector is primarily driven by location and access to transportation infrastructure, not by aesthetics, which helps to significantly slow the pace of building obsolescence;

●	We believe that the diversity of customers in the industrial sector is broad and generally tracks the overall economy, reducing risk and providing greater cash flow stability; and
●	We believe that consumers’ continual demand for greater product selection and delivery methodologies (including e-commerce fulfillment) will drive the demand for additional industrial space.

We believe that based on these factors, among others, cash flows generated by industrial properties should exhibit greater stability and certainty than those generated by other types of real estate assets.

Although our management team believes that there may be certain advantages to investing in industrial properties, by focusing on industrial properties, we will not have the advantage of a portfolio of properties that is diversified across different property types. As a result, we will be exposed to risks or trends that have a greater impact on the market for industrial properties. These risks or trends may include, for example, the movement of manufacturing facilities to foreign markets which have lower labor or production costs, transportation or distribution trends which may change user demand for distribution space on a national or regional basis, and other economic trends or events which would cause industrial properties to under-perform other property types.

Q:WHAT IS THE EXPERIENCE OF THE ADVISOR’S MANAGEMENT TEAM?

A:

The key members of the Advisor’s management team include, in alphabetical order, Rajat Dhanda, David M. Fazekas, Andrea L. Karp, Brian R. Lange, Thomas G. McGonagle, Dwight L. Merriman III, Lainie P. Minnick, James R. Mulvihill, Taylor M. Paul, Scott W. Recknor, Scott A. Seager, Jeffrey W. Taylor, J. R. Wetzel, Joshua J. Widoff and Evan H. Zucker. The Advisor’s management team collectively has substantial experience, spanning an average of more than 20 years, in various aspects of acquiring, owning, managing, financing and operating commercial real estate across diverse property types, as well as in the asset allocation and investment management of real estate, debt and other investments.

Certain affiliates of the Sponsor, directly or indirectly through affiliated entities, have sponsored four public REITs including Keystone Property Trust (New York Stock Exchange (“NYSE”): KTR), (formerly known as American Real Estate Investment Corp.), which was acquired by ProLogis Trust (NYSE: PLD) in August 2004, DCT Industrial Trust Inc. (formerly known as Dividend Capital Trust Inc. and which we refer to herein as “DCT”) (NYSE: DCT), Industrial Income Trust Inc., or “IIT,” Industrial Property Trust, or “IPT,” and DPF. IPT was known as Industrial Property Trust Inc. until February 2020, when it converted, as a legal entity, from a Maryland corporation to a Maryland real estate investment trust. Owners of the Sponsor, directly or indirectly through affiliated entities, have also sponsored numerous private entities.

Collectively, as of December 31, 2020, the public and private real estate programs sponsored by certain direct and/ or indirect owners of the Sponsor, together with their affiliates and others, had raised approximately $18.1 billion of equity capital and equity capital commitments and had purchased interests in real properties and loans secured by real properties having combined acquisition and development costs of approximately $23.3 billion. Please see “Management—Directors and Executive Officers” and “The Advisor and The Advisory Agreement—The Advisor” for additional information concerning the experience of the Advisor’s management team.

Q:WHO WILL CHOOSE WHICH INVESTMENTS TO MAKE?

A:

The Advisor will choose which real property, debt and other investments to make based on specific investment objectives and criteria, including preserving and protecting our stockholders’ capital contributions, providing current income to our stockholders in the form of regular cash distributions and realizing capital appreciation upon the potential sale of our assets, and subject to the direction, oversight and approval of our board of directors, and under certain circumstances, our Investment Committee. If we are considering purchasing an investment from an affiliate, a majority of our board of directors (including a majority of our independent directors) will need to approve such investment.

Q:	WHAT IS THE LIQUIDITY EVENT HISTORY OF PROGRAMS SPONSORED BY YOUR ADVISOR?
A:

Certain affiliates and owners of the Advisor, directly or indirectly through affiliated entities, collectively or in various combinations, previously sponsored DCT, IIT, and IPT and currently sponsor DPF. Three of these four REITs have had a liquidity event. The following summary sets forth additional details with respect to each of these REITs.

DCT initially sold shares of its common stock to investors from February 2003 through January 2006 at share prices that ranged from $10.00 to $10.50 per share in various public offerings. DCT’s charter included an investment objective to provide its stockholders with liquidity within 10 years after the commencement of its initial public offering, which occurred in February 2003. DCT’s liquidity event occurred in December 2006, when DCT completed a listing on the NYSE at an offering price of $12.25 per share.

IIT sold shares of its common stock to investors from December 2009 through April 2012 at a share price of $10.00 per share in its initial public offering. IIT sold shares of its common stock pursuant to a follow-on offering from April 2012 through July 2013 at a share price of $10.40 per share. IIT announced an estimated NAV per share of its common stock of $11.04 as of December 31, 2014. IIT’s offering documents indicated an intention to consider alternatives to effect a liquidity event for its stockholders beginning seven to 10 years following the investment of substantially all of the net proceeds from its public offerings. On November 4, 2015, IIT completed its merger with and into Western Logistics II LLC, or “WL II,” an affiliate of Global Logistic Properties Limited, or “GLP,” in an all cash transaction valued at approximately $4.55 billion, subject to certain transaction costs. In connection with the closing, stockholders of IIT were paid a cash distribution of $10.56 per share, as well as a distribution of units of beneficial interest in the liquidating trust described below, or the “DC Industrial Liquidating Trust.” Academy Partners Ltd. Liability Company, or “Academy Partners,” is the former owner of the names “Industrial Income Trust Inc.,” “Industrial Income Trust” and “IIT,” which we refer to collectively as the “Trademarks,” and GLP (or its affiliate), which is unrelated to Academy Partners and its Dividend Capital Group LLC affiliates, is the present owner and source of services provided under the Trademarks. Concurrently with the closing of the merger, IIT transferred 11 properties that were under development or in the lease-up stage to DC Industrial Liquidating Trust, the beneficial interests in which were distributed to then-current IIT stockholders, with one unit being distributed for each share held. The DC Industrial Liquidating Trust units are illiquid. DC Industrial Liquidating Trust intends to sell such excluded properties. On August 3, 2017, the DC Industrial Liquidating Trust sold one of the excluded properties. On December 6, 2017, the DC Industrial Liquidating Trust sold the 10 remaining real estate properties to Black Creek Industrial Open End Fund OP LP. The properties sold constituted all of the real property owned by the DC Industrial Liquidating Trust. The aggregate purchase price received by the DC Industrial Liquidating Trust and its subsidiaries at the closing was $190.5 million, before giving effect to customary real estate prorations. The DC Industrial Liquidating Trust distributed $0.5509 net per unit of beneficial interest to unitholders on December 20, 2017.

DPF sold shares of its common stock to investors from January 2006 through September 2009 at a share price of $10.00 per share in two fixed-priced primary public offerings and from January 2006 through February 2011 at a share price of $9.50 per share pursuant to its distribution reinvestment plan. On July 12, 2012, DPF commenced a new ongoing public primary offering of three new classes of common stock with daily NAV based pricing. DPF announced an NAV per share of $7.5883 as of March 31, 2021. Subject to certain qualifications, DPF originally disclosed that it intended to effect a liquidity event in 2016 but has subsequently disclosed that it intends to operate as a perpetual life REIT with respect to purchasers of shares in its current offering.

IPT commenced its initial public offering of shares of its common stock in July 2013 at a share price of $10.00 per share. Its primary offering closed on June 30, 2017 and the offering pursuant to its distribution reinvestment plan was suspended in July 2019 in connection with its announcement of the transaction described below. On January 8, 2020, IPT completed the sale of all of its assets except for its minority interests in Build-To-Core Industrial Partnership I LP (the “BTC I Partnership”) and Build-To-Core Industrial Partnership II LP (the “BTC

II Partnership” and, together with the BTC I Partnership, the “BTC Partnerships”) to an affiliate of Prologis, Inc. (NYSE: PLD) (the “IPT Asset Sale”). Immediately following the completion of the IPT Asset Sale, each common shareholder received a special distribution from IPT in cash equal to such shareholder’s pro rata share of the net total consideration for the IPT Asset Sale, which was equal to $12.54 per share, without interest and less applicable withholdings and taxes (the “IPT Special Distribution”). Consistent with distributions historically made by IPT, the cash distribution actually paid to holders of shares of IPT’s Class T common stock were net of up to the aggregate amount of the distribution fees that would have been reallowed by the dealer manager for IPT’s public offering to the broker dealers who sold the shares, if the IPT Class T shares had remained outstanding. These remaining distribution fees were paid by IPT at a discounted rate following the closing of the IPT Asset Sale. The amount of remaining distribution fees deducted from the IPT Special Distribution paid with respect to each share of IPT Class T common stock was generally up to $0.17 per share, depending on how long a shareholder had held its shares of IPT Class T common stock. Following IPT’s payment of such remaining distribution fees, each share of IPT Class T common stock was converted to a share of IPT Class A common stock on a one-for-one basis. IPT converted from a Maryland corporation to a Maryland REIT in February 2020, and all shares of IPT’s Class A common stock were converted to IPT Class A common shares of beneficial interest on a one-for-one basis. Following the completion of the IPT Asset Sale and its subsequent conversion to a Maryland REIT, IPT’s shareholders continued to hold the same number of common shares as they held prior to the closing of the IPT Asset Sale. On July 15, 2020, we acquired IPT’s interests in the BTC Partnerships, comprised of 64 acquired or completed buildings and 18 buildings under construction or in the pre-construction phase, for $301.0 million in cash paid at closing, exclusive of due diligence expenses and other closing costs. In July 2020, IPT paid a final liquidating distribution of $1.1815 per share to its shareholders and terminated its existence.

Q:	HOW IS AN INVESTMENT IN SHARES OF OUR COMMON STOCK DIFFERENT FROM PUBLICLY TRADED REITs?
A:

While investing in REITs whose shares are listed on a national securities exchange is one alternative for investing in real estate, shares of listed REITs generally fluctuate in value with both the real estate market and with the stock market as a whole. We currently do not intend to list our shares for trading on a national securities exchange and, as such, an investment in shares of our common stock generally differs from listed REITs in the following ways:

●	The transaction price generally will be equal to our most recently disclosed monthly NAV per share for each class of our common stock, which will be based directly on the value of our assets and liabilities, while shares of listed REITs are priced by the public trading market, which generally causes a listed REIT’s stock price to fluctuate based on factors such as supply (number of sellers) and demand (number of buyers) of shares, based on shifting preferences among various sectors of the economy as well as other market forces, and such stock price may deviate from the net asset value of such listed REIT.
●	Industry benchmarks that track the value of direct investments in real estate properties as an asset class have demonstrated a low correlation with the benchmarks for traditional asset classes, such as publicly traded stocks and bonds, whereas in recent periods, listed REITs have demonstrated a high correlation with other publicly traded stocks.
●	An investment in our shares has limited or no liquidity and our share redemption program may be modified, suspended or terminated. In contrast, an investment in a listed REIT is a liquid investment, as shares can be sold on an exchange at any time.
●	Listed REITs are often self-managed, whereas our investment operations are managed by our Advisor.
●	Unlike the offering of a listed REIT, this offering has been registered in every state in which we are offering and selling shares. As a result, we include certain limits in our governing documents that are not typically provided for in the charter of a listed REIT. For example, our charter limits the fees we may pay to the Advisor and its affiliates, limits our ability to make certain investments, limits the aggregate amount we may borrow, requires our independent directors to approve certain actions and restricts the scope of indemnification of our directors, the Advisor and its affiliates. A listed REIT does not typically provide for these restrictions within its charter. A listed REIT is, however, subject to the governance requirements of the exchange on which its stock is traded, including requirements relating to its board of directors, audit committee, independent director oversight of executive compensation and the director nomination process, code of conduct, shareholder meetings, related party transactions, shareholder approvals, and voting rights. Although we expect to follow some of these same governance guidelines, there is no requirement that we do so.

Questions and Answers Relating to this Offering

Q:ARE THERE ANY RISKS INVOLVED IN BUYING SHARES OF OUR COMMON STOCK?

A:	An investment in shares of our common stock involves significant risks. These risks include, among others:
●	There is no assurance that we will be able to achieve our investment objectives. We have experienced net loss, as defined by GAAP.
●	There is no public trading market for shares of our common stock, and we do not anticipate that there will be a public trading market for our shares, so redemption of shares by us will likely be the only way to dispose of your shares. Our share redemption program will provide you with the opportunity to request that we redeem your shares on a monthly basis, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, redemptions will be subject to available liquidity and other significant restrictions. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid, therefore you must be prepared to hold your shares for an indefinite length of time.
●	A portion of the proceeds received in this offering is expected to be used to satisfy redemption requests. Using the proceeds from this offering for redemptions will reduce the net proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.
●	The transaction price may not accurately represent the value of our assets at any given time and the actual value of your investment may be substantially less. The transaction price generally will be based on our most recently disclosed monthly NAV of each class of common stock (subject to material changes) and will not be based on any public trading market. Further, our board of directors may amend our NAV procedures from time to time. For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price per share would equal the transaction price of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription would be effective on the first calendar day of November. Conversely, if you wish to submit your shares for redemption in October, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of October. If accepted, your shares would be redeemed as of the last calendar day of October and, generally, the redemption price would equal the transaction price of the applicable class as of the last calendar day of September. Shares are subject to a 5.0% Early Redemption Deduction if they have been outstanding for less than one year. However, our board of directors has determined to waive the 5.0% Early Redemption Deduction for shares redeemed from February of 2021 through at least the end of September of 2021, even if the shares have been outstanding for less than one year. In each of these cases, the NAV that is ultimately determined as of the last day of October may be higher or lower than the NAV as of the last day of September used for determining the transaction price. Therefore, the price at which you purchase shares may be higher than the current NAV per share at the time of sale and the price at which you redeem shares may be lower than the current NAV per share at the time of redemption.
●	The transaction price may not represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Further, it is possible that the annual appraisals of our properties may not be spread evenly throughout the year, and rapidly changing market conditions or material events may not be fully reflected in our monthly NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.
●	In connection with this offering, we incur fees and expenses which will decrease the amount of cash we have available for operations and new investments. In the future we may conduct other offerings of common stock (whether existing or new classes), preferred stock, debt securities or of interests in our Operating Partnership. We may also amend the terms of this offering. We may structure or amend such offerings to attract institutional investors or other sources of capital. The costs of this offering and future offerings may negatively impact our ability to pay distributions and your overall return.
●	Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from what we originally budgeted. For example, we expect to face lease expirations across our portfolio regularly, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property generally will be expected to drop, depending on the likelihood of a renewal or a new lease on similar terms.
●	Some of our executive officers, directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, the Dealer Manager, and/or other entities related to the Sponsor. As a result, they face conflicts of interest, including but not limited to conflicts arising from time constraints, allocation of investment and leasing opportunities and the fact that certain of the compensation the Advisor will receive for services rendered to us is based on our NAV, the procedures for which the Advisor assists our board of directors in developing, overseeing, implementing and coordinating. We expect to compete with certain affiliates of direct and indirect owners of the Sponsor for investments and certain of those entities may be given priority with respect to certain investment opportunities.
●	This is a “blind pool” offering; you will not have the opportunity to evaluate all of the investments we will make before we make them.
●	This is a “best efforts” offering and if we are unable to raise substantial funds, then we will be more limited in our investments.
●	We may change our investment policies without stockholder notice or consent, which could result in investments that are different from those described in this prospectus.
●	The amount of distributions we may make is uncertain. Distributions have been and may continue to be paid from sources other than cash flows from operating activities, including, without limitation, from borrowings, the sale of assets or offering proceeds. Our distributions may exceed our taxable income, which would represent a return of capital for tax purposes. A return of capital is a return of your investment rather than a return of earnings or gains and will be made after deductions of fees and expenses payable in connection with our offering. Some or all of our future distributions may be paid from these sources as well as from the sales of assets, cash resulting from a waiver or deferral of fees, and from our cash balances. There is no limit on distributions that may be made from these sources, however, our Advisor and its affiliates are under no obligation to defer or waive fees in order to support our distributions. The use of these sources for distributions may decrease the amount of cash we have available for new investments, share redemptions and other corporate purposes, and could reduce your overall return.
●	If we fail to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders.
●	Our use of leverage, such as mortgage indebtedness and other borrowings, increases the risk of loss on our investments.

Q:HOW DOES A “BEST EFFORTS” OFFERING WORK?

A:

When shares of common stock are offered to the public on a “best efforts” basis, the broker dealers participating in the offering are only required to use their best efforts to sell the shares of common stock. Broker dealers do not have a firm commitment or obligation to purchase any of the shares of our common stock.

Q:WHO CAN BUY SHARES OF COMMON STOCK IN THIS OFFERING?

A:

In general, you may buy shares of our common stock pursuant to this prospectus provided that you have either (i) a net worth of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth of at least $250,000. For this purpose, net worth does not include your home, home furnishings and personal automobiles. Generally, you must initially invest at least $2,000 in Class T shares or Class W shares of our common stock and $1,000,000 (unless waived by the Company) in Class I shares of our common stock. After you have satisfied the applicable minimum purchase requirement, additional purchases must be in increments of $500, except for purchases made pursuant to our distribution reinvestment plan. These minimum net worth and investment levels may be higher in certain states, so you should carefully read the more detailed description under “Suitability Standards” above.

Q:	WHAT ARE THE DIFFERENCES AMONG THE CLASS T, CLASS W AND CLASS I SHARES OF COMMON STOCK BEING OFFERED?
A:

The differences among our share classes relate to upfront selling commissions, upfront dealer manager fees and ongoing distribution fees. No upfront selling commissions or dealer manager fees will be paid with respect to Class W shares. No upfront selling commissions, dealer manager fees or distribution fees are paid with respect to Class I shares and any shares sold under our distribution reinvestment plan. Other than these differences, Class T shares, Class W shares and Class I shares have identical rights and privileges, including identical voting rights. As described below, you should consult with your financial professional regarding the classes of common stock you may be eligible to purchase before making your investment decision.

Assuming a constant NAV per share of $10.2031, which is our NAV per share as of March 31, 2021, the maximum upfront selling commissions and dealer manager fees are paid with respect to Class T shares and applicable distribution fees are paid with respect to Class T shares and Class W shares until the 8.5% total compensation limit described in “Plan of Distribution—Distribution Fees—Class T, Class W and Class I Shares” is reached, we expect that a one-time $10,000 investment in shares of each class would be subject to the following upfront selling commissions, dealer manager fees and distribution fees:

	Upfront Selling Commissions	Dealer Manager Fees	Annual Distribution Fees	Maximum Distribution Fees Over Life of Investment	Total Commissions and Fees (Length of Time Over Which They Are Paid)
Class T	$200	$250	$81	$400	$850	(4.9 years)
Class W	$0	$0	$50	$850	$850	(17 years)
Class I	$0	$0	$0	$0	$0

The ongoing distribution fees listed above are allocated on a class-specific basis and borne by all holders of the applicable class. The allocation of ongoing distribution fees on a class-specific basis results in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation procedures, the class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of each of our share classes is different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. See “Net Asset Value Calculation and Valuation Procedures” and “Description of Capital Stock—Distributions” for more information.

Our Class T shares, Class W shares and Class I shares are available for different categories of investors. Class T shares are available to the general public. Class W shares are generally available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class W shares, (ii) through participating broker dealers that have alternative fee arrangements with their clients to provide access to Class W shares, (iii) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker dealer that offers Class W shares, (iv) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (v) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (ii) by institutional accounts as defined by FINRA Rule 4512(c), (iii) through bank-sponsored collective trusts and bank-sponsored common trusts, (iv) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (v) through certain financial intermediaries that are not otherwise registered with or as a broker dealer and that direct clients to trade with a broker dealer that offers Class I shares, (vi) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (vii) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Dealer Manager and their immediate family members, officers and employees of the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, officers and employees of our joint venture partners and their immediate family members, consultants and other service providers, (viii) by participating broker dealers and their affiliates, including their officers, directors, employees, and registered representatives, as well as the immediate family members of such persons, as defined by FINRA Rule 5130, (ix) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (x) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. Before making your investment decision, please consult with your investment advisor regarding your account type and the classes of common stock you may be eligible to purchase.

Certain participating broker dealers may offer discounts, which would reduce upfront selling commissions and fees and would therefore increase the length of time required for selling commissions, dealer manager fees and distribution fees to reach 8.5% of gross proceeds. See “Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees.”

If you are eligible to purchase all three classes of shares, then in most cases you should purchase Class I shares, because Class I shares have no upfront selling commissions, dealer manager fees or distribution fees. Such fees are applicable to the other share classes and will reduce the NAV or distributions of the other share classes. If you are eligible to purchase Class T and Class W shares but not Class I shares, in most cases you should purchase Class W shares because Class W shares have no upfront selling commissions or dealer manager fees and lower annual distribution fees. Please consult with your financial professional before making your investment decision.

If we redeem a portion, but not all of the Class T shares or Class W shares held in a stockholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares or the Class W shares, as applicable, that were redeemed and those Class T shares or Class W shares, respectively, that were retained in the account. Likewise, if a portion of the Class T shares or the Class W shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares or the Class W shares, as applicable, that were transferred and the Class T shares or Class W shares, respectively, that were retained in the account.

Q:WHAT IS THE PURCHASE PRICE FOR EACH SHARE?

A:

Each class of shares will be sold at the then-current transaction price, which generally will be equal to the NAV per share of our common stock most recently disclosed by us, plus applicable upfront selling commissions and dealer manager fees. Although the transaction price will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees differ with respect to each class of shares.

We expect that any such update to the transaction price to reflect an adjustment to the monthly NAV per share would be infrequent. Such an adjustment may be appropriate (either positive or negative) to reflect the occurrence of an unexpected material property-specific event such as a termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or a significant capital market event that may cause the value of a wholly-owned property or properties to change by such a significant amount that the NAV, if recalculated based on this event, is likely to be materially different. For example, if a significant asset suffered catastrophic damage due to a natural disaster after the most recent determination of the monthly NAV, we may determine to adjust the NAV. Similarly, if the sole tenant at a significant asset renewed its lease subsequent to the determination of the monthly NAV, but the monthly NAV had been determined assuming that the lease would not be renewed, we may determine to adjust the NAV to reflect the renewal of the lease and the corresponding rental income. Further, if there was a significant vacancy at a significant asset at the time the monthly NAV had been determined and subsequent to the determination of the monthly NAV we leased the vacancy, we may determine to adjust the NAV to reflect the rental income resulting from the vacancy having been leased. Such NAV adjustments also may be appropriate to reflect the occurrence of broader market-driven events identified by the Advisor or the independent valuation firm which may impact more than a specific property. For example, if a major trade embargo were announced that would significantly adversely impact the ability to import goods, we may determine to adjust the NAV to reflect the estimated decrease in NAV caused by an anticipated lower demand for industrial warehouses and distribution centers to store and distribute imported goods. Further, rapidly changing market conditions or material events, such as, for example, a stock market crash, may not be immediately reflected in the most recently-determined monthly NAV and if we believe the NAV, if recalculated based on these events, is likely to be materially different, we may determine that an adjustment is necessary to reflect the estimated impact on the NAV. In the event that any such unexpected and extraordinary circumstances, a committee of the Advisor that oversees the determination of the monthly NAV would evaluate the materiality and would make a recommendation to the board of directors concerning any adjustment to the most recently-determined monthly NAV. The transaction price would only be adjusted upon the approval of a majority of the board of directors, including a majority of the independent directors.

Q:HOW DO YOU COMMUNICATE THE MONTHLY NAV PER SHARE?

A:

We communicate the monthly NAV per share as promptly as practicable by (i) posting our NAV per share for such month for each share class on our website, www.bcindustrialiv.com, and (ii) making our NAV per share for each share class available on our toll-free, automated telephone line, (888) 310-9352. Our NAV per share will be available generally within 15 calendar days after the end of the applicable month. In addition, we will disclose in a prospectus or prospectus supplement filed with the SEC the principal valuation components of our monthly NAV calculations.

Q:WILL I BE CHARGED SELLING COMMISSIONS OR OTHER UPFRONT FEES?

A:

If you purchase Class T shares in the primary offering, your Class T shares will be subject to selling commissions of up to 2.0%, and dealer manager fees of up to 2.5% of the offering price per share, however such amounts may vary at certain participating broker dealers provided that the sum will not exceed 4.5% of the offering price per share. Discounts are also available for certain purchases in the primary offering. See “Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees.”

Investors currently do not pay upfront selling commissions or dealer manager fees on Class I shares or Class W shares sold in our primary offering, when purchasing shares of any class pursuant to our distribution reinvestment plan, or when purchasing Class T shares sold through fee-based programs, also known as wrap accounts, or through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law.

Q:	WHAT IS THE TERM OR EXPECTED LIFE OF THIS OFFERING?
A:

Pursuant to this prospectus, we will offer to the public all of the shares that we have registered. We intend to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. We intend to file a new registration statement on Form S-11 with the SEC upon the expiration of the registration statement of which this prospectus forms a part to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. In certain states, the registration of this offering may continue for only one year following the initial clearance by applicable state authorities, after which we will apply to renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state).

We reserve the right to terminate this offering at any time. Our board of directors, in its sole discretion, may determine from time to time during this offering to reclassify shares of our common stock, as permitted by our charter, in order to offer shares of one or more additional classes of common stock in this offering. Any additional class of common stock may be offered at a different price and may be subject to different fees and expenses than the shares currently being offered.

Q:HOW DO I SUBSCRIBE FOR SHARES OF COMMON STOCK?

A:

Investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the most recently disclosed transaction price, plus applicable upfront selling commissions and dealer manager fees), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager or otherwise agreed to between the Dealer Manager and the applicable participating broker dealer). The transaction price generally will be equal to the most recently disclosed NAV per share of our common stock. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. See “How to Subscribe” for more details.

For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price per share will equal the transaction price of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription will be effective on the first calendar day of November. If you choose to purchase shares of our common stock in this offering, you are required to complete a subscription agreement in the applicable form for a specific number of shares of our common stock. You must pay for shares of our common stock at the time you subscribe. Certain participating broker dealers may require supplementary disclosure materials or additional forms or documentation. You should consult with your financial professional when purchasing shares. See “Plan of Distribution—Purchase of Shares.”

Q:MAY I WITHDRAW MY SUBSCRIPTION REQUEST ONCE I HAVE MADE IT?

A:

Yes. Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted. You may withdraw your purchase request by notifying the transfer agent, through your financial intermediary or directly on our toll-free, automated telephone line, (888) 310-9352.

Q:WHEN WILL MY SUBSCRIPTION BE ACCEPTED?

A:

Completed subscription requests will not be accepted by us before the later of (i) two business days before the first calendar day of each month and (ii) three business days after we make the transaction price (including any subsequent revised transaction price) publicly available by posting it on our website at www.bcindustrialiv.com and filing a prospectus supplement with the SEC (or in certain cases after we have delivered notice of such price directly to you as discussed above). As a result, you will have a minimum of three business days after the transaction price for that month has been disclosed to withdraw your request before you are committed to purchase the shares.

Q:WILL THE DISTRIBUTIONS I RECEIVE BE TAXABLE?

A:

Distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will generally be taxed as ordinary dividend income to the extent they are paid out of our current or accumulated earnings and profits. However, if we recognize a long-term capital gain upon the sale of one of our assets, a portion of our distributions may be designated and treated in your hands as a long-term capital gain. In addition, we expect that some portion of your distributions may not be subject to tax in the year received due to the fact that depreciation expense reduces taxable income as well as earnings and profits but does not reduce cash available for distribution. Amounts distributed to you in excess of our earnings and profits will reduce the tax basis of your investment and will not be taxable to the extent thereof, and distributions in excess of tax basis will be taxable as an amount realized from the sale of your shares of common stock. This, in effect, would defer a portion of your tax until your investment is sold or we are liquidated, at which time you may be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Q:MAY I REINVEST MY CASH DISTRIBUTIONS IN ADDITIONAL SHARES?

A:

Yes. You may choose to enroll as a participant in our distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. As a participant, the cash distributions attributable to the class of shares that you own will automatically be reinvested in additional shares of the same class. The cash distributions you receive will be reinvested in shares of our common stock at the transaction price in effect on the distribution date. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Our board of directors may amend, suspend or terminate the distribution reinvestment plan in its discretion at any time upon 10 days’ notice to you. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash. See “Description of Capital Stock—Distribution Reinvestment Plan” for more information regarding the reinvestment of distributions you may receive from us. For the complete terms of the distribution reinvestment plan, see Appendix B to this prospectus.

Q:CAN I REQUEST THAT MY SHARES BE REDEEMED?

A:

Yes. We expect that there will be no regular secondary trading market for shares of our common stock. While you should view your investment as long term with limited liquidity, we have adopted a share redemption program applicable to all shares of our common stock, whereby stockholders may receive the benefit of limited liquidity by presenting for redemption to us all or any portion of those shares in accordance with the procedures and subject to certain conditions and limitations described in “Description of Capital Stock—Share Redemption Program.” To the extent our board of directors determines that we have sufficient available cash for redemptions, we intend to redeem shares under our share redemption program on a monthly basis; however, our board of directors may determine from time to time to adjust the timing of redemptions or suspend, terminate or otherwise modify our share redemption program.

While stockholders may request on a monthly basis that we redeem all or any portion of their shares pursuant to our share redemption program, we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, our ability to fulfill redemption requests is subject to a number of limitations. As a result, share redemptions may not be available each month. Under our share redemption program, to the extent we determine to redeem shares in any particular month, we will only redeem shares as of the last calendar day of that month (each such date, a “Redemption Date”). Redemptions will be made at the transaction price in effect on the Redemption Date (which will generally be equal to our most recently disclosed monthly NAV per share), except that shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price. However, our board of directors has determined to waive the 5.0% Early Redemption Deduction for shares redeemed from February of 2021 through at least the end of September of 2021, even if the shares have been outstanding for less than one year. An Early Redemption Deduction may also be waived in certain circumstances including: (i) in the case of redemption requests arising from the death or qualified disability of the holder; (ii) in the event that a stockholder’s shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance; or (iii) with respect to shares purchased through our distribution reinvestment plan or received from us as a stock dividend. In addition, shares of our common stock acquired through the redemption of OP Units will not be subject to the Early Redemption Deduction. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. An investor may withdraw its redemption request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

The total amount of aggregate redemptions of Class T, Class W and Class I shares (based on the price at which the shares are redeemed) will be limited for each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and for each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter (subject to potential carry-over capacity).

We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term "net redemptions" means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to "gross redemptions," i.e., without netting against capital inflows, rather than to net redemptions, which could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter.

Although the majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, in order to provide liquidity to fund redemptions, we currently maintain, under normal operating circumstances and subject to any limitations and requirements relating to our qualification as a REIT, an allocation to a number of sources of liquidity including cash, cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities, liquid real estate-related securities and undrawn amounts under our corporate line of credit (“cash-related liquidity”), of 10% of our equity. We presently intend to maintain an allocation to sources of cash-related liquidity other than undrawn amounts under our corporate line of credit of at least 5% of our equity, and will maintain an undrawn amount under our corporate line of credit to cover any difference in our cash-related liquidity allocation, ensuring an allocation to cash-related liquidity of 10% of our equity. Borrowings under our current corporate line of credit may be used not only to fund our share redemption program, but also to fund acquisitions or for any other corporate purpose. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from this offering and/or sales of our assets.

Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, then we may choose to redeem fewer shares than have been requested to be redeemed, or none at all. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. See “Description of Capital Stock—Share Redemption Program.”

Q:WHEN WILL I GET MY DETAILED TAX INFORMATION?

A:	Stockholder tax information is reported on Form 1099. We intend to mail your Form 1099 tax information, if required, by January 31 of each year.

Q:WHERE CAN I FIND UPDATED INFORMATION REGARDING THE COMPANY?

A:

You may find updated information on the internet website, www.bcindustrialiv.com. Information contained in our website does not constitute part of this prospectus. In addition, as a result of the effectiveness of the registration statement of which this prospectus forms a part, we are subject to the informational reporting requirements of the Exchange Act and, under the Exchange Act, we will file reports, proxy statements and other information with the SEC. See “Additional Information” for a description of how you may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC.

Q:WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or the Dealer Manager:

Black Creek Capital Markets, LLC

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone: (303) 228-2200

Fax: (303) 228-2201

Attn: Steven Stroker, Chief Executive Officer

RISK FACTORS

Your purchase of our common stock involves a number of risks. You should specifically consider the following material risks before you decide to buy shares of our common stock.

RISKS RELATED TO INVESTING IN THIS OFFERING

There is no assurance that we will be able to successfully achieve our investment objectives; the prior performance of other Sponsor affiliated entities may not be an accurate barometer of our future results.

We may not be able to achieve our investment objectives. We have experienced net loss, as defined by GAAP. As a result, an investment in our shares of common stock may entail more risk than the shares of common stock of a real estate investment trust with a substantial operating history. In addition, you should not rely on the past performance of investments by other Sponsor affiliated entities to predict our future results. Our investment strategy and key employees may differ from the investment strategies and key employees of other Sponsor affiliated programs in the past, present and future.

Because we generally do not mark to market our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, or our associated interest rate hedges that are intended to be held to maturity, the realizable value of our company or our assets that are encumbered by debt may be higher or lower than the value used in the calculation of our NAV.

In accordance with our valuation procedures, our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity (which for fixed rate debt not subject to interest rate hedges may be the date near maturity at which time the debt will be eligible for prepayment at par for purposes herein), including those subject to interest rates hedges, are valued at par (i.e. at their respective outstanding balances). Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge is treated as one financial instrument, which is valued at par if intended to be held to maturity. As a result, the realizable value of our company or our assets that are encumbered by debt used in the calculation of our NAV may be higher or lower than the value that would be derived if such debt instruments were marked to market. For example, if we decide to sell one or more assets, we may re-classify those assets as held-for-sale, which could then have a positive or negative impact on our calculation of NAV to the extent any associated debt is definitively intended to be prepaid. In some cases such difference may be significant. This policy of valuing at par applies regardless of whether any given interest rate hedge is considered an asset or liability for GAAP purposes. We currently estimate the fair value of our debt (inclusive of associated interest rate hedges) that was intended to be held to maturity as of March 31, 2021 was $10.2 million higher than par for such debt in aggregate, meaning that if we used the fair value of our debt rather than par (and treated the associated hedge as part of the same financial instrument), our NAV would have been lower by approximately $10.2 million, or $0.06 per share, not taking into account all of the other items that impact our monthly NAV, as of March 31, 2021. As of March 31, 2021, we classified all of our debt as intended to be held to maturity.

There is no public trading market for the shares of our common stock and we do not anticipate that there will be a public trading market for our shares; therefore, your ability to dispose of your shares will likely be limited to redemption by us. If you do sell your shares to us, you may receive less than the price you paid.

There is no public market for the shares of our common stock and we currently have no obligation or plans to apply for listing on any public securities market. Therefore, redemption of the shares of our common stock by us will likely be the only way for you to dispose of your shares. We will redeem shares at a price equal to the transaction price on the last calendar day of the applicable month, and not based on the price at which you initially purchased your shares. We may redeem your shares if you fail to maintain a minimum balance of $2,000 of shares, even if your failure to meet the minimum balance is caused solely by a decline in our NAV. Since Class T shares are sold at the transaction price plus applicable upfront selling commissions and dealer manager fees, holders of Class T shares may receive less than the price they paid for their shares upon redemption by us. Subject to limited exceptions, holders of our common stock that have not held their shares for at least one year will be eligible for redemption at 95% of the transaction price on the redemption date, which will inure indirectly to the benefit of our remaining stockholders. As a result of this and the fact that our NAV will fluctuate, holders of our common stock may receive less than the price they paid for their shares upon redemption by us. See “Description of Capital Stock—Share Redemption Program.”

Our ability to redeem your shares may be limited. In addition, our board of directors may modify, suspend or terminate our share redemption program at any time.

Our share redemption program contains significant restrictions and limitations. For example, if holders of our common stock do not hold their shares for a minimum of one year, then they will only be eligible for redemption at 95% of the transaction price on the redemption date. We may redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption program, or none at all, in our discretion at any time. We may redeem fewer shares due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In addition, the total amount of aggregate redemptions of Class T, Class W, and Class I shares (based on the price at which the shares are redeemed) will be limited for each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and for each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter. With respect to the limitations described above, (i) provided that this share redemption program has been operating and not suspended for the first month of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for that month will carry over to the second month and (ii) provided that this share redemption program has been operating and not suspended for the first two months of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the redemption of shares with aggregate value (based on the redemption price per share for the month the redemption is effected) in excess of 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter (provided that for these purposes redemptions may be measured on a net basis as described in the paragraph below).

We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term “net redemptions” means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to “gross redemptions,” i.e., without netting against capital inflows, rather than to net redemptions, which could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter.

The vast majority of our assets will consist of properties which cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy redemption requests. Further, we may invest in real estate-related securities and other securities with the primary goal of maintaining liquidity in support of our share redemption program. Any such investments may result in lower returns than an investment in real estate assets, which could adversely impact our ability to pay distributions and your overall return. In addition, our board of directors may modify, suspend or terminate our share redemption program at any time in its sole discretion. As a result, your ability to have your shares redeemed by us may be limited, our shares should be considered as having only limited liquidity and at times may be illiquid. See “Description of Capital Stock—Share Redemption Program” for more information, including a description of the different limits and caps applicable to our share redemption program.

Our capacity to redeem shares may be further limited if we experience a concentration of investors.

The current limitations of our share redemption program are based, in part, on the number of outstanding shares. Thus, the ability of a single investor, or of a group of investors acting similarly, to redeem all of their shares may be limited if they own a large percentage of our shares. Similarly, if a single investor, or a group of investors acting in concert or independently, owns a large percentage of our shares, a significant redemption request by such investor or investors could significantly further limit our ability to satisfy redemption requests of other investors of such classes. Such concentrations could arise in a variety of circumstances, especially while we have relatively few outstanding shares. For example, we could sell a large number of our shares to one or more institutional investors, either in a public offering or in a private placement. In addition, we may issue a significant number of our shares in connection with an acquisition of another company or a portfolio of properties to a single investor or a group of investors that may request redemption at similar times following the acquisition.

Purchases and redemptions of our common shares will not be made based on the current NAV per share of our common stock.

We are offering shares of our common stock at the transaction price, plus applicable selling commissions and dealer manager fees. The transaction price generally will be equal to the NAV per share of our common stock most recently disclosed by us, however, we may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed NAV per share. The transaction price generally will be based on our most recently disclosed monthly NAV of each class of common stock (subject to material changes as described above) and will not be based on any public market. Further, our board of directors may amend our NAV procedures from time to time. For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price per share would equal the transaction price of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription would be effective on the first calendar day of November. Conversely, if you wish to submit your shares for redemption in October, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of October. If accepted, your shares would be redeemed as of the last calendar day of October and, generally, the redemption price would equal the transaction price of the applicable class as of the last calendar day of September, subject to a 5.0% reduction for early redemption of shares of our common stock that have not been outstanding for at least one year. In each of these cases, the NAV that is ultimately determined as of the last day of October may be higher or lower than the NAV as of the last day of September used for determining the transaction price. Therefore, the price at which you purchase shares may be higher than the current NAV per share at the time of sale and the price at which you redeem shares may be lower than the current NAV per share at the time of redemption.

In order to provide liquidity to fund redemptions, we currently intend to maintain a number of sources of aggregate liquidity including cash, cash equivalents, other short-term investments, U.S. government securities, agency securities, liquid real estate-related securities and undrawn amounts under our corporate line of credit of 10% of our equity. In addition, we may draw down amounts under our corporate line of credit. These measures may result in lower returns to you.

Although the majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, in order to provide liquidity to fund redemptions, we currently intend to maintain, under normal operating circumstances and subject to any limitations and requirements relating to our qualification as a REIT, a number of sources of liquidity including cash, cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities, liquid real estate-related securities and undrawn amounts under our corporate line of credit (“cash-related liquidity”) of 10% of our equity. In addition, we may draw down amounts under our corporate line of credit to cover any difference in our cash-related liquidity allocation, ensuring an allocation to cash-related liquidity of 10% of our equity. Our allocation of a portion of our equity to liquid investments may result in lower returns than if we had invested in additional properties and using borrowings for redemptions will reduce the funds available to retire debt or acquire additional properties, which may result in reduced profitability and restrict our ability to grow our NAV.

Economic events that may cause our stockholders to request that we redeem their shares may materially adversely affect our cash flow and our results of operations and financial condition.

Economic events affecting the U.S. economy, such as the general negative performance of the real estate sector, could cause our stockholders to seek to sell their shares to us pursuant to our share redemption program at a time when such events are adversely affecting the performance of our assets. The redemptions of Class T, Class W, and Class I shares are subject to the 2% and 5% limits (as described above) (subject to potential carry-over capacity). Even if we are able to and determine to satisfy all resulting redemption requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy redemption requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.

A portion of the proceeds raised in this offering is expected to be used to satisfy redemption requests, and such portion of the proceeds may be substantial.

We currently expect to use a portion of the proceeds from our public offering to satisfy redemption requests with respect to our share redemption program. Using the proceeds from our public offering for redemptions will reduce the net proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.

This is a “blind pool” offering and you will not have the opportunity to evaluate our future investments prior to purchasing shares of our common stock.

You will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments that we have not yet identified prior to purchasing shares of our common stock. You must rely on the Advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. We may invest in any asset class, including those that present greater risk than industrial assets. Because you cannot evaluate our future investments in advance of purchasing shares of our common stock, a “blind pool” offering may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

This is a “best efforts” offering and if we are unable to raise substantial funds, we will be limited in the number and type of investments we may make which could negatively impact an investment in shares of our common stock.

This offering is being made on a “best efforts” basis, whereby the broker dealers participating in the offering are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of the shares of our common stock. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified industrial portfolio. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to make distributions could be adversely affected. If we are unable to raise substantially more funds in this offering, we will be thinly capitalized and will make fewer investments in properties, and will more likely focus on making investments in loans and real estate related entities, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our property investments are located and the types of investments that we make. As a result, the likelihood increases that any single investment’s poor performance would materially affect our overall investment performance. As of March 31, 2021, we had raised gross proceeds of approximately $1.6 billion from the sale of approximately 152.8 million shares of our common stock in our prior public offerings, including shares issued pursuant to our distribution reinvestment plan.

Valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are estimates of value and may not necessarily correspond to realizable value.

The valuation methodologies that are used to value our properties and certain real estate-related assets involve subjective judgments regarding such factors as comparable sales, rental revenue and operating expense data, known contingencies, the capitalization or discount rate, and projections of future rent and expenses based on appropriate analysis. As a result, any valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are only estimates of current market value. Ultimate realization of the value of an asset or liability depends to a great extent on economic and other conditions beyond our control and the control of the Independent Valuation Advisor and other parties involved in the valuation of our assets and liabilities. Further, these valuations may not necessarily represent the price at which an asset or liability would sell, because market prices of assets and liabilities can only be determined by negotiation between a willing buyer and seller. Valuations used for determining our NAV also are generally made without consideration of the expenses that would be incurred in connection with disposing of assets and liabilities. Therefore, the valuations of our properties, our investments in real estate-related assets and our liabilities may not correspond to the timely realizable value upon a sale of those assets and liabilities. In addition, the value of our interest in any joint venture or partnership that is a minority interest or is restricted as to salability or transferability may reflect or be adjusted for a minority or liquidity discount. In determining the amount of such discount, consideration may be given to a variety of factors, including, without limitation, the nature and length of such restriction. As a result, the realizable value of our interest in joint ventures or partnerships used in the calculation of our NAV may be lower than the value that would be derived if a minority or liquidity discount had not been applied, which could then have a negative impact on our calculation of NAV. Similarly, if any such properties held in a joint venture or partnership in which we own a minority interest are transferred to us as part of a liquidation of the assets of the joint venture or partnership or other transaction resulting in our ownership of 100% of such properties, it could have a positive impact on the calculation of our NAV. In some cases, the impact may be significant. As an example, we estimate the fair value of our minority ownership interests in the BTC Partnerships as of March 31, 2021 would have been $37.5 million higher if a minority discount had not been applied, meaning that if we used the estimated fair value without the application of the minority discount, our NAV would have been higher by approximately $37.5 million, or $0.24 per share, not taking into account all of the other items that impact our monthly NAV, as of March 31, 2021. Because we are currently exploring strategic alternatives for BTC I, we have adjusted certain assumptions regarding the liquidity discount and currently anticipate that a portion of the total discount will be eliminated on or before June 30, 2021, thereby having a positive impact on our NAV, not taking into account all of the other items that impact our monthly NAV and may offset the impact of the partial elimination of the discount to some extent, such as transaction expenses associated with any strategic alternative.

In addition to being a month old when share purchases and redemptions take place, our NAV may not represent the then-current enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. There will be no retroactive adjustment in the valuation of such assets or liabilities, the price of our shares of common stock, the price we paid to redeem shares of our common stock or NAV-based fees we paid to the Advisor, the Sponsor and the Dealer Manager to the extent such valuations prove to not accurately reflect the true estimate of value and are not a precise measure of realizable value. Because the price you will pay for shares of our common stock in this offering, and the price at which your shares may be redeemed by us pursuant to our share redemption program, will generally be based on our monthly NAV per share, you may pay more than realizable value or receive less than realizable value for your investment.

In order to disclose a monthly NAV, we are reliant on the parties that we engage for that purpose, in particular the Independent Valuation Advisor and the appraisers that we hire to value and appraise our real estate portfolio.

In order to disclose a monthly NAV, our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV, including the engagement of independent third parties such as the Independent Valuation Advisor, to value our real estate portfolio on a monthly basis, and independent appraisal firms, to provide periodic appraisals with respect to our properties. We have also engaged a firm to act as the NAV Accountant and may engage other independent third parties or our Advisor to value other assets or liabilities. Although our board of directors, with the assistance of the Advisor, oversees all of these parties and the reasonableness of their work product, we will not independently verify our NAV or the components thereof, such as the appraised values of our properties. Our management’s assessment of the market values of our properties may also differ from the appraised values of our properties as determined by the Independent Valuation Advisor. If the parties engaged by us to determine our monthly NAV are unable or unwilling to perform their obligations to us, our NAV could be inaccurate or unavailable, and we could decide to suspend this offering and our share redemption program.

Our NAV is not subject to GAAP, is not independently audited and involves subjective judgments by the Independent Valuation Advisor and other parties involved in valuing our assets and liabilities.

Our valuation procedures and our NAV are not subject to GAAP and are not subject to independent audit. Additionally, we are dependent on our Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Advisor so that the information may be reflected in our real estate portfolio valuation. In addition, the implementation and coordination of our valuation procedures include certain subjective judgments of our Advisor, such as whether the Independent Valuation Advisor should be notified of events specific to our properties that could affect their valuations, as well as of the Independent Valuation Advisor and other parties we engage, as to whether adjustments to asset and liability valuations are appropriate. Accordingly, you must rely entirely on our board of directors to adopt appropriate valuation procedures and on the Independent Valuation Advisor and other parties we engage in order to arrive at our NAV, which may not correspond to realizable value upon a sale of our assets.

No rule or regulation requires that we calculate our NAV in a certain way, and our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures.

There are no existing rules or regulatory bodies that specifically govern the manner in which we calculate our NAV. As a result, it is important that our stockholders pay particular attention to the specific methodologies and assumptions we will use to calculate our NAV. Other public REITs may use different methodologies or assumptions to determine their NAV. In addition, each year our board of directors, including a majority of our independent directors, will review the appropriateness of our valuation procedures and may, at any time, adopt changes to the valuation procedures. If we acquire real property assets as a portfolio, we may pay a premium over the amount that we would pay for the assets individually. See “Net Asset Value Calculation and Valuation Procedures” for more details regarding our valuation methodologies, assumptions and procedures.

Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from what we originally budgeted.

It is possible that the annual appraisals of our properties may not be spread evenly throughout the year and may differ from the most recent monthly valuation. As such, when these appraisals are reflected in our Independent Valuation Advisor’s valuation of our real estate portfolio, there may be a sudden change in our NAV per share for each class of our common stock. Property valuation changes can occur for a variety of reasons, such as local real estate market conditions, rotation of different third-party appraisal firms, the financial condition of our customers, or lease expirations. For example, we expect to regularly face lease expirations across our portfolio, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property will be expected to drop depending on the likelihood of a renewal or a new lease on similar terms. Such a valuation drop can be particularly significant when closer to a lease expiration, especially for single tenant buildings or where an individual tenant occupies a large portion of a building. We will be at the greatest risk of these valuation changes during periods in which we have a large number of lease expirations as well as when the lease of a significant tenant is closer to expiration. Similarly, if a tenant will have an option in the future to purchase one of our properties from us at a price that is less than the current valuation of the property, then if the value of the property exceeds the option price, the valuation will be expected to decline and begin to approach the purchase price as the date of the option approaches. In addition, actual operating results may differ from what we originally budgeted, which may cause a sudden increase or decrease in the NAV per share amounts. We will accrue estimated revenues and expenses on a monthly basis based on actual leases and expenses in that month. On a periodic basis, we will adjust the revenues and expense accruals we estimated to reflect the revenues and expenses actually earned and incurred. We will not retroactively adjust the NAV per share of each class for any adjustments. Therefore, because actual results from operations may be better or worse than what we previously budgeted, the adjustment to reflect actual operating results may cause the NAV per share for each class of our common stock to increase or decrease.

New acquisitions may be valued for purposes of our NAV at less than what we pay for them, which would dilute our NAV.

Pursuant to our valuation procedures, the acquisition price of newly acquired properties will serve as the basis for our appraised value for the year of acquisition, and thereafter will be part of the rotating appraisal cycle such that they are appraised at least every calendar year. This is true whether the acquisition is funded with cash, equity or a combination thereof. However, the Independent Valuation Advisor always has the ability to adjust property valuations for purposes of our NAV from the most recent appraised value. Similarly, if the Independent Valuation Advisor believes that the purchase price for a recent acquisition does not reflect the current value of the property, the Independent Valuation Advisor has the ability to adjust the valuation for purposes of our NAV downwards immediately after acquisition. Even if the Independent Valuation Advisor does not adjust the valuation downwards immediately following the acquisition, when we obtain an appraisal on the property, it may not appraise at a value equal to the purchase price. Accordingly, the value of a new acquisition as established under our valuation procedures could be less than what we pay for it, which could negatively affect our NAV. Large portfolio acquisitions, in particular, may require a “portfolio premium” to be paid by us in order to be a competitive bidder, and this “portfolio premium” may not be taken into consideration in calculating our NAV. In addition, acquisition expenses we incur in connection with new acquisitions will negatively impact our NAV. We may make acquisitions (with cash or equity) of any size without stockholder approval, and such acquisitions may be dilutive to our NAV.

The NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable.

From time to time, we may experience events with respect to our investments that may have a material impact on our NAV. For example, and not by way of limitation, changes in governmental rules, regulations and fiscal policies, environmental legislation, acts of God, terrorism, social unrest, civil disturbances and major disturbances in financial markets may cause the value of a property to change materially. The NAV per share of each class of our common stock as published on any given month may not reflect such extraordinary events to the extent that their financial impact is not immediately quantifiable. As a result, the NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable, and the NAV per share of each class published after the announcement of a material event may differ significantly from our actual NAV per share for such class until such time as the financial impact is quantified and our NAV is appropriately adjusted in accordance with our valuation procedures. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

The realizable value of specific properties may change before the value is adjusted by the Independent Valuation Advisor and reflected in the calculation of our NAV.

Our valuation procedures generally provide that the Independent Valuation Advisor will adjust a real property’s valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made). We are dependent on our Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues, as well as positive events such as new lease agreements) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Advisor so that the information may be reflected in our real estate portfolio valuation. Events may transpire that, for a period of time, are unknown to us or the Independent Valuation Advisor that may affect the value of a property, and until such information becomes known and is processed, the value of such asset may differ from the value used to determine our NAV. In addition, although we may have information that suggests a change in value of a property may have occurred, there may be a delay in the resulting change in value being reflected in our NAV until such information is appropriately reviewed, verified and processed. For example, we may receive an unsolicited offer from an unrelated third party to sell one of our assets at a price that is materially different than the price included in our NAV. Or, we may be aware of a new lease, lease expiry, or entering into a contract for capital expenditure. Where possible, adjustments generally will be made based on events evidenced by proper final documentation. It is possible that an adjustment to the valuation of a property may occur prior to final documentation if the Independent Valuation Advisor determines that events warrant adjustments to certain assumptions (including probability of occurrence) that materially affect value. However, to the extent that an event has not yet become final based on proper documentation, its impact on the value of the applicable property may not be reflected (or may be only partially reflected) in the calculation of our NAV.

Our NAV and the NAV of your shares may be diluted in connection with this and future securities offerings.

In connection with this offering, we incur fees and expenses, which will decrease the amount of cash we have available for operations and new investments. In addition, because the prices of shares sold in this offering will be based on our monthly NAV per share, this offering may be dilutive if our NAV procedures do not fully capture the value of our shares and/or we do not utilize the proceeds accretively.

In the future we may conduct other offerings of common stock (whether existing or new classes), preferred stock, debt securities or of interests in our Operating Partnership. We may also amend the terms of this offering. We may structure or amend such offerings to attract institutional investors or other sources of capital. The costs of this offering and future offerings may negatively impact our ability to pay distributions and your overall return.

Interest rate changes may cause volatility in our monthly NAV.

In accordance with our valuation procedures, we generally will use the fair value of our assets and liabilities related to assets held for sale, if any, to determine our monthly NAV. The fair value of certain of our assets and such liabilities may be very sensitive to interest rate changes, such as fixed rate borrowings and interest rate hedges that are not intended to be held to maturity. As a result, changes in projected forward interest rates may cause volatility in our monthly NAV.

You will experience dilution in the net tangible book value of your shares equal to the upfront offering costs associated with your shares.

You will incur immediate dilution equal to the upfront costs of the offering associated with the sale of your shares, including with respect to Class T shares sold in the primary offering, upfront selling commissions and dealer manager fees, and with respect to all shares sold in the offering, organization and offering expenses. This means that investors who purchase our shares of common stock will pay a price per share that exceeds the amount available to us to purchase assets and therefore, the value of these assets upon purchase.

You may be at a greater risk of loss than the Sponsor or the Advisor since our primary source of capital is funds raised through the sale of shares of our common stock.

Because our primary source of capital is funds raised through the sale of shares of our common stock, any losses that may occur will be borne primarily by you, rather than by the Sponsor or the Advisor.

You will not have the benefit of an independent due diligence review in connection with this offering, which increases the risk of your investment.

Because the Advisor and the Dealer Manager are affiliates of, or otherwise related to, the Sponsor, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with a securities offering. This lack of an independent due diligence review and investigation increases the risk of your investment.

The performance component of the advisory fee is calculated on the basis of the overall investment return provided to holders of Fund Interests over a calendar year, so it may not be consistent with the return on your shares.

The performance component of the advisory fee is calculated on the basis of the overall investment return provided to holders of Fund Interests (i.e., our outstanding shares and OP Units held by third parties) in any calendar year such that the Sponsor (or the Advisor, if the Sponsor elects to have the performance component of the advisory fee paid to the Advisor) will earn a performance component of the advisory fee equal to the lesser of (1) 12.5%

of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the Hurdle Amount. Therefore, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Sponsor or the Advisor, as applicable, will earn a performance component equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward. The foregoing calculations are performed based on the weighted-average number of outstanding Fund Interests during the year and the weighted-average total return per Fund Interest. The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees). If the performance component is being calculated with respect to a year in which we complete a Liquidity Event (if any), for purposes of determining the “annual total return amount,” the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and the value per Fund Interest determined in connection with such Liquidity Event, as described in “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements.” The “loss carryforward” referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward was zero as of the effective date of the Advisory Agreement. Therefore, payment of the performance component of the advisory fee (1) is contingent upon the overall return to the holders of Fund Interests exceeding the Hurdle Amount plus the amount of any loss carryforward, (2) will vary in amount based on our actual performance and (3) cannot cause the overall return to the holders of Fund Interests for the year to be reduced below 5.0%.

As a result of the manner in which the performance component is calculated, as described above, the performance component is not directly tied to the performance of the shares you purchase, the class of shares you purchase, or the time period during which you own your shares. The performance component may be payable to the Advisor or the Sponsor even if the NAV of your shares at the time the performance component is calculated is below your purchase price, and the thresholds at which increases in NAV count towards the overall return to the holders of Fund Interests are not based on your purchase price. Because of the class-specific allocations of the ongoing distribution fee, which differ among classes, we do not expect the overall return of each class of Fund Interests to ever be the same. However, if and when the performance component of the advisory fee is payable, the expense will be allocated among all holders of Fund Interests ratably according to the NAV of their units or shares, regardless of the different returns achieved by different classes of Fund Interests during the year. Further, stockholders who redeem their shares during a given year may redeem their shares at a lower NAV per share as a result of an accrual for the estimated performance component of the advisory fee, even if no performance component is ultimately payable to the Advisor or the Sponsor for all or any portion of such calendar year. In addition, if the Sponsor or the Advisor earns the performance component of the advisory fee in any given year, neither of them will be obligated to return any portion of it based on our subsequent performance. See “The Advisor and the Advisory Agreement—The Advisory Agreement.”

The payment of fees and expenses to the Advisor and its affiliates and the Dealer Manager reduces the cash available for distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

The Advisor and the Dealer Manager perform services for us, including, among other things, the selection and acquisition of our investments, the management of our assets, the disposition of our assets, the financing of our assets and certain administrative services. We pay the Advisor and its affiliates and the Dealer Manager fees and expense reimbursements for these services, which will reduce the amount of cash available for further investments or distribution to our stockholders.

We will be required to pay substantial compensation to the Advisor and its affiliates or related parties, which may be increased or decreased during this offering or future offerings by a majority of our board of directors, including a majority of the independent directors.

Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interest and other payments that we will be required to pay to the Advisor and its affiliates or related parties may increase or decrease during this offering or future offerings from those described in the “Management Compensation” section if such change is approved by a majority of our board of directors, including a majority of the independent directors. For example, we recently made substantial changes to our agreements with the Advisor and the Dealer Manager. These payments to the Advisor and its affiliates or related parties will decrease the amount of cash we have available for operations and new investments and could negatively impact our ability to pay distributions and your overall return.

We may have difficulty completely funding our distributions with funds provided by cash flows from operating activities; therefore, we may use cash flows from financing activities, which may include borrowings and net proceeds from primary shares sold in this offering, proceeds from the issuance of shares under our distribution reinvestment plan, or other sources to fund distributions to our stockholders. The use of these sources to pay distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and/or potentially impact the value or result in dilution of your investment by creating future liabilities, reducing the return on your investment or otherwise.

Until the proceeds from this offering are fully invested, and from time to time thereafter, we may not generate sufficient cash flows from operating activities, as determined on a GAAP basis, to fully fund distributions to you. To date, we have funded, and expect to continue to fund, distributions to our stockholders, with cash flows from financing activities, which may include borrowings and net proceeds from primary shares sold in this offering, proceeds from the issuance of shares under our distribution reinvestment plan, proceeds from the sales of assets, or from our cash balances. Our charter does not prohibit our use of such sources to fund distributions. We may be required to fund distributions from a combination of some of these sources if our investments fail to perform as anticipated, if expenses are greater than expected or as a result of numerous other factors. We have not established a cap on the amount of our distributions that may be paid from any of these sources. Using certain of these sources may result in a liability to us, which would require a future repayment. For the year ended December 31, 2020, approximately 1.4% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 98.6% of our total gross distributions were funded from sources other than cash flows from operating activities; specifically, 20.2% of our total gross distributions were paid from cash provided by expense support from the Advisor, 28.6% of our total gross distributions were funded with proceeds from financing activities and 49.8% were funded with proceeds from the issuance of shares under our distribution reinvestment plan.

The use of the sources described above for distributions and the ultimate repayment of any liabilities incurred, as well as the payment of distributions in excess of our FFO, could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and reduce your overall return and adversely impact and dilute the value of your investment in shares of our common stock. To the extent distributions in excess of current and accumulated earnings and profits (i) do not exceed a stockholder’s adjusted basis in our stock, such distributions will not be taxable to a stockholder, but rather a stockholder’s adjusted basis in our stock will be reduced; and (ii) exceed a stockholder’s adjusted tax basis in our stock, such distributions will be included in income as long-term capital gain if the stockholder has held its shares for more than one year and otherwise as short-term capital gain.

In addition, the Advisor or its affiliates could choose to receive shares of our common stock or interests in the Operating Partnership in lieu of cash or deferred fees or the repayment of advances to which they are entitled, and the issuance of such securities may dilute your investment in shares of our common stock.

There is very limited liquidity for our shares of common stock. If we do not effect a Liquidity Event, it will be very difficult for you to have liquidity for your investment in shares of our common stock.

On a limited basis, you may be able to have your shares redeemed through our share redemption program. However, in the future we may also consider various Liquidity Events. There can be no assurance that we will ever seek to effect, or be successful in effecting, a Liquidity Event. Our charter does not require us to pursue a Liquidity Event or any transaction to provide liquidity to our stockholders. If we do not effect a Liquidity Event, it will be very difficult for you to have liquidity for your investment in shares of our common stock other than limited liquidity through any share redemption program.

We currently do not have research analysts reviewing our performance.

We do not have research analysts reviewing our performance or our securities on an ongoing basis. Therefore, we do not have an independent review of our performance and value of our common stock relative to publicly traded companies.

The availability and timing of cash distributions to our stockholders is uncertain.

We bear all expenses incurred in our operations, which are deducted from cash funds generated by operations prior to computing the amount of cash from operations available for distributions to our stockholders. In addition, there are ongoing distribution fees payable on Class T shares and Class W shares, which will reduce the amount of cash available for distribution to holders of Class T shares and Class W shares. Distributions could also be negatively impacted by the failure to deploy available cash on an expeditious basis, the inability to find suitable investments that are not dilutive to distributions, potential poor performance of our investments, an increase in expenses for any reason (including expending funds for redemptions in excess of the proceeds from our distribution reinvestment plan) and due to numerous other factors. Any request by the holders of our OP Units to redeem some or all of their OP Units for cash may also impact the amount of cash available for distribution to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such funds for working capital. There can be no assurance that sufficient cash will be available to make distributions to you or that the amount of distributions will increase and not decrease over time. Should we fail for any reason to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding any net capital gain), we would not qualify for the favorable tax treatment accorded to REITs.

If we internalize our management functions, the percentage of our outstanding shares of common stock owned by our other stockholders could be reduced, we could incur other significant costs associated with being self-managed, and any internalization could have other adverse effects on our business and financial condition.

At some point in the future, we may internalize the functions performed for us by the Advisor. The method by which we could internalize these functions could take many forms. We may hire our own group of executives and other employees or we may acquire the Advisor or its assets, including its existing workforce. Any internalization transaction could result in significant payments to the owners of the Advisor, including in the form of our stock which could reduce the percentage ownership of our then existing stockholders and concentrate ownership in the Sponsor. In addition, there is no assurance that internalizing our management functions will be beneficial to us and our stockholders. For example, we may not realize the perceived benefits because of the costs of being self-managed or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by the Advisor or its affiliates. Internalization transactions have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in real estate assets or to pay distributions.

If another investment program, whether sponsored by the Sponsor or otherwise, hires the current executives or key personnel of the Advisor in connection with an internalization transaction or otherwise, or if we were to internalize our management but cannot retain some or all of our current executives or key personnel of the Advisor, our ability to conduct our business may be adversely affected.

We will rely on key personnel of the Advisor to manage our day-to-day operating and acquisition activities. In addition, all of our current executives and other key personnel of the Advisor may provide services to one or more other investment programs, including other public investment programs sponsored or advised by affiliates of the Sponsor. These programs or third parties may decide to retain or hire some or all of our current executives and the Advisor’s other key personnel in the future through an internalization transaction or otherwise. If this occurs, we may not be able to retain some or all of our current executives and other key personnel of the Advisor who are most familiar with our business and operations, thereby potentially adversely impacting our business. If we were to effectuate an internalization of the Advisor, we may not be able to retain all of the current executives and the Advisor’s other key personnel or to maintain a relationship with the Sponsor, which also may adversely affect our ability to conduct our business.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of an investment in shares of our common stock.

Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets, provided that we may exceed this limit if a higher level of borrowing is approved by a majority of our independent directors. High debt levels could cause us to incur higher interest charges, could result in higher debt service obligations, could be accompanied by restrictive covenants, and generally could make us subject to the risks associated with higher leverage. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of an investment in shares of our common stock.

RISKS RELATED TO OUR GENERAL BUSINESS OPERATIONS AND OUR CORPORATE STRUCTURE

If we are delayed in finding or unable to find suitable investments, we may not be able to achieve our investment objectives and make distributions to our stockholders.

We could suffer from delays in identifying suitable investments due to, among other factors, competition we face for real property investments from other REITs and institutional investors, as well as from certain other entities sponsored or advised by affiliates of the Sponsor, which may have greater financial resources than we do, may be able to accept more risk than we can and may possess other significant competitive advantages over us, including a lower cost of capital. Because we are conducting this offering on a “best efforts” basis over time, our ability to commit to purchase specific assets will also depend, in part, on the amount of proceeds we have received at a given time. If we are delayed in finding or unable to find suitable investments, we may not be able to achieve our investment objectives, make distributions to you or continue to fund distributions from sources other than cash flows from operating activities. In addition, such delays in our ability to find suitable investments would increase the length of time that offering proceeds are held in short term liquid investments that are expected to only produce minimal returns.

We anticipate that our investments will continue to be concentrated in the industrial real estate sector and primarily in the largest distribution and logistics markets in the U.S., and our business could be adversely affected by an economic downturn in that sector or in those geographic areas.

We anticipate that our investments will continue to be concentrated in the industrial real estate sector and primarily in the largest distribution and logistics markets in the U.S. Such industry concentration may expose us to the risk of economic downturns in this sector, such as downturns that may result from economic uncertainty with respect to imports and international trade or changes to trade agreements, to a greater extent than if our business activities included investing a more significant portion of the net proceeds of this offering in other sectors of the real estate industry; and such market concentrations may expose us to the risk of economic downturns in these areas. As of December 31, 2020, 18.3%, 11.0%, 10.5% and 10.4% of our total annualized base rent of our consolidated and unconsolidated properties (assuming 100% ownership of our unconsolidated properties) was concentrated in the Southern California, Dallas, Pennsylvania, and New Jersey markets, respectively. As a result of this geographic concentration, our business is dependent on the economy in these markets generally, and on the respective markets for industrial property demand in particular, which could expose us to greater economic risks than if we were invested in a more geographically diverse portfolio. In addition, if our customers are concentrated in any particular industry, any adverse economic developments in such industry could expose us to additional risks. These concentration risks could negatively impact our operating results and affect our ability to make distributions to our stockholders.

Compliance with the SEC’s Regulation Best Interest by participating broker dealers may negatively impact our ability to raise capital in this offering, which would harm our ability to achieve our investment objectives.

Commencing June 30, 2020, broker dealers are required to comply with Regulation Best Interest, which, among other requirements, establishes a new standard of conduct for broker dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The impact of Regulation Best Interest on participating broker dealers cannot be determined at this time, and it may negatively impact whether participating broker dealers and their associated persons recommend this offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in this offering, it would harm our ability to further expand and diversify our portfolio of investments, as well as our ability to achieve our investment objectives.

We are dependent on customers for revenue and our inability to lease our properties or to collect rent from our customers will adversely affect our results of operations and returns to you.

Our revenues from property investments depend on the creditworthiness of our customers and would be adversely affected by the loss of or default by significant customers. Much of our customer base is comprised of non-rated and non-investment grade customers. As of December 31, 2020, our top five customers represented 22.8% of our total annualized base rent of our consolidated and unconsolidated properties (assuming 100% ownership of our unconsolidated properties), our top ten customers represented 31.7% of our total annualized base rent of our consolidated and unconsolidated properties (assuming 100% ownership of our unconsolidated properties) and there was one customer that individually represented more than 5.0% of our total annualized base rent of our consolidated and unconsolidated properties (assuming 100% ownership of our unconsolidated properties). Our results of operations are currently substantially dependent on our top customers, and any downturn in their businesses could have a material adverse effect on our operations. In addition, certain of our properties are occupied by a single customer, and as a result, the success of those properties depends on the financial stability of that customer. Lease payment defaults by customers could impact operating results, causing us to lower our NAV, reduce the amount of distributions to our stockholders, or could force us to find an alternative source of funding to pay any mortgage loan interest or principal, taxes, or other obligations relating to the property. In the event of a customer default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a lease is terminated, the value of the property may be immediately and negatively affected and we may be unable to lease the property for the rent previously received or at all or sell the property without incurring a loss.

A prolonged national or world-wide economic downturn or volatile capital market conditions could harm our operations, cash flows and financial condition and lower returns to you.

If disruptions in the capital and credit markets occur, they could adversely affect our ability to obtain loans, credit facilities, debt financing and other financing, or, when available, to obtain such financing on reasonable terms, which could negatively impact our ability to implement our investment strategy.

If these disruptions in the capital and credit markets should occur as a result of, among other factors, uncertainty, changing regulation, changes in trade agreements, reduced alternatives or additional failures of significant financial institutions, our access to liquidity could be significantly impacted. For example, customers and potential customers of our properties operate in industries including e-commerce, traditional retail, third-party logistics, warehousing and manufacturing, all of which may be adversely impacted by recently enacted and proposed changes to U.S. foreign trade policies, including tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other policies. Prolonged disruptions could result in us taking measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs could be arranged. Such measures could include deferring investments, reducing or eliminating the number of shares redeemed under our share redemption program and reducing or eliminating distributions we make to you.

We believe the risks associated with our business are more severe during periods of economic downturn if these periods are accompanied by declining values in real estate. For example, a prolonged economic downturn could negatively impact our property investments as a result of increased customer delinquencies and/or defaults under our leases, generally lower demand for rentable space, potential oversupply of rentable space leading to increased concessions, and/or tenant improvement expenditures, or reduced rental rates to maintain occupancies. Our operations could be negatively affected to a greater extent if an economic downturn occurs, is prolonged or becomes more severe, which could significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to you.

The current outbreak of the novel coronavirus, or COVID-19, has caused severe disruptions in the U.S. and global economy and will likely have an adverse impact on our financial condition and results of operations. This impact could be materially adverse to the extent the current COVID-19 outbreak, or future pandemics, cause customers to be unable to pay their rent or reduce the demand for commercial real estate, or cause other impacts described below.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 100 countries, including the United States. COVID-19 has also spread to every state in the United States. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19.

The outbreak of COVID-19 in many countries, including the United States, continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and, as cases of the virus have continued to be identified in additional countries, many countries, including the United States, have reacted by instituting quarantines and restrictions on travel.

Between March and May 2020, nearly all U.S. cities and states, including cities and states where our properties are located, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, restrictions on types of business that may continue to operate, and/or restrictions on types of construction projects that may continue. Beginning in early May 2020, parts of the U.S. began to ease the lockdown restrictions and allow for the reopening of businesses. The gradual reopening of retail, manufacturing, and office facilities came with required or recommended safety protocols. However, due to the continuation of new COVID-19 cases, these lockdown restrictions were reinstated in certain areas to varying degrees. Additionally, there is no assurance that the reopening of businesses, even if those businesses adhere to recommended safety protocols, will enable us or many of our customers to avoid adverse effects on our and our customers’ operations and businesses. The COVID-19 outbreak has had, and future pandemics could have, a significant adverse impact on economic and market conditions of economies around the world, including the United States, and has triggered a period of global economic slowdown or global recession.

The effects of COVID-19 or another pandemic could adversely affect us and/or our customers due to, among other factors:

●	the unavailability of personnel, including executive officers and other leaders that are part of the management team and the inability to recruit, attract and retain skilled personnel—to the extent management or personnel are impacted in significant numbers by the outbreak of pandemic or epidemic disease and are not available or allowed to conduct work—business and operating results may be negatively impacted;
●	difficulty accessing debt and equity capital on attractive terms, or at all—a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our and our customers’ ability to access capital necessary to fund business operations or replace or renew maturing liabilities on a timely basis, and may adversely affect the valuation of financial assets and liabilities, any of which could affect our ability to meet liquidity and capital expenditure requirements or have a material adverse effect on our business, financial condition, results of operations and cash flows;
●	an inability to operate in affected areas, or delays in the supply of products or services from the vendors that are needed to operate effectively;
●	customers’ inability to pay rent on their leases or our inability to re-lease space that is or becomes vacant, which inability, if extreme, could cause us to: (i) no longer be able to pay distributions at our current rates or at all in order to preserve liquidity and (ii) be unable to meet our debt obligations to lenders, which could cause us to lose title to the properties securing such debt, trigger cross-default provisions, or could cause us to be unable to meet debt covenants, which could cause us to have to sell properties or refinance debt on unattractive terms;

●	uncertainty related to whether the U.S. Congress or state legislatures will pass additional laws providing for additional economic stimulus packages, governmental funding, or other relief programs, whether such measures will be enacted, whether our customers will be eligible or will apply for any such funds, whether the funds, if available, could be used by our customers to pay rent, and whether such funds will be sufficient to supplement our customers' rent and other obligations to us;
●	an inability to ensure business continuity in the event our continuity of operations plan is not effective or improperly implemented or deployed during a disruption;
●	our inability to raise capital in our ongoing public offering, if investors are reluctant to purchase our shares;
●	our inability to deploy capital due to slower transaction volume which may be dilutive to stockholders; and
●	our inability to satisfy redemption requests and preserve liquidity, if demand for redemptions exceeds the limits of our share redemption program or ability to fund redemptions.

Because our property investments are located in the United States, COVID-19 continues to impact our properties and operating results given its continued spread within the United States reduces occupancy, increases the cost of operation, results in limited hours or necessitates the closure of such properties. In addition, quarantines, states of emergencies and other measures taken to curb the spread of COVID-19 may negatively impact the ability of such properties to continue to obtain necessary goods and services or provide adequate staffing, which may also adversely affect our properties and operating results.

Customers and potential customers of the properties we own operate in industries that are being adversely affected by the disruption to business caused by this global outbreak. Customers or operators have been, and may in the future be, required to suspend operations at our properties for what could be an extended period of time. Although a number of our customers requested rent deferrals in the second quarter of 2020, these requests significantly decreased in the third and fourth quarters. However, as a result of COVID-19 or another future pandemic, more customers may request rent deferrals or may not pay rent in the future. This could lead to increased customer delinquencies and/or defaults under leases, a lower demand for rentable space leading to increased concessions or lower occupancy, and/or tenant improvement expenditures, or reduced rental rates to maintain occupancies. Our operations could be materially negatively affected if the economic downturn is prolonged, which could adversely affect our operating results, ability to pay our distributions, our ability to repay or refinance our debt, and the value of our shares.

Although multiple vaccines have been approved for use, there is uncertainty as to when a sufficient portion of the population will be vaccinated such that restrictions and safety protocols can be relaxed. The rapid development and fluidity of this situation precludes any prediction as to the ultimate impact of COVID-19. The full extent of the impact and effects of COVID-19 on our future financial performance, as a whole, and, specifically, on our real estate property holdings are uncertain at this time. The impact will depend on future developments, including, among other factors, the duration of the outbreak, vaccine distribution, travel advisories and restrictions, the recovery time of the disrupted supply chains, the consequential staff shortages, and production delays, and the uncertainty with respect to the duration of the global economic slowdown. COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to our performance, financial condition, results of operations, cash flows, and value of our shares.

The current outbreak of COVID-19 and resulting impacts on the U.S. economy and financial markets has created extreme uncertainty and volatility with respect to the current and future values of real estate, and therefore our NAV per share, as well as the market value of our debt (including associated interest rate hedges). As a result, our NAV per share may not reflect the actual realizable value of our underlying properties at any given time or the market value of our debt (including associated interest rate hedges).

The current outbreak of COVID-19 and resulting impacts on the U.S. economy and financial markets have created extreme uncertainty and volatility with respect to the current and future values of real estate and real estate-related assets, borrowings and hedges. The recent COVID-19 pandemic is expected to continue to have a significant impact on local, national and global economies and has resulted in a world-wide economic slowdown. The fallout from the ongoing pandemic on our investments is uncertain; however, it has had a negative impact on the overall real estate market, with a particularly adverse impact on certain sectors, including hospitality, shopping malls, gaming, and student living. In addition, slower transaction volume may result in less data for assessing real estate values. This increases the risk that our NAV per share may not reflect the actual realizable value of our underlying properties at any given time, as valuations and appraisals of our properties and real estate-related assets are only estimates of market value as of the end of the prior month and may not reflect the changes in values resulting from the COVID-19 pandemic, as this impact is occurring rapidly and is not immediately quantifiable. To the extent real estate values decline after the date we disclose our NAV, whether due to the COVID-19 pandemic or otherwise, (i) we may overpay to redeem our shares, which would adversely affect the investment of non-redeeming stockholders, and (ii) new investors may overpay for their investment in our common stock, which would heighten their risk of loss. Furthermore, because we generally do not mark to market our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity or our interest rate hedges that are intended to be held to maturity, the realizable value of our company or our assets that are encumbered by debt may be higher or lower than the value used in the calculation of our NAV. This risk may be exacerbated by the current market volatility, which can lead to large and sudden swings in the fair value of our assets and liabilities. We currently estimate the fair value of our debt (inclusive of associated interest rate hedges) that was intended to be held to maturity as of March 31, 2021 was $10.2 million higher than par for such debt in aggregate, meaning that if we used the fair value of our debt rather than par (and treated the associated hedge as part of the same financial instrument), our NAV would be lower by approximately $10.2 million, or $0.06 per share, as of March 31, 2021.

Yields on and safety of deposits may be lower due to the extensive decline in the financial markets.

Until we invest the proceeds of the offerings in properties, debt and other investments, we generally plan to hold those funds in permitted investments. Subject to applicable REIT rules, such investments include money market funds, bank money market accounts and CDs or other accounts at third-party depository institutions. Continuous or unusual declines in the financial markets may result in a loss of some or all of these funds. In particular, during times of economic distress, money market funds have experienced intense redemption pressure and have had difficulty satisfying redemption requests. As such, we may not be able to access the cash in our money market investments. In addition, income from these investments is minimal.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

We will seek to diversify our excess cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities. However, the Federal Deposit Insurance Corporation generally only insures amounts up to $250,000 per depositor per insured bank. It is likely that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions substantially in excess of federally insured levels. If any of the banking institutions in which we deposit funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of your investment.

Non-traded REITs have been the subject of increased scrutiny by regulators and media outlets resulting from inquiries and investigations initiated by FINRA and the SEC. We could become the subject of scrutiny and may face difficulties in raising capital should negative perceptions develop regarding non-traded REITs. As a result, we may be unable to raise substantial funds which would negatively impact our business.

Our securities are sold primarily through the independent broker dealer channel (i.e., U.S. broker dealers that are not affiliated with money center banks or similar financial institutions). Governmental and self-regulatory organizations like the SEC and FINRA impose and enforce regulations on broker dealers, investment banking firms, investment advisers and similar financial services companies. Self-regulatory organizations, such as FINRA, adopt rules, subject to approval by the SEC that govern aspects of the financial services industry and conduct periodic examinations of the operations of registered investment dealers and broker dealers.

As a result of this increased scrutiny and accompanying negative publicity and coverage by media outlets, FINRA may impose additional restrictions on sales practices in the independent broker dealer channel for non-traded REITs, and accordingly we may face increased difficulty in raising capital in this offering. If we are unable to raise substantial funds in this offering, the number and type of investments we may make will be limited, which would negatively impact our overall business plan. If we become the subject of scrutiny, even if we have complied with all applicable laws and regulations, responding to such scrutiny could be expensive, harmful to our reputation, distracting to our management and may negatively impact our ability to raise capital.

Terrorist attacks and other acts of violence, civilian unrest or war may affect the markets in which we operate, our operations and our profitability.

Terrorist attacks and other acts of violence, civilian unrest, or war may negatively affect our operations and your investment. We may acquire real estate assets located in areas that are susceptible to attack. In addition, any kind of terrorist activity or violent criminal acts, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could have a negative effect on our business. These events may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the worldwide financial markets and economy. Increased economic volatility could adversely affect our customers’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices and have a material adverse effect on our financial condition, results of operations and ability to pay distributions to you.

Our business could suffer in the event the Advisor, the Dealer Manager, our transfer agent or any other party that provides us with services essential to our operations experiences system failures or cyber incidents or a deficiency in cybersecurity.

The Advisor, the Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations are vulnerable to service interruptions or damages from any number of sources, including computer viruses, malware, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that may include, but is not limited to, gaining unauthorized access to systems to disrupt operations, corrupt data, steal assets or misappropriate company funds and/or confidential information, including, for example, confidential information regarding our stockholders. As reliance on technology in our industry has increased, so have the risks posed to our systems, both internal and those we have outsourced. In addition, the risk of cyber incidents has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Cyber incidents may be carried out by third parties or insiders, including by computer hackers, foreign governments and cyber terrorists, using techniques that range from highly sophisticated efforts to more traditional intelligence gathering and social engineering aimed at obtaining information. The remediation costs and lost revenues experienced by a victim of a cyber incident may be significant and significant resources may be required to repair system damage, protect against the threat of future security breaches or to alleviate problems, including reputational harm, loss of revenues and litigation, caused by any breaches. There also may be liability for any stolen assets or misappropriated company funds or confidential information. Any material adverse effect experienced by the Advisor, the Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations could, in turn, have an adverse impact on us.

Our board of directors determines our major policies and operations which increases the uncertainties faced by you.

Our board of directors determines our major policies, including our policies regarding acquisitions, dispositions, financing, growth, debt capitalization, REIT qualification, listing, redemptions and distributions. Our board of directors may amend or revise these and other policies without providing notice to or obtaining the consent of our stockholders, which could result in investments that are different than those described in this prospectus. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board of directors’ broad discretion in setting policies and your inability to exert control over those policies increases the uncertainty and risks you face, especially if our board of directors and you disagree as to what course of action is in your best interests.

Our board of directors adopted a delegation of authority policy and pursuant to such policy, has established the Combined Industrial Advisors Committee, which is not a committee of our board of directors, but consists of certain of our officers and officers of the Advisor. Our board of directors has delegated to the Combined Industrial Advisors Committee certain responsibilities with respect to certain acquisition, disposition, leasing, capital expenditure and borrowing decisions, which may result in our making riskier investments and which could adversely affect our results of operations and financial condition.

Our board of directors has delegated to the Combined Industrial Advisors Committee the authority to execute certain transactions and make certain decisions on our behalf. The Combined Industrial Advisors Committee has the authority to approve certain transactions, including acquisitions, dispositions and leases, as well as to make decisions with respect to capital expenditures and borrowings, in each case so long as such investments and decisions meet certain board-approved parameters (that include limitations regarding the dollar amount of the transactions, among others) and are consistent with the requirements of our charter. There can be no assurance that the Combined Industrial Advisors Committee will be successful in applying any strategy or discretionary approach to our investment activities pursuant to this delegation of authority. Our board of directors will review the investment decisions made pursuant to this delegation of authority periodically. The prior approval of our board of directors or a committee of our independent directors will be required as set forth in our charter (including for transactions with affiliates of the Advisor) or for transactions or decisions that are outside of the board-approved parameters placed on this delegation of authority. Transactions entered into and decisions made by the Combined Industrial Advisors Committee on our behalf may be costly, difficult or impossible to unwind if our board of directors later reviews them and determines that they should not have been entered into or made.

Tax protection agreements could limit our ability to sell or otherwise dispose of property contributed to the Operating Partnership.

In connection with contributions of property to the Operating Partnership, our Operating Partnership may enter into a tax protection agreement with the contributor of such property that provides that if we dispose of any interest in the contributed property in a taxable transaction within a certain time period, subject to certain exceptions, we may be required to indemnify the contributor for its tax liabilities attributable to the built in gain that exists with respect to such property interests, and the tax liabilities incurred as a result of such tax protection payment. Therefore, although it may be in our stockholders’ best interests that we sell the contributed property, it may be economically prohibitive for us to do so because of these obligations.

Tax protection agreements may require our Operating Partnership to maintain certain debt levels that otherwise would not be required to operate our business.

Under a tax protection agreement, our Operating Partnership may provide the contributor of property the opportunity to guarantee debt or enter into a deficit restoration obligation. If we fail to make such opportunities available, we may be required to deliver to such contributor a cash payment intended to approximate the contributor’s tax liability resulting from our failure to make such opportunities available to that contributor and the tax liabilities incurred as a result of such tax protection payment. These obligations may require the Operating Partnership to maintain more or different indebtedness than we would otherwise require for our business.

Certain provisions in the partnership agreement of our Operating Partnership may delay, defer or prevent an unsolicited acquisition of us or a change of our control.

Provisions in the partnership agreement of our Operating Partnership may delay, defer or prevent an unsolicited acquisition of us or a change of our control. These provisions include, among others:

●	redemption rights of qualifying parties;
●	a requirement that we may not be removed as the general partner of the operating partnership without our consent;
●	transfer restrictions on our OP Units;
●	our ability, as general partner, in some cases, to amend the partnership agreement without the consent of the limited partners; and
●	the right of the limited partners to consent to transfers of the general partnership interest and mergers under specified circumstances.

These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or a change of our control, although some stockholders might consider such proposals, if made, desirable. Our charter and bylaws, the partnership agreement of our Operating Partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or that our stockholders otherwise might believe to be in their best interests. See “The Operating Partnership Agreement—Transferability of Operating Partnership Interests” and “Description of Capital Stock—Business Combinations,” “—Control Share Acquisitions,” and “—Advance Notice of Director Nominations and New Business.”

Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

Limited partners in the Operating Partnership have the right to vote on certain amendments to the sixth amended and restated limited operating partnership agreement of the Operating Partnership, or the “Operating Partnership Agreement,” as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with your interests. In addition, conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and the Operating Partnership or any partner thereof, on the other hand. Our directors and officers have duties to our company and our stockholders under Maryland law in connection with their management of our company.

We may acquire co-ownership interests in property that are subject to certain co-ownership agreements which may have an adverse effect on our results of operations, relative to if the co-ownership agreements did not exist.

We may acquire co-ownership interests, especially in connection with the Operating Partnership’s potential private placements, such as tenancy-in-common interests in property, interests in Delaware statutory trusts that own property and/or similar interests, which are subject to certain co-ownership agreements. The co-ownership agreements may limit our ability to encumber, lease, or dispose of our co-ownership interest. Such agreements could affect our ability to turn our investments into cash and could affect cash available for distributions to you. The co-ownership agreements could also impair our ability to take actions that would otherwise be in the best interest of our stockholders and, therefore, may have an adverse effect on our results of operations, relative to if the co-ownership agreements did not exist.

The Operating Partnership’s private placements of beneficial interests in specific Delaware statutory trusts under our DST Program could cause our leverage ratio to increase or subject us to liabilities from litigation or otherwise.

We, through the Operating Partnership, intend to initiate a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership. These interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. All of the interests sold to investors pursuant to such private placements will be leased-back by the Operating Partnership or a wholly owned subsidiary thereof, as applicable, and fully guaranteed by the Operating Partnership, although there can be no assurance that the Operating Partnership can or will fulfill these guarantee obligations. Additionally, the Operating Partnership will be given a fair market value purchase option giving it the right, but not the obligation, to acquire the interests in the Delaware statutory trust from the investors at a later time in exchange for OP Units. In the event the Operating Partnership elects not to exercise the purchase option our leverage ratio could increase based on remaining master lease obligations. This may result in both increased costs to us and a negative impact on our overall debt covenants. In addition, in the event the Operating Partnership elects not to exercise the purchase option and the DST Property is sold to a third party, the master lease will terminate, triggering an obligation on the part of a subsidiary of the Operating Partnership, as master tenant, to pay to the trust an amount equal to the positive difference, if any, between the fair market value of the DST Property with the master lease in place as if such automatic termination had not occurred, and the gross purchase price to be paid by the third party buyer to the trust to acquire the DST Property. However, if the gross purchase price for the DST Property exceeds the fair market value of the DST Property subject to the master lease, no payment to the trust by the master tenant will be required. Further, investors who acquired interests pursuant to such private placements may have been seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of such transactions, including in the event an investor fails to qualify for any desired tax benefits.

The Operating Partnership’s private placements of beneficial interests in specific Delaware statutory trusts under our DST Program will not shield us from risks related to the performance of the real properties held through such structures.

Pursuant to the DST Program, the Operating Partnership intends to place certain of its existing real properties and/or acquire new properties to place into specific Delaware statutory trusts and then sell interests, via its taxable REIT subsidiary (TRS), in such trusts to third party investors. We will hold long term leasehold interests in the property pursuant to master leases that are fully guaranteed by our Operating Partnership, while the third party investors indirectly hold some or all of the interests in the real estate. There can be no assurance that the Operating Partnership can or will fulfill these guarantee obligations. Although we will hold a fair market value purchase option (the “FMV Option”) to reacquire the real estate through a purchase of interests in the Delaware statutory trust, the purchase price will be based on the then current fair market value of the third party investor’s interest in the real estate, which will be greatly impacted by the rental terms fixed by the long term master lease. Under the lease we are responsible for subleasing the property to occupying tenants until the earlier of the expiration of the master lease or our exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from the property and all capital expenditures may be less than the master lease payments until such time. Therefore, even though we will no longer own the underlying real estate, because of the fixed terms of the long term master lease guaranteed by our Operating Partnership, negative performance by the underlying properties could affect cash available for distributions to our stockholders and will likely have an adverse effect on our results of operations and NAV.

We may own beneficial interests in trusts owning real property that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.

In connection with the anticipated future launch of our DST Program, we may own beneficial interests in trusts owning real property that are subject to the terms of the agreements provided by our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders.

The DST Program agreements expected to be used in connection with the DST Program could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.

Properties that are placed into the DST Program and later reacquired may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such properties for other purposes such as paying down debt, distributions, or additional investments.

Properties that are placed into the DST Program (the “DST Program Asset”) may later be reacquired through exercise of the option granted to our Operating Partnership. In such cases the investors who become limited partners in the Operating Partnership (the “DST Investors”) will generally remain tied to the applicable DST Program Asset in terms of basis and built in gain. As a result, if the applicable DST Program Asset is subsequently sold, unless we effectuate a like kind exchange under Section 1031 of the Code, then tax will be triggered on the DST Investors’ built in gain. Although we are not contractually obligated to do so, we have generally sought to execute 1031 exchanges in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to the DST Investors with similar considerations if such replacement property ever is sold. As a result of these factors, placing properties into the DST Program may limit our ability to access liquidity from such properties or replacement properties through sale without triggering taxes due to the built in gain tied to DST Investors. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, paying distributions, funding redemptions or making additional investments.

Investors who use DST Investor Loans to acquire interests in Delaware Statutory Trusts as part of the DST Program may default on such loans.

As part of the DST Program, the BCIX Lender will provide DST Investor Loans to certain DST Investors who acquire interests in Delaware Statutory Trusts. DST Investor Loans will be secured by the DST Investor’s interests in the Delaware Statutory Trust acquired using the DST Investor Loan, and will be non-recourse to the borrowing DST Investor subject to commercially customary recourse carveouts. We may suffer losses if the fair market value of the DST Program Asset underlying the Delaware Statutory Trust interest acquired by the DST Investor declines after the DST Investor’s borrowing with respect to a DST Investor Loan, or if there is otherwise a default on a DST Investor Loan.

If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.

We may invest in limited partnership entities through joint ventures or other co-ownership arrangements, in which we acquire all or a portion of our interest in such partnership as a general partner. Such general partner status could expose us to all the liabilities of such partnership. Additionally, we may take a non-managing general partner interest in the limited partnership, which would limit our rights of management or control over the operation of the partnership but would still make us potentially liable for all liabilities of the partnership. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may be greater than the amount or value of our initial, or then current, investment in the entity.

Cash redemptions to holders of OP Units will reduce cash available for distribution to our stockholders or to honor their redemption requests under our share redemption program.

The holders of OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both. Our election to redeem OP Units for cash may reduce funds available for distribution to our stockholders or to honor our stockholders’ redemption requests under our share redemption program.

Maryland law and our organizational documents limit your rights to bring claims against our officers and directors.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify and advance expenses to our directors, our officers, the Advisor and its affiliates for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Moreover, we have entered into separate indemnification agreements with each of our officers and directors. As a result, we and our stockholders have more limited rights against these persons than might otherwise exist under common law.

In addition, we are obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, the Advisor and its affiliates for any liability or loss suffered by them or hold our directors, the Advisor and its affiliates harmless for any liability or loss suffered by us unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by our non-independent directors, the Advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification or agreement to hold harmless is recoverable only out of our net assets or the proceeds of insurance and not from our stockholders.

We may issue preferred stock, additional shares of common stock or other classes of common stock, which issuance could adversely affect the holders of our common stock issued pursuant to this offering.

Holders of our common stock do not have preemptive rights to any shares issued by us in the future. We may issue additional shares of common stock, without stockholder approval, including through the declaration of stock dividends, at a price which could dilute the value of existing stockholders’ shares. Further, we may issue, without stockholder approval, preferred stock or other classes of common stock with voting and conversion rights which could adversely affect the voting power of the common stockholders and with rights that could dilute the value of our stockholders’ shares of common stock. This would increase the number of stockholders entitled to distributions without simultaneously increasing the size of our asset base. Under our charter, we have authority to issue a total of 1.7 billion shares of capital stock. Of the total number of shares of capital stock authorized (a) 1.5 billion shares are designated as common stock, including 225.0 million classified as Class I shares, 1.2 billion classified as Class T shares and 75.0 million classified as Class W shares, and (b) 200.0 million shares are designated as preferred stock. Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series that we have authority to issue without stockholder approval. Investors will also experience dilution if we issue equity compensation pursuant to our equity incentive plans, issue shares or OP Units to the Advisor in lieu of cash payments or reimbursements under the Advisory Agreement, or redeem OP Units for shares of common stock. In addition, we may cause the Operating Partnership to issue a substantial number of additional OP Units in order to raise capital in relation to the DST Program or otherwise, acquire properties, consummate a merger, business combination or another significant transaction. OP Units may generally be converted into shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Ultimately, any additional issuance by us of equity securities or by the Operating Partnership of OP Units will dilute our stockholders’ indirect interest in the Operating Partnership, through which we own all of our interests in our investments. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage:

●	A merger, tender offer or proxy contest;
●	The assumption of control by a holder of a large block of our securities; and/or

●	The removal of incumbent management.

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that could benefit our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of our then outstanding capital stock (which includes common stock and any preferred stock we may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock. This restriction may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and our stockholders. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease your ability to sell your shares of our common stock. See “Description of Capital Stock—Restriction on Ownership of Shares of Capital Stock.”

Maryland law and our organizational documents limit your ability to amend our charter or terminate our company without the approval of our board of directors.

Although the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, or the Statement of Policy, indicates that stockholders are permitted to amend our charter or terminate our company without the necessity for concurrence by our board of directors, we are required to comply with the Maryland General Corporation Law, which provides that any amendment to our charter or any termination of our company must first be declared advisable by our board of directors. Therefore, our charter provides that stockholders may vote to authorize the amendment of our charter or the termination of our company, but only after such action has been declared advisable by our board of directors. Accordingly, the only proposals to amend our charter or to terminate our company that will be presented to our stockholders will be those that have been declared advisable by our board of directors.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our company, our directors, our officers or our employees (we note we currently have no employees). This choice of forum provision will not apply to claims arising under the Securities Act or the Exchange Act. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the Maryland General Corporation Law to authorize the adoption of such provisions.

RISKS RELATED TO INVESTMENTS IN PROPERTY

Changes in global, national, regional or local economic, demographic, political, real estate or capital market conditions may adversely affect our results of operations and returns to you.

We are subject to risks generally incident to the ownership of property including changes in global, national, regional or local economic, demographic, political, real estate, or capital market conditions and other factors particular to the locations of the respective property investments. We are unable to predict future changes in these market conditions. For example, an economic downturn or a rise in interest rates could make it more difficult for us to lease properties or dispose of them. In addition, rising interest rates could also make alternative interest bearing and other investments more attractive and, therefore, potentially lower the relative value of our existing real estate investments.

Adverse economic and other conditions in the regions where our assets are located may adversely affect our levels of occupancy, the terms of our leases, and our ability to lease available areas, which could have an adverse effect on our results of operations.

Our results of operations depend substantially on our ability to lease the areas available in the properties that we own as well as the price at which we lease such space. Adverse conditions in the regions and specific markets where we operate may reduce our ability to lease our properties, reduce occupancy levels, restrict our ability to increase rental rates and force us to lower rental rates and/or offer customer incentives. Should our assets fail to generate sufficient revenues for us to meet our obligations, our financial condition and results of operations, as well as our ability to make distributions, could be adversely affected. The following factors, among others, may adversely affect the operating performance of our properties:

●	Economic downturn and turmoil in the financial markets may preclude us from leasing our properties or increase the vacancy level of our assets;
●	Periods of increased interest rates could result in, among other things, an increase in defaults by customers, a decline in our property values, and make it more difficult for us to dispose of our properties at an attractive price;
●	Rising vacancy rates for commercial property, particularly in large metropolitan areas;
●	Our inability to attract and maintain quality customers;
●	Default or breaches by our customers of their contractual obligations;
●	Increases in our operating costs, including the need for capital improvements;
●	Increases in the taxes levied on our business;
●	Regulatory changes affecting the real estate industry, including zoning rules; and
●	Susceptibility of certain areas to natural disasters.

We anticipate that our investments in real estate assets will be concentrated in industrial properties, and the demand for industrial space in the U.S. is related to the level of economic activity. Accordingly, reduced economic activity may lead to lower occupancy and/or rental rates for our properties.

Properties that we may own or acquire that incur vacancies for a significant period of time could be difficult to sell, which could diminish the return to our stockholders.

A property may incur a vacancy either by the continued default of a customer under its lease or the expiration of the lease. We may have difficulty obtaining a new customer for any vacant space we have in our real properties, including properties we acquire with vacancies. If property vacancies continue for a long period of time, we may suffer reduced revenues, which could materially and adversely affect our liquidity and NAV, or result in lower cash distributions to our stockholders. In addition, because properties’ market values depend principally upon the cash flow generated by the properties’ leases, the resale value of properties with prolonged vacancies could suffer, which could further reduce returns to our stockholders.

Risks related to the development of properties may have an adverse effect on our results of operations and returns to our stockholders.

The risk associated with development and construction activities carried out by real estate companies like ours include, among others, the following:

●	Long periods of time may elapse between the commencement and the completion of our projects;
●	Construction and development costs may exceed original estimates;
●	The developer/builder may be unable to index costs or receivables to inflation indices prevailing in the industry;
●	The level of interest of potential customers for a recently launched development may be low;
●	There could be delays in obtaining necessary permits;
●	The supply and availability of construction materials and equipment may decrease and the price of construction materials and equipment may increase;
●	Construction and sales may not be completed on time, resulting in a cost increase;
●	It may be difficult to acquire land for new developments or properties;
●	Labor may be in limited availability;
●	Changes in tax, real estate and zoning laws may be unfavorable to us; and
●	Unforeseen environmental or other site conditions.

In addition, our reputation and the construction quality of any future real estate developments, whether operated individually or through partnerships, may be determining factors for our ability to lease space and grow. The timely delivery of real estate projects and the quality of our developments, however, will depend on certain factors beyond our full control, including the quality and timeliness of construction materials delivered to us and the technical capabilities of our contractor. If one or more problems affect our real estate developments, our reputation and future performance may be negatively affected and we may be exposed to civil liability.

Companies in the real estate industry, including us, depend on a variety of factors outside of their control to develop, build and operate real estate projects. These factors include, among others, the availability of market resources for financing, land acquisition and project development. We may be unable to obtain financing for construction and development activities under favorable terms, including but not limited to interest rates, maturity dates and/or loan to value ratios, or at all, which could cause us to delay or even abandon potential development projects. Further, any scarcity of market resources, including human capital, may decrease our development capacity due to either difficulty in obtaining credit for land acquisition or construction financing or a need to reduce the pace of our growth. The combination of these risks may adversely affect our revenues, results of operations, financial condition and our ability to make distributions to our stockholders, which may adversely affect the value of your investment.

Delays in the acquisition, development and construction of properties or debt investments may have adverse effects on portfolio diversification, results of operations, and returns on your investment.

Delays we encounter in the acquisition, development and construction of properties could adversely affect your returns. To the extent that such disruptions continue, we may be delayed in our ability to invest our capital in property investments that meet our acquisition criteria. Such delays would result in our maintaining a relatively higher cash balance than expected, which could have a negative effect on your returns until the capital is invested.

In addition, where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months or longer to complete construction, to rent available space, and for rent payments to commence. Therefore, we may not receive any income from these properties and distributions to you could suffer. Delays in the completion of construction could give customers the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, the price we agree to pay for a property will be based on our projections of rental income and expenses and estimates of the fair market value of the property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

Changes in supply of or demand for similar properties in a particular area may increase the price of real estate assets we seek to purchase or adversely affect the value of the properties we own.

The real estate industry is subject to market forces and we are unable to predict certain market changes including changes in supply of or demand for similar properties in a particular area. For example, if demand for the types of real estate assets in which we seek to invest were to sharply increase or supply of those assets were to sharply decrease, the prices of those assets could rise significantly. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to you. Likewise, a sharp increase in supply could adversely affect leasing rates and occupancy, which could impact operating results, our NAV or overall returns to you.

Actions of joint venture partners could adversely impact our performance.

We have entered, and may continue to enter, into joint venture partnerships with third parties, including entities that are affiliated with the Advisor. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

●	The possibility that our venture partner, co-tenant or partner in an investment might become bankrupt or otherwise be unable to meet its capital contribution obligations;
●	That such venture partner, co-tenant or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;
●	That such venture partner, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or
●	That actions by such venture partner could adversely affect our reputation, negatively impacting our ability to conduct business.

Actions by such a joint venture partner or co-tenant, which are generally out of our control, might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing your returns, particularly if the joint venture agreement provides that the joint venture partner is the managing partner or otherwise maintains a controlling interest that could allow it to take actions contrary to our interests.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to you. In the event that a venture partner has a right of first refusal to buy out the other partner, it may be unable to finance such a buy-out at that time. For example, certain actions by the joint venture partnership may require joint approval of our affiliated partners, on the one hand, and our joint venture partner, on the other hand. An impasse among the partners could result in a “deadlock event”, which could trigger a buy-sell mechanism under the partnership agreement and, under certain circumstances, could lead to a liquidation of all or a portion of the partnership’s portfolio. In such circumstances, we may also be subject to the 100% penalty tax on “prohibited transactions.” See “Material U.S. Federal Income Tax Considerations—Prohibited Transactions.” It may also be difficult for us to sell our interest in any such joint venture or partnership or as a co-customer in a particular property. In addition, to the extent that our venture partner or co-customer is an affiliate of the Advisor, certain conflicts of interest will exist. See “Conflicts of Interest—Joint Ventures with Affiliates of the Advisor.”

Properties are illiquid investments and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Properties are illiquid investments and we may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may also be required to expend funds to correct defects or to make improvements before a property can be sold. There can be no assurance that we will have funds available to correct such defects or to make such improvements.

In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. All of these provisions would restrict our ability to sell a property.

Our operating expenses may increase in the future and to the extent such increases cannot be passed on to our customers, our cash flow and our operating results would decrease.

Operating expenses, such as expenses for property and other taxes, fuel, utilities, labor, building materials and insurance are not fixed and may increase in the future. Furthermore, we may not be able to pass these increases on to our customers. To the extent such increases cannot be passed on to our customers, any such increases would cause our cash flow and our operating results to decrease.

We compete with numerous other parties or entities for property investments and customers and may not compete successfully.

We compete with numerous other persons or entities seeking to buy or develop real estate assets or to attract customers to properties we already own, including with entities sponsored or advised by affiliates of the Sponsor, which may have a negative impact on our ability to acquire real property assets or attract customers on favorable terms, if at all, and the returns on our properties. These persons or entities may have greater experience and financial strength than us. There is no assurance that we will be able to acquire or develop real estate assets or attract customers on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential customers and pressuring us to reduce our rental rates to retain existing customers or convince new customers to lease space at our properties. Similarly, the opening of new competing assets near the assets that we own may hinder our ability to renew our existing leases or to lease to new customers, because the proximity of new competitors may divert existing or new customers to such competitors. In addition, if market rental rates decline during the term of an existing lease, we may be unable to renew or find a new customer without lowering the rental rate. Each of these could adversely affect our results of operations, financial condition, value of our investments or ability to pay distributions to you.

The operating results of the assets that we own may be impacted by our customers’ financial condition.

Our income is derived primarily from lease payments made by our customers. As such, our performance is indirectly affected by the financial results of our customers, as difficulties experienced by our customers could result in defaults in their obligations to us. Furthermore, certain of our assets may utilize leases with payments directly related to customer sales, where the amount of rent that we charge a customer is calculated as a percentage of such customer’s revenues over a fixed period of time, and a reduction in sales can reduce the amount of the lease payments required to be made to us by customers leasing space in such assets.

The financial results of our customers can depend on several factors, including but not limited to the general business environment, interest rates, inflation, the availability of credit, taxation and overall consumer confidence. An economic downturn can be expected to negatively impact all of these factors, some to a greater degree than others.

In addition, our ability to increase our revenues and operating income partially depends on steady growth of demand for the products and services offered by the customers located in the assets that we own and manage. A drop in demand, as a result of a slowdown in the U.S. and global economy or otherwise, could result in a reduction in customer performance and consequently, adversely affect us.

If we enter into long-term leases with customers, those leases may not result in market rental rates over time, which could adversely affect our revenues and ability to make distributions to you.

We expect that the majority of our leases will be long-term operating leases. Long-term leases, as well as leases with renewal options that specify a maximum rent increase, may not allow for market-based or significant increases in rental payments during the term of the lease. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. These circumstances could negatively impact our operating results and affect our ability to make distributions to you.

Lease agreements may have specific provisions that create risks to our business and may adversely affect us.

Our lease agreements are regulated by local, municipal, state and federal laws, which may grant certain rights to customers, such as the compulsory renewal of their lease by filing lease renewal actions when certain legal conditions are met. A lease renewal action may represent two principal risks for us: (i) if we plan to vacate a given unit in order to change or adapt an asset’s mix of customers, the customer could remain in that unit by filing a lease renewal action and interfere with our strategy; and (ii) if we desire to increase the lease price for a specific unit, this increase may need to be approved in the course of a lease renewal action, and the final value could be decided at the discretion of a judge. We would then be subject to the court’s interpretation and decision, and could be forced to accept an even lower price for the lease of the unit. The compulsory renewal of our lease agreements and/or the judicial review of our lease prices may adversely affect our cash flow and our operating results.

Certain of our lease agreements are not “triple net leases,” under which the customer undertakes to pay all the expenses of maintaining the leased property, including insurance, taxes, utilities and repairs. We may be exposed to higher maintenance, tax, and property management expenses with respect to all of our leases that are not “triple net.”

Operating expenses, such as expenses for fuel, utilities, labor, building materials and insurance are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to our customers. To the extent such increases cannot be passed on to our customers, any such increases could negatively impact our cash flow, NAV or operating results.

We depend on the availability of public utilities and services, especially for water and electric power. Any reduction, interruption or cancellation of these services may adversely affect us.

Public utilities, especially those that provide water and electric power, are fundamental for the sound operation of our assets. The delayed delivery or any material reduction or prolonged interruption of these services could allow certain customers to terminate their leases or result in an increase in our costs, as we may be forced to use backup generators, which also could be insufficient to fully operate our facilities and could result in our inability to provide services. Accordingly, any interruption or limitation in the provision of these essential services may adversely affect us.

Our industry is subject to extensive regulation, which may result in higher expenses or other negative consequences that could adversely affect us.

Our activities are subject to federal, state and municipal laws, and to regulations, authorizations and license requirements with respect to, among other things, zoning, environmental protection and historical heritage, all of which may affect our business. We may be required to obtain licenses and permits with different governmental authorities in order to acquire and manage our assets.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” which generally took effect in 2011, contains a sweeping overhaul of the regulation of financial institutions and the financial markets. Key provisions of the Dodd-Frank Act require extensive rulemaking by the SEC and the U.S. Commodity Futures Trading Commission, some of which remains ongoing. Thus, the full impact of the Dodd-Frank Act on our business cannot be fully assessed until all final implementing rules and regulations are promulgated.

Various rules currently in effect under the Dodd-Frank Act may have a significant impact on our business, including, without limitation, provisions of the legislation that increase regulation of and disclosure requirements related to investment advisors, swap transactions and hedging policies, corporate governance and executive compensation, investor protection and enforcement provisions, and asset-backed securities. In February 2017, the U.S. President ordered the Secretary of the U.S. Treasury to review certain existing rules and regulations, such as those promulgated under the Dodd-Frank Act; however, the implications of that review are not yet known and none of the rules and regulations promulgated under the Dodd-Frank Act have been modified or rescinded as of the date of this report.

For example, but not by way of limitation, the Dodd-Frank Act and the rules and regulations promulgated thereunder provide for significantly increased regulation of the derivatives markets and transactions that affect our interest rate hedging activities, including: (i) regulatory reporting, (ii) subject to limited exemptions, mandated clearing through central counterparties and execution on regulated exchanges or execution facilities, and (iii) margin and collateral requirements. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be fully assessed until all final implementing rules and regulations are promulgated, the foregoing requirements may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to the effectiveness of the Dodd-Frank Act. For example, subject to an exception for “end-users” of swaps upon which we may seek to rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives clearing organization. To the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and on your return.

In addition, public authorities may enact new and more stringent standards, or interpret existing laws and regulations in a more restrictive manner, which may force companies in the real estate industry, including us, to spend funds to comply with these new rules. Any such action on the part of public authorities may adversely affect our results from operations.

In the event of noncompliance with such laws, regulations, licenses and authorizations, we may face the payment of fines, project shutdowns, cancellation of licenses, and revocation of authorizations, in addition to other civil and criminal penalties.

Our properties will be subject to property and other taxes that may increase in the future, which could adversely affect our cash flow.

Our properties will be subject to real and personal property and other taxes that may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Certain of our leases provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy while other leases generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable governmental authorities. If property taxes increase, our customers may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authorities may place a lien on the property and the property may be subject to a tax sale. In addition, we will generally be responsible for property taxes related to any vacant space.

Uninsured losses or premiums for insurance coverage relating to property may adversely affect our operating results.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require commercial property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we could be held liable for indemnifying possible victims of an accident. There can be no assurance that funding will be available to us for repair or reconstruction of damaged property in the future or for liability payments to accident victims.

Environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, a current or previous owner or operator of property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our stockholders.

Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our properties may contain asbestos-containing building materials.

We intend to invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties may contain at the time of our investment, or may have contained prior to our investment, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of the properties that we acquire may be adjacent to or near other properties that have contained or then currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of the properties that we acquire may be on or adjacent to or near other properties upon which others, including former owners or customers of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

From time to time we may acquire properties, or interests in properties, with known adverse environmental conditions. In such an instance, we will underwrite the new anticipated costs of environmental investigation, clean-up and monitoring into the cost, as applicable. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

All of our properties will have been subject to a Phase I or similar environmental assessment by independent environmental consultants prior to or in connection with our acquisition of such properties. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. Nonetheless, an environmental liability that could have a material adverse effect on our business, financial condition or results of operations taken as a whole, may exist at the time of acquisition or may arise in the future, with respect to any properties that we acquire. Material environmental conditions, liabilities or compliance concerns may arise after an environmental assessment has been completed. Moreover, it is possible that (i) future laws, ordinances or regulations may impose a material environmental liability or (ii) the then current environmental condition of the properties that we acquire may be affected by customers, by the condition of land or operations in the vicinity of such properties (such as releases from underground storage tanks), or by third parties unrelated to us.

Costs of complying with environmental laws and regulations may adversely affect our income and the cash available for any distributions.

All property and the operations conducted on property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Customers’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Leasing properties to customers that engage in industrial, manufacturing, and commercial activities will cause us to be subject to the risk of liabilities under environmental laws and regulations. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our customers’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our ability to make distributions.

In addition, changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to you.

Investment in properties may also be subject to the Americans with Disabilities Act of 1990, as amended, or the “Disabilities Act.” Under this act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require us to remove access barriers and our failure to comply with the act’s requirements could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any monies we use to comply with the Disabilities Act will reduce our NAV and the amount of cash available for distribution to you.

We may not have funding for future customer improvements which may adversely affect the value of our assets, our results of operations and returns to you.

If a customer at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new customers, we will be required to expend substantial funds to construct new customer improvements in the vacated space. Substantially all of the net proceeds from this offering will be used to acquire property, debt and other investments, and we do not anticipate that we will maintain permanent working capital reserves. We do not currently have an identified funding source to provide funds which may be required in the future for customer improvements and customer refurbishments in order to attract new customers. If we do not establish sufficient reserves for working capital or obtain adequate secured financing to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our properties. If we defer such improvements, the applicable properties may decline in value, and it may be more difficult for us to attract or retain customers to such properties or the amount of rent we can charge at such properties may decrease. There can be no assurance that we will have any sources of funding available to us for repair or reconstruction of damaged property in the future.

Property investments made outside of the U.S. will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

We may invest outside of the U.S., most likely in Mexico or Canada, to the extent that opportunities exist that may help us meet our investment objectives. To the extent that we invest in property located outside of the U.S., in addition to risks inherent in an investment in real estate generally discussed in this prospectus, we will also be subject to fluctuations in foreign currency exchange rates, changes in U.S. regulations concerning foreign investments, if any, and the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, currency exchange controls, potentially adverse tax consequences, additional accounting and control expenses and the administrative burden associated with complying with a wide variety of foreign laws. Changes in foreign currency exchange rates may adversely impact the fair values and earnings streams of our international holdings and therefore the returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

RISKS RELATED TO DEBT FINANCING

We intend to continue to incur mortgage indebtedness, corporate indebtedness and other borrowings, which may increase our business risks, and could hinder our ability to make distributions to you.

As of December 31, 2020, we had approximately $582.8 million of consolidated indebtedness outstanding.We intend to continue to finance a portion of the purchase price of our investments by borrowing funds. Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets, provided that we may exceed this limit if a higher level of borrowing is approved by a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities. Generally speaking, the preceding limitation provides for borrowings of up to 75% of the aggregate cost of our real estate assets before non-cash reserves and depreciation. In addition, we may incur mortgage debt and pledge some or all of our properties or other assets as security for that debt to obtain funds to acquire additional property, debt or other investments. We may also borrow funds to make distributions, to redeem securities, to satisfy the REIT distribution requirements or for any working capital purposes. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders could be adversely affected.

We may not be able to obtain debt financing necessary to run our business.

We do not anticipate that we will maintain any permanent working capital reserves. Accordingly, we expect to need to borrow capital for acquisitions, the improvement of our properties, and for other purposes. Under current or future market conditions, we may not be able to borrow all of the funds we may need. If we cannot obtain debt or equity financing on acceptable terms, our ability to acquire new investments to expand our operations will be adversely affected. As a result, we would be less able to achieve our investment objectives, which may negatively impact our results of operations and reduce our ability to make distributions to you.

Increases in mortgage interest rates and/or unfavorable changes in other financing terms may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to you.

If mortgage or corporate debt is unavailable on reasonable terms as a result of increased interest rates, increased credit spreads, decreased liquidity or other factors, we may not be able to finance the initial purchase of properties. In addition, when we incur debt, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher or other financing terms, such as principal amortization, are not as favorable when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or, with respect to mortgage debt could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and therefore negatively impact our operating results.

Our debt may be subject to the fluctuation of market interest rates such as the London Interbank Offered Rate (“LIBOR”), Prime rate, and other benchmark rates. Should such interest rates increase, our debt payments may also increase, reducing cash available for distributions. Furthermore, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments. Additionally, as it relates to any real estate assets that we may own, an increase in interest rates may negatively impact activity in the consumer market and reduce consumer purchases, which could adversely affect us.

Lenders may require us to enter into restrictive covenants that relate to or otherwise limit our operations, which could limit our ability to make distributions to you, to replace the Advisor or to otherwise achieve our investment objectives.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage property, discontinue insurance coverage, or make distributions under certain circumstances. In addition, provisions of our loan documents may deter us from replacing the Advisor because of the consequences under such agreements and may limit our ability to replace the property manager or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Risks related to floating rate indebtedness rates could increase the amount of our debt payments and therefore negatively impact our operating results.

Borrowings under our line of credit and portions of our borrowings under our term loan are, and certain of our future debt may be, subject to the fluctuation of market interest rates such as the LIBOR, Prime rate, and other benchmark rates. Should such interest rates increase, our debt payments may also increase, reducing cash available for distributions. Furthermore, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments. Additionally, as it relates to any real estate assets that we may own, an increase in interest rates may negatively impact activity in the consumer market and reduce consumer purchases, which could adversely affect us.

Furthermore, U.S. and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. On November 30, 2020, U.S. and UK regulators and the Financial Conduct Authority (the “FCA”), which regulates LIBOR, made a series of announcements regarding the end of U.S. Dollar (USD) LIBOR. Collectively, these announcements call for no new LIBOR contracts after December 31, 2021, while giving legacy contracts sufficient time to wind-down, in that LIBOR (other than one-week and two-month LIBOR, which are rarely used) will be available for legacy contracts until June 30, 2023. As a result, we do not intend to use LIBOR as a reference rate in any of our debt agreements entered into after December 31, 2021.

At this time, it is not possible to predict the effect that these developments, the discontinuance of LIBOR, or the discontinuation, modification or other reforms to any other reference rate, or the establishment of alternative reference rates may have on our floating rate indebtedness. The use of alternative reference rates or other reforms could cause the interest rates for our floating rate indebtedness to be materially higher than expected.

We may enter into financing arrangements that require us to use and pledge offering proceeds to secure and repay such borrowings, and such arrangements may adversely affect our ability to make investments and operate our business.

We may enter into financing arrangements that require us to use and pledge future proceeds from this offering or future offerings, if any, to secure and repay such borrowings. Such arrangements may cause us to have less proceeds available to make investments or otherwise operate our business, which may adversely affect our flexibility and our ability to achieve our investment objectives.

We may enter into financing arrangements involving balloon payment obligations, which may adversely affect our ability to refinance or sell properties on favorable terms, and to make distributions to you.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity will be uncertain and may depend upon our ability to obtain additional financing or our ability to sell the particular property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to you and the projected time of disposition of our assets. In an environment of increasing mortgage rates, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt if mortgage rates are higher at a time a balloon payment is due. In addition, payments of principal and interest made to service our debts, including balloon payments, may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

The derivative instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We may use derivative instruments to hedge exposure to changes in interest rates on certain of our variable rate loans, but no hedging strategy can protect us completely. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging of these transactions will not result in losses. Any settlement charges incurred to terminate unused derivative instruments may result in increased interest expense, which may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income tests.

Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

Subject to any limitations required to maintain qualification as a REIT, we manage or may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest rate cap or collar agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

We assume the risk that our credit facility lenders may not honor their commitments to us.

We may enter into credit facility arrangements with lenders pursuant to which, subject to certain conditions, they commit to lend us money, provide us with letters of credit or provide other financial services to us. If we fail to comply with the covenants in such arrangements, the lenders could declare us in default, accelerate the maturities of our borrowings and refuse to make loans or provide other financial services to us. Or, if a lender becomes unable or unwilling to honor its commitments to us, we may not receive the loans and other financial services for which we negotiated. In such a situation, a replacement lender may be difficult or impossible to find quickly or at all. If we are unable to receive loans and other financial services, our liquidity and business could be negatively impacted.

RISKS RELATED TO INVESTMENTS IN REAL ESTATE-RELATED DEBT AND SECURITIES

The mortgage loans in which we may invest will be subject to the risk of delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are secured by commercial property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things: customer mix, success of customer businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, current and potential future capital markets uncertainty, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any realized deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow and limit amounts available for distribution to you. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial adverse effect on our anticipated return on the foreclosed mortgage loan. In addition, if we foreclose on a particular property, we could become, as owner of the property, subject to liabilities associated with such property, including liabilities related to taxes and environmental matters.

The mezzanine loans, B-notes, and other junior financings in which we may invest would involve greater risks of loss than senior loans secured by income-producing properties.

We may invest in mezzanine loans, B-notes, and other junior financings that substantially take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or the entity that owns the interest in the entity owning the property. These types of investments involve a higher degree of risk than senior mortgage lending secured by income producing property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan in whole or in part. In addition, there may be significant delays and costs associated with the process of foreclosing on collateral securing or supporting these investments. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Further, even if we are successful in foreclosing on the equity interests serving as collateral for certain mezzanine loans, such foreclosure could result in us inheriting all of the liabilities of the underlying mortgage borrower, including the senior mortgage on the applicable property. This may result in both increased costs to us and a negative impact on our overall debt covenants and occupancy levels. In many cases a significant restructuring of the senior mortgage may be required in order for us to be willing to retain longer term ownership of the property. If we are unsuccessful in restructuring the underlying mortgage debt in these scenarios, the mortgage lender ultimately may foreclose on the property causing us to lose any of our remaining investment.

The B-notes in which we may invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may invest in B-notes. A B-note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-note holders after payment to the A-note holders. Since each transaction is privately negotiated, B-notes can vary in their structural characteristics and risks. For example, the rights of holders of B-notes to control the process following a borrower default may be limited in certain B-note investments, particularly in situations where the A-note holders have the right to trigger an appraisal process pursuant to which control would shift from the holder of the B-note when it is determined, for instance, that a significant portion of the B-note is unlikely to be recovered. We cannot predict the terms of each B-note investment. Further, B-notes typically are secured by a single property, and, as a result, reflect the increased risks associated with a single property compared to a pool of properties. Our ownership of a B-note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B-note, which may include foreclosure on, or modification of, the note or the need to acquire or payoff the A-note. Acquiring or paying off the A-note could require a significant amount of cash, and we may not have sufficient cash to be able to do so.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.

We may provide bridge loans secured by first lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of real estate. The borrower may have identified an undervalued asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may, therefore, be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans, like other loans secured directly or indirectly by property, are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. Any such losses with respect to our investments in bridge loans could have an adverse effect on our NAV, results of operations and financial condition.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

Loans we may acquire or originate may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as non-investment grade. Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, loans we acquire or originate may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect our value.

Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially adversely affect our investment.

The renovation, refurbishment or expansion by a borrower of a mortgaged or leveraged property involves risks of cost overruns and non-completion. Costs of construction or improvements to bring a property up to standards established for the market intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include: environmental risks, permitting risks, other construction risks and subsequent leasing of the property not being completed on schedule or at projected rental rates. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments of interest or principal to us.

Interest rate fluctuations and changes in prepayment rates could cause the value of our debt investments to decrease or could reduce our ability to generate income from such investments.

Interest rate risk is the risk that debt investments will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the market value of such investments will decline, and vice versa. Accordingly, the yield on our debt investments may be sensitive to changes in prevailing interest rates and corresponding changes in prepayment rates. Therefore, changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Interest rate fluctuations could also cause a borrower to prepay a mortgage loan more quickly than we expect, which could lead to our expected return on the investment being adversely affected.

Our debt investments may be considered illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

The debt investments we may make in connection with privately negotiated transactions may not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise registered in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine, B-note and bridge loans we may originate or purchase in the future may be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default.

Delays in liquidating defaulted loans could reduce our investment returns.

If there are defaults under mortgage or other types of loans that we make, we may not be able to repossess and sell the underlying properties or equity collateral quickly. The resulting time delay could reduce the value of our investment in the defaulted loans. An action to foreclose on a property securing a loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor or other borrower, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or other equity collateral or to obtain proceeds sufficient to repay all amounts due to us on the mortgage or other type of loan.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

Some of our real estate-related securities may be denominated in foreign currencies and, therefore, we expect to have currency risk exposure to any such foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. To the extent that we invest in non-U.S. dollar denominated securities, in addition to risks inherent in this investment in securities as generally discussed in this prospectus, we will also be subject to risks associated with the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, currency exchange controls, potentially adverse tax consequences, additional accounting and control expenses and the administrative burden of complying with a wide variety of foreign laws.

Investments in real estate-related debt securities are subject to risks including various creditor risks and early redemption features which may materially adversely affect our results of operations and financial condition.

The debt securities and other interests in which we may invest may include secured or unsecured debt at various levels of an issuer’s capital structure. The debt securities in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may be illiquid or have limited liquidity, and may not be rated by a credit rating agency. Debt securities are also subject to other creditor risks, including (i) the possible invalidation of an investment transaction as a “fraudulent conveyance” under relevant creditors’ rights laws, (ii) so-called lender liability claims by the issuer of the obligation and (iii) environmental liabilities that may arise with respect to collateral securing the obligations. Our investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by us earlier than expected, resulting in a lower return to us than anticipated or reinvesting in a new obligation at a lower return to us.

We will depend on debtors for our revenue, and, accordingly, our revenue and our ability to make distributions to you will be dependent upon the success and economic viability of such debtors.

The success of our real estate-related investments will materially depend on the financial stability of the debtors underlying such investments. The inability of a single major debtor or a number of smaller debtors to meet their payment obligations could result in reduced revenue or losses. In the event of a debtor default or bankruptcy, we may experience delays in enforcing our rights as a creditor, and such rights may be subordinated to the rights of other creditors. These events could negatively affect the cash available for distribution to our stockholders.

We may invest in real estate-related preferred equity securities, which may involve a greater risk of loss than traditional debt financing.

We may invest in real estate-related preferred equity securities, which are currently volatile and which securities may involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to traditional loans and are not secured. Furthermore, should the issuer default on our investment, we would only be able to proceed against the entity in which we have an interest, and not the property owned by such entity and underlying our investment. As a result, we may not recover some or all of our investment. Since there may be a number of debt obligations that have priority over our preferred stock investment, any determination by us to cure defaults could be costly and we may not have the cash to be able to do so. If we become the equity owner of the issuer, we would be responsible for other liabilities of the issuer, including liabilities relating to taxes and environmental matters.

Investments in real estate-related securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate-related securities.

We may invest in real estate-related securities and our investments may consist of real estate-related common equity, preferred equity and debt securities of both publicly traded and private real estate companies. Our investments in such real estate-related securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related debt investments discussed in this prospectus.

The value of real estate-related securities, including those of publicly listed REITs, fluctuates in response to issuer, political, market and economic developments. For example, equity markets are experiencing significant disruption as a result of the outbreak of COVID-19. In the short term, equity prices can fluctuate dramatically in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments and they can affect a single issuer, multiple issuers within an industry, the economic sector or geographic region, or the market as a whole. The real estate industry is sensitive to economic downturns. The value of securities of companies engaged in real estate activities can be affected by changes in real estate values and rental income, property taxes, interest rates and tax and regulatory requirements. Downturns in equity and debt markets, such as the one we are currently experiencing, will significantly impact the value of our real-estate related securities

Real estate-related securities may be unsecured and subordinated to other obligations of the issuer. As a result, investments in real estate-related securities are subject to risks of (i) limited liquidity in the secondary trading, (ii) substantial market price volatility, (iii) subordination to prior claims of banks and other senior lenders of the issuer and preferred equity holders (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (iv) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to pay dividends.

RISKS RELATED TO THE ADVISOR AND ITS AFFILIATES

Our Advisor faces conflicts of interest because certain of the fees it receives for services performed are based on our NAV, the procedures for which the Advisor will assist our board of directors in developing, overseeing, implementing and coordinating.

The Advisor assists our board of directors in developing, overseeing, implementing and coordinating our NAV procedures. It will assist our Independent Valuation Advisor in valuing our real property portfolio by providing the firm with property-level information, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) the revenues and expenses of the property. Our Independent Valuation Advisor assumes and relies upon the accuracy and completeness of all such information, does not undertake any duty or responsibility to verify independently any of such information and relies upon us and our Advisor to advise if any material information previously provided becomes inaccurate or was required to be updated during the period of its review. In addition, the Advisor may have some discretion with respect to valuations of certain assets and liabilities, which could affect our NAV. Because the Advisor is paid certain fees for its services based on our NAV, the Advisor could be motivated to influence our NAV and NAV procedures such that they result in an NAV exceeding realizable value, due to the impact of higher valuations on the compensation to be received by the Advisor. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock on a given date may not accurately reflect the value of our portfolio, and your shares may be worth less than the purchase price. See “Net Asset Valuation Calculation and Valuation Procedures.”

Advisory fees may not create proper incentives or may induce the Advisor and its affiliates to make certain investments, including speculative investments, that increase the risk of our real estate portfolio.

The advisory fees we pay the Advisor or the Sponsor, as applicable, are made up of a fixed component and a performance component. We will pay the Advisor the fixed component regardless of the performance of our portfolio. The Advisor’s entitlement to the fixed component, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We will be required to pay the Advisor the fixed component in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period. The performance component, which is based on our total distributions plus the change in NAV per share, may create an incentive for the Advisor to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation. Because the performance component is based on our NAV, the Advisor may be motivated to accelerate acquisitions in order to increase NAV or, similarly, delay or curtail dispositions of assets or share redemptions to maintain a higher NAV, which would, in each case, increase amounts payable to the Advisor or the Sponsor.

The Advisor’s management personnel, other employees and affiliates face conflicts of interest relating to time management and, accordingly, the Advisor’s management personnel, other employees and affiliates may not be able to devote significant time to our business activities and the Advisor may not be able to hire adequate additional employees.

All of the Advisor’s management personnel, other personnel, affiliates and related parties may also provide services to other Sponsor affiliated entities and related parties. We are not able to estimate the amount of time that such management personnel, other personnel, affiliates and related parties will devote to our business. As a result, the Advisor’s management personnel, other personnel, affiliates and related parties may have conflicts of interest in allocating their time between our business and their other activities, which may include advising and managing various other real estate programs and ventures, which may be numerous and may change as programs are closed or new programs are formed. During times of significant activity in other programs and ventures, the time they devote to our business may decline. Accordingly, there is a risk that the Advisor’s affiliates and related parties may not devote significant time to our business activities and the Advisor may not be able to hire adequate additional personnel.

The Advisor and its affiliates or related parties, including our officers and some of our directors, face conflicts of interest caused by compensation arrangements with us, other Sponsor affiliated entities and related parties and joint venture partners or co-owners, which could result in actions that are not in your best interests.

Our executive officers, some of our directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, the Dealer Manager and/or other entities related to our Sponsor. Our Advisor and its affiliates receive substantial fees from us in return for their services and these fees could influence their advice to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

●	the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the Dealer Manager;
●	recommendations to our board of directors with respect to developing, overseeing, implementing and coordinating our NAV procedures, or the decision to adjust the value of certain of our assets or liabilities if the Advisor is responsible for valuing them;
●	public offerings of equity by us, which may result in increased advisory fees for the Advisor;
●	competition for customers from entities sponsored or advised by affiliates of our Sponsor that own properties in the same geographic area as us; and
●	investments through a joint venture or other co-ownership arrangements, which may result in increased fees for the Advisor.

Further, certain advisory fees paid to our Advisor are paid irrespective of the quality of the underlying real estate or property management services during the term of the related agreement. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our Advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as preservation of capital, in order to achieve higher short-term compensation. Considerations relating to compensation to our Advisor and its affiliates from us and other entities sponsored or advised by affiliates of our Sponsor could result in decisions that are not in our stockholders’ best interests, which could hurt our ability to pay our stockholders distributions or result in a decline in the value of our stockholders’ investment. Conflicts of interest such as those described above have contributed to stockholder litigation against certain other externally managed REITs that are not affiliated with our Advisor or the Sponsor.

The time and resources that Sponsor affiliated entities and related parties devote to us may be diverted and we may face additional competition due to the fact that Sponsor affiliated entities and related parties are not prohibited from raising money for another entity that makes the same types of investments that we target.

Sponsor affiliated entities and related parties are not prohibited from raising money for another investment entity that makes the same types of investments as those we target. As a result, the time and resources they could devote to us may be diverted. For example, the Dealer Manager is currently involved in separate public offerings for one other entity sponsored or advised by affiliates of the Sponsor. In addition, we may compete with other entities sponsored or advised by affiliates of the Sponsor for the same investors and investment opportunities.

We may co-invest or joint venture an investment with a Sponsor affiliated entity or related party.

We may also co-invest or joint venture with other Sponsor affiliated entities and related parties. Even though all such co-investments will be subject to approval by a majority of our board of directors, including a majority of our independent directors, they could be on terms not as favorable to us as those we could achieve co-investing with a third party. In addition, we may share control with or cede control of the venture to the Sponsor affiliated entity or related party and decisions could be made that are not in our best interests.

We may enter into transactions with the Advisor or affiliates or other related entities of the Advisor; as a result, in any such transaction, we may not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties and we may incur additional expenses.

We may enter into transactions with the Advisor or with affiliates or other related entities of the Advisor. For example, we may purchase assets from affiliates or other related entities of the Advisor that they currently own or hereafter acquire from third parties. The Advisor may also cause us to enter into a joint venture with its affiliates or to dispose of an interest in a property to its affiliates. We may also purchase properties developed and completed by affiliates of the Advisor or provide loans for the development of properties being developed by affiliates of the Advisor. The Advisor and/or its management team could experience a conflict in representing our interests in these transactions. In any such transaction, we will not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties and may receive terms that are less beneficial to us than if such transactions were with a third party. In addition, our independent directors may request that independent legal counsel be provided to them on any matter in which they deem such counsel appropriate or necessary. If the independent directors request independent legal counsel, we will pay the cost of such counsel, which could reduce the cash available to us for other purposes, including paying distributions to our stockholders.

We depend on the Advisor and its key personnel; if any of such key personnel were to cease employment with the Advisor or its affiliates, our business could suffer.

Our ability to make distributions and achieve our investment objectives is dependent upon the performance of the Advisor in the acquisition, disposition and management of our investments, the selection of customers for our properties, the determination of any financing arrangements and other factors. In addition, our success depends to a significant degree upon the continued contributions of certain of the Advisor’s key personnel, including, in alphabetical order, Rajat Dhanda, David M. Fazekas, Andrea L. Karp, Brian R. Lange, Thomas G. McGonagle, Dwight L. Merriman III, Lainie P. Minnick, James R. Mulvihill, Taylor M. Paul, Scott W. Recknor, Scott A. Seager, Jeffrey W. Taylor, J. R. Wetzel, Joshua J. Widoff and Evan H. Zucker, each of whom would be difficult to replace. We currently do not have, nor do we expect to obtain, key man life insurance on any of the Advisor’s key personnel. If the Advisor were to lose the benefit of the experience, efforts and abilities of one or more of these individuals through their resignation, retirement, or due to an internalization transaction effected by another investment program sponsored by the Sponsor or its affiliates, or due to such individual or individuals becoming otherwise unavailable because of other activities on behalf of the Sponsor or its affiliates, our operating results could suffer.

The fees we pay to entities sponsored or advised by affiliates of our Sponsor in connection with our offerings of securities and in connection with the management of our investments were not determined on an arm’s-length basis, and therefore, we do not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The Advisor, affiliates of the Advisor and the Dealer Manager have earned and will continue to earn fees, performance allocations, commissions and expense reimbursements from us. The fees, performance allocations, commissions and expense reimbursements paid and to be paid to the Advisor, affiliates of the Advisor and the Dealer Manager for services they provided us in connection with past offerings and in connection with this offering were not determined on an arm’s-length basis. As a result, the fees have been determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties. See “Conflicts of Interest.”

We compete with entities sponsored or advised by affiliates of the Sponsor, for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire or sell investments, and for customers, which may have an adverse impact on our operations.

We compete with existing entities sponsored or advised by affiliates of the Sponsor and may compete with any such entity created in the future, as well as entities for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, lease, finance or sell certain types of properties. We may also buy, finance or sell properties at the same time as these entities are buying, financing or selling properties. In this regard, there is a risk that we will purchase a property that provides lower returns to us than a property purchased by entities sponsored or advised by affiliates of the Sponsor and entities for whom affiliates of the Sponsor provide certain advisory or management services. Certain entities sponsored or advised by affiliates of the Sponsor own and/or manage properties in geographical areas in which we expect to own properties. Therefore, our properties may compete for customers with other properties owned and/or managed by these entities. The Advisor may face conflicts of interest when evaluating customer leasing opportunities for our properties and other properties owned and/or managed by these entities and these conflicts of interest may have a negative impact on our ability to attract and retain customers.

The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee consisting of our Combined Industrial Advisors committee and certain other management representatives associated with other entities to which affiliates of the Advisor are providing similar services.

Because affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other investment vehicles (each, an “Investment Vehicle”) with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to industrial real estate investment opportunities (“Industrial Investments”). In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows an allocation policy (the “Allocation Policy”) which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one Investment Vehicle, based upon various Allocation Factors (defined below), including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle’s applicable approval discretion and timing, then the Industrial Investment will be allocated to Investment Vehicles on a rotational basis and will be offered to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed below, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached

The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a “Special Priority”) with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities have been granted to: (i) Build-to-Core Industrial Partnership III LLC (“BTC III”), pursuant to which BTC III will be presented one out of every five qualifying value-add Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as the capital commitments on or prior to February 26, 2021 have been called or committed, and one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) Black Creek Industrial Fund LP (“BCIF”) pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed; provided, however, that if BTC II declines such qualifying opportunity, then we will have the option to retain the opportunity to pursue on our own. The Sponsor or its affiliates may grant additional special priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.

“Allocation Factors” are those factors that the Sponsor maintains and updates from time to time based on review by the Sponsor’s Head of Real Estate. Current examples of Allocation Factors include:

●	Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);
●	The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;
●	The cash requirements of each program;
●	The strategic proximity of the investment opportunity to other assets;
●	The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;
●	The policy of each program relating to leverage of investments;
●	The effect of the acquisition on loan maturity profile;
●	The effect on lease expiration profile;
●	Customer concentration;
●	The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;
●	The effect of the acquisition on the applicable entity’s intention not to be subject to regulation under the Investment Company Act;
●	Legal considerations, such as Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Foreign Investment in Real Property Tax Act (“FIRPTA”), that may be applicable to specific investment platforms;
●	The financial attributes of the investment opportunity;
●	Availability of financing;
●	Cost of capital;
●	Ability to service any debt associated with the investment opportunity;
●	Risk return profiles;
●	Targeted distribution rates;
●	Anticipated future pipeline of suitable investments;
●	Expected holding period of the investment opportunity and the applicable entity’s remaining term;

●	Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;
●	Whether the applicable entity was formed for the purpose of making a particular type of investment;
●	Affiliate and/or related party considerations;
●	The anticipated cash flow of the applicable entity and the asset;
●	Tax effects of the acquisition, including on REIT or partnership qualifications;
●	The size of the investment opportunity; and
●	The amount of funds available to each program and the length of time such funds have been available for investment.

The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.

If we invest in joint venture or co-ownership arrangements with the Advisor or its affiliates, they may retain significant control over our investments even if our independent directors terminate the Advisor.

While a majority of our independent directors may terminate the Advisor upon 60 days’ written notice, our ability to remove co-general partners or advisors to any entities in which the Advisor or its affiliates serve in such capacities and in which we may serve as general partner or manager is limited. As a result, if we invest in such joint-venture or co-ownership arrangements; an affiliate of the Advisor may continue to maintain a substantial degree of control over our investments despite the termination of the Advisor.

RISKS RELATED TO OUR TAXATION AS A REIT

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We have elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2017, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. Although we do not intend to request a ruling from the Internal Revenue Service, (“IRS”), as to our REIT status, we have received the opinion of our special U.S. federal income tax counsel, Morrison & Foerster LLP, with respect to our qualification as a REIT. This opinion was issued in connection with our public offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of Morrison & Foerster LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets, the sources of our income, the amount of distributions that we pay, the composition of our stockholders, and various other matters relating to the requirements for qualification as a REIT. Morrison & Foerster LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Morrison & Foerster LLP and our qualification as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of that qualification.

If we were to fail to qualify as a REIT for any taxable year, we would be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. However, any distributions made would be subject to the favorable tax rate applied to “qualified dividend income.” To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax. In addition, although we intend to operate in such a manner as to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is no longer in our best interest to continue to be qualified as a REIT and recommend that we revoke our REIT election.

We believe that the Operating Partnership will be treated for U.S. federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the IRS successfully determines that the Operating Partnership should be treated as a corporation, the Operating Partnership would be required to pay U.S. federal income tax at corporate rates on its net income, its partners would be treated as stockholders of the Operating Partnership and distributions to partners would constitute distributions that would not be deductible in computing the Operating Partnership’s taxable income. In addition if the Operating Partnership were treated as a corporation, we could fail to qualify as a REIT, with the resulting consequences described above. See “Material U.S. Federal Income Tax Considerations—Other Tax Considerations—Tax Aspects of Our Investments in Our Operating Partnership—Classification as a Partnership.”

To qualify as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, in addition to other qualification requirements, we normally will be required each year to distribute to our stockholders at least 90% of our REIT taxable income (which may not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for distributions paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be invested in acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. It is possible that we might not always be able to continue to make distributions sufficient to meet the annual distribution requirements required to maintain our REIT status, avoid corporate tax on undistributed income and/or avoid the 4% excise tax.

From time to time, we may generate taxable income greater than our income for financial reporting purposes, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect our value.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties. There can be no assurance that the IRS will not challenge our characterization of any such sale-leaseback transaction as a ‘true lease.’ In the event that any such sale-leaseback transaction is challenged and successfully recharacterized as a financing or loan for U.S.

federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests,” the “income tests” or the “distribution requirements” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year in the event we cannot make a sufficient deficiency distribution.

You may have current tax liability on distributions if you elect to reinvest in shares of our common stock.

Stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, to the extent such distribution is properly treated as being paid out of “earnings and profits,” even though such stockholders have elected not to receive the distributions used to purchase those shares of common stock in cash. As a result, each of our stockholders that is not a tax-exempt entity may have to use funds from other sources to pay such tax liability on the value of the common stock received.

Distributions payable by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is currently 20% plus a 3.8% “Medicare tax” surcharge. Distributions payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient on ordinary income, rather than the 20% preferential rate, and are also subject to the 3.8% Medicare tax; provided, however, that all such distributions (other than distributions designated as capital gain distributions and distributions traceable to distributions from a taxable REIT subsidiary) which are received by a pass-through entity or an individual are eligible for a 20% deduction from gross income under the current tax laws that will expire if not extended at the end of 2025. The more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of our common stock. See “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders.”

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they had earned that income and paid the tax on it directly, would be eligible to receive a credit or refund of the taxes deemed paid on the income deemed earned, and shall increase the adjusted basis of its shares by the excess of such deemed income over the amount of taxes deemed paid. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any of these taxes we pay will reduce our cash available for distribution to you.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock, or gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

●	Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;
●	Part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock; and
●	Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

See “Material U.S. Federal Income Tax Considerations—Taxation of Tax-Exempt Stockholders” section of this prospectus for further discussion of this issue if you are a tax-exempt investor.

Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.

We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forego attractive investments. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See “Material U.S. Federal Income Tax Considerations—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences or, generally, must have “reasonable cause” for the failure and pay a penalty, in addition to satisfying such requirements. See “Material U.S. Federal Income Tax Considerations—Taxation of REITs in General.” As a result, we may be required to liquidate otherwise attractive investments.

The stock ownership limit imposed by the Code for REITs and our charter may restrict our business combination opportunities.

To qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless an exemption is granted by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our common stock. In addition, our charter generally prohibits beneficial or constructive ownership of shares of our capital stock by any person that owns, actually or constructively, an interest in any of our lessees that would cause us to own, actually or constructively, 10% or more of any of our lessees. Our board of directors may grant an exemption, prospectively or retroactively, in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT 75% asset test, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.

Liquidation of assets may jeopardize our REIT status.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Changes to the U.S. federal income tax laws, including the enactment of certain tax reform measures, could have an adverse impact on our business and financial results.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in real estate and REITs, including the passage of the Tax Cuts and Jobs Act of 2017. Federal legislation intended to ameliorate the economic impact of the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, has been enacted that makes technical corrections to, or modifies on a temporary basis, certain of the provisions of the Tax Cut and Jobs Act of 2017, and it is possible that additional such legislation may be enacted in the future. The full impact of the Tax Cuts and Jobs Act of 2017 and the CARES Act may not become evident for some period of time. In addition, there can be no assurance that future changes to the U.S. federal income tax laws or regulatory changes will not be proposed or enacted that could impact our business and financial results. The REIT rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain of such changes could have an adverse impact on our business and financial results.

We cannot predict whether, when or to what extent any new U.S. federal tax laws, regulations, interpretations or rulings will impact the real estate investment industry or REITs. Prospective investors are urged to consult their tax advisors regarding the effect of potential future changes to the federal tax laws on an investment in our shares.

Foreign investors may be subject to FIRPTA on the sale of common stock if we are unable to qualify as a domestically controlled REIT.

A foreign person (other than a “qualified foreign pension plan”) disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax under FIRPTA on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. There can be no assurance that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, gain realized by a foreign investor (other than a “qualified foreign pension plan”) on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% (10% after December 18, 2015) of the value of our outstanding common stock. We are not currently traded on an established securities market. See “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders—Dispositions.”

We may enter into certain hedging transactions which may have a potential impact on our REIT status.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the gross income and asset tests that apply to REITs. Moreover, any income from a transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income that would be qualifying REIT income under the REIT gross income tests, and any gain from the unwinding of any such transaction, does not constitute gross income for purposes of the REIT annual gross income tests. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions may not be treated as qualifying income for purposes of the REIT gross income tests, and might also give rise to an asset that does not qualify for purposes of the REIT asset tests.

INVESTMENT COMPANY RISKS

We are not registered as an investment company under the Investment Company Act, and therefore we will not be subject to the requirements imposed on an investment company by the Investment Company Act which may limit or otherwise affect our investment choices.

The Company, the Operating Partnership, and our subsidiaries intend to conduct our businesses so that we are not required to register as “investment companies” under the Investment Company Act. The operation of a business in a manner so as not to be subject to regulation as an investment company requires an analysis of and compliance with complex laws, regulations and SEC staff interpretations, not all of which are summarized herein. Although we could modify our business methods at any time, at the present time we focus our activities on investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. We also may invest in other real estate investments, such as real estate related securities, and will otherwise be considered to be in the real estate business.

Companies subject to the Investment Company Act are required to comply with a variety of substantive requirements such as requirements relating to:

●	Limitations on the capital structure of the entity;

●	Restrictions on certain investments;
●	Prohibitions on transactions with affiliated entities; and
●	Public reporting disclosures, record keeping, voting procedures, proxy disclosure and similar corporate governance rules and regulations.

These and other requirements are intended to provide benefits or protections to security holders of investment companies. Because we and our subsidiaries do not expect to be subject to these requirements, you will not be entitled to these benefits or protections. It is our policy to operate in a manner that will not require us to register as an investment company, and we do not expect to register as an “investment company” under the Investment Company Act.

We do not expect that we, the Operating Partnership, or other subsidiaries will be an investment company because, if we have any securities that are considered to be investment securities held by an entity, then we will seek to ensure that holdings of investment securities in such entity will not exceed 40% of the total assets of that entity (on a consolidated basis) and that no such entity holds itself out as being engaged primarily in the business of investing in securities. If an entity were to hold investment securities having a value exceeding 40% of the value of the entity’s total assets (on a consolidated basis), and no other exclusion from registration was available, that entity might be required to register as an investment company. In order to avoid such a result, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or we may need to sell assets we would otherwise wish to retain. In addition, we may also have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase.

If the Company, the Operating Partnership or any subsidiary owns assets that qualify as “investment securities” and the value of such assets exceeds 40% of the value of its total assets (on a consolidated basis), the entity would be deemed to be an investment company absent another exclusion from the Investment Company Act. Certain of the subsidiaries that we may form in the future could seek to rely upon the exclusion provided by Section 3(c)(5)(C) of that Act, which is available for entities, among other things, “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests and an additional 25% of the entity’s portfolio be comprised of real estate-related interests although this percentage may be reduced to the extent that more than 55% of the entity’s assets are invested in qualifying interests, (as such terms have been interpreted by the staff of the SEC) and no more than 20% of such entity’s total assets are invested in miscellaneous investments. Qualifying interests for this purpose include actual interests in real estate, certain mortgage loans and other assets as interpreted in a manner consistent with SEC staff guidance. We intend to treat as real estate-related interests those assets that do not qualify for treatment as qualifying interests, including any securities of companies primarily engaged in real estate businesses that are not within the scope of SEC staff positions and/or interpretations regarding qualifying interests and securities issued by pass-through entities of which substantially all of the assets consist of qualifying interests and/or real estate-related interests. Due to the factual nature of this test, we, the Operating Partnership, or a subsidiary may be unable to sell assets we would otherwise want to sell or may need to sell assets we would otherwise wish to retain, if we deem it necessary to remain in compliance with the foregoing standards. In addition, we may have to forgo opportunities to acquire certain investments or interests in companies or entities that we would otherwise want to acquire, or acquire assets we might otherwise not select for purchase, if we deem it necessary to remain in compliance with the foregoing standards.

In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exclusions, including the exclusion provided by Section 3(c)(6) of the Investment Company Act (which excludes, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exclusion provided by Section 3(c)(5)(C), discussed above), from the definition of an investment company and the registration requirements under the Investment Company Act. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including actions by the SEC or its staff providing more specific or different guidance regarding these exclusions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release requesting comments regarding a number of matters relating to the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, including the nature of assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. To the extent that the SEC or the SEC staff provides more specific guidance regarding any of the matters bearing upon the exclusions discussed above or other exclusions from the definition of an investment company under the Investment Company Act upon which we may rely, we may be required to change the way we conduct our business or adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. If we meet the definition of an investment company under the Investment Company Act and we fail to qualify for an exclusion therefrom, our ability to use leverage and other business strategies would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for an exemption or exclusion from regulation under the Investment Company Act.

If we or the Operating Partnership are required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return or impair our ability to conduct our business as planned.

If we become an investment company or are otherwise required to register as an investment company, we might be required to revise some of our current policies, or substantially restructure our business, to comply with the Investment Company Act. This would likely require us to incur the expense and delay of holding a stockholder meeting to vote on proposals for such changes. Further, if we were required to register as an investment company, but failed to do so, we would be prohibited from engaging in our business, criminal and civil actions could be brought against us, some of our contracts might be unenforceable, unless a court were to direct enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

ERISA RISKS

If our assets are deemed to be ERISA plan assets, the Advisor and we may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entire entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable Treasury Regulations. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if the Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Code on your investment and our performance.

ESTIMATED USE OF PROCEEDS

The following table sets forth our best estimate of how we intend to use the gross and net proceeds from this offering assuming that we sell specified numbers of shares of each class as well as a specified number of shares pursuant to the primary offering and the distribution reinvestment plan, which we refer to in this section as our “DRIP offering.” However, the number of shares of each class of our common stock to be offered, including the number of shares of each class of our common stock to be offered pursuant to the DRIP offering, and other terms of any offering under this prospectus, may vary from these assumptions. We are offering up to $3,750,000,000 in shares of our common stock in our primary offering, and up to $1,250,000,000 in shares of our common stock in the DRIP offering, in any combination of Class T shares, Class W shares and Class I shares.

The tables below assume that the maximum selling commissions and dealer manager fees are paid on all Class T shares of our common stock offered in our primary offering to the public on a best efforts basis. The selling commissions, and, in some cases, dealer manager fees, may be reduced or eliminated in connection with certain categories of Class T share sales, such as sales for which a discount applies. The reduction in these commissions and fees will be accompanied by a corresponding reduction in the per share purchase price but will not affect the amounts available to us for investment. After paying the selling commissions, the dealer manager fees and the organization and offering expense reimbursement, we will use the net proceeds of this offering to acquire property, debt and other investments and to pay the fees set forth in the table below. Because amounts in the following tables are estimates, they may not accurately reflect the actual receipt or use of the offering proceeds.

The following tables set forth information about how we intend to use the proceeds raised in this offering, assuming that we sell: (i) the maximum offering of $3,750,000,000 in shares pursuant to our primary offering and (ii) the maximum offering of $5,000,000,000 in shares (including $1,250,000,000 in shares pursuant to our DRIP offering). The tables also reflect the assumption that 65% of our gross offering proceeds come from sales of Class T shares, 10% of our gross offering proceeds come from sales of Class W shares and 25% of our gross offering proceeds from Class I shares. We have assumed the percentage of shares of each class that will be sold based on discussions with the Dealer Manager and broker dealers, but there can be no assurance as to how many shares of each class will be sold. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our DRIP offering. The figures set forth below cannot be precisely calculated at this time and will depend on a number of factors, including, but not limited to, the number of shares of each class of common stock sold, rates of reinvestment pursuant to the DRIP offering and any potential reallocation of shares between the primary offering and the DRIP offering. Therefore, we cannot accurately predict the net proceeds we will realize from a combination of the offerings.

Until the proceeds from our public offerings are fully invested, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions. Therefore, some or all of our distributions may be paid from other sources, such as cash advances by our Advisor, cash resulting from a waiver or deferral of fees, borrowings and/or proceeds from our public offerings. There is no limit on distributions that may be made from these sources, however, our Advisor and its affiliates are under no obligation to defer or waive fees in order to support our distributions. The estimated amount to be invested, presented in the table below, will be impacted to the extent we use proceeds from this offering to pay distributions. The following tables are presented solely for informational purposes. The figures presented in the tables below are estimates based on numerous assumptions. The actual percentage of net proceeds available to use will depend on a number of factors, including the amount of capital we raise and the actual offering costs. For example, if we raise less than the maximum offering amount, we would expect the percentage of net offering proceeds available to us to be less (and may be substantially less) than that set forth below because many offering costs are fixed and do not depend on the amount of capital raised in the offering.

The following table presents information regarding the estimated use of proceeds raised in this offering with respect to Class T shares, using the assumptions described above.

	Maximum Primary Offering of $2,437,500,000 in Class T Shares		Maximum Primary Offering Plus Offering of $812,500,000 in Class T DRIP Shares
	Amount	%	Amount	%
Gross Proceeds	$2,437,500,000	100.0%	$3,250,000,000	100.0%
Less:
Selling commissions(1)	$48,750,000	2.0%	$48,750,000	1.5%
Dealer Manager Fees(1)	$60,937,500	2.5%	$60,937,500	1.9%
Organization and Offering Expenses Reimbursement(2)	$24,862,500	1.0%	$33,150,000	1.0%
Net Proceeds/Amounts Available for Investments(3)	$2,302,950,000	94.5%	$3,107,162,500	95.6%

The following table presents information regarding the estimated use of proceeds raised in this offering with respect to Class W shares, using the assumptions described above.

	Maximum Primary Offering $375,000,000 in of Class W Shares		Maximum Primary Offering Plus Offering of $125,000,000 in Class W DRIP Shares
	Amount	%	Amount	%
Gross Proceeds	$375,000,000	100.0%	$500,000,000	100.0%
Less:
Selling commissions(1)	—	0.0%	—	0.0%
Dealer Manager Fees(1)	—	0.0%	—	0.0%
Organization and Offering Expenses Reimbursement(2)	$3,825,000	1.0%	$5,100,000	1.0%
Net Proceeds/Amount Available for Investments(3)	$371,175,000	99.0%	$494,900,000	99.0%

The following table presents information regarding the estimated use of proceeds raised in this offering with respect to Class I shares, using the assumptions described above.

	Maximum Primary Offering of $937,500,000 in Class I Shares		Maximum Primary Offering Plus Offering of $312,500,000 in Class I DRIP Shares
	Amount	%	Amount	%
Gross Proceeds	$937,500,000	100.0%	$1,250,000,000	100.0%
Less:
Selling commissions	—	0.0%	—	0.0%
Dealer Manager Fees	—	0.0%	—	0.0%
Organization and Offering Expenses Reimbursement(2)	$9,562,500	1.0%	$12,750,000	1.0%
Net Proceeds/Amount Available for Investments(3)	$927,937,500	99.0%	$1,237,250,000	99.0%

(1)	The Dealer Manager, in its sole discretion, may reallow up to the full amount of the selling commission attributable to the shares of our common stock sold by other broker dealers participating in this offering to them and may also reallow up to the full amount of its dealer manager fee for reimbursement of marketing expenses. The maximum compensation payable to members of FINRA participating in this offering will not exceed 10.0% of the aggregate gross offering proceeds from the sale of shares of our common stock sold in the primary offering. The selling commissions and dealer manager fees are not paid in connection with sales pursuant to our DRIP offering. Thus, the selling commissions and dealer manager fees are calculated only on Class T shares sold in the primary offering. In addition, subject to FINRA limitations on underwriting compensation, we will pay the Dealer Manager additional underwriting compensation in the form of annual distribution fees that accrue monthly and are calculated on Class T and Class W shares sold in the primary offering in an amount equal to 0.85% per annum and 0.50% per annum, respectively, of the NAV per Class T share or Class W share, respectively. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares. We will cease paying the distribution fees with respect to Class T and Class W shares when they are no longer outstanding, including as a result of conversion to Class I shares, as well as upon certain other triggering events. See “Plan of Distribution—Underwriting Compensation.” The distribution fees are ongoing fees that are not paid at the time of purchase, are not intended to be a principal use of offering proceeds and are not included in the above table. See “Plan of Distribution” for a description of these fees.
(2)	We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, costs reimbursement for registered representatives of participating broker dealers to attend educational conferences sponsored by us or the Dealer Manager, fees to attend retail seminars sponsored by participating broker dealers and reimbursements for customary travel, lodging, and meals, reimbursement of broker dealers for technology costs and expenses associated with offering and costs and expenses associated with the facilitation of the marketing and ownership of our shares by their participating customers, but excluding upfront selling commissions, dealer manager fees and distribution fees). After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering. Subject to FINRA limitations on underwriting compensation, in addition to the organization and offering expenses for which we will reimburse the Advisor, the Advisor may pay additional expenses that are considered underwriting compensation to the Dealer Manager (which may be reallowed, advanced or paid by the Dealer Manager to participating broker dealers) without reimbursement from us. See “Plan of Distribution—Underwriting Compensation—Other Compensation.”
(3)	Until substantially all of the net offering proceeds are invested in connection with the acquisition and development of real properties and the acquisition of debt and other investments, substantially all of the net offering proceeds may be invested in short-term, highly liquid investments including but not limited to money market funds, government obligations, bank certificates of deposit, short-term debt obligations, and interest bearing accounts. The number of real properties we are able to acquire or develop and the amount of debt and other investments which we are able to make will depend on several factors, including the amount of capital raised in this offering, the extent to which proceeds from the DRIP offering are used to redeem shares under our share redemption program, whether we use offering proceeds to make distributions, the extent to which we incur debt or issue OP Units in order to acquire or develop real properties and the terms of such debt and the purchase price of the real properties we acquire or develop and the debt and other investments we make. We are not able to estimate the number of real properties we may acquire or develop or the number of debt and other investments we may make assuming the sale of any particular number of shares of our common stock. However, in general we expect that the concentration risk of our portfolio of investments will be inversely related to the number of shares of our common stock sold in this offering.

INVESTMENT STRATEGY, OBJECTIVES AND POLICIES

Investment Objectives

Our primary investment objectives include the following:

●	Preserving and protecting our stockholders’ capital contributions;
●	Providing current income to our stockholders in the form of regular cash distributions;
●	Realizing capital appreciation in our NAV from active investment management and asset management.

We cannot assure you that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. These limitations cannot be changed unless our charter is amended, which requires the approval of our stockholders. While we may consider a Liquidity Event, which may provide an additional source of value through the realization of capital appreciation, at any time in the future, we currently do not have a fixed time frame in which we intend to undertake such consideration and we are not obligated by our charter or otherwise to effect a liquidity event at any time.

We will supplement this prospectus during the offering period to describe the acquisition of significant investments.

Investment Strategy

We are a pure play industrial REIT and intend to focus our investment activities on and use the proceeds of this offering principally for building a national industrial warehouse operating company. Our investment activities include the acquisition, development and/or financing of income-producing real estate assets consisting primarily of institutional-quality bulk distribution, light industrial and last-mile distribution facilities and other industrial properties that are leased to creditworthy corporate customers. Creditworthiness does not necessarily mean that our customers will be investment grade, and it is anticipated that much of our portfolio will be comprised of non-rated and non-investment grade customers. We evaluate creditworthiness and financial strength of prospective customers based on financial, operating and business plan information that is provided to us by such prospective customers, as well as other market and economic information that is generally publicly available. In general, we intend our investment strategy to adhere to the following core principles:

●	Careful selection of target markets and submarkets, with an intent to emphasize locations with high barriers to entry, close proximity to large demographic bases and/or access to major distribution infrastructure;
●	Primary focus on highly functional, generic institutional-quality bulk distribution, light industrial facilities and last-mile distribution facilities;
●	Achievement of portfolio diversification in terms of markets, customers, industry exposure and lease rollovers; and
●	Emphasis on a mix of creditworthy national, regional and local customers.

We use the term “highly functional, generic” to describe institutional-quality bulk distribution, light industrial and last-mile distribution facilities with property and building specifications that address the respective market and submarket demands regarding usage. Such specifications may include, among others, clear heights, building depths, number of dock doors, truck court depths, trailer storage, lighting and fire protection technologies and key transportation (interstate, port, rail, air) access. We target property characteristics to appeal to the widest array of potential customers, typically needing relatively minor additional tenant improvement expenditures in order to attract a new customer to fill a vacant or soon-to-be vacant space.

Although we expect that our investment activities will focus primarily on distribution warehouses and other industrial properties, our charter and bylaws do not preclude us from investing in other types of commercial property or real estate-related debt. However, we will not invest more than 25% of the net proceeds we receive from the sale of shares of our common stock in this offering in other types of commercial property or real estate-related debt. Our investment in any distribution warehouse, other industrial property, or other property type will be based upon the best interests of our Company and our stockholders as determined by the Advisor and our board of directors. Real estate assets in which we may invest may be acquired either directly by us or through joint ventures or other co-ownership arrangements with affiliated or unaffiliated third parties, and may include: (i) equity investments in commercial real property; (ii) mortgage, mezzanine, construction, bridge and other loans related to real estate; and (iii) investments in other real estate-related entities, including REITs, private real estate funds, real estate management companies, real estate development companies and debt funds, both foreign and domestic. Subject to the 25% limitation described above, we may invest in any of these asset classes, including those that present greater risk.

To the extent that we invest in real estate-related debt, our primary investments could include, but are not limited to, originations of and participations in commercial mortgage loans secured by real estate, B-notes, mezzanine loans and certain other types of debt-related investments that may help us reach our diversification, liquidity and other investment objectives.

We currently maintain, under normal operating circumstances and subject to any limitations and requirements relating to our qualification as a REIT, an allocation to a number of sources of liquidity including cash, cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities, liquid real estate-related securities and undrawn amounts under our corporate line of credit (“cash-related liquidity”) of 10% of our equity. We presently intend to maintain an allocation to sources of cash-related liquidity other than undrawn amounts under our corporate line of credit of at least 5% of our equity, and will maintain an undrawn amount under our corporate line of credit to cover any difference in our cash-related liquidity allocation, ensuring an allocation to cash-related liquidity of 10% of our equity. Notwithstanding our intention to allocate 10% of our equity to cash-related liquidity investments, the actual allocation percentage may from time to time be higher or lower due to factors such as real estate market conditions, the amount of proceeds we raise in this offering, increased redemption requests, the availability and relative attractiveness of other investment opportunities, an increase in anticipated cash requirements, or other circumstances existing at the time we are making investments, subject to any limitations or requirements relating to our qualification as a REIT. With respect to investments in real estate-related securities and other securities, while our primary goal in making such investments is to preserve liquidity in support of our share redemption program, in the future we may change our objectives with respect to investments in real estate-related securities. Targeted securities investments may include, but are not limited to, the following: (i) equity securities such as preferred stocks, common stocks and convertible preferred securities of public or private real estate companies (including other REITs, real estate operating companies, homebuilders and other real estate companies), (ii) debt securities issued by other real estate companies, (iii) U.S. government and agency securities and (iv) certain other types of securities that may help us reach our diversification, liquidity and other investment objectives.

Target Market and Submarket Selection

We intend to build a portfolio of industrial properties that emphasizes markets that favor existing and growing demand for industrial warehousing and distribution. Such markets have characteristics such as high to moderate barriers to entry, proximity to a large demographic base, and/or access to major distribution infrastructure.

High barriers to entry: Primary target markets in the U.S. including Baltimore/Washington D.C., New York/New Jersey, the San Francisco Bay Area, Seattle, South Florida and Southern California have high land costs and fewer opportunities for additional development.

Moderate barriers to entry with a growing and/or large demographic base: Primary target markets in the U.S. including Atlanta, Charlotte, Chicago, Dallas, Eastern and Central Pennsylvania, Houston, Nashville and Orlando have moderate barriers to entry and opportunities for additional development.

Proximity to a large demographic base: Primary target markets in the U.S. including Atlanta, Chicago and Dallas have a large population base within a one hundred mile radius.

Access to major distribution hubs: Primary target markets in the U.S. including Chicago, Eastern Pennsylvania, Houston, Louisville, Memphis, New Jersey, Seattle/Tacoma, South Florida and Southern California are supported by significant intermodal rail, interstate, airport and seaport infrastructures.

In an effort to achieve our goal of building a national industrial platform, we intend to acquire properties in these distribution and logistics markets, as well as other national markets which could include, but are not limited to, Austin, Cincinnati, Columbus, Denver, Indianapolis, Kansas City, Las Vegas, Minneapolis, Phoenix, Portland, Reno, Salt Lake City, San Antonio and St. Louis. Within each of these markets, certain submarkets will be targeted based on a number of factors, including submarket size and depth, interstate highway, rail, and airport access, construction of new supply, and potential for rental rate growth. In addition, we may target certain markets outside the U.S. where there are opportunities to further diversify our portfolio in furtherance of our investment objectives.

Institutional-Quality Bulk Distribution, Light Industrial and Last-Mile Distribution Facilities

We intend to invest primarily in industrial buildings selected for their location, functionality, and potential cash flow characteristics, as well as their stability and their generally low maintenance and capital improvement costs.

We expect that our industrial properties, which consist primarily of warehouse distribution facilities suitable for single or multiple customers, will typically be comprised of multiple types of buildings. The following table describes the types and characteristics of industrial buildings we intend to target.

Building Type	Description
Bulk distribution	Building size of 150,000 to 1.5 million square feet, single or multi-customer
Light industrial	Building size of less than 150,000 square feet, single or multi-customer
Last-mile distribution	Bulk distribution or light industrial facilities utilized in connection with e-commerce and focused on end-user distribution

Portfolio Diversification

Our objective is to build an institutional-quality, diversified industrial portfolio. Although there can be no assurance that we will achieve this objective, we intend to diversify our portfolio in the following ways:

●	Markets: We intend to focus on the distribution and logistics markets in the U.S. described under “—Target Market and Submarket Selection,” although we may invest in other markets in the U.S. and throughout the world.
●	Customers: As our portfolio grows, we will generally seek to avoid having any single customer account for a significant portion of our annual aggregate net rental income.
●	Industry exposure: We intend to seek broad based exposure to multiple industries within our customer base.
●	Lease rollovers: To the extent reasonably possible, we intend to manage our portfolio over time to avoid an excessive level of lease rollover and/or expirations in any given year.

Creditworthy National, Regional and Local Customers

We expect to lease space to large, multi-national companies as well as smaller local and regional businesses. We consider the creditworthiness of our customers an important factor to limit our exposure to lost future rents and to maintain high occupancy rates. However, it is important to keep in mind that creditworthiness does not necessarily mean that our customers will be investment grade and, in fact, it is anticipated that much of our portfolio will be comprised of non-rated and non-investment grade customers. The evaluation of the creditworthiness of potential customers of our properties depends on the type of property. Although we are authorized to enter into leases with any type of customers, we anticipate that a majority of our customers that occupy larger spaces at our industrial properties will be corporations or other entities that have a substantial net worth (or other relevant financial metrics, including capital availability and stability of cash flows), or whose lease obligations are guaranteed by another corporation or entity with similar financial metric characteristics. Generally, all major customers are subject to a credit review.

Investments in Real Properties

We expect that the substantial majority of our real property investments will consist of: (i) core or core-plus assets, which are income-producing properties that have been fully constructed and substantially leased; (ii) value-add situations, which are properties that have some level of vacancy at the time of closing, may be undervalued or newly constructed, or where product repositioning, capital expenditures, and/or improved property and leasing management may increase cash flows; and (iii) development opportunities, which are properties to be constructed or are under development or construction.

The Advisor has significant discretion with respect to the selection of real property investments. In determining the specific types of real property investments to recommend to our board of directors, the Advisor utilizes the following criteria:

●	Broad assessment of macro and microeconomic, employment and demographic data and trends;
●	Regional, market and property specific supply/demand dynamics;
●	Credit quality of in-place customers and the potential for future rent increases;
●	Physical condition and location of the asset;
●	Barriers to entry in the relevant market and other property specific sources of sustainable competitive advantages;
●	The possibility of competition from other assets in the market;
●	Market rents and opportunity for revenue and net operating income growth;
●	Opportunities for capital appreciation based on product repositioning, operating expense reductions and other factors;
●	Liquidity and income tax considerations; and
●	Additional factors considered important to meeting our investment objectives.

We are not specifically limited in the number or size of real properties we may acquire, or to the percentage of the net proceeds from our public offerings that we may invest in a single real property, real property type or location. The specific number and mix of real properties we acquire will depend upon real estate market conditions and other circumstances existing at the time we are acquiring our real properties and the amount of proceeds we raise in this offering.

Development and Construction of Real Properties

We may invest a portion of the net proceeds from our public offerings in unimproved land upon which improvements are to be constructed or completed. Our charter currently prohibits us from investing more than 10% of our total assets within our portfolio in unimproved real properties, which are not acquired for the purpose of producing rental or other operating income and on which development or construction is not expected to occur within one year of the acquisition. Development of real properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. The Advisor may elect to employ one or more project managers (who under some circumstances may be affiliated with the Advisor) to plan, supervise and implement the development and construction of any unimproved real properties which we may acquire. Such persons would be compensated by us.

Joint Venture Investments

We have entered and in the future may enter into additional joint venture agreements with partners in connection with certain property acquisitions. With respect to these agreements, we may make a significant equity contribution relative to the overall equity requirement for any given venture. These agreements also generally allow our joint venture partners to be entitled to profit participation upon the sale of a property and to be paid acquisition, asset management, disposition and other fees by us or the joint venture, and the Advisor may agree to reallow a portion of the customary acquisition, asset management or disposition fees that it receives from us.

We may enter into joint ventures, general partnerships, co-tenancies and other participation arrangements, with one or more institutions or individuals, including real estate developers, operators, owners, investors and others, some of whom may be affiliates of the Advisor, for the purpose of acquiring, developing, owning and managing one or more real properties. In determining whether to recommend a particular joint venture, the Advisor evaluates the real property that such joint venture owns or is being formed to own under the same criteria used for the selection of our real property investments. The Advisor or its affiliates may receive various fees for providing services to the joint venture, including but not limited to an asset management fee, with respect to the proportionate interest in the properties held by our joint venture partners or co-owners of our properties.

Our board of directors or the appropriate committee of our board of directors must approve a joint venture prior to the signing of a legally binding purchase agreement for the acquisition of a specific real property. You should not rely upon our initial disclosure of any proposed joint venture agreement as an assurance that we will ultimately consummate the proposed transaction or that the information we provide in any supplement to this prospectus concerning any proposed transaction will not change after the date of the supplement. We may enter into joint ventures with affiliates of the Advisor for the acquisition of real properties, but only provided that:

●	A majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction, approves the transaction as being fair and reasonable to us; and
●	The investment by us and such affiliate are on terms and conditions that are no less favorable than those that would be available to unaffiliated parties.

In certain cases, we may be able to obtain a right of first refusal to buy a real property if a particular joint venture partner elects to sell its interest in the real property held by the joint venture. In the event that the joint venture partner were to elect to sell real property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the joint venture partner’s interest in the real property held by the joint venture.

Actions by a joint venture partner or co-tenant, which are generally out of our control, might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing the returns generated by such property, particularly if the joint venture agreement provides that the joint venture partner is the managing partner or otherwise maintains a controlling interest that could allow it to take actions contrary to our interests. See “Risk Factors—Risks Related to Investments in Real Property—Actions of joint venture partners could negatively impact our performance.”

Acquisition of Assets from the Advisor, its Affiliates or Other Related Entities

We may acquire assets from the Advisor, its affiliates or other related entities. It is important to note that under no circumstances will we acquire any asset from the Advisor or any of its affiliates or from any entity advised by an affiliate of the Sponsor, unless: (i) a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction, determines that such transaction is fair and reasonable to us; (ii) the price to us for such asset is no greater than the cost of the asset to the Advisor or its affiliate unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable; (iii) the price to us does not exceed the asset’s appraised value, as determined by a reasonably current appraisal produced by an independent appraiser approved by a majority of our board of directors, including a majority of the independent directors; and (iv) any agreements associated with the acquisition of such asset include provisions to avoid duplication of fees paid by us. See “Conflicts of Interest—Conflict Resolution Procedures.”

Due Diligence

While local laws and market customs vary from country to country, our obligation to close a transaction involving the purchase of a real property asset will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate and available:

●	Environmental reports, including Phase I environmental assessments;
●	Property level agreements, such as lease agreements and brokerage agreements;
●	Evidence of marketable title subject to such liens and encumbrances; and
●	Operating and financial information.

In certain circumstances, however, we may acquire real properties without some of the items outlined above assuming our Advisor and our board of directors are comfortable with the risks associated with doing so.

Terms of Leases

The terms and conditions of any lease we enter into with our customers may vary substantially from those we describe in this prospectus. However, we expect that a majority of our leases will be long-term (generally two to 10 years) operating leases generally referred to as “net” leases. A “net” lease provides that the customer will be required to pay or reimburse us for certain repairs and maintenance, property taxes, utilities, insurance and certain other operating costs. We, as landlord, will generally have responsibility for certain capital repairs or replacement of specific structural components for a property such as the roof of the building, the truck court and parking areas, as well as the interior floor or slab of the building.

We anticipate that certain tenant improvements required to be funded by us as the landlord under leases in connection with newly acquired real properties could be funded from our offering proceeds. In addition, at such time as a customer at one of our real properties does not renew its lease or otherwise vacates its space, it is likely that, in order to attract new customers, we will be required to expend funds for tenant improvements and customer refurbishments to the vacated space. Since we do not anticipate maintaining permanent working capital reserves, we may not have access to funds required for such tenant improvements and customer refurbishments in order to attract new customers to lease vacated space. We anticipate that most of our leases will be for fixed rentals with periodic increases based on the consumer price index or similar contractual adjustments, and that none of the rentals will be based on the income or profits of any person.

Investments in Real Estate-Related Debt and Securities

To the extent that we invest in real estate-related debt, our primary investments could include, but are not limited to, originations of and participations in commercial mortgage loans secured by real estate, B-notes, mezzanine loans and certain other types of debt-related investments that may help us reach our diversification, liquidity and other investment objectives. With respect to investments in real estate-related securities and other securities, our primary goal in making such investments is to preserve liquidity in support of our share redemption program, although in the future we may change our objectives with respect to investments in real estate-related securities. Targeted securities investments may include, but are not limited to, the following: (1) equity securities such as preferred stocks, common stocks and convertible preferred securities of public or private real estate companies (including other REITs, real estate operating companies, homebuilders and other real estate companies), (2) debt securities issued by other real estate companies, (3) U.S. government and agency securities and (4) certain other types of securities that may help us reach our diversification, liquidity and other investment objectives.

Our charter provides that we may not invest in securities unless a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable and that, generally, we may not make mortgage loan investments (other than an investment in mortgage programs or residential mortgage backed securities) unless an appraisal is obtained concerning the underlying property and the aggregate amount of all mortgage loans outstanding on the property do not exceed an amount equal to 85% of the appraised value of the property unless substantial justification exists because of the presence of other underwriting criteria. See “—Investment Limitations” below. Consistent with such requirements, in determining the types of real estate-related debt and securities investments to make, we evaluate specific criteria for each prospective real estate-related debt and securities investment including:

●	positioning the overall portfolio to achieve a desired liquidity mix of real property and other real estate-related investments;
●	diversification benefits relative to the rest of the real estate-related debt and securities within our portfolio;
●	fundamental securities analysis;
●	quality and sustainability of underlying property cash flows;
●	broad assessment of macro-economic data and regional property level supply and demand dynamics;
●	potential for delivering current income and attractive risk-adjusted total returns; and
●	additional factors considered important to meeting our investment objectives.

We are not specifically limited in the number or size of our real estate-related debt or securities investments, or on the percentage of the net proceeds from our public offerings that we may invest in a single real estate-related debt or security investment or pool of investments. The specific number and mix of real estate-related debt and securities in which we invest will depend upon real estate market conditions, other circumstances existing at the time we are making investments and the amount of proceeds we raise in this offering. We will not invest in securities of other issuers for the purpose of exercising control, and the first or second mortgages in which we intend to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured.

We also will be required to consider regulatory requirements and SEC staff interpretations that determine the treatment of such securities for purposes of exclusions from registration as an investment company. This may require us to forgo investments that we, our Operating Partnership, or our subsidiaries might otherwise make in order to continue to assure that under Section 3(a)(1)(C) “investment securities” do not exceed the 40% limit required to avoid registration as an investment company or that under Section 3(c)(5)(C) not less than 55% of our assets are treated as qualifying assets.

The following describes some, but not all, of the types of real estate-related debt and securities investments we may invest in and/or originate:

Mortgage Loans Secured by Commercial Real Properties

We may invest in commercial mortgages and other commercial real estate interests consistent with the requirements for qualification as a REIT. We may originate or acquire interests in mortgage loans, which may pay fixed or variable interest rates or have “participating” features. Our loans may include first mortgage loans, second mortgage loans and leasehold mortgage loans. Loans will usually not be insured or guaranteed by the U.S. government, its agencies or anyone else. They will usually be non-recourse, which means they will not be the borrower’s personal obligations.

We will generally require a security interest in the underlying properties or leases. We will obtain independent appraisals for underlying real property. However, the Advisor generally will rely on its own analysis and not exclusively on appraisals in determining whether to make or acquire a particular loan. We will not make a loan when the amount we advance plus the amount of any existing loans that are of equal priority or senior to our loan exceeds 100% of the appraised value of the underlying real property.

Loans with “participating” features may allow us to participate in the economic benefits of any increase in the value of the property securing repayment of the loan as though we were an equity owner of a portion of the property. The forms and extent of any participations may vary depending on factors such as the equity investment, if any, of the borrower, credit support provided by the borrower, the interest rate on our loans and the anticipated and actual cash flow from the underlying real property.

Mortgage Programs and Mortgage Backed Securities

Our charter does not preclude us from investing in mortgage programs, commercial mortgage backed securities (“CMBS”) and residential mortgage backed securities (“RMBS”). However, we will not invest in mortgage programs, CMBS or RMBS unless appraisals of the underlying properties are obtained and the aggregate amount of all mortgage loans outstanding on the properties do not exceed an amount equal to 85% of the appraised value of the properties or substantial justification exists because of the presence of other underwriting criteria.

Mezzanine Loans

We may invest in mezzanine loans that are senior to the borrower’s common and preferred equity in, and subordinate to a first mortgage loan on, a property. These loans are typically secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property.

Mezzanine loans may have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments and principal payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. Due to their higher risk profile and often less restrictive covenants, as compared to senior loans, mezzanine loans are generally structured to earn a higher return than senior secured loans. Mezzanine loans also may include a “put” feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed upon formula.

If the borrower defaults on any debt senior to our loan, we may have the right, under certain circumstances, to cure the default by paying off this senior debt; however, we may not have sufficient cash to do so, or we may choose not to pay off the senior debt in order to avoid additional investment exposure to the asset, potentially resulting in the loss of some or all of our investment.

Construction Loans

Loans made for original development, redevelopment or renovation of property are considered construction loans. We may invest in construction loans if, and only if, they are secured by first mortgages or deeds of trust on real property for terms generally not exceeding six months to two years.

Bridge Loans

If a borrower is seeking short-term capital for an acquisition, development or refinancing of a particular property, then we may make a bridge loan to such borrower. Shorter term bridge financing is beneficial to the borrower because it does not create restrictive long-term debt and provides the borrower with time to increase the value of the property. These loans typically will have a maximum term of three years.

B-notes

We may purchase from third parties, and may retain from mortgage loans we originate and securitize or sell, subordinate interests referred to as B-notes. B-notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A-note. The subordination of a B-note is generally evidenced by a co-lender or participation agreement between the holders of the related A-note and the B-note. In some instances, the B-note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. A B-note lender has the same obligations, collateral and borrower as the corresponding A-note lender, but is typically subordinated in recovery upon a default. B-notes share certain credit characteristics with second mortgages, in that both are subject to greater credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or A-note, and in consequence generally carry a higher rate of interest. When we acquire and/or originate B-notes, we may earn income on the investment, in addition to interest payable on the B-note, in the form of fees charged to the borrower under that note. If we originate first mortgage loans, we may divide them, securitizing or selling the A-note and keeping the B-note for investment.

Our ownership of a B-note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B-note, which may include foreclosure on, or modification of, the note or the need to acquire or payoff the A-note. In some cases, the owner of the A-note may be able to foreclose or modify the note against our wishes as holder of the B-note. As a result, our economic and business interests may diverge from the interests of the holders of the A-note.

We may also retain or acquire interests in A-notes and notes sometimes referred to as “C-notes,” which are junior to B-notes.

Investments in Real Estate-Related Entities

We may seek to invest in and/or acquire real estate-related entities, either publicly traded or privately held, that own commercial real estate assets. These entities may include REITs and other real estate-related entities, such as private real estate funds, real estate management companies, real estate development companies and debt funds. We may also invest in companies with substantial real estate portfolios for the purpose of obtaining ownership interests in the real estate. We do not have, and do not expect to adopt, any policies limiting our investment in and/or acquisitions of REITs or other real estate-related entities to those conducting a certain type of real estate business or owning a specific property type or real estate asset class. However, no duplicative fees will be paid to the Advisor or its affiliates in connection with investments in the equity interests of affiliated entities. In most cases, we will evaluate the feasibility of investing in and/or acquiring these entities using the same criteria we will use in evaluating a particular property. As part of any entity acquisition or shortly thereafter, we may sell certain properties to affiliates of the Advisor or others that, in our view, would not fit within our investment strategy or intended portfolio composition. We may invest in these entities in the open market, in negotiated transactions or through tender offers. Any such investment and/or acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT. We will not invest in the equity securities of affiliated entities if, as a result of such investments and based on our proportionate interest in such entities, more than 10% of our total assets would be deemed to be invested in unimproved property, as described in the section “—Investment Limitations,” below.

Disposition Policies—Real Properties

We generally acquire assets with an expectation of holding them for an extended period. However, circumstances might arise which could result in a shortened holding period for certain assets. An asset may be sold before the end of the expected holding period if:

●	There are diversification benefits associated with disposing of the asset and rebalancing our investment portfolio;
●	The asset has realized its expected total return;
●	An opportunity has arisen to pursue a more attractive investment opportunity;
●	The asset value is declining and our board of directors determines it would be appropriate to dispose of it;
●	A major customer has involuntarily liquidated or is in default under its lease;
●	The asset was acquired as part of a portfolio acquisition and does not meet our general acquisition criteria;
●	Capital is required to fund our share redemption program or for other uses;
●	There exists an opportunity to enhance overall investment returns by raising capital through sale of the asset; or
●	In the judgment of our board of directors, the sale of the asset is in our best interests.

The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view toward achieving maximum total investment return for the asset. We cannot assure you that this objective will be realized. In connection with the sale of assets, we may lend the purchaser all or a portion of the purchase price, subject to the limitations set forth in our charter if the purchaser is an affiliate. In these instances, our taxable income may exceed the cash received in the sale. See “Material U.S. Federal Income Tax Considerations—Distribution Requirements.” The terms of payment may be affected by custom in the area in which the asset being sold is located and by the then-prevailing economic conditions.

Disposition Policies—Real Estate-Related Debt and Securities

In general, the holding period for real estate-related debt and securities is expected to be shorter than the holding period for real property assets. The determination of whether a particular real estate-related debt or security investment should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors that are considered when disposing of a security or debt-related investment include:

●	the prevailing economic, real estate and securities market conditions;
●	the extent to which an asset has realized its expected total return;
●	portfolio rebalancing and optimization;
●	diversification benefits;

●	opportunities to pursue a more attractive real property or real estate-related debt or securities investment;
●	liquidity benefits with respect to sufficient funds for the share redemption program; and
●	other factors that determine that the sale of the security or debt-related asset is in our best interests.

Borrowing Policies

We intend to use secured and unsecured debt as a means of providing additional funds for the acquisition of assets, to pay distributions, and for other corporate purposes as well. In addition, in order to provide liquidity to fund redemptions, we may maintain an undrawn amount or borrow under our corporate line of credit. Such debt may be fixed or floating rate. Our ability to enhance our investment returns and to increase our diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if the credit markets are closed or limited and banks and other lending institutions maintain severe restrictions on the amount of funds available for the types of loans we seek. See “Risk Factors—Risks Related to Debt Financing—We may not be able to obtain debt financing necessary to run our business.” When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase assets for cash with the intention of obtaining debt financing at a later time.

Our board of directors has delegated to our Chief Financial Officer the authority to review and approve unaffiliated financing obligations with respect to any secured and unsecured debt, on such terms as the Chief Financial Officer deems necessary, advisable or appropriate, provided that the amount of any single proposed borrowing does not exceed $35.0 million. In addition, our board of directors has delegated to the Combined Industrial Advisors Committee the authority to review and approve unaffiliated financing obligations with respect to any secured and unsecured debt, on such terms as the Combined Industrial Advisors Committee deems necessary, advisable or appropriate, provided that the amount of any single borrowing does not exceed $100.0 million, and the aggregate amount of borrowings approved by the Combined Industrial Advisors Committee in any quarter does not exceed $100.0 million.

We use financial leverage to provide additional funds to support our investment activities. We may finance a portion of the purchase price of any real estate asset that we acquire with borrowings on short or long-term basis from banks, institutional investors and other lenders. Such borrowings may be secured by a mortgage or other security interest in some, or all, of our assets. We calculate our leverage for reporting purposes as the outstanding principal balance of our borrowings divided by the fair value of our real property plus our investment in unconsolidated joint venture partnerships, cash and cash equivalents and debt-related investments (determined in accordance with our valuation procedures). Based on this methodology, our leverage was 28.3% as of December 31, 2020, as compared to 47.7% as of December 31, 2019. For purposes of determining the fair value of our real property, we will include the fair value of the properties that are part of the DST Program due to the master lease structure, including our purchase option. There are other methods of calculating our overall leverage ratio that may differ from this methodology, such as the methodology used in determining our compliance with corporate borrowing covenants. Our current leverage target is between 50% and 60%. Although we intend to maintain the targeted leverage ratio over the near term, we may change our target leverage ratio from time to time. In addition, we may vary from our targeted leverage ratio from time to time, and there are no assurances that we will maintain our targeted range or achieve any other leverage ratio that we may target in the future. Our board of directors may from time to time modify our borrowing policy in light of then current economic conditions, the relative costs of debt and equity capital, the fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.

Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets, unless our board of directors, including a majority of our independent directors, determines that a higher level of borrowing is appropriate and approves such excess. Net assets for purposes of this calculation are defined to be our total assets (other than certain intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75% of the aggregate cost of our real property assets and debt-related investments before non cash reserves and depreciation. Any excess borrowings would be disclosed to stockholders in our next quarterly report, along with justification for any such excess.In certain circumstances, we may borrow from the party or parties from whom we acquire assets in the form of seller carryback notes.

By operating on a leveraged basis, we would hope to have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to our offering proceeds or to assets other than those specifically securing the repayment of the indebtedness.

The Advisor will use commercially reasonable efforts to obtain financing on the most favorable terms available to us and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan is due to mature or if the proceeds from the refinancing can be used to purchase an attractive investment which becomes available or for other reasons which are believed to be in our best interests. The benefits of any such refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

Our charter restricts us from obtaining loans from any of our directors, the Advisor, the Sponsor and any of our affiliates unless such loan is approved by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Acquisitions Through Equity Issuances

We are not limited to making acquisitions with cash or borrowings. We may also make investments through either public or private offerings of equity securities from us or the Operating Partnership, and we may do so when attractive acquisition opportunities are available. We are not limited in the number or size of investments we may make with equity issuances, and we may effect a merger, business combination or another significant transaction through equity issuances. Such issuances may be comprised of existing classes of shares of our common stock or OP Units in the Operating Partnership, new classes of shares of our common stock or OP Units in the Operating Partnership with preferential terms compared to those of our existing investors (such as preferred stock, preferred OP Units, or contractual obligations to provide protection from adverse tax consequences), or tenancy in common interests. We and the Operating Partnership may, with the approval of a majority of our independent directors, agree to pay additional fees to the Advisor, the Dealer Manager and their affiliates in connection with any such transactions, which may negatively affect the NAV of stockholders’ shares, our ability to pay distributions and the stockholders’ overall return.

DST Program

We, through the Operating Partnership, intend to initiate a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership.

Under the DST Program, each private placement will offer interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates.

We anticipate that these interests may serve as replacement properties for investors seeking to complete like kind exchange transactions under Section 1031 of the Code. Additionally, underlying interests of properties that are sold to investors pursuant to such private placements will be leased back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the interests from the investors at a later time in exchange for OP Units.

We expect that the DST Program will give us the opportunity to expand and diversify our capital raising strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like kind exchange transactions under Section 1031 of the Code. We expect to use the net proceeds of these private placements to make investments in accordance with our investment strategy and policies, to provide liquidity to our investors and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what we deem to be the best use of such proceeds at such time.

In connection with the DST Program, BCIX will enter into a dealer manager agreement with our Dealer Manager. Pursuant to the dealer manager agreement, the Dealer Manager agrees to conduct the private placements of up to $500 million of interests. The Advisor, Dealer Manager and certain of their affiliates receive fees and reimbursements in connection with their roles in the DST Program, which costs are substantially funded by the private investors in that program, through one or more purchase price “mark ups” of the initial estimated fair value of the DST Properties to be sold to investors, fees paid by the investors at the time of investment, or deductions from distributions paid to such investors.

BCIX will pay certain up front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through the DST Program. BCIX will be obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the private placements. In addition, with respect to certain classes of interests (or the corresponding classes of OP Units or shares for which they may be exchanged in certain circumstances) we, the Operating Partnership or BCIX will pay the Dealer Manager ongoing fees in amounts up to 1.0% of the equity investment or net asset value thereof per year. The Dealer Manager may reallow (pay) or advance such commissions, ongoing fees and a portion of such dealer manager fees to participating broker dealers. In addition, pursuant to the dealer manager agreement for the DST Program, we, or our subsidiaries, will be obligated to reimburse the Dealer Manager for (a) customary travel, lodging, meals and reasonable entertainment expenses incurred in connection with the private placements; (b) costs and expenses of conducting educational conferences and seminars, attending broker dealer sponsored conferences, or educational conferences sponsored by BCIX; (c) customary promotional items; and (d) legal fees of the Dealer Manager.

Pursuant to our Advisory Agreement and Operating Partnership Agreement, DST Properties will be included when calculating the fixed and performance components of the advisory fee due to our Advisor or Sponsor, as applicable. Furthermore, because our Advisor funds certain Dealer Manager personnel costs that will not be reimbursed under the DST Program dealer manager agreement, we have also agreed to pay our Advisor a fee equal to the mark up paid by DST Program investors for these costs, which is up to 1.5% of the total equity amount paid for the interests.

The DST Manager, a wholly-owned subsidiary of our Operating Partnership, will act, directly or through a wholly owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to DST Advisor, an affiliate of the Advisor. While the intention is to sell 100% of the interests to third parties, BCIX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the DST Manager. The DST Manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and will have the sole power to determine when it is appropriate for a trust to sell a DST Property. For its services, DST Advisor will receive, through the DST Manager, (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal by deal basis, (ii) a loan fee of up to 1.0% for any financing provided by us in connection with the DST Program (in which case a subsidiary of ours would provide the debt financing and earn interest thereon), (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties and the sale of any DST Property to a third party, and (iv) up to 1.0% of the gross equity proceeds as compensation for the development and design of the DST Program and ongoing oversite of the offering and the DST Program. In addition, in the event of a disposition of a DST Property to a third party, the Manager will receive reimbursement for actual costs incurred in connection with a disposition of the Property, including, without limitation, any brokerage or consulting fees payable on such disposition and real estate transaction costs, including legal fees, title fees, transfer taxes, recording fees and other similar costs associated with selling real estate. To the extent any of the foregoing costs are incurred by the Advisor or its affiliates on behalf of the Manager, the Manager may reimburse the Advisor for the same costs. Furthermore, to the extent that the Operating Partnership exercises its fair market value purchase option to acquire the interests from the investors at a later time in exchange for OP Units, and such investors subsequently submit such OP Units for redemption pursuant to the terms of our Operating Partnership, a redemption fee of up to 1.0% of the amount otherwise payable to a limited partner upon redemption will be paid to DST Manager subject to the terms of the applicable DST Program offering documents.

Affiliate Financing for Certain Purchasers in the DST Program

In connection with the DST Program, our affiliate, BCIX will maintain a loan program and may, upon request, provide the DST Investor Loans to the DST Investors to finance a portion of the purchase price payable upon their acquisition of such Interests. The DST Investor Loans will be made by the BCIX Lender, which will be affiliated with us, the Operating Partnership and the DST Manager. The DST Investor Loans may differ in original principal amounts. The original principal amount of the DST Investor Loans expressed as a percentage of the total Purchase Price for the applicable DST Interests (the “Loan to Cost Ratio”) may also vary, but no DST Investor Loan to any DST Investor will exceed 50% of the Purchase Price paid by such DST Investor for its Interest in the Trust, excluding the amount of the Origination Fee, as hereinafter defined. Each DST Investor that elects to obtain a DST Investor Loan, will pay an origination fee to the Manager equal to up to 1.0% of the original principal amount of its DST Investor Loan (the “Origination Fee”) upon origination of such DST Investor Loan, which Origination Fee may be assigned by the Manager to an affiliate of the Advisor. The DST Investor will be required to represent, among other things, that no portion of the Purchase Price for its Interest in the Trust and no fee paid in connection with the acquisition of its Interest (including, without limitation, the Origination Fee) has been or will be funded with any nonrecourse indebtedness other than the DST Investor Loan.

The DST Investor Loans will be evidenced by promissory notes and secured by pledges of the DST Interests financed with DST Investor Loan proceeds. Each DST Investor Loan will be a nonrecourse obligation of the DST Investor borrower (except as set forth below) and will have a term of 10 years. The DST Investor Loans will be prepayable in whole or in part without premium or penalty, and will be subject to mandatory prepayment in the event the DST Investor sells its Interest in the Trust or the Trust sells or otherwise disposes of the Property.

The interest rate on each DST Investor Loan will be based on a market index (e.g., based on interest rates for United States treasury securities or the London interbank offered rate, also known as LIBOR) plus a market-based spread determined in part by the amount of the DST Investor Loan relative to the value of the applicable DST Investor’s Interest. The interest rate on each DST Investor Loan may be a fixed or floating rate or some combination of the two over its term. Interest only will be payable on a quarterly basis for the first three years of the term of each DST Investor Loan. Principal and interest will then be payable on a quarterly basis, with principal commencing to amortize on a 30 year schedule and with the balance due in full at maturity or upon the sooner prepayment of a DST Investor Loan.

The DST Investor Loans will be non-recourse to the DST Investor other than for typical recourse carve outs to be more particularly specified in the DST Investor Loan documents, including, but not limited to, fraud or misappropriation by the DST Investor, voluntary or collusive bankruptcy filings by the DST Investor, and unpermitted transfers of the pledged Interest by the DST Investor. The BCIX Lender may require that a DST Investor’s limited recourse liabilities be guaranteed by a related individual or entity if the BCIX Lender determines that such DST Investor does not have sufficient financial resources to be able to satisfy its potential recourse liabilities in connection with the DST Investor Loan. The BCIX Lender may also require that the DST Investor form a new single purpose entity to enter into the DST Investor Loan. Either the DST Investor or, if applicable, the related recourse carve-out guarantor, will be obligated to maintain a net worth as reasonably determined by the BCIX Lender and/or may be subject to certain requirements restricting DST Investor and/or guarantor from incurring further indebtedness in excess of 50% of the DST Investor’s or guarantor’s, as applicable, assets, as more particularly set forth in the DST Investor Loan documentation. The BCIX Lender will have traditional lender remedies in the event of a default by a DST Investor on its DST Investor Loan, including the right to foreclose upon or otherwise take title to the Interest pledged to the BCIX Lender as collateral for such DST Investor Loan. The BCIX Lender will not be obligated to pursue its remedies against the Interest pledged as collateral for a DST Investor Loan as a precondition to pursuing or continuing to pursue the applicable DST Investor and/or its guarantor (if any) personally for any recourse liabilities under the DST Investor Loan documentation.

Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds and provides that we may not:

●	Invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business;
●	Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
●	Make or invest in individual mortgage loans unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of our independent directors determines, and in all cases in which the transaction is with any of our directors, the Advisor, the Sponsor or any of their respective affiliates, such appraisal shall be obtained from an independent appraiser. We will maintain such appraisal in our records for at least five years and it will be available for your inspection and duplication. We will also obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title;
●	Make or invest in mortgage loans that are subordinate to any lien or other indebtedness or equity interest of any of our directors, the Advisor, the Sponsor or any of their affiliates;
●	Invest in equity securities unless a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable;
●	Issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares of common stock to us pursuant to our share redemption program), or (ii) debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is anticipated to be sufficient to properly service that higher level of debt, or (iii) options or warrants to the directors, the Advisor, the Sponsor or any of their affiliates except on the same terms as such options or warrants, if any, are sold to the general public; options or warrants issuable to the directors, the Advisor, the Sponsor or any of their affiliates shall not exceed 10% of our outstanding shares on the date of grant. Options or warrants may be issued to persons other than the directors, the Advisor or any of their affiliates, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the independent directors has a market value less than the value of such option or warrant on the date of grant;
●	Make any investment that is inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests;
●	Make or invest in mortgage loans, including construction loans, on any one real property if the aggregate amount of all mortgage loans secured by such real property would exceed an amount equal to 85% of the appraised value of such real property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria;
●	Borrow in excess of 300% of the value of our net assets (which, for purposes of this calculation, is defined to be our total assets (other than certain intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities); the preceding calculation is generally expected to be up to 75% of the aggregate cost of our real property assets before non-cash reserves and depreciation; unless there is a satisfactory showing that a higher level of indebtedness is appropriate and such excess is approved by a majority of the independent directors and disclosed to stockholders in the next quarterly report of the REIT along with the justification for the excess;
●	Make investments in excess of 10% of our total assets in unimproved real properties or indebtedness secured by a deed of trust or mortgage loans on unimproved real properties, which are not acquired for the purpose of producing rental or other operating income and on which development or construction is not expected to occur within one year;
●	Issue equity securities on a deferred payment basis or other similar arrangement;
●	Engage in the business of trading or in underwriting or the agency distribution of securities issued by others; or
●	Acquire interests or securities in any entity holding investments or engaging in activities prohibited by our charter except for investments in which we hold a non-controlling interest or investments in entities having securities listed on a national securities exchange.

Investment Company Act Limitations

We intend to conduct our operations so that neither the Company, nor the Operating Partnership, nor a subsidiary of the Operating Partnership will be required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, or the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

The Company is organized as a holding company that conducts its businesses primarily through the Operating Partnership and our direct or indirect wholly-owned or majority-owned subsidiaries. The Company and the Operating Partnership do not and will not hold themselves out as investment companies. Both the Company and the Operating Partnership intend to conduct their operations so that they comply with the limits imposed by the 40% test. We expect the focus of our business will involve investments in real estate, buildings, and other assets that can be referred to as “sticks and bricks” and therefore we will not be an investment company under Section 3(a)(1)(A) of the Investment Company Act. The securities issued to our Operating Partnership by any wholly owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities the Operating Partnership may itself own, will not have a value in excess of 40% of the value of the Operating Partnership’s total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe neither the Company nor the Operating Partnership nor any direct or indirect majority-owned or wholly-owned subsidiary will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because it will not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through the Operating Partnership’s wholly-owned or majority-owned subsidiaries, the Company and the Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

The determination of whether an entity is a majority-owned subsidiary of its immediate parent company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least 50% of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we might need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We may in the future organize special purpose subsidiaries of the Operating Partnership that will rely on Section 3(c)(7) for their Investment Company Act exemption and, therefore, the Operating Partnership’s interest in each of these subsidiaries would constitute an “investment security” for purposes of determining whether the Operating Partnership satisfies the 40% test. However, we expect that most of our other majority-owned subsidiaries will not meet the definition of investment company or rely on exemptions under either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Consequently, we expect that our interests in these subsidiaries (which we expect will constitute more than 60% of our assets on an unconsolidated basis) will not constitute investment securities. Consequently, we expect to be able to conduct our operations so that we are not required to register as an investment company under the Investment Company Act.

One or more of our current or to-be-formed subsidiaries may seek to qualify for an exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption, as interpreted by the staff of the SEC, generally requires that at least 55% of a subsidiary’s portfolio must be comprised of “qualifying interests” and an additional 25% of the subsidiary’s portfolio be comprised of real estate-related interests, although this percentage may be reduced to the extent that more than 55% of the subsidiary’s assets are comprised of qualifying interests (as such terms have been interpreted by the staff of the SEC under the Investment Company Act), and no more than 20% may be comprised of assets that are neither qualifying interests nor real estate-related assets. Qualifying Interests for this purpose include mortgage loans and other assets such as certain “B” notes and tier one mezzanine loans, which the SEC staff in various no-action letters has determined are the functional equivalent of mortgage loans for the purposes of the Investment Company Act. We intend to treat as real estate-related assets any securities of companies primarily engaged in real estate businesses that are not within the scope of SEC positions and/or interpretations regarding qualifying interests and that are not, themselves, indirect wholly-owned subsidiaries of the Operating Partnership. Although we intend to monitor our portfolio periodically and prior to each investment acquisition or disposition, there can be no assurance that we will be able to maintain this exemption from registration for each of our subsidiaries.

In addition, we, the Operating Partnership and/or our subsidiaries may rely upon other exceptions and exemptions, including the exemptions provided by Section 3(c)(6) of the Investment Company Act (which exempts, among other things, parent entities whose primary business is conducted through majority-owned subsidiaries relying upon the exemption provided by Section 3(c)(5)(C), discussed above), from the definition of an investment company and the registration requirements under the Investment Company Act.

Qualification for exemption from registration under the Investment Company Act could limit our ability to make certain investments. For example, these restrictions could limit the ability of a subsidiary seeking to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act to invest in securities that the SEC has not deemed qualifying interests.

However, there can be no assurance that the laws and regulations governing the Investment Company Act status of REITs (and/or their subsidiaries), including actions by the SEC or the SEC staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. For example, on August 31, 2011, the SEC issued a concept release requesting comments regarding a number of matters relating to the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, including the nature of assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. To the extent that the SEC or the SEC staff provides more specific guidance regarding any of the matters bearing upon such exceptions, exemptions, or exclusions, or other exemptions from the definition of investment company under the Investment Company Act upon which we may rely, we may be required to change the way we conduct our business or adjust our strategy or the activities of our subsidiaries accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage and other business strategies would be substantially reduced, and our business will be materially and adversely affected if we fail to qualify for an exemption or exclusion from regulation under the Investment Company Act. If we did become an investment company, we might be required to revise some of our current policies to comply with the Investment Company Act. This would require us to incur the expense and delay of holding a stockholder meeting to vote on proposals for such changes. Please see “Risk Factors—Investment Company Risks—We are not registered as an investment company under the Investment Company Act, and therefore we will not be subject to the requirements imposed on an investment company by the Investment Company Act which may limit or otherwise affect our investment choices.” Please also see “Risk Factors—Investment Company Risks—If the Company or the Operating Partnership is required to register as an investment company under the Investment Company Act, the additional expenses and operational limitations associated with such registration may reduce your investment return or impair our ability to conduct our business as planned.”

Additional Private Placements By the Operating Partnership

The Operating Partnership may also offer undivided tenancy-in-common, beneficial or similar interests in certain real properties to accredited investors in private placements exempt from registration under the Securities Act whereby (i) the Operating Partnership would not lease such real properties, (ii) up-front fees and expenses would be borne directly by the purchasers of such tenancy-in-common, beneficial or similar interests, and (iii) such real properties would be subject to a purchase option whereby the Operating Partnership would have the right, but not the obligation, to acquire the tenancy-in-common, beneficial or similar interests from investors at a later time for cash or, upon mutual agreement between the investor and the Operating Partnership, for OP Units.

Hedging Policies

We may be exposed to interest rate changes primarily as a result of variable-rate debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. We may seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use interest rate swaps, caps, floors, or similar hedging or derivative transactions or arrangements, to hedge exposures to changes in interest rates on loans secured by our assets or otherwise. Similarly, we may be exposed to the effects of currency changes, for example as a result of international investments, so we may enter into foreign exchange swaps, caps, floors, or similar hedging or derivative transactions or arrangements, in order to manage or mitigate such currency risk. As a result of these hedging activities, we will be exposed to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk (unless we are required to post collateral to our counterparty). We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. With regard to variable rate financing, the Advisor will assess our interest rate cash flow risk by periodically identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Advisor will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced. Our board of directors will establish policies and procedures consistent with our underlying investment strategy, corporate objectives, level of risk tolerance, borrowing capacity and flexibility regarding our use of derivative financial instruments for hedging or other purposes.

INVESTMENTS IN REAL PROPERTIES, REAL ESTATE SECURITIES

AND DEBT RELATED INVESTMENTS

Real Estate Portfolio Overview

As of March 31, 2021, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 134 industrial buildings totaling approximately 30.8 million square feet located in 23 markets throughout the U.S., with 212 customers, and was 84.5% occupied (90.8% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.8 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. As of March 31, 2021, our total real estate portfolio included:

●	124 industrial buildings totaling approximately 28.7 million square feet comprised our operating portfolio, which includes stabilized properties, and was 90.4% occupied (94.4% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.8 years; and
●	10 industrial buildings totaling approximately 2.1 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

Of our total portfolio, we owned and managed 67 buildings totaling approximately 17.3 million square feet through our minority ownership interests in our joint venture partnerships. In addition, as of March 31, 2021, through our minority joint venture partnerships, we owned and managed 13 buildings either under construction or in the pre-construction phase totaling approximately 4.6 million square feet. Unless otherwise noted, these buildings are excluded from the presentation of our portfolio data and our completed and probable real property acquisitions in the tables below.

Our consolidated portfolio has an estimated aggregate weighted-average purchase price capitalization rate of approximately 4.4% (4.6% excluding contractual free rent during a portion of the year following acquisition of certain of the properties). The purchase price capitalization rate is based on the property’s projected cash net operating income from in-place leases for the 12 months after the date of purchase, including any contractual rent increases contained in such leases for those 12 months, divided by the purchase price for the property, exclusive of transfer taxes, due diligence expenses and other closing costs including acquisition costs.

Through December 31, 2020, we had directly acquired 65 buildings comprised of approximately 12.8 million square feet for an aggregate total purchase price of approximately $1.4 billion, as well as the minority ownership interests in the two joint venture partnerships. Also, through our minority ownership interests in our joint venture partnerships, we completed the development of three industrial buildings comprising an aggregate of 1.0 million square feet and total costs to complete the development of approximately $91.7 million during the period from July 16, 2020 through December 31, 2020. We funded these acquisitions and development activity primarily with proceeds from our public offerings, institutional equity, and debt financings.

Unless otherwise indicated, the term “property” as used herein refers to one or more buildings in the same market that were acquired by us in the same transaction.

Building Types. Our industrial buildings consist primarily of warehouse distribution facilities suitable for single or multiple customers. The following table summarizes our portfolio by building type as of December 31, 2020:

		Percent of Rentable Square Feet
Building Type	Description	Total (1)	Consolidated (2)
Bulk distribution	Building size of 150,000 to over 1 million square feet, single or multi-customer	82.3%	76.5%
Light industrial	Building size of less than 150,000 square feet, single or multi-customer	17.7	23.5
		100.0%	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in the BTC I Partnership and the BTC II Partnership. Properties owned through the BTC I Partnership and the BTC II Partnership are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.

Portfolio Overview and Market Diversification. As of December 31, 2020, the average effective annual rent of our total real estate portfolio (calculated by dividing total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis), by total occupied square footage) was approximately $5.82 per square foot. The following table summarizes certain operating metrics of our portfolio by market as of December 31, 2020:

	Number of	Rentable Square Feet		Occupied	Leased	Annualized Base Rent (4)
($ and square feet in thousands)	Buildings (1)	Total (1)	Consolidated (2)	Rate (3)	Rate (3)	Total (1)		Consolidated (2)
Operating Properties:
Atlanta	9	2,383	—	78.5%	78.5%	$8,275	5.5%	$—	—%
Austin	6	562	119	90.4	93.9	3,826	2.6	836	1.2
Bay Area	3	845	—	67.7	89.3	6,267	4.2	—	—
Central Valley	3	1,454	382	78.3	78.3	6,560	4.4	2,291	3.4
Chicago	5	888	386	79.0	100.0	3,846	2.6	1,928	2.9
Cincinnati	2	294	294	100.0	100.0	1,408	0.9	1,408	2.1
Dallas	12	3,827	2,411	99.2	100.0	16,584	11.0	10,550	15.6
D.C. / Baltimore	4	570	463	100.0	100.0	4,811	3.2	3,795	5.6
Denver	1	152	152	100.0	100.0	685	0.5	685	1.0
Houston	2	487	—	82.4	82.4	2,003	1.3	—	—
Indianapolis	1	691	691	100.0	100.0	2,266	1.5	2,266	3.4
Las Vegas	5	851	851	98.2	98.2	5,857	3.9	5,857	8.7
New Jersey	12	2,313	1,107	97.9	97.9	15,527	10.4	6,722	10.0
Orlando	2	441	441	100.0	100.0	2,531	1.7	2,531	3.8
Pennsylvania	15	3,395	1,464	82.9	92.1	15,677	10.5	8,513	12.7
Portland	1	160	—	100.0	100.0	1,340	0.9	—	—
Reno	6	1,422	1,422	100.0	100.0	6,960	4.6	6,960	10.4
Salt Lake City	1	384	384	100.0	100.0	1,993	1.3	1,993	3.0
San Antonio	5	588	—	100.0	100.0	2,950	2.0	—	—
San Diego	2	268	—	100.0	100.0	2,275	1.5	—	—
Seattle	3	1,341	—	79.3	79.3	8,105	5.4	—	—
South Florida	3	289	282	100.0	100.0	2,200	1.5	1,940	2.9
Southern California	18	4,592	1,256	96.7	100.0	27,506	18.3	8,444	12.6
Total operating	121	28,197	12,105	91.0	94.2	149,452	99.7	66,719	99.3
Value-Add Properties:
Atlanta	1	138	138	—	—	—	—	—	—
Cincinnati	1	161	161	58.1	58.1	474	0.3	474	0.7
Houston	1	140	140	—	—	—	—	—	—
Las Vegas	2	267	266	—	—	—	—	—	—
New Jersey	2	648	—	—	—	—	—	—	—
Pennsylvania	1	149	—	—	—	—	—	—	—
Seattle	1	205	—	—	—	—	—	—	—
South Florida	2	436	—	—	—	—	—	—	—
Total value-add properties	11	2,144	705	4.4	4.4	474	0.3	474	0.7
Total portfolio	132	30,341	12,810	84.9%	87.8%	$149,926	100.0%	$67,193	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in the BTC I Partnership and the BTC II Partnership. Properties owned through the BTC I Parntership and the BTC II Partnership are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.
(3)	The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.
(4)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2020, multiplied by 12.

Lease Terms. Our industrial properties are typically subject to leases on a “triple net basis,” in which customers pay their proportionate share of real estate taxes, insurance, common area maintenance, and certain other operating costs. In addition, most of our leases include fixed rental increases or Consumer Price Index-based rental increases. Lease terms typically range from one to 10 years, and often include renewal options.

Lease Expirations. As of December 31, 2020, the weighted-average remaining lease term (based on square feet) of our total occupied portfolio was approximately 4.7 years, excluding renewal options. The following table summarizes the lease expirations of our occupied portfolio for leases in place as of December 31, 2020, without giving effect to the exercise of renewal options or termination rights, if any:

		Occupied Square Feet				Annualized Base Rent (3)
($ and square feet in thousands)	Number of Leases (1)	Total (1)		Consolidated (2)		Total (1)		Consolidated (2)
2021	26	1,393	5.4%	964	8.0%	$7,701	5.2%	$5,309	7.9%
2022	33	2,678	10.5	1,547	12.8	13,236	8.9	7,641	11.4
2023	35	3,602	14.1	1,720	14.2	21,348	14.3	10,361	15.4
2024	34	3,440	13.4	1,269	10.5	19,264	12.9	7,075	10.5
2025	29	3,943	15.4	2,511	20.8	22,149	14.8	12,897	19.2
2026	23	2,899	11.3	498	4.1	17,540	11.7	3,557	5.3
2027	12	2,367	9.2	1,417	11.7	12,747	8.5	8,225	12.2
2028	9	1,506	5.9	332	2.7	8,542	5.7	2,146	3.2
2029	15	2,209	8.6	1,342	11.1	14,065	9.4	7,691	11.4
Thereafter	9	1,574	6.2	488	4.1	12,708	8.6	2,291	3.5
Total occupied (4)	225	25,611	100.0%	12,088	100.0%	$149,300	100.0%	$67,193	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in the BTC I Partnership and the BTC II Partnership. Properties owned through the BTC I Parntership and the BTC II Partnership are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.
(3)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2020, multiplied by 12.
(4)	Excludes one lease of 0.1 million square feet that expired on December 31, 2020.

Customer Diversification. As of December 31, 2020, there was one customer that individually represented more than 5.0% of total occupied square feet of our total portfolio and one customer that individually represented more than 5.0% of total annualized base rent of our total portfolio. The following table reflects the 10 largest customers of our total portfolio, based on annualized base rent, which occupied a combined 7.9 million square feet as of December 31, 2020:

Customer	% of Total Occupied Square Feet (1)	% of Total Annualized Base Rent (1)
Amazon.com Services LLC	5.3%	7.6%
Steelcase, Inc.	4.8	4.7
XPO Logistics Supply Chain, Inc.	4.4	4.2
Radial, Inc.	4.5	3.4
National Distribution Centers, LLC	3.4	2.9
SBS Transportation, Inc.	1.7	2.2
The Kroger Company	1.9	1.8
Clutter, Inc.	1.8	1.7
General Services Administration	1.0	1.6
Patagonia, Inc.	1.8	1.6
Total	30.6%	31.7%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in the BTC I Partnership and the BTC II Partnership. Properties owned through the BTC I Parntership and the BTC II Partnership are shown as if we owned a 100% interest.

As of December 31, 2020, there were two customers that individually represented more than 5.0% of total occupied square feet of our consolidated portfolio and one customer that individually represented more than 5.0% of total annualized base rent of our consolidated portfolio. The following table reflects the 10 largest customers of our consolidated portfolio, based on annualized base rent, which occupied a combined 4.7 million square feet as of December 31, 2020:

	% of Total	% of Total
Customer	Occupied Square Feet (1)	Annualized Base Rent (1)
Radial, Inc.	9.7%	7.6%
Steelcase, Inc.	5.1	4.9
The Kroger Company	4.0	4.0
General Services Administration	2.2	3.7
Patagonia, Inc.	3.9	3.6
Boyd Flotation, Inc.	2.6	3.1
Amazon.com Services LLC	3.2	3.0
Hooker Furniture Corporation	2.7	2.4
Motivating Graphics, LLC	3.0	2.4
Dayton Parts, LLC	2.6	2.3
Total	39.0%	37.0%

(1)	Represents only our consolidated properties.

The majority of our customers do not have a public corporate credit rating. We evaluate creditworthiness and financial strength of prospective customers based on financial, operating and business plan information that is provided to us by such prospective customers, as well as other market, industry, and economic information that is generally publicly available.

Industry Diversification. The table below illustrates the diversification of our portfolio by industry classifications of our customers as of December 31, 2020:

		Occupied Square Feet				Annualized Base Rent (3)
($ and square feet in thousands)	Number of Leases (1)	Total (1)		Consolidated (2)		Total (1)		Consolidated (2)
eCommerce / Fulfillment	13	4,075	15.8%	1,624	13.4%	$23,593	15.7%	$7,528	11.2%
Transportation / Logistics	22	3,791	14.7	1,050	8.7	23,448	15.6	5,747	8.6
Home Furnishings	13	2,757	10.7	1,645	13.6	15,566	10.4	9,394	14.0
Food & Beverage	18	2,107	8.2	965	8.0	12,928	8.6	5,851	8.7
Auto	17	2,213	8.6	1,325	11.0	10,499	7.0	5,409	8.0
Storage / Warehousing	16	1,482	5.8	748	6.2	9,118	6.1	4,140	6.2
Home Improvement	17	859	3.3	450	3.7	5,504	3.7	2,863	4.3
Appliance	4	1,119	4.3	379	3.1	5,243	3.5	1,725	2.6
Printing	7	913	3.5	770	6.4	5,151	3.4	4,015	6.0
Manufacturing	12	945	3.7	202	1.7	5,113	3.4	1,189	1.8
Other	87	5,499	21.4	2,930	24.2	33,763	22.6	19,332	28.6
Total	226	25,760	100.0%	12,088	100.0%	$149,926	100.0%	$67,193	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in the BTC Partnerships. Properties owned through the BTC Partnerships are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.
(3)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2020, multiplied by 12.

Completed Real Property Acquisitions

Acquisitions. The following table summarizes our completed real property acquisitions as of the date they were acquired through the date of this filing:

($ in thousands)	Acquisition/ Shell Complete Date	Ownership Percentage	Purchase Price(1)	Purchase Price Capitalization Rate		Rentable Square Feet	Leased Rate
Ontario Industrial Center—Ontario, CA	2/26/2018	100%	$10,565	1.3	%(2)	86,000	100.0%
Medley Industrial Center—Medley, FL	4/11/2018	100%	$7,375	5.2%		57,000	100.0%
Ontario Distribution Center—Ontario, CA	5/17/2018	100%	$30,770	3.5	%(2)	247,000	100.0%
Park 429 Logistics Center—Winter Garden, FL	6/7/2018	100%	$45,700	3.0	%(3)	441,000	95.9%
Pescadero Distribution Center—Tracy, CA	6/20/2018	100%	$45,750	4.7%		382,000	100.0%
Gothard Industrial Center—Huntington Beach, CA	6/25/2018	100%	$10,075	5.1%		59,000	100.0%
Midway Industrial Center—Odenton, MD	10/22/2018	100%	$7,987	6.5%		126,000	100.0%
Executive Airport Distribution Center—Henderson, NV	11/20/2018	100%	$51,050	5.0%		482,000	100.0%
Iron Run Distribution Center—Allentown, PA	12/4/2018	100%	$15,300	5.0%		154,000	100.0%
Elgin Distribution Center—Elgin, IL	12/11/2018	100%	$21,550	2.1	%(4)	257,000	100.0%
Addison Distribution Center II—Addison, IL	12/21/2018	100%	$12,500	5.0%		129,000	100.0%
Fontana Distribution Center—Fontana, CA	12/28/2018	100%	$42,129	4.7%		318,000	100.0%
Airport Industrial Center—Ontario, CA	1/8/2019	100%	$8,100	4.4%		53,000	100.0%
Kelly Trade Center—Austin, TX	1/31/2019	100%	$15,300	5.9%		119,000	100.0%
7A Distribution Center—Robbinsville, NJ	2/11/2019	100%	$12,100	6.3%		177,000	98.2%
Quakerbridge Distribution Center—Hamilton, NJ	3/11/2019	100%	$8,500	5.9%		76,000	100.0%
Hebron Airpark Logistics Center—Hebron, KY	5/30/2019	100%	$11,750	5.6%		152,000	100.0%
Las Vegas Light Industrial Portfolio—Las Vegas, NV	5/30/2019	100%	$59,250	5.0%		369,000	100.0%
Monte Vista Industrial Center—Chino, CA	6/7/2019	100%	$15,503	4.8%		89,000	100.0%
King of Prussia Core Infill Portfolio—King of Prussia, PA	6/21/2019	100%	$31,500	6.3%		292,000	94.5%
Dallas Infill Industrial Portfolio—Arlington & Garland, TX(5)	6/28/2019	100%	$115,000	4.6%		1,433,000	100.0%
Edison Distribution Center—Edison, NJ	6/28/2019	100%	$27,500	4.8%		180,000	100.0%
395 Distribution Center—Reno, NV	8/5/2019	100%	$53,900	4.9%		627,000	100.0%
I-80 Distribution Center—Reno, NV	9/4/2019	100%	$72,322	4.3%		795,000	86.9%
Avenue B Industrial Center—Bethlehem, PA	9/11/2019	100%	$6,985	6.0%		86,000	100.0%
485 Distribution Center—Shiremanstown, PA	9/13/2019	100%	$42,500	5.1%		457,000	100.0%
Weston Business Center—Weston, FL	12/10/2019	100%	$32,415	3.0	%(6)	225,000	100.0%
Marigold Distribution Center—Redlands, CA	12/20/2019	100%	$39,700	4.0%		328,000	100.0%
Bishops Gate Distribution Center—Mount Laurel, NJ	12/31/2019	100%	$32,200	4.9%		292,000	100.0%
Norcross Industrial Center—Norcross, GA	03/23/2020	100%	$9,300	N/A(10)		138,000	0.0%
Port 146 Distribution Center—La Porte, TX	04/14/2020	100%	$9,547	N/A(10)		140,000	0.0%
Lima Distribution Center—Denver, CO	04/15/2020	100%	$11,600	5.5%		152,000	100.0%
Valwood Crossroads Distribution Center—Carrollton, TX	05/11/2020	100%	$70,200	4.4%		618,000	100.0%
Eaglepoint Logistics Center—Brownsburg, IN	05/26/2020	100%	$40,185	5.5%		691,000	100.0%

7A Distribution Center II—Robbinsville, NJ	05/27/2020	100%	$22,587	5.0%		172,000	100.0%
($ in thousands)	Acquisition Date	Ownership Percentage	Purchase Price (1)	Purchase Price Capitalization Rate		Rentable Square Feet	Leased Rate
Legacy Logistics Center—Salt Lake City, UT	06/03/2020	100%	$41,600	4.8%		384,000	100.0%
:Logistics Center at 33—Easton, PA	06/04/2020	100%	$62,500	4.5%		476,000	100.0%
Intermodal Logistics Center—Fort Worth, TX	06/29/2020	100%	$28,296	4.2%		360,000	100.0%
Peachtree Distribution Center—Atlanta, GA	07/15/2020	26.8%	(7)	(7)		708,000	99.1%
Dallas Distribution Portfolio—Dallas, TX	07/15/2020	26.8%	(7)	(7)		1,276,000	100.0%
7A Distribution Center—Hamilton Township, NJ	07/15/2020	26.8%	(7)	(7)		340,000	100.0%
Piscataway Distribution Center—Piscataway, NJ	07/15/2020	26.8%	(7)	(7)		565,000	100.0%
Sumner Distribution Center—Sumner, WA	07/15/2020	26.8%	(7)	(7)		232,000	100.0%
Silver Springs Distribution Center—Carlisle, PA	07/15/2020	26.8%	(7)	(7)		423,000	100.0%
Commerce Industrial Center—Commerce, CA	07/15/2020	26.8%	(7)	(7)		91,000	100.0%
Tuscany Industrial Center—Austin, TX	07/15/2020	26.8%	(7)	(7)		108,000	100.0%
Tuscany Industrial Center II—Austin, TX	07/15/2020	26.8%	(7)	(7)		334,000	100.0%
FAA Distribution Center—Irving, TX	07/15/2020	26.8%	(7)	(7)		141,000	100.0%
Perris Distribution Center—Perris, CA	07/15/2020	26.8%	(7)	(7)		864,000	100.0%
Waterman Distribution Center—San Bernardino, CA	07/15/2020	26.8%	(7)	(7)		554,000	100.0%
Tracy Distribution Center III—Tracy, CA	07/15/2020	26.8%	(7)	(7)		462,000	100.0%
Tacoma Logistics Center—Tacoma, WA	07/15/2020	26.8%	(7)	(7)		1,109,000	68.2%
Silver Springs Distribution Center II—Silver Springs, PA	07/15/2020	26.8%	(7)	(7)		681,000	84.5%
Arrow Route Distribution Center—Rancho Cucamonga, CA	07/15/2020	26.8%	(7)	(7)		612,000	100.0%
Richmond Logistics Center—Richmond, CA	07/15/2020	26.8%	(7)	(7)		182,000	100.0%
Otay Logistics Center—San Diego, CA	07/15/2020	26.8%	(7)	(7)		268,000	100.0%
Silicon Valley Industrial Center—San Jose, CA	07/15/2020	26.8%	(7)	(7)		156,000	100.0%
Brodhead Distribution Center—Lehigh Valley, PA	07/15/2020	26.8%	(7)	(7)		514,000	48.0%
LaPorte Distribution Center—La Porte, TX	07/15/2020	26.8%	(7)	(7)		194,000	100.0%
Hayward Logistics Center—Hayward, CA	07/15/2020	26.8%	(7)	(7)		507,000	100.0%
East Pompano Industrial Center—Pompano Beach, FL	07/15/2020	26.8%	(7)	(7)		443,000	1.5%
Cutten Road Distribution Center—Houston, TX	07/15/2020	26.8%	(7)	(7)		293,000	70.8%
Mid Counties Industrial Center—Santa Fe Springs, CA	07/15/2020	26.8%	(7)	(7)		96,000	100.0%
Valley Logistics Center—Fontana, CA	07/15/2020	26.8%	(7)	(7)		377,000	59.6%
San Antonio Logistics Portfolio—Schertz, TX	07/15/2020	8%	(7)	(7)		588,000	100.0%
Agua Mansa Commercial Center—Colton, CA	07/15/2020	8%	(7)	(7)		743,000	100.0%
Tualatin Distribution Center—Tualatin, OR	07/15/2020	8%	(7)	(7)		160,000	100.0%
Tracy Distribution Center IV—Tracy, CA	07/15/2020	8%	(7)	(7)		611,000	0.0%
Southmeadow Distribution Center—Atlanta, GA	07/15/2020	8%	(7)	(7)		400,000	100.0%
Aurora Distribution Center II—Aurora, IL	07/15/2020	8%	(7)	(7)		238,000	100.0%
Heritage Logistics Center Portfolio—Manchester, PA	07/15/2020	8%	(7)	(7)		461,000	0.0%
Mercure Logistics Center—Sterling, VA	07/15/2020	8%	(7)	(7)		106,000	100.0%
Southpark Logistics Center—Atlanta, GA	07/15/2020	8%	(7)	(7)		297,000	0.0%
Douglas Hill Logistics Center—Lithia Springs, GA	07/15/2020	8%	(7)	(7)		977,000	78.7%
Naperville Distribution Center—Naperville, IL	07/15/2020	8%	(7)	(7)		131,000	0.0%
O'Hare Distribution Center III—Mount Prospect, IL	07/15/2020	8%	(7)	(7)		132,000	0.0%
Lakewood Logistics Center I—Lakewood, WA	07/15/2020	8%	(8)	N/A	(9)	205,000	0.0%
Riverbridge Urban Renewal East—Florence, NJ	08/28/2020	8%	(8)	N/A	(9)	528,000	0.0%
Avenel Urban Renwal—Avenel, NJ	09/03/2020	8%	(8)	N/A	(9)	122,000	0.0%
Executive Airport Distribution Center II & III—Henderson, NV	09/03/2020	100%	$32,521	N/A	(9)	267,000	0.0%
Farrington Distribution Center—Monroe Township, NJ	09/16/2020	26.8%	(8)	N/A	(9)	301,000	0.0%
Airpark International Logistics Center—Hebron, KY	10/09/2020	100%	$30,200	3.3	%(10)	303,000	77.7%
Carlstadt Inustrial Center—Carlstadt, NJ	11/10/2020	100%	$36,662	4.1%		209,000	100.0%
Nelson Industrial Center—Los Angeles, CA	12/07/2020	100%	$8,950	3.1	%(11)	39,000	100.0%
Miraloma Industrial Center—Placentia, CA	12/10/2020	100%	$9,081	4.2%		38,000	100.0%
Pennsy Logistics Center—Landover, MD	12/18/2020	100%	$59,500	4.9%		337,000	100.0%
Gerwig Distribution Center—Columbia, MD	01/08/2021	100%	$19,000	5.2%		187,000	100.0%
Perris Distribution Center III—Perris, CA	03/09/2021	8%	(8)	N/A	(9)	251,000	0.0%
Harvill Business Center—Perris, CA	03/10/2021	100%	$60,160	3.7	%(12)	424,000	100.0%
Lodi Distribution Center—Lodi, NJ	03/29/2021	26.8%	(8)	N/A	(9)	290,000	100.0%
Princess Logistics Center—Lawrence Township, NJ	04/12/2021	100%	$75,000	3.4	%(13)	340,000	100.0%

(1)	Reflects contractual purchase price amount exclusive of transfer taxes, due diligence expenses, and other closing costs.
(2)	We acquired each of these buildings with an in-place lease that has below-market rent for this type of property and location. If the rent under each lease was at the current market rate, we estimate that the purchase price capitalization rate would be 4.8% for the Ontario Industrial Center and 5.0% for the Ontario Distribution Center. There is no assurance that, upon expiration of each lease, we will renew or re-lease the respective building at the then-current market rent rate.
(3)	The purchase price capitalization rate is approximately 4.6% excluding contractual free rent during a portion of the year following the acquisition of this property.
(4)	The purchase price capitalization rate is approximately 5.2% excluding contractual free rent during a portion of the year following the acquisition of this property.
(5)	This was a significant real property acquisition. See below for further detail.

(6)	The purchase price capitalization rate is approximately 4.5% excluding contractual free rent during a portion of the year following the acquisition of this property.
(7)	These are properties that we acquired in conjunction with our purchase of minority interests in the Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP portfolios on July 15, 2020 for $301.0 million. In addition to the 64 completed buildings presented in the table, the portfolios also included 18 buildings that were still either in the construction or pre-construction phase at the time of acquisition.
(8)	These are development properties that were acquired in conjunction with our purchase of minority interests in the Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP portfolios on July 15, 2020 for an aggregate purchase price of $301.0 million. The BTC I Partnership paid $30.9 million to complete the development of Farrington Distribution Center, and the BTC II Partnership paid $40.5 million, $20.3 million, $30.9, $24.1, and $53.5 million to complete the development of Riverbridge Urban Renewal East, Avenel Urban Renewal, Farrington Distribution Center, Perris Distribution Center III, and Lodi Distribution Center, respectively.
(9)	These properties are considered development or value-add properties, as they have certain occupancy, lease term, and/or projected capital improvement requirements that differ from our core operating portfolio.
(10)	The purchase price capitalization rate is approximately 5.1% excluding contractual free rent during a portion of the year following the acquisition of this property.
(11)	We acquired this building with an in-place lease that has below-market rent for this type of property and location. If the rent under such lease was at the respective current market rate, we estimate that the purchase price capitalization rate would be 4.5%.
(12)	We acquired this building with an in-place lease that has below-market rent for this type of property and location. If the rent under this lease was at the current market rate, we estimate that the purchase price capitalization rate would be 4.2%. There is no assurance that, upon expiration of this lease, we will renew or re-lease the building at the then-current market rent rate.
(13)	We acquired this building with an in-place lease that has below market rent for this type of property and location. If the rent under this lease was at the current market rate, we estimate that the purchase price capitalization rate would be 3.8%. There is no assurance that, upon expiration of this lease, we will renew or re-lease the building at the then-current market rent rate.

Probable Real Property Acquisitions

The following table summarizes our probable real property acquisitions as of the date of this filing:

($ in thousands)	Estimated Closing Quarter(1)	Ownership Percentage	Expected Purchase Price(2)	Rentable Square Feet	Leased Rate
125 Stonewood—York, PA	Q2-21	100.0%	$18,838	222,000	—%
Benchmark NW Distribution Center—Houston, TX	Q2-21	100.0%	$20,750	158,000	100.0%
176 S Washington Street—Norton, MA	Q2-21	100.0%	$32,500	210,000	100.0%

(1)	The consummation of each of these acquisitions is subject to our completion of due diligence and various closing conditions to be met by the parties to each acquisition. There can be no assurance these acquisitions will be completed.
(2)	Reflects the contract purchase price exclusive of transfer taxes, due diligence expenses, and other closing costs.

Joint Ventures

Interest Purchase Agreement

On July 15, 2020, BCI IV Portfolio Real Estate Holdco LLC, a wholly owned subsidiary of our Operating Partnership, entered into an Interest Purchase Agreement (the “Agreement”) with Industrial Property Operating Partnership LP, the operating partnership of IPT, in order to acquire interests in two portfolios aggregating 83 industrial properties, which properties are described below. The interest purchase closed upon signing.

The Agreement conveys all of the ownership interests (the “Interests”) in IPT Real Estate Holdco LLC (“IPT Holdco”), which in turn owns all the interests in: (i) IPT BTC I LP LLC (the “BTC I LP”), the owner of a 19.9% limited partner interest in BTC I; (ii) IPT BTC I GP LLC (the “BTC I GP”), the owner of a 0.1% general partner interest in BTC I; (iii) IPT BTC II LP LLC (the “BTC II LP”), the owner of a 7.9% limited partner interest in BTC II; and (iv) IPT BTC II GP LLC (the “BTC II GP”), the owner of a 0.1% general partner interest in BTC II. The purchase price for the Interests was $301 million in cash paid at closing, exclusive of due diligence expenses and other closing costs.

The external advisor of IPT is an affiliate of the Advisor. The Company and IPT also have certain common officers. Certain officers of IPT and certain trustees of the IPT board of trustees (the “IPT Board”) are also stockholders of the Company. The Company and IPT are also sponsored by affiliates of Black Creek Group, and such sponsors hold partnership units in the operating partnerships of the Company and IPT, respectively. In addition, certain trustees of IPT are also members of the Company’s board of directors. IPT informed the Company that IPT’s external advisor and its affiliates would receive approximately $135 million of the purchase price pursuant to existing contractual arrangements among IPT and its affiliates and its external advisor and its affiliates. The IPT Board and the Company’s board of directors each established a special committee of independent trustees or directors, as applicable, to review and approve the Agreement and the transactions contemplated thereby, including the sale of the Interests. The members of the IPT special committee did not overlap with members of the Company’s special committee, and none of the members of the Company’s special committee are trustees of IPT. All of the members of the Company’s special committee were disinterested in the Agreement, including the sale of the Interests. Each of the special committees engaged legal counsel and an independent financial advisor to assist the special committees in their evaluation and negotiation of the transactions contemplated by the Agreement. CBRE Capital Advisors, Inc., the independent financial advisor to the IPT special committee, delivered a fairness opinion to the IPT special committee. Duff & Phelps, the independent financial advisor to the Company special committee, delivered a fairness opinion to the Company special committee. The Agreement and the transactions contemplated thereby, including the sale of the Interests, were approved by the special committees of each of the Company and IPT.

The Company funded the acquisition of the Interests using proceeds from a prior public offering. We estimate that the purchase price capitalization rate is approximately 2.4%. We do not believe this capitalization rate is reflective of future earning given that 39.5% of the portfolio (based on square feet) is not stabilized and is not considered core properties. The capitalization rate for the core properties within this portfolio is 4.5%. The purchase price capitalization rate is based on the portfolio’s projected cash net operating income from in-place leases for the 12 months after the date of purchase, including any contractual rent increases contained in such leases for those 12 months, divided by the purchase price for the properties, exclusive of transfer taxes, due diligence expenses and other closing costs including acquisition costs.

The BTC Portfolio

BTC I and BTC II together own a portfolio (the “BTC Portfolio”) consisting of 64 acquired or completed industrial buildings totaling approximately 16.6 million square feet on approximately 504 acres located in 16 markets throughout the U.S., with 92 customers, which is 79.2% leased with a weighted-average remaining lease term (based on square feet) of approximately 4.8 years as of July 15, 2020; 10 buildings under construction totaling 2.9 million square feet; eight buildings in the pre-construction phase for an additional 2.5 million square feet; and one land parcel. More specifically, as of July 15, 2020:

●	BTC I owned a real estate portfolio that consisted of 41 acquired or completed buildings totaling approximately 11.5 million square feet that were approximately 87.8% leased; three buildings under construction totaling 0.6 million square feet; two buildings in the pre-construction phase for an additional 0.4 million square feet; and one land parcel.
●	BTC II owned a real estate portfolio that consisted of 23 acquired or completed buildings totaling approximately 5.1 million square feet that were approximately 59.5% leased; seven buildings under construction totaling 2.3 million square feet; and six buildings in the pre-construction phase for an additional 2.1 million square feet.

There were no customers that individually lease more than 10% of the total rentable area of the BTC Portfolio as of July 15, 2020.

Our management currently believes that the completed buildings in the BTC Portfolio are suitable for their intended purpose and has no immediate plans for material renovations or other capital improvements at such buildings; however there are 18 buildings in the BTC Portfolio that are in the construction or pre-construction phase and the Company intends to complete the construction and stabilization of those buildings following the acquisition. In addition, management believes that the BTC Portfolio will be adequately covered by insurance. There are a number of comparable facilities in the vicinity of the BTC Portfolio that may compete with these buildings. The cost of the BTC Portfolio (excluding the cost attributable to land) will be depreciated for tax purposes over a maximum of a 40-year period on a straight-line basis.

The following table shows the weighted-average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual gross rent per leased square foot, for the BTC Portfolio, for the years ended December 31:

Year	Total Rentable Square Feet	Weighted-Average Occupancy	Weighted-Average Effective Annual Gross Rent per Lease Square Foot (1)
2020	17,530,675	78.0%	$4.72
2019	15,789,514	73.0%	$5.53
2018	12,148,091	67.0%	$5.15
2017	9,032,059	73.9%	$5.00
2016	4,403,777	78.4%	$4.88
2015	3,600,540	69.9%	$5.25

(1)

Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s gross total rental revenue (excluding operating expense recoveries) by the weighed-average square footage under lease during such year.

The following table lists, on an aggregate basis, the approximate leasable square feet for all of the scheduled lease expirations for each of the next 10 years, as of the acquisition date, for the BTC Portfolio:

		Gross Leasable Area
Year	Number of Leases	Approximate Square Feet	Percent of Total Leasable Area	Annualized Base Rental Income of Expiring Leases (1)	Percent of Total Annualized Base Rental Income
2021	12	428,603	2%	$2,392,162	3%
2022	14	1,130,721	6%	$5,594,740	7%
2023	13	1,882,616	11%	$10,986,508	13%
2024	14	2,170,339	12%	$12,188,929	16%
2025	10	1,432,778	8%	$9,251,544	11%
2026	15	2,401,395	14%	$13,983,216	18%
2027	4	949,811	5%	$4,521,517	6%
2028	6	1,173,508	7%	$6,396,407	8%
2029	5	866,888	5%	$6,373,993	8%
2030	6	1,085,599	6%	$10,416,761	12%

(1)

Annualized base rent is calculated as monthly base rent (cash basis) per the terms of the lease, as of the acquisition date, multiplied by 12. If free rent is granted, then the first month with a positive rent value is used.

BTC I Services Agreement and Incentive Distributions Sharing

Pursuant to the Fourth Amended and Restated Agreement of Limited Partnership of BTC I, as amended (the “BTC I Partnership Agreement”), the BTC I GP will provide, directly or indirectly by appointing an affiliate or a third party, acquisition and asset management services and, to the extent applicable, development management and development oversight services (the “BTC I Advisory Services”). As compensation for providing the BTC I Advisory Services, the BTC I Partnership will pay the BTC I GP, or its designee, certain fees in accordance with the terms of the BTC I Partnership Agreement. On February 12, 2015, the BTC I GP and Industrial Property Advisors LLC, the external Advisor to IPT (the “IPT Advisor”) and an entity owned by affiliates of the Advisor, entered into an agreement that Industrial Property Advisors LLC subsequently assigned to Industrial Property Advisors Sub I LLC (the “BTC I SLP”), an entity owned by affiliates of the Advisor. Pursuant to this agreement (the “BTC I Services Agreement”), the BTC I GP appointed the BTC I SLP to provide the BTC I Advisory Services and has assigned to the BTC I SLP the fees payable pursuant to the BTC I Partnership Agreement for providing the BTC I Advisory Services. As a result of the payment of the fees pursuant to the BTC I Services Agreement, the fees payable to the Advisor pursuant to the Advisory

Agreement will be reduced by the product of (i) the fees actually paid to the BTC I SLP pursuant to the BTC I Services Agreement, and (ii) the percentage interest of the BTC I Partnership owned by the BTC I GP and the BTC I LP.

In connection with the sale of the Interests pursuant to the Agreement, the parties to the BTC I Services Agreement amended such agreement to make certain conforming changes to reflect the new indirect ownership structure of BTC I as a result of the sale of the Interests.

In addition, the BTC I Partnership Agreement contains procedures for making distributions to the parties, including incentive distributions to the BTC I GP and the BTC I SLP, an affiliate of our Advisor, which are subject to the achievement of certain return thresholds. The BTC I GP and the BTC I SLP agreed to split such incentive distributions such that BTC I SLP will receive 60% of the incentive distributions attributable to interests in BTC I which are not owned by the BTC I GP or the BTC I LP. The incentive distributions became due and payable in the fourth quarter of 2020. Our subsidiary, the BTC I GP, elected to receive its share of the incentive distribution as an increase of our interest in BTC I in lieu of a cash payment. The new percentage ownership interest of the BTC I GP in BTC I is described below under “—Amendment to the BTC I Partnership Agreement”. The BTC I SLP requested that a portion of its incentive distribution be issued as an increase of its interest in BTC I in lieu of a full redemption of its interest and a cash payment, and the parties to the BTC I Partnership Agreement amended the BTC I Partnership Agreement to accommodate this request, as described below.

The BTC I SLP has entered into an agreement with the BTC I GP and the BTC I LP, dated September 15, 2016, providing that if the BTC I GP and the BTC I LP propose to transfer all (but not less than all) of their respective interests to an unrelated third party, then they can require the BTC I SLP to transfer its special limited partnership interest to the purchaser on the same terms and conditions.

BTC II Services Agreement and Incentive Distributions Sharing

Pursuant to the Agreement of Limited Partnership of BTC II, as amended (the “BTC II Partnership Agreement”), the BTC II GP will provide, directly or indirectly by appointing an affiliate or a third party, acquisition and asset management services and, to the extent applicable, development management and development oversight services (the “BTC II Advisory Services”). As compensation for providing the BTC II Advisory Services, the BTC II Partnership will pay the BTC II GP, or its designee, certain fees in accordance with the terms of the BTC II Partnership Agreement. On May 19, 2017, the BTC II GP and Industrial Property Advisors Sub III LLC (the “BTC II Service Provider”), an entity owned by affiliates of the Advisor, entered into that certain agreement (the “BTC II Services Agreement”), pursuant to which the BTC II GP appointed the BTC II Service Provider to provide the BTC II Advisory Services and has assigned to the BTC II Service Provider the fees payable pursuant to the BTC II Partnership Agreement for providing the BTC II Advisory Services. As a result of the payment of the fees pursuant to the BTC II Services Agreement, the fees payable to the Advisor pursuant to the Advisory Agreement will be reduced by the product of (i) the fees actually paid to the BTC II Service Provider pursuant to the BTC II Services Agreement, and (ii) the percentage interest of the BTC II Partnership owned by the BTC II GP and the BTC II LP.

In connection with the sale of the Interests pursuant to the Agreement, the parties to the BTC II Services Agreement amended such agreement to make certain conforming changes to reflect the new indirect ownership structure of BTC II as a result of the sale of the Interests.

In addition, the BTC II Partnership Agreement contains procedures for making distributions to the parties, including incentive distributions to BTC II GP and Industrial Property Advisors Sub IV LLC (the “BTC II SLP”), an entity owned by affiliates of the Advisor, which are subject to certain return thresholds being achieved. BTC II GP and the BTC II SLP have agreed to split such incentive distributions such that BTC II SLP will receive 80% of the incentive distributions attributable to interests in BTC II which are not owned by the BTC II GP or BTC II LP.

BTC I Partnership Agreement

The BTC I Partnership Agreement is by and among: (a) the BTC I GP; (b) the BTC I LP; (c) the BTC I SLP; (d) QR Master Holdings USA II LP (the “QR Limited Partner”).

The BTC I Partnership Agreement sets forth certain rights and obligations among the Partners, including the following key provisions:

Investments

The BTC I portfolio is summarized above. Approximately 89% of the capital commitments of BTC I have already been called and invested and the identification period for new investments has expired. The remaining 11% of capital commitments can be called to finalize development projects that are underway if existing sources of liquidity, including cash flow from operations or additional debt capacity, are not sufficient.

Management

The BTC I GP manages the day-to-day operations of BTC I, subject to the rights of the QR Limited Partner to approve certain major decisions, including, but not limited to: the acquisition and sale of investments; the creation or assumption of debt financing; entering into or terminating certain material agreements; settling material litigation; materially changing the tax or legal structure of BTC I; entering into certain affiliate transactions; waiver of certain material rights; winding up, dissolution or liquidation of BTC I; and any merger or consolidation of BTC I.

As compensation for the BTC I GP providing acquisition and asset management services and, to the extent applicable, development management and development oversight services or acting as the sole guarantor of indebtedness of BTC I, BTC I will pay the BTC I GP, or its designee, certain fees in accordance with the terms of the BTC I Partnership Agreement. As described above, pursuant to the BTC I Services Agreement the BTC I GP appointed the BTC I SLP to provide the BTC I Advisory Services and has assigned to the BTC I SLP the fees payable pursuant to the BTC I Partnership Agreement for providing the BTC I Advisory Services. As a result of the payment of the fees pursuant to the BTC I Services Agreement, the fees payable to the Advisor pursuant to the Advisory Agreement will be reduced by the product of (i) the fees actually paid to the BTC I SLP pursuant to the BTC I Services Agreement, and (ii) the percentage interest of the BTC I Partnership owned by the BTC I GP and the BTC I LP. Thus, the Company is not affected by these fees either positively or negatively.

The BTC I GP is required to have the properties in the BTC I portfolio appraised by an independent appraiser within the calendar year following acquisition with respect to core investments and within the calendar year following the date of stabilization (as defined in the BTC I Partnership Agreement) with respect to development and value-add investments. Thereafter, the BTC I GP is required to have such investments appraised by an independent appraiser annually.

Distributions

The BTC I Partnership Agreement contains procedures for making distributions to the parties, including incentive distributions to the BTC I GP, which are subject to certain return thresholds being achieved.

Term

The term of BTC I shall continue until February 12, 2025 or such other date approved by the BTC I GP, the BTC I LP and the QR Limited Partner. Upon expiration of the term, BTC I shall be dissolved and wound up unless otherwise approved by unanimous written consent of the partners.

Removal of General Partner; Transfer of Interests; Buy-Sell Rights

The BTC I GP may be removed for “cause,” as defined in the BTC I Partnership Agreement, which includes, but is not limited to: (i) the commission by the BTC I GP of an uncured material breach, a willful bad act, or gross negligence which has a material adverse effect on the BTC I Partnership; (ii) an unpermitted change in control of the Company; or (iii) the bankruptcy of the BTC I GP. If the QR Limited Partner requests the removal of the general partner, the removal determination will be made by binding arbitration. If the arbitration results in a determination to remove the BTC I GP, then the QR Limited Partner will appoint a replacement general partner from a previously approved list of third-party real estate and investment management companies. The commencement of an arbitration proceeding to remove the general partner will result in the QR Limited Partner having the right to trigger the “buy-sell mechanism” described below with respect to the BTC I Partnership’s entire investment portfolio.

Each of the BTC I LP and the QR Limited Partner will not be permitted to transfer their respective interests in BTC I to a third party until the date on which 85% of the rentable space of BTC I’s last acquired development investment has been leased to tenants under leases for which the lease commencement date has occurred and such tenants have taken occupancy of their premises and have commenced base rent payments (the “Trigger Date”), at which time each of the BTC I LP and the QR Limited Partner will be permitted to transfer all (but not less than all) of their respective interests, subject to certain limitations and requirements (including, with respect to a transfer of the BTC I LP’s interest in BTC I to a transferee, the requirement that there be a concurrent transfer by the BTC I GP of its interest in BTC I to such transferee, which transfer shall be subject to the limitations set forth in the immediately succeeding sentence). Following the Trigger Date, the BTC I GP also will be permitted to transfer its interest in BTC I to a third party institutional transferee meeting certain conditions set forth in the BTC I Partnership Agreement, subject to the approval of the QR Limited Partner. Each partner may transfer its respective interest to an affiliate of such partner at any time, subject to certain limitations. With respect to a transfer to a third party, any non-transferring partner will have a right of first offer with respect to the transferring partner’s interest, as well as customary tag-along rights.

At any time after the Trigger Date, the BTC I LP or the QR Limited Partner will have the right to trigger a buy-sell mechanism. For purposes of the buy-sell mechanism, the BTC I LP and the BTC I GP will be deemed a single party. Upon delivery of a buy-sell notice, the buy-sell mechanism shall commence by any party offering to purchase the entire interest of the other party and the offeree must either sell its interest at the offered price or elect to buy the interest of the offering partner at the offered price. The BTC I LP and the BTC I GP will have a one-time right to delay any liquidation of the portfolio and the buy-sell process for up to 90 days (which in certain events may be extended to not more than six months in aggregate) if the Company is pursuing a transaction by which its common shares would become listed on a national securities exchange.

Not more than 12 months prior to the expiration of the Term, each of the BTC I LP and the QR Limited Partner will have the right to cause a forced sale of the investment portfolio and other assets of BTC I for a proposed portfolio price, subject to a right of first offer in favor of the non-initiating partners to acquire the entire interest of the initiating partner for a price determined in accordance with the terms of the BTC I Partnership Agreement (the “ROFO Price”). In the event the non-initiating partners decline to purchase the interest of the initiating Partner for the ROFO Price, the initiating partner will have the right to market the portfolio to a third party at a price not less than 98% of the initiating partner’s original proposed portfolio price. The initiating partner may thereafter elect to present a forced sale of the portfolio for a price less than 98% of the initiating partner’s original proposed portfolio price, subject to a right of first refusal in favor of the non-initiating partners.

Dissolution and Liquidation

BTC I shall be dissolved on the first to occur of the following: bankruptcy of BTC I, withdrawal of the BTC I GP, sale of all or substantially all of the property of BTC I, at the time there is no limited partner, or the expiration of the Term. Upon dissolution of BTC I, the assets shall be liquidated and distributed in the following order of priority: payment of the expenses of the liquidation, satisfaction of BTC I debt and all other liabilities to creditors other than partners who are creditors, the satisfaction of any liabilities to partners who are creditors, and to the partners.

Dispute Resolution

In the event of (i) a dispute as to “cause” (as described above) or (ii) a deadlock event prior to the Trigger Date, each of the BTC I LP and the QR Limited Partner may deliver a written arbitration notice to the other Partners and initiate a final and binding arbitration procedure as described in the BTC I Partnership Agreement.

Amendment to the BTC I Partnership Agreement

The parties to the BTC I Partnership Agreement entered into a second amendment to the agreement on January 12, 2021 (the “Amendment”). Pursuant to the Amendment, effective as of December 22, 2020 (the “Effective Date”), a portion of the BTC I SLP’s incentive distribution in the amount of $16 million was issued as an increase of the BTC I SLP’s interest in BTC I. As of the Effective Date, the BTC I GP owned an 8.9% interest, the BTC I LP owned a 17.9% interest, the BTC I SLP owned a 1.2% interest and the third party partner, the QR Limited Partner, owned a 72.0% interest in BTC I. As of December 31, 2020, BTC I owed us $3.2 million for our overpayment of the required contributions, which was recorded in due from affiliates on the consolidated balance sheets.

The Amendment also provides that the BTC I SLP will participate pro rata (based on its percentage interest) in any distributions of available cash and liquidating distributions. In addition, the BTC I SLP will be treated in the same manner as the BTC I LP for purposes of the rights of first offer, tag along rights, buy-sell and forced sale provisions of the BTC I Partnership Agreement.

Pursuant to the Amendment, the QR Limited Partner and the BTC I SLP each have the right, on 15 days’ prior written notice, to cause BTC I to redeem the BTC I SLP’s interest. Until March 31, 2021, the redemption price will be $16 million. Thereafter, the redemption price will be the fair market value of the interest, determined based on the latest appraised value of BTC I’s assets plus any capital contributions funded with respect to such assets since the appraised value was finalized, in each case adjusted to reflect any applicable distributions in connection with any capital transactions.

As also disclosed above, we entered into the BTC I Services Agreement between the BTC I GP, the BTC I SLP, and our Advisor, pursuant to which the BTC I GP appointed the BTC I SLP to provide the BTC I Advisory Services and assigned to the BTC I SLP the fees payable pursuant to the BTC I Partnership Agreement for providing the BTC I Advisory Services. In connection with the transactions described above, the BTC I SLP assigned its interest in the BTC I Services Agreement to Industrial Property Advisors Sub II LLC (the “BTC I Service Provider”), including, without limitation, the BTC I SLP’s obligations to provide services and right to receive fees under the agreement, with such assignment effective as of the Effective Date. The BTC I Service Provider is owned by an affiliate of our Advisor.

Debt Obligations

As of December 31, 2020, our consolidated indebtedness of $582.8 million is comprised of borrowings under our term loan and mortgage notes, with a weighted-average interest rate of 2.49%, which includes the effect of interest rate swap agreements. Our consolidated fixed interest rate debt consists of $350.0 million under our term loan, which is effectively fixed through the use of interest rate swap agreements, and $167.8 million of principal borrowings under our mortgage notes. Our consolidated variable interest rate debt consists of $65.0 million under our term loan. The total gross book value of properties encumbered by our total consolidated debt as of December 31, 2020 is $299.3 million.

Corporate Credit Facility

On November 19, 2019, we, through the Operating Partnership as the “Borrower,” entered into a second amended and restated credit facility agreement, which we refer to as the “Credit Facility Agreement.” The lenders providing commitments pursuant to the Credit Facility Agreement are Wells Fargo Bank, National Association, as Administrative Agent and as a lender, Bank of America, N.A., as Syndication Agent and as a lender, U.S. Bank National Association, as a Revolving Credit Facility Joint Lead Arranger and Documentation Agent and as a lender, JPMorgan Chase Bank, N.A., as Existing Term Facility Documentation Agent and as a lender and Regions Bank, as Incremental Term Facility Documentation Agent and as a lender, which we collectively refer to as the “Lenders.” In addition, Wells Fargo Securities, LLC serves as a Revolving Credit Facility Joint Lead Arranger and Joint Bookrunner and a Term Facility Joint Lead Arranger and Joint Bookrunner and BofA Securities, Inc. serves as a Revolving Credit Facility Joint Lead Arranger and Joint Bookrunner and a Term Facility Joint Lead Arranger and Joint Bookrunner pursuant to the Credit Facility Agreement. The Credit Facility Agreement amends and restates in its entirety that certain credit agreement dated as of February 21, 2019, as amended, among us, the Borrower, and certain of the Lenders, which we refer to as the “Prior Credit Facility Agreement.”

In addition, on December 20, 2019, the Borrower and the Lenders entered into an Incremental Term Loan and Revolving Commitment Assumption Agreement with Zions Bancorporation, N.A. dba Vectra Bank Colorado (together with its successors and permitted assignes, the “Additional Lender”), to further increase commitments under the Credit Facility Agreement through the Additional Lender.

The Credit Facility Agreement together with the Incremental Term Loan revised certain of the terms of the Prior Credit Facility Agreement including, among other changes: (i) increased the revolving loan commitment of $300.0 million, which we refer to as the “Revolving Credit Facility,” to $315.0 million; (ii) increased the available term loan facility from $200.0 million to $415.0 million, which we refer to as the “Term Facility,” and together with the Revolving Credit Facility, we refer to as the “Credit Facility,” which consists of the $200.0 million existing term loan facility that was established under the Prior Credit Facility Agreement and has been fully advanced to us and a new $215.0 million incremental term loan facility, which we refer to as the “Incremental Term Commitment,” of which $415.0 million has been advanced to us as of December 31, 2020; and (iii) increased the size of the accordion feature to allow us to further increase the maximum borrowing capacity to $1.0 billion from $730.0 million, subject to meeting certain criteria.

Any increase to the size of the Credit Facility may be in the form of an increase in the aggregate revolving loan commitments, the aggregate term loan commitments, or a combination of both. The maturity date of the Revolving Credit Facility is November 19, 2023, and may be extended pursuant to a one-year extension option, subject to the Borrower’s continuing compliance with certain financial covenants, the payment of an extension fee and the satisfaction of other customary conditions. The maturity date of the Term Facility is February 21, 2024.

At the Borrower’s election, borrowings under the Credit Facility will be charged interest based on (i) LIBOR plus a margin ranging from 1.30% to 2.10% with respect to the Revolving Credit Facility and 1.25% to 2.05% with respect to the Term Facility, or (ii) an alternate base rate plus a margin of 0.30% to 1.10% with respect to the Revolving Credit Facility and 0.25% to 1.05% with respect to the Term Facility. In each case, the applicable margin will vary depending on our consolidated leverage ratio. The borrowings under the Credit Facility will be charged interest as described above, unless and until a replacement rate is determined and implemented in the event LIBOR is not available in connection with the expected discontinuation of LIBOR or otherwise, in accordance with the terms set forth in the Credit Facility Agreement.

The alternate base rate is equal to the greatest of (a) the prime rate announced from time to time by Wells Fargo Bank, National Association, (b) the Federal Funds Effective Rate plus 0.5%, and (c) LIBOR plus 1.0%. If either of the primary rate or the alternative base rate is less than zero, it will be deemed to be zero for purposes of the Credit Facility.

In addition to interest, the Borrower must pay (i) a quarterly unused fee that equals the amount of the revolving loan commitment unused by the Borrower on a given day multiplied by either (a) 0.15% on an annualized basis if more than 50% of the revolving loan commitment is being used or, (b) 0.20% on an annualized basis if 50% or less of the revolving loan commitment is being used.

Borrowings under the Credit Facility will be available for general business purposes, including but not limited to debt refinancing, property acquisitions, new construction, renovations, expansions, tenant improvement, refinancing of existing lines, financing acquisitions of permitted investments, and closing costs and equity investments primarily associated with commercial real estate property acquisitions or refinancings. Borrowings under the Credit Facility will be guaranteed by us and certain of its subsidiaries. As of December 31, 2020, $415.0 million was outstanding under the Credit Facility.

The Credit Facility Agreement requires the maintenance of certain financial and borrowing base covenants including covenants concerning: (i) consolidated tangible net worth; (ii) consolidated fixed charge coverage ratio; (iii) consolidated leverage ratio; (iv) secured indebtedness; (v) secured recourse indebtedness; (vi) minimum total asset value (cannot be less than $500.0 million); (vii) unencumbered interest coverage ratio; (viii) unencumbered property pool leverage ratio; and (ix) certain other unencumbered property pool criteria.

In addition, the Credit Facility Agreement contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Lenders specified quarterly and annual financial information, and limit the Borrower and/or its subsidiaries, subject to various exceptions and thresholds from: (i) creating liens (other than certain permitted liens) on the unencumbered property pool; (ii) merging with other companies or changing ownership interest; (iii) selling all or substantially all of its assets or properties; (iv) permitting certain transfers of a material interest in the Borrower; (v) entering into transactions with affiliates, except on an arms-length basis; (vi) making certain types of investments; (vii) if in default under the Credit Facility Agreement, paying certain distributions or certain other payments to affiliates; and (viii) incurring indebtedness (subject to certain permitted indebtedness).

The Credit Facility Agreement permits voluntary prepayment of principal and accrued interest without premium or penalty and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Credit Facility Agreement, the Lenders may accelerate the repayment of amounts outstanding under the Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

LIBOR is expected to be phased out or modified by June 2023, and the writing of contracts using LIBOR is expected to stop by the end of 2021. As of December 31, 2020, our term loan is our only consolidated indebtedness with maturity beyond 2023 that has exposure to LIBOR. The agreement governing the term loan provides procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. As of December 31, 2020, we have interest rate swaps in place to hedge LIBOR on $350.0 million of commitments under our term loan. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2023 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. Our board of directors has retained the Advisor to manage our day-to-day affairs and to implement our investment strategy, subject to our board’s direction, oversight and approval.

We have a total of six directors, four of whom are independent of us, the Advisor and our respective affiliates. Our full board of directors has determined that each of our independent directors is independent within the meaning of the applicable provisions set forth in our charter; requirements set forth in the Exchange Act and the applicable SEC rules; and although our shares are not listed on the NYSE, independence rules set forth in the NYSE Listed Company Manual. Our board applies the NYSE rules governing independence as part of its policy of maintaining strong corporate governance practices.

Our charter defines an “independent director” as a person who has not been, directly or indirectly, associated with the Sponsor or the Advisor within the previous two years. A director will be deemed associated with the Sponsor or the Advisor if he or she:

●	owns an interest in the Sponsor, the Advisor or any of their affiliates (other than shares granted for serving as a director of a real estate investment trust organized by the Sponsor or advised by the Advisor, as permitted below);
●	is employed by the Sponsor, the Advisor or any of their affiliates;
●	serves as an officer or director of the Sponsor, the Advisor or any of their affiliates;
●	performs services, other than as a director for us;
●	serves as a director of more than three real estate investment trusts organized by the Sponsor or advised by the Advisor; or
●	maintains a material business or professional relationship with the Sponsor, the Advisor or any of their affiliates.

We refer to our directors who are not independent as our “related directors.” Our charter sets forth the material business or professional relationships that cause a person to be associated with us and therefore not eligible to serve as an independent director. A business or professional relationship is per se material if the prospective independent director received more than five percent of his annual gross revenue in the last two years from the Sponsor, the Advisor or any affiliate of the Sponsor or Advisor, or if more than five percent of his net worth, on a fair market value basis, has come from the Sponsor, the Advisor or any affiliate of the Sponsor or Advisor.

Our charter also provides that the number of our directors may be established by a majority of our board of directors but may not be fewer than three after commencement of this offering, and our bylaws provide that the number may be no more than 15. The foregoing is the exclusive means of determining the number of directors. Our charter provides that a majority of the directors must be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor. Our charter also provides that at least one of the independent directors must have at least three years of relevant real estate experience. The independent directors will nominate replacements for vacancies among the independent directors.

Except as described below, each director will be elected by the stockholders and will serve for a term of one year and until a successor is duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of the outstanding shares entitled to vote generally in the election of directors. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director, other than a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the remaining directors and, in the case of a vacancy among the independent directors, the director elected to fill such vacancy must also be nominated by the remaining independent directors. Any vacancy created by an increase in the number of directors may be filled only by the affirmative vote of holders of a majority of the outstanding shares entitled to vote who are present in person or by proxy at a meeting at which a quorum is present, and any director elected to fill such a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

If there are no remaining independent directors, then a majority vote of the remaining directors shall be sufficient to fill a vacancy among the independent directors’ positions. If at any time there are no independent or related directors in office, successor directors shall be elected by the stockholders.

Responsibilities of Directors

Our charter has been reviewed and ratified by a majority vote of the directors and of the independent directors. A majority of the independent directors approved matters relating to minimum capital, duties of directors, the Advisory Agreement, liability and indemnification of directors, the payment to the Advisor or affiliates of fees, compensation and expenses, investment policies, leverage and borrowing policies, meetings of stockholders, stockholders’ election of directors, and our distribution reinvestment plan.

The responsibilities of our board of directors include:

●	Approving and overseeing our overall investment strategy, which consist of elements such as investment selection criteria, asset management procedures, and asset disposition strategies;
●	Approving all investments, including real property portfolio acquisitions and developments for a purchase price or total project cost greater than $40 million, including the financing of such investments. Our board of directors has delegated to the Investment Committee the authority to review and approve any unaffiliated investments (including real property portfolio acquisitions and developments), for a purchase price or total project cost of $40 million or less, including the financing of such investments;
●	Approving all asset dispositions for a sales price greater than $25 million. Our board of directors has delegated to the Combined Industrial Advisors Committee the authority to review and approve any unaffiliated real property dispositions on such terms as the Combined Industrial Advisors Committee deems necessary, advisable or appropriate, provided that the sales price of any single disposition is equal to $25 million or less and the aggregate amount of dispositions approved by the Combined Industrial Advisors Committee in any quarter have a total sales price of $50 million or less;
●	Approving any proposed borrowing (secured or unsecured) for an amount in excess of $100.0 million. Our board of directors has authorized (i) the Senior Vice President, Chief Financial Officer and the Senior Vice President, Portfolio Manager to review and approve any proposed borrowing (secured or unsecured) for an amount of up to $30.0 million, and (ii) the Combined Industrial Advisors Committee to review and approve any proposed borrowing (secured or unsecured) for an amount of up to $100.0 million, provided that the total borrowings approved by the Combined Industrial Advisors Committee in any quarter does not exceed $100.0 million;
●	Approving and overseeing our debt financing strategies;
●	Approving and monitoring the relationship between the Operating Partnership and the Advisor;
●	Approving joint ventures, limited partnerships and other such relationships with third parties;
●	Approving a potential Liquidity Event;
●	Determining our distribution policy and authorizing distributions from time to time; and
●	Approving amounts available for redemptions of shares of our common stock.

The directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The directors will meet quarterly or more frequently as necessary.

The directors have established and will periodically review written policies on investments and borrowings consistent with our investment objectives and will monitor our administrative procedures, investment operations and performance and those of the Advisor to assure that such policies are carried out.

Committees of Our Board of Directors

Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting, provided that the majority of the members of each committee are independent directors, except for those committees that are required to be composed entirely of independent directors. Members of each committee will be appointed by our board of directors to serve a one year term or until their successors are duly elected and qualify or until their earlier death, resignation, retirement or removal. Our board of directors has established an Investment Committee, a Combined Industrial Advisors Committee, an Audit Committee, a Nominating and Corporate Governance Committee and a Conflicts Resolution Committee. Our board of directors may also establish a Compensation Committee. In addition, during the second quarter of 2020, our board of directors established a special committee to review a related party transaction. The members of the special committee were Messrs. Duke and Moore, each of whom is an independent director. The special committee met nine times during the second and third quarters of 2020, and then was disbanded following the approval of the related party transaction. See “—Compensation of Directors” for more information regarding the special committee.

Investment Committee

The Investment Committee has (a) certain responsibilities with respect to specific investments proposed by the Advisor and (b) the authority to review our investment policies and procedures on an ongoing basis and recommend any changes to our board of directors. The Investment Committee is comprised of Messrs. Marshall M. Burton, John S. Hagestad, Charles B. Duke and Stanley A. Moore, each of whom is an independent director, and Messrs. Evan H. Zucker and Dwight L. Merriman III, each of whom is a related director. Mr. Moore is the chairman of the Investment Committee. The Investment Committee has the authority to approve all unaffiliated investments, including real property portfolio acquisitions and developments, for a purchase price or total project cost of $40.0 million or less, including the financing of such investments. Our board of directors, including a majority of the independent directors, must approve all investments, including real property portfolio acquisitions and developments, for a purchase price or total project cost greater than $40.0 million.

Combined Industrial Advisors Committee

Our board of directors adopted a delegation of authority policy and pursuant to such policy, has established the Combined Industrial Advisors Committee and delegated the authority for certain actions to the Combined Industrial Advisors Committee. The Combined Industrial Advisors Committee is not a committee of our board of directors. Our board of directors has delegated to the Combined Industrial Advisors Committee certain responsibilities with respect to certain acquisition, disposition, leasing, capital expenditure and borrowing decisions. The Combined Industrial Advisors Committee does not have authority over any transactions between us and the Advisor, a member of our board of directors, or any of their respective affiliates. The Combined Industrial Advisors Committee is currently comprised of Rajat Dhanda, David M. Fazekas, Andrea L. Karp, Thomas G. McGonagle, Dwight L. Merriman III, Lainie P. Minnick, Scott A. Seager, Jeffrey W. Taylor, Scott W. Recknor, J.R. Wetzel, Joshua J. Widoff and Evan H. Zucker.

With respect to real property investments, our board of directors has delegated to the Combined Industrial Advisors Committee the authority to approve all unaffiliated real property acquisitions for a purchase price of up to $35.0 million, provided that certain acquisition criteria are satisfied. Our board of directors established the acquisition criteria with the intent that the consideration to be paid for each such real property will be approved by the Combined Industrial Advisors Committee in accordance with the requirements set forth in our charter. Our board of directors, including a majority of the independent directors, must approve all real property acquisitions for a purchase price greater than $35.0 million.

With respect to real property investments, our board of directors has delegated to the Combined Industrial Advisors Committee the authority to approve all unaffiliated real property dispositions for a sales price of up to $25.0 million, provided that the aggregate amount of dispositions approved by the Combined Industrial Advisors Committee in any quarter may not exceed $50.0 million. Our board of directors, including a majority of the independent directors, must approve all real property dispositions (i) for a sales price greater than $25.0 million, and (ii) once the total dispositions approved by the Combined Industrial Advisors Committee in any quarter equals $50.0 million, for any sales price through the end of such quarter.

With respect to the lease of real property, our board of directors has delegated (i) to the Managing Director—Head of Asset Management the authority to approve any lease of real property, on such terms as the Managing Director—Head of Asset Management deems necessary, advisable, or appropriate, for total base rent up to and including $20.0 million over the base term of the lease, and (ii) to the Combined Industrial Advisors Committee the authority to approve the lease of real property, on such terms as the Combined Industrial Advisors Committee deems necessary, advisable, or appropriate, for total base rent up to $50.0 million over the base term of the lease.

With respect to capital expenditures (excluding capital expenditures approved by our board of directors in the ordinary course of budget approvals), (i) the Managing Director—Head of Asset Management and Real Estate Operations is authorized to approve any capital expenditure of up to $3.0 million over the line item approved by our board of directors in the budget for the specified property, and (ii) the Combined Industrial Advisors Committee is authorized to approve any capital expenditure of up to $7.0 million over the line item approved by our board of directors in the budget for the specified property.

With respect to borrowing decisions, our board of directors has authorized (i) the Senior Vice President, Chief Financial Officer and the Senior Vice President, Portfolio Manager to review and approve any proposed borrowing (secured or unsecured) for an amount of up to $30.0 million, and (ii) the Combined Industrial Advisors Committee to review and approve any proposed borrowing (secured or unsecured) for an amount of up to $100.0 million, provided that the total borrowings approved by the Combined Industrial Advisors Committee in any quarter may not exceed $100.0 million. The functions delegated to our officers and to the Combined Industrial Advisors Committee are subject to an annual review by our board of directors to ensure that the delegation of authority remains appropriate.

Audit Committee

The Audit Committee will meet on a regular basis, at least quarterly and more frequently as necessary. The Audit Committee’s primary function is to assist our board of directors in fulfilling its oversight responsibilities by

(i) reviewing the financial information to be provided to our stockholders and others, (ii) reviewing our system of internal controls which management has established, (iii) overseeing the audit and financial reporting process, including the preapproval of services performed by our independent registered public accounting firm, and (iv) overseeing certain areas of risk management. The Audit Committee is comprised of Messrs. Hagestad, Duke and Burton, each of whom is an independent director in accordance with the requirements set forth in Rule 10A-3 promulgated under the Exchange Act. Mr. Duke is the chairman of the Audit Committee. Our board of directors has determined that Mr. Duke qualifies as an audit committee financial expert, as defined by the rules of the SEC.

Nominating and Corporate Governance Committee

The primary function of the Nominating and Corporate Governance Committee is to assist our board of directors in (i) identifying individuals qualified to become members of our board of directors; (ii) recommending candidates to our board of directors to fill vacancies on the board; (iii) recommending committee assignments for directors to the full board; (iv) periodically assessing the performance of our board of directors; and (v) advising our board of directors on certain other corporate governance matters. As of the commencement of this offering, the Nominating and Corporate Governance Committee is comprised of Messrs. Moore, Duke and Burton, each of whom is an independent director. Mr. Moore is the chairman of the Nominating and Corporate Governance Committee.

Conflicts Resolution Committee

Our board of directors has delegated to the Conflicts Resolution Committee the responsibility to consider and resolve all conflicts that may arise between or among us and other Investment Vehicles, including conflicts that may arise as a result of the investment opportunities that are suitable for each of us and/or DPF. See “Conflicts of Interest—Conflict Resolution Procedures—Board of Directors—Allocation of Investment Opportunities Among Affiliates and Other Related Entities” for a description of the current allocation policy for allocating the Sponsor’s investment opportunities as between us and other Investment Vehicles, subject to changes to the allocation policy by the Conflicts Resolution Committee. The Conflicts Resolution Committee is comprised of Messrs. Burton, Hagestad and Moore, each of whom is an independent director.

Compensation Committee

We do not have a standing compensation committee. Our board of directors may establish a Compensation Committee to administer our equity incentive plan. The primary function of the Compensation Committee would be to administer the granting of awards to the independent directors and selected employees of the Advisor, based upon recommendations from the Advisor, and to set the terms and conditions of such awards in accordance with the equity incentive plan. The Compensation Committee, if formed, would be comprised entirely of independent directors.

Executive Compensation

Because the Advisory Agreement provides that the Advisor will assume principal responsibility for managing our affairs, we have no employees, and our executive officers, in their capacities as such, do not receive compensation from us, nor do they work exclusively on our affairs. In their capacities as officers or employees of the Advisor or its affiliates, they will devote such portion of their time to our affairs as is required for the performance of the duties of the Advisor under the Advisory Agreement. The compensation received by our executive officers is not paid or determined by us, but rather by an affiliate of the Advisor based on all of the services provided by these individuals. See “Management Compensation” for a summary of the fees and expenses payable to the Advisor and other affiliates.

Compensation of Directors

We pay each of our independent directors $18,750 per quarter plus $2,500 for each board of directors or committee meeting attended in person or by telephone with an annual limit of $50,000. Each independent director also receives an annual equity award with an aggregate grant value on the date of grant of $75,000, which will be in the form of a restricted stock award that will vest upon the earlier to occur of (i) one year after the date of grant and (ii) his or her re-election to our board following the date of grant. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of our board of directors or of our committees. If a director is also one of our officers, we will not pay additional compensation for services rendered as a director.

We pay the following annual retainers (to be prorated for a partial term) to the Chairpersons of our board committees:

●	$15,000 to the Chairperson of our Audit Committee;
●	$10,000 to the Chairperson of our Investment Committee; and
●	$10,000 to the Chairperson of our Nominating and Corporate Governance Committee.

Special Committee Compensation

In July 2020, we acquired IPT’s interests in the BTC Partnerships in order to acquire interests in two portfolios aggregating 83 industrial properties. The external advisor to IPT was an affiliate of our Advisor. In addition, we and IPT had certain common officers and certain trustees of IPT were also directors of the Company. Given these relationships between IPT and us, in connection with our purchase of the interests in the BTC Partnerships, our board of directors established a special committee of independent directors to review and approve the agreements between subsidiaries of the Company and IPT and the transactions contemplated thereby, including the sale of the interests. As members of the special committee, Messrs. Duke and Moore received a retainer of $8,750 per quarter for the second and third quarters of 2020, plus $2,500 for each special committee meeting attended in person or by telephone. As Chairman of the special committee, Mr. Duke received an additional $5,000 per quarter. The special committee was in place only for the second and third quarters of 2020.

Equity Incentive Plans

Equity Incentive Plan

We have adopted an equity incentive plan. We believe that our equity incentive plan will:

●	furnish incentives to individuals chosen to receive share-based awards because they are considered capable of improving our operations and increasing profits;
●	encourage selected persons to accept or continue employment with the Advisor; and
●	increase the interest of our officers and our independent directors in our welfare through their participation in the growth in the value of our shares of common stock.

The equity incentive plan provides for the grant of awards to our independent directors and to our employees (if any), as well as to any advisor or consultant who is a natural person performing bona fide services to us, provided that the services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for our stock. Participants may also be officers or employees of the Advisor, so long as any such officer or employee is performing bona fide advisory or consulting services for us. Eligible individuals are selected by our board of directors, including our independent directors, for participation in the equity incentive plan. Such awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, and/or other share-based awards; provided, that, the equity incentive plan prohibits the issuance of stock appreciation rights and dividend equivalent rights unless and until our stock is listed on a national securities exchange. However, any such stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, and/or other share-based awards to be issued to independent directors, officers, employees, advisors and consultants shall not exceed an amount equal to 5% of the outstanding shares of our common stock on the date of grant of any such stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, and/or other share-based awards. Notwithstanding the foregoing, we will not issue options or warrants to our independent directors. Please see “Investment, Strategy, Objectives and Policies—Investment Limitations” for a description of limitations imposed by our charter on our ability to issue options and warrants under the equity incentive plan.

We have authorized and reserved for issuance under the equity incentive plan a total of 2.0 million shares of our common stock, and have also established an aggregate maximum of 5.0 million shares that may be issued upon grant, vesting or exercise of awards under the equity incentive plan. In addition, no more than 200,000 shares of our common stock may be made subject to options or stock appreciation rights to a single individual in a calendar year, and no more than 200,000 shares of our common stock may be made subject to share-based awards other than options or stock appreciation rights to a single individual in a calendar year. In the event of certain corporate transactions affecting our common stock, such as, for example, any dividend or other distribution (whether in the form of cash, shares or other property) recapitalization, stock-split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, our board of directors, or, if formed, our Compensation Committee, will have the sole authority to determine whether and in what manner to equitably adjust the number and type of shares and the exercise prices applicable to outstanding awards under the plan, the number and type of shares reserved for future issuance under the plan, and, if applicable, performance goals applicable to outstanding awards under the plan.

Our board of directors, including our independent directors, or, if formed, our Compensation Committee, will administer the equity incentive plan, with sole authority to select participants, determine the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Our board of directors, or, if formed, our Compensation Committee, may also take action with respect to any awards in the event of a change in control, including a determination to pay cash equal to an amount that could have been obtained upon vesting or exercise of an award, a determination that awards cannot vest, be exercised or payable, a determination to accelerate vesting or exercise, or a determination that awards shall be substituted for by similar awards covering the stock of a successor or survivor corporation.

No award granted under the equity incentive plan will be transferable except through the laws of descent and distribution. Shares underlying awards once vested are transferable.

Options will entitle the holder to purchase common stock for a specified exercise price during a specified period. Under the equity incentive plan, we may grant options that are intended to be incentive stock options within the meaning of Section 422 of the Code, or “incentive stock options,” or options that are not incentive stock options, or “nonqualified stock options.” Incentive stock options and nonqualified stock options will have an exercise price that is not less than 100% of the fair market value of the common stock underlying the option on the date of grant and will expire, with certain exceptions, 10 years after such date.

Restricted stock awards will entitle the recipient to shares of common stock from us under terms that provide for vesting over a specified period of time. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted stock may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted stock may receive cash distributions prior to the time that the restrictions on the restricted stock have lapsed. Any dividends payable in common stock shall be subject to the same restrictions as the underlying restricted stock. The equity incentive plan permits us to issue director restricted stock to our independent directors on the same terms as restricted stock awards.

Stock appreciation rights will entitle the recipient to receive from us at the time of exercise an amount in cash (or in some cases, common stock) equal to the excess of the fair market value of the shares of common stock underlying the stock appreciation right on the date of exercise over the price specified at the time of grant, which cannot be less than the fair market value of the shares of common stock on the grant date.

Dividend equivalent rights will entitle the recipient to receive, for a specified period, a payment equal to the quarterly distribution declared and paid with respect to a specified number of shares. Dividend equivalent rights are forfeited to us upon the termination of the recipient’s employment or other relationship with us.

Restricted stock units will entitle the recipient to cash or shares upon the end of the deferral period specified. Restricted stock units may be subject to the attainment of performance goals. Restricted stock units would typically be forfeited upon termination of the recipient’s employment or other relationship with us unless waived by our board of directors, or, if formed, our Compensation Committee.

No restricted stock will be awarded under the equity incentive plan if it would result in our being “closely-held” under the Code, jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions under our charter.

Private Placement Equity Incentive Plan

Our board of directors has adopted a private placement equity incentive plan, which we refer to as the “Private Placement Plan.” The Private Placement Plan is substantially similar to our equity incentive plan described above, except that under the Private Placement Plan, an eligible participant is any person, trust, association or entity to which the plan administrator desires to grant an award. Awards under the Private Placement Plan have been made to officers and employees of affiliates of the Advisor. An aggregate maximum of 2.0 million shares may be issued upon grant, vesting or exercise of awards under the Private Placement Plan.

Compensation Committee Interlocks and Insider Participation

We do not expect that any of our executive officers will serve as a director or member of the compensation committee of any entity whose executive officers include a member of our Compensation Committee, if formed.

Limited Liability and Indemnification of Directors, Officers and Others

Our charter, subject to certain limitations, will limit the personal liability of our stockholders, directors and officers for monetary damages. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, the Maryland General Corporation Law requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

●	An act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
●	The director or officer actually received an improper personal benefit in money, property or services; or
●	With respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

Under the Maryland General Corporation Law, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter provides that we will generally indemnify and advance expenses to our directors and officers, the Advisor and its affiliates for losses they may incur by reason of their service in those capacities. In addition, we expect to indemnify and advance expenses to our employees and agents for losses or liabilities suffered by them by reason of their service in those capacities. However, notwithstanding the above provisions of the Maryland General Corporation Law, our charter provides that our directors, the Advisor and its affiliates will be indemnified by us for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by us only if all of the following conditions are met:

●	Our directors, the Advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;
●	Our directors, the Advisor or its affiliates were acting on our behalf or performing services for us;
●	In the case of related directors, the Advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;
●	In the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and
●	The indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

In addition, we will not provide indemnification to our directors, the Advisor and its affiliates for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

●	There has been a successful adjudication on the merits of each count involving alleged securities law violations;
●	Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
●	A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered and sold as to indemnification for violations of securities laws.

We may advance funds to directors, the Advisor and its affiliates for legal expenses and other costs incurred as a result of our legal action for which indemnification is being sought only if all of the following conditions are met:

●	The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the REIT;
●	The party seeking such advancement has provided us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification;
●	The legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

●	The party seeking indemnification undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

The aforementioned charter provisions will not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Additionally, we have entered into indemnification agreements with certain of our officers and directors. The indemnification agreements require, among other things, that, subject to certain limitations, we indemnify our officers and directors and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by our officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors’ and officers’ liability insurance. The indemnification agreements that we enter into with our officers and directors will require that in the event of a change in control of the Company, we will use commercially reasonable efforts to maintain in force any directors’ and officers’ liability insurance policies in effect immediately prior to the change in control for a period of six years.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, we have been advised that, in the opinion of the SEC, as well as certain states, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.

The Advisory Agreement and agreements with affiliates who perform other services for us will contain similar indemnification provisions. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in such agreements. Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals.

Directors and Executive Officers

As of the date of this prospectus, our directors and executive officers, their ages and their positions and offices are as follows:

Name	Age	Position
Evan H. Zucker	55	Chairman and Director
Dwight L. Merriman III	60	Director
Jeffrey W. Taylor	48	Managing Director, Co-President
Rajat Dhanda	53	Managing Director, Co-President
Marshall M. Burton	52	Independent Director
Stanley A. Moore	82	Independent Director
John S. Hagestad	74	Independent Director
Charles B. Duke	63	Independent Director
Scott A. Seager	40	Senior Vice President, Chief Financial Officer and Treasurer
Joshua J. Widoff	50	Managing Director, Chief Legal Officer and Secretary
Scott W. Recknor	53	Managing Director—Head of Asset Management

Evan H. Zucker has served as the Chairman of our board of directors and as a director since November 2014. During the past five years, Mr. Zucker has served as a manager of the Advisor and Black Creek Diversified Property Advisors LLC, the advisor to DPF. Mr. Zucker also served as the Chairman of the board of directors and as a director of IPT. Mr. Zucker is a principal of Black Creek Group, LLC (“BCG”), a Denver based real estate investment firm which he co-founded in 1993. As of December 31, 2020, Mr. Zucker has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate related assets with an aggregate value in excess of approximately $23.3 billion. Mr. Zucker also was a co-founder and formerly served as a director of DCT Industrial Trust, formerly known as Dividend Capital Trust, a NYSE listed industrial REIT (NYSE: DCT). Mr. Zucker has been active in real estate acquisition, development and redevelopment activities since 1989. In 1993, Mr. Zucker co founded American Real Estate Investment Corp., which subsequently became Keystone Property Trust (NYSE: KTR), an industrial, office and logistics REIT that was later acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Zucker served as the President and as a director of American Real Estate Investment Corp. from 1993 to 1997 and as a director of Keystone Property Trust from 1997 to 1999. Mr. Zucker graduated from Stanford University with a Bachelor’s Degree in Economics.

We believe that Mr. Zucker’s qualifications to serve on our board of directors are demonstrated by his proven business acumen, including his over 25 years of experience with BCG as a co founder of the company, and his vast experience as a leader of an advisor to real estate investment companies, including DCT Industrial Trust, DPF, IIT, IPT, and American Real Estate Investment Corp. (which subsequently became Keystone Property Trust, NYSE: KTR).

Dwight L. Merriman III has served as a member of our board of directors and as a member of the board of managers of the Advisor since November 2014. Mr. Merriman served as our Managing Director from May 2017 through December 2019 and as our Chief Executive Officer from November 2014 through December 2019. In addition, Mr. Merriman served as a trustee of DC Industrial Liquidating Trust from November 2015 through December 2017. During the past five years, Mr. Merriman has also held similar leadership roles at BCG, and is responsible for the oversight of the acquisition, asset management and portfolio management activities for all industrial investments across funds sponsored by affiliates of BCG. Prior to joining the Company, Mr. Merriman served from September 2007 through March 2010 as a Managing Director and the Chief Investment Officer of Stockbridge Capital Group LLC, or “Stockbridge,” a real estate investment management company based in San Francisco, California, which had more than $3 billion in real estate under management. While with Stockbridge, Mr. Merriman served as a member of its investment and management committees, and was responsible for coordinating the investment activities of the company. From May 2000 to September 2007, Mr. Merriman was a Managing Director of RREEF Funds, or “RREEF,” a real estate investment management company, in charge of RREEF’s development and value added investment opportunities in North America. While at RREEF, he served on the investment committee and was involved in approving approximately $5 billion in commercial real estate transactions, and he started CalSmart, a $1.2 billion value added real estate investment fund with the California Public Employees’ Retirement System. Prior to joining RREEF in 2000, Mr. Merriman served for approximately five years as a Managing Director at Carr America Realty Corporation, where he was responsible for the company’s acquisition, development and operations activities in Southern California and Utah. Prior to that, he spent 11 years with the Los Angeles development firm of Overton, Moore & Associates, where he was responsible for developing industrial and office property throughout Southern California. Mr. Merriman received a B.S. in Business Administration from the University of Southern California and an M.B.A. from the Anderson School at the University of California at Los Angeles. Mr. Merriman is a member of the Urban Land Institute.

We believe that Mr. Merriman’s qualifications to serve on our board of directors include over 30 years of extensive real estate investment and development experience, including specifically his experience serving in leadership positions and on the investment committees of significant real estate investment funds.

Jeffrey W. Taylor has served as our Managing Director, Co-President since December 9, 2019. Mr. Taylor has had a long tenure at the Company and is familiar with its day-to-day operations, having served as our Managing Director, Shareholder Operations since May 2017 and previously served as our Senior Vice President, Shareholder Operations from February 2016 to May 2017. During the past five years, Mr. Taylor has also served as Managing Director, Chief Operating Officer of BCG, Senior Vice President of Operations of BCG and held similar leadership roles at other companies sponsored by affiliates of BCG, including DPF and IPT. In those roles, he has had responsibilities for shareholder operations, product management and development, coordination of risk management programs and certain business operations. Mr. Taylor has also served as President of BCG Advisors LLC since March 2012. BCG Advisors LLC is a registered investment advisor which has been engaged by BCI IV Advisors LLC and us to provide non-discretionary advice and recommendations with respect to our investment in securities. Mr. Taylor’s background includes investment management, risk management, product management, operating company analysis and strategic planning within financial services companies. Prior to joining us and BCG, Mr. Taylor served in various positions with

INVESCO Funds Group, most notably in management roles within the investment division and the distribution company as well as positions within the transfer agency. Mr. Taylor holds a Bachelor’s degree from Pennsylvania State University and a Master’s in Business Administration from the University of Colorado at Denver. In addition, Mr. Taylor is a CFA Charterholder.

Rajat Dhanda has served as our Managing Director, Co-President since December 9, 2019 and served as our Managing Director, President from May 2017 to December 9, 2019. Mr. Dhanda also has served as the Managing Director, Co-President of DPF since December 10, 2019 and served as the Managing Director, President of DPF from April 2017 to December 10, 2019. He also has served as a director of DPF since March 2020. Mr. Dhanda currently serves as Chief Executive Officer of BCG and is responsible for the oversight of distribution, marketing, product development, operations and legal functions. Prior to joining BCG, Mr. Dhanda spent 26 years at Morgan Stanley, leading key divisions of their institutional and Wealth Management platforms, while also serving on the firm’s Management and Risk Committee for his last eight years. Most recently, he was head of Investment Products and Services in Wealth Management, which was responsible for all of the products distributed by Morgan Stanley’s financial professionals. In this capacity, he worked closely with the firm’s financial professionals and third party asset managers to design and distribute products offering a breadth of investment solutions. In addition, as a member of the division’s Executive and Operating Committees, Mr. Dhanda worked to develop strategies for the changing regulatory environment and the opportunities that technology and data offer today in the wealth management channels. Mr. Dhanda holds a B.A. in both Business Economics, as well as Organizational Behavior & Management from Brown University.

Marshall M. Burton has served as an independent director on our board of directors since August 2015. In addition, during the past five years, Mr. Burton has served as an independent director on the board of directors of IPT, as an independent trustee of DC Industrial Liquidating Trust, and as a director and President of both MVG, Inc. and Confluent Development, L.L.C. Mr. Burton has more than 20 years of commercial real estate experience, including development, leasing, investment and management. In March 2014, Mr. Burton founded Confluent Holdings, L.L.C. to develop and invest in office, industrial and multi family projects throughout the U.S. In April 2015, Mr. Burton expanded Confluent Holdings, L.L.C. and co founded Confluent Development, L.L.C. in a merger with MVG, Inc., to form a diverse real estate investment and development platform with projects in various stages of development totaling $500 million. From March 2011 to March 2014, Mr. Burton served as Senior Vice President and General Manager of Opus Development Company L.L.C., an affiliate of The Opus Group, a real estate developer, or “Opus,” where he was responsible for managing operations and seeking new development opportunities in Denver, Colorado and in the western region of the U.S. Prior to joining Opus, Mr. Burton founded the Denver office of McWhinney, a real estate development company, in February 2010. As Senior Vice President of McWhinney, Mr. Burton oversaw operations for the commercial development team in the Denver metropolitan area and other strategic locations across the western U.S. Mr. Burton served as the Senior Vice President of Opus Northwest, L.L.C., a full service real estate developer, from May 2009 through February 2010, and previously served as Vice President from October 2002 through September 2008 and in other capacities beginning in 1996. Prior to joining Opus in 1996, Mr. Burton was co founder of Denver Capital Corporation, a multi bank community lending organization. Mr. Burton is a licensed Colorado Real Estate Broker and is active in many civic and real estate associations, including serving as Treasurer and President elect of the National Association of Industrial and Office Properties and as an executive committee member of the Urban Land Institute. Mr. Burton received his Bachelor of Science in Business Administration from the University of Denver.

We believe that Mr. Burton’s qualifications to serve on our board of directors include his over 20 years of experience overseeing the development, leasing, investment and management of commercial real estate. This experience provides a valuable perspective on the commercial real estate industry.

Stanley A. Moore has served as an independent director on our board of directors since August 2015. In addition, during the past five years, Mr. Moore has served as an independent director and independent trustee, as applicable, of IPT and DC Industrial Liquidating Trust. Mr. Moore is a Co Founder and Chairman and the former Chief Executive Officer of Overton Moore Properties, or “OMP,” a leading commercial real estate development firm in Los Angeles County that develops, owns and manages office, industrial and mixed use space. He served as Chief Executive Officer of OMP from 1975 until January 2010 and has served as a director since 1972. Since its founding, OMP has developed and/or invested in over 30 million square feet of commercial space in California. Mr. Moore served as a member of the board of directors of The Macerich Company (NYSE: MAC), a leading owner, operator and developer of major retail properties, from 1994 through May 2015. Mr. Moore is past President of the Southern California Chapter of the National Association of Industrial and Office Parks, and is currently a board member of the Economic Resources Corporation of South Central Los Angeles. His many awards and citations include the Humanitarian of the Year awarded to him by the National Conference of Christians and Jews.

We believe that Mr. Moore’s qualifications to serve on our board of directors include his over 36 years of experience as a Chief Executive Officer of a leading commercial real estate development firm, his expertise in the areas of acquisitions, development and management of commercial real estate, and more specifically, industrial properties, his leadership experience with the National Association of Industrial and Office Parks, and his service on civic and private and public company boards.

John S. Hagestad has served as an independent director on our board of directors since August 2015. In addition, during the past five years, Mr. Hagestad has served as an independent director and independent trustee, as applicable, of IPT. Mr. Hagestad is Senior Managing Director and Co Founder of SARES•REGIS Group, a vertically integrated real estate development services company focusing on both commercial and residential real estate. Mr. Hagestad has served in this role since 1993 and is responsible for overseeing all of SARES•REGIS Group’s commercial activities which includes the development, investment and management divisions. Mr. Hagestad serves on SARES•REGIS Group’s Executive Management Committee which approves all property acquisitions and investment decisions and provides strategic planning for the future. During his career, Mr. Hagestad has been responsible for the acquisition and development of over 85 million square feet of commercial, office and industrial property totaling more than $6 billion in value. In 1972, he joined the Koll Company as a Vice President for project acquisition and development. Three years later he joined The Sammis Company as a founding partner responsible for all matters of finance and administration, with emphasis on lender and partner relationships. In 1990, Mr. Hagestad became President and Chief Executive Officer of the SARES Company (the successor to The Sammis Company), where he was instrumental in its merger with The Regis Group to create the SARES•REGIS Group in 1993. Mr. Hagestad is a Certified Public Accountant and holds a bachelor’s degree in Business Administration and a master’s degree in Finance from the University of Southern California. He is a past trustee of the Urban Land Institute, a member of the Marshall School of Business Board of Leaders at the University of Southern California, the UCI Center for Real Estate, The Fisher Center for Real Estate and Urban Economics at UC Berkeley and the Real Estate Roundtable. He is also on the Board of Trustees / Directors for the Cystinosis Research Foundation.

We believe that Mr. Hagestad’s qualifications to serve on our board of directors include his over 40 years of involvement in overseeing the development, acquisition and management of commercial, office and industrial real estate, in addition to his valuable accounting background. This experience provides a valuable perspective on the various facets of the real estate industry.

Charles B. Duke has served as an independent director on our board of directors since February 2016. In addition, during the past five years, Mr. Duke has served as an independent director and independent trustee, as applicable, of IPT and DPF. Mr. Duke is currently Founder and Chief Executive Officer of To Table Inc. (“To Table”), a retailer of specialty gourmet foods. Prior to founding To Table in November 2014, Mr. Duke was involved in the management of two ink jet cartridge remanufacturers and aftermarket suppliers. Mr. Duke served as the Executive Vice President of IJR, Inc. in Phoenix, Arizona from October 2012 to July 2014 and as Founder, President and Chief Executive Officer of Legacy Imaging, Inc., from 1996 through 2012. Mr. Duke has been active in entrepreneurial and general business activities since 1980 and has held several executive and management roles throughout his career, including Founder, President and Owner of Careyes Corporation, a private bank, registered investment advisor and a member of the Financial Industry Regulatory Authority (“FINRA”) based in Denver, Colorado, Chief Financial Officer at Particle Measuring Systems, a global technology leader in the environmental monitoring industry based in Boulder, Colorado, and Vice President of Commercial Loans at Colorado National Bank. Mr. Duke also spent four years with Kirkpatrick Pettis, the investment banking subsidiary of Mutual of Omaha, as Vice President of Corporate Finance, involved primarily in mergers and acquisitions, financing and valuation activities. Mr. Duke graduated from Hamilton College in 1980 with a Bachelor’s Degree in Economics and English.

Our board of directors has determined that Mr. Duke is the audit committee financial expert. In that role, we believe that Mr. Duke brings a unique perspective to the audit committee, as he is the only audit committee member with investment banking experience. We believe Mr. Duke’s qualifications to serve on our board of directors include his considerable business and financial experience, including specifically his experience as founder and president of a private bank and as Chief Financial Officer of a significant organization.

Scott A. Seager has served as our Chief Financial Officer since September 2020 and as our Senior Vice President, Debt Capital Markets and Treasurer since February 2019. Prior thereto, Mr. Seager served as our Senior Vice President, Corporate Accounting and Controller from March 2018 to February 2019; as our Vice President, Corporate Accounting and Controller from December 2017 to March 2018; and as our Vice President, Corporate Accounting from February 2016 to December 2017. During the past five years, Mr. Seager has also held similar leadership roles at the Company, BCG and for other companies sponsored by affiliates of BCG, including DPF, IPT and DC Industrial Liquidating Trust. In his current role, Mr. Seager is responsible for sourcing debt financings, lender relationships, cash management and managing liquidity for us. Mr. Seager has over 17 years of corporate finance experience including public company accounting, reporting, financial planning and analysis, and debt capital markets. Prior to joining the Company, Mr. Seager worked most recently for a large publicly traded retailer, Collective Brands Inc. in various finance roles. Prior thereto, Mr. Seager was a Division Director for publicly traded Robert Half International and a senior auditor in public accounting for Ernst and Young. Mr. Seager is a CPA in the state of Kansas and graduated magna cum laude from Baker University.

Joshua J. Widoff has served as our Managing Director since May 2017, and as our Chief Legal Officer and Secretary since June 2018. Mr. Widoff previously served as our General Counsel, Secretary and Executive Vice President from November 2014 to May 2017. Mr. Widoff oversees all legal aspects of our investments, leasing activity, compliance, risk management, and corporate governance. Mr. Widoff has also served as Chief Legal Officer for our Advisor since 2018. Mr. Widoff has also served as a Managing Director of BCG since September 2007 and as its Chief Legal Officer since June 2018. During the past five years, Mr. Widoff has also held similar leadership roles at other companies sponsored by affiliates of BCG and for other advisor entities advising such funds, including DPF, IPT, BCIF, BTC III and DC Industrial Liquidating Trust. Prior to joining BCG in September 2007, Mr. Widoff was a partner from October 2002 to July 2007 at the law firm of Brownstein Hyatt Farber Schreck, P.C., where he was active in the management of the firm, serving as chairman of both the firm’s Associate and Recruiting Committees and overseeing an integrated team of attorneys and paralegals servicing clients primarily in the commercial real estate business. During more than a dozen years of private practice, he managed transactions involving the acquisition, development, leasing, financing, and disposition of various real estate assets, including vacant land, apartment and office buildings, hotels, casinos, industrial/warehouse facilities, and shopping centers. He also participated in asset and stock acquisition transactions, convertible debt financings, private offerings, and complex joint venture negotiations. Mr. Widoff served as general business counsel on a variety of contract and operational issues to a wide range of clients in diverse businesses. Mr. Widoff currently serves as Immediate Past Chair and Commissioner for the Denver Urban Renewal Authority. Mr. Widoff received his Bachelor’s degree from Trinity University in Texas and his Juris Doctor degree from the University of Colorado School of Law.

Scott W. Recknor has served as our Managing Director, Head of Asset Management since September 2017. During the past five years, Mr. Recknor has also held similar leadership roles at other companies sponsored by affiliates of BCG. From 2005 through October 2010, Mr. Recknor served as a Vice President for AMB Property Corporation (now ProLogis), a leading global owner, operator and developer of industrial real estate, where he was responsible for leasing, capital expenditures, budgeting and forecasting and property management oversight in the greater Los Angeles area. From 2001 through 2004, Mr. Recknor was a District Manager for RREEF (Real Estate Investment Managers) where he managed three offices responsible for the leasing, property management, capital expenditure and budgeting and re forecasting for a number of separate pension fund accounts. Prior to RREEF, Mr. Recknor was the West Region Real Estate Manager for the Goodyear Tire & Rubber Company where he was responsible for all operating aspects of Goodyear’s West Region real estate portfolio in six states (California, Hawaii, Nevada, Arizona, New Mexico and Texas). Prior to the Goodyear Tire & Rubber Company, Mr. Recknor was a real estate broker with The Seeley Company (now Colliers International) in the Los Angeles area. Mr. Recknor graduated from the University of California (Irvine) and has previously served on the board of directors for NAIOP (SoCal) and has been an affiliate member of SIOR (Los Angeles).

THE ADVISOR AND THE ADVISORY AGREEMENT

General

We rely on the Advisor to manage our day-to-day activities and to implement our investment strategy. We, the Operating Partnership and the Advisor are parties to the Amended and Restated Advisory Agreement (2021), dated February 16, 2021 which we refer to herein as the “Advisory Agreement.” The Advisor performs its duties and responsibilities under the Advisory Agreement as a fiduciary of the Company and our stockholders.

The Advisor

Under the terms of the Advisory Agreement, the Advisor will use commercially reasonable efforts, subject to the oversight, review and approval of our board of directors, to perform the following:

●	Participate in formulating an investment strategy consistent with achieving our investment objectives;
●	Manage and supervise the offering process;
●	Assist our board of directors in developing, overseeing, implementing and coordinating our monthly NAV procedures;
●	Provide information about our properties and other assets and liabilities to the Independent Valuation Advisor and other parties involved in determining our monthly NAV;
●	Research, identify, review and recommend for approval to our board of directors or Investment Committee, as applicable, real property, debt and other investments and dispositions consistent with our investment policies and objectives;
●	Structure the terms and conditions of transactions pursuant to which acquisitions and dispositions of investments will be made;
●	Actively oversee and manage our investment portfolio for purposes of meeting our investment objectives;
●	Manage our day-to-day affairs, including financial accounting and reporting, investor relations, marketing, informational systems and other administrative services on our behalf;
●	Select joint venture partners, structure corresponding agreements and oversee and monitor these relationships;
●	Arrange for financing and refinancing of our assets; and
●	Recommend various Liquidity Events to our board of directors if and when appropriate.

The above summary is provided to illustrate the material functions which the Advisor will perform for us as our advisor and it is not intended to include all of the services which may be provided to us by the Advisor or by third parties engaged by the Advisor.

The key members of the Advisor’s management team include the following individuals:

Rajat Dhanda

David M. Fazekas

Andrea L. Karp

Brian R. Lange

Thomas G. McGonagle

Dwight L. Merriman III

Lainie P. Minnick

James R. Mulvihill

Taylor M. Paul

Scott W. Recknor

Scott A. Seager

Jeffrey W. Taylor

J.R. Wetzel

Joshua J. Widoff

Evan H. Zucker

For biographical information regarding Messrs. Dhanda, Merriman, Recknor, Seager, Taylor, Widoff and Zucker, see “Management—Directors and Executive Officers.”

David M. Fazekas, age 47, serves as our Managing Director—Eastern Region. During the past five years, Mr. Fazekas has also held similar leadership roles at other companies sponsored by affiliates of BCG, including IPT, DC Industrial Liquidating Trust and IIT. From 2008 through September 2010, Mr. Fazekas served as the Senior Vice President and Project Principal for Panattoni Development Company Inc., a leading development company that leases and owns industrial, office and retail properties in more than 175 cities throughout the U.S., Canada and Europe. From 2007 to 2008, he was the Director of Acquisitions for ZAIS Group LLC, which during his tenure managed over $11 billion of assets across a wide spectrum of investment platforms. Prior to ZAIS, Mr. Fazekas spent six years as the Director of Real Estate Acquisitions for RREEF Deutsche Bank, one of the largest real estate investment advisors in the world. Early in his career, he served as the Vice President of Acquisitions for Delma Properties, Inc. Mr. Fazekas holds a Bachelor’s degree in business and economics from Rutgers University and a Master’s degree in real estate from New York University. He also is a member of the New York University Real Estate Alumni Association and the National Association of Industrial and Office Properties, or “NAIOP.”

Andrea L. Karp, age 49, has responsibilities for due diligence and dispositions at the Advisor and has served as our Managing Director, Head of Due Diligence since May 2017. During the past five years, Ms. Karp has also held similar leadership roles at the Company and other companies sponsored by affiliates of BCG, including DPF and IIT. From 2006 to 2007, Ms. Karp was Vice President of Fremont Investment & Loan, a California-based bank where she was responsible for originating commercial loans. From 1997 through 2006, Ms. Karp served as First Vice President of ProLogis. In this capacity, Ms. Karp was responsible for overseeing the Asset Services team, which handled all due diligence and underwriting activities of corporate mergers, joint ventures, financings, acquisitions and dispositions with activity levels in excess of $6 billion per year. Ms. Karp holds a Bachelor’s Degree in Economics from the University of Colorado.

Brian R. Lange, age 42, serves as our Portfolio Manager. During the past five years, Mr. Lange has also held similar leadership roles at other companies sponsored by affiliates of BCG, including IPT and IIT. Prior to joining BCG, Mr. Lange held various roles with Verde Realty, GE Capital, and Equity Office Properties. Mr. Lange holds a Bachelor’s degree from Indiana University and a Master’s Degree in Business Administration from the University of Colorado.

Thomas G. McGonagle, age 61, is a member of the Combined Industrial Advisors Committee. During the past five years, Mr. McGonagle has also held similar leadership roles at the Company and other companies sponsored by affiliates of BCG, including IPT, BCIF, DC Industrial Liquidating Trust, BTC III and IIT. Prior to joining IIT, Mr. McGonagle consulted for several different corporate clients, including as Chairman of the board of directors of Pinnacle Gas Resources, Inc., an independent energy company engaged in the acquisition, exploration and development of domestic onshore natural gas reserves (formerly listed on NASDAQ: PINN), from March 2009 until the sale of the company in January 2011. From March 2007 to December 2008, Mr. McGonagle was Senior Vice President—Corporate Development at MacDermid, Incorporated, a global, specialty chemical company (formerly listed on NYSE: MRD). Mr. McGonagle was responsible for the marketing and sale of two of MacDermid's nine global business units, and also was instrumental in the restructuring of a European manufacturing operation. Prior to joining MacDermid, from 2003 until 2006, Mr. McGonagle was Senior Vice President and Chief Financial Officer of Vistar Corporation at the time a $3 billion food distribution company with 36 distribution and warehouse facilities located throughout the U.S. At Vistar, Mr. McGonagle was responsible for the finance department, including all accounting, reporting, tax, audit, banking and capital markets, and merger and acquisition activities. From 2001 to 2003, Mr. McGonagle was Managing Director and Co-Head of the U.S. Merchant Banking Group at Babcock & Brown LP in New York, which focused on advising on, and acquiring and developing, large-scale infrastructure assets and projects. Prior to joining Babcock & Brown, Mr. McGonagle was a Managing Director of the Financial Sponsors Group of Donaldson, Lufkin & Jenrette / Credit Suisse, which he joined in 1987. In this role, Mr. McGonagle was responsible for initiating and structuring numerous principal investment transactions, debt and equity securities offerings, and mergers and acquisitions across many different industries. From December 2006 until the sale of the company in July 2012, Mr. McGonagle was a director and chairman of the audit committee of Consolidated Container Company LLC, a private $750 million plastic packaging manufacturer with over 50 manufacturing facilities located throughout the U.S. Mr. McGonagle received his B.A. in Economics from Dartmouth College and M.B.A. from the Tuck School of Business at Dartmouth College.

Lainie P. Minnick, age 48, has served as our Managing Director, Head of Debt Capital Markets since May 2017. During the past five years, Ms. Minnick has also held similar leadership roles at other companies sponsored by affiliates of BCG, including DPF, IIT and IPT. Ms. Minnick is primarily responsible for developing, executing and managing corporate and property-level financing and interest rate hedging strategies, managing lending relationships across DPF and IPT, and providing certain treasury management oversight and for our industrial platforms. Ms. Minnick has overseen the execution of over $10.0 billion of financings and associated interest rate hedging strategies for Black Creek affiliates, collectively, since 2007. From 2005 through 2007, Ms. Minnick was a Project Executive for Urban Villages, Inc., a real estate development firm. From 1999 through 2004, Ms. Minnick worked for Goldman Sachs, most recently as a Vice President working exclusively with the Whitehall Funds, a series of global real estate opportunity funds. Based in both New York and London, Ms. Minnick was responsible for executing real estate-related financing transactions throughout the U.S. and Europe. Prior to joining Goldman Sachs, Ms. Minnick worked for the Archon Group, a subsidiary of Goldman Sachs, where she was responsible for real estate-related portfolio management and loan asset management efforts. Ms. Minnick holds a Bachelor’s Degree in Business Administration from Southern Methodist University and a Master’s Degree in Business Administration from the Wharton School at the University of Pennsylvania.

James R. Mulvihill, age 56, serves as a manager of the Advisor. Mr. Mulvihill has served as a director of DPF’s board of directors since October 2018, and was also appointed to the investment committee of DPF’s board of directors. During the past five years, Mr. Mulvihill has also held similar leadership roles at other companies sponsored by affiliates of BCG, including Black Creek Diversified Property Advisors LLC, the advisor to DPF, Industrial Property Advisors LLC, the advisor to IPT, and Industrial Income Advisors LLC, the former advisor to IIT. Mr. Mulvihill is a co-founder and managing partner of both Dividend Capital Group LLC and BCG. Mr. Mulvihill co-founded the first Black Creek affiliated entities in 1991 with Mr. John A. Blumberg and Mr. Zucker, and co-founded Dividend Capital Group in 2002 with Mr. Blumberg and Mr. Zucker. As of December 31, 2020, $23.3 billion in historic development and acquisition volume represents the total cost of real estate projects and loans secured by real estate acquired by BCG, its affiliates and indirect owners, including Mr. Mulvihill and Mr. Zucker, from inception through December 31, 2020. Mr. Mulvihill was a co-founder and formerly served as a director of DCT Industrial Trust, formerly known as Dividend Capital Trust, a NYSE-listed industrial REIT (NYSE: DCT). He is also a co-founder and former Chairman of the Board of Corporate Properties of the Americas (CPA), one of the largest owners and developers of industrial properties in Mexico. Mr. Mulvihill co-founded American Real Estate Investment Corp. (formerly known as Keystone Property Trust (NYSE: KTR)), which was an industrial, office and logistics REIT and was acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to 1991, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer’s Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor’s degree in Political Science from Stanford University.

Taylor M. Paul, age 41, has served as our Chief Accounting Officer since June 2018. During the past five years, Mr. Paul has also held similar leadership roles at other companies sponsored by affiliates of BCG, including DPF and Black Creek Diversified Property Advisors LLC, the advisor to DPF. Mr. Paul’s responsibilities have included financial reporting, corporate and property accounting, financial planning and analysis and treasury management. In his current role, Mr. Paul oversees all aspects of our accounting and budgeting functions and certain treasury management and compliance functions. Prior to joining DPF, Mr. Paul was with KPMG LLP from 2003 to 2006 where he primarily worked in the firm’s real estate practice for various clients which most notably included an S&P 500 international real estate investment trust. Mr. Paul holds a Bachelor’s Degree in Accounting and Spanish from Southwestern University in Georgetown, Texas and holds an active CPA license in the state of Colorado.

J.R. Wetzel, age 63, has served as our Managing Director—Western Region. During the past five years, Mr. Wetzel has also held similar leadership roles at other companies sponsored by affiliates of BCG, including IIT and IPT. From November 2000 to February 2011, Mr. Wetzel served as Managing Partner of PGP Partners Inc., a company he founded during his tenure at PGP Partners. While at PGP Partners, Mr. Wetzel was responsible for the acquisition and development of more than $250 million of commercial real estate assets in California and Las Vegas. Prior to forming PGP Partners, from 1997 through 2000, Mr. Wetzel served as the Chief Operating Officer for Pacific Gulf Properties, a publicly traded REIT, where he was responsible for establishing target markets, including Seattle, Portland, Northern California, Los Angeles, Orange County, San Diego, Phoenix and Las Vegas, for acquisitions and development of industrial and office projects. In 2000, he was instrumental in directing the sale of Pacific Gulf Properties’ industrial portfolio, totaling 13.5 million square feet, to RREEF, one of the world’s largest pension fund managers, and CalWest for a purchase price of $925 million. Prior to joining Pacific Gulf Properties in 1997, Mr. Wetzel served as the Vice President of Acquisitions and Development for Industrial Development International (IDI), where he was instrumental in completing more than five million square feet of build-to-suits and speculative industrial projects for nationally and internationally recognized customers. Prior to joining IDI, Mr. Wetzel spent 11 years at Insignia/O’Donnell and was responsible for a portfolio of approximately 19 million square feet of industrial and office product throughout the western U.S. Mr. Wetzel received his B.A. in Economics from Claremont Men’s College and an M.B.A. in Real Estate Finance from the University of Southern California.

The Advisory Agreement

The current term of the Advisory Agreement ends June 12, 2021, subject to renewals by mutual consent of the parties for an unlimited number of successive one-year periods. The independent directors will evaluate the performance of the Advisor before renewing the Advisory Agreement. The criteria used in such evaluation will be reflected in the minutes of such meeting. The Advisory Agreement may be terminated:

●	Immediately by us for “cause” or upon a material breach of the Advisory Agreement by the Advisor;
●	Without cause or penalty by either the Advisor or a majority of our independent directors, in each case upon 60 days’ written notice to the other party;
●	With “good reason” by the Advisor upon 60 days’ written notice; or
●	Immediately by us and/or the Operating Partnership in connection with a merger, sale of our assets or transaction involving the Company pursuant to which a majority of our directors then in office are replaced or removed.

“Good reason” is defined in the Advisory Agreement to mean either any failure by us to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the Advisory Agreement or any uncured material breach of the Advisory Agreement of any nature whatsoever by us that remains uncured for 30 days after written notice of such material breach has been provided to us by the Advisor. If the Advisor wishes to terminate the Advisory Agreement for “good reason,” the Advisor must provide us with 60 days’ written notice after we have failed to cure a material breach during the 30-day cure period described above. “Cause” is defined in the Advisory Agreement to mean fraud, criminal conduct or willful misconduct by the Advisor or a material breach of the Advisory Agreement by the Advisor, which has not been cured within 30 days of such breach.

In the event of the termination of the Advisory Agreement, the Advisor will cooperate with us and take all reasonable steps requested to assist our board of directors in making an orderly transition of the advisory function. Before selecting a successor advisor, our board of directors must determine that any successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation it would receive from us.

The Advisor expects to engage in other business activities and, as a result, its resources will not be dedicated exclusively to our business. However, pursuant to the Advisory Agreement, the key personnel of the Advisor must devote sufficient resources to our business operations to permit the Advisor to discharge its obligations. The Advisor may assign the Advisory Agreement to an affiliate upon approval of a majority of our independent directors. The Advisor may not make any acquisitions or dispositions of real estate-related investments or develop any properties, without the prior approval of the majority of our Investment Committee or our board of directors, including a majority of the independent directors, as the case may be. The actual terms and conditions of transactions involving our investments shall be determined in the sole discretion of the Advisor, subject, as applicable, to board and Investment Committee approval.

Advisory Fee and Expense Reimbursements

As compensation for asset management services the Advisor provides to us pursuant to the Advisory Agreement, we pay the Advisor an advisory fee with a fixed component, payable monthly in arrears, that accrues monthly in an amount equal to 1/12th of 1.25% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by us or our affiliate for selling interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. In calculating the fixed component of our advisory fee, we use our NAV before giving effect to monthly accruals for the fixed and performance components of the advisory fee, distribution fees payable to our Dealer Manager, or distributions payable on our outstanding shares or OP Units held by third parties.

With respect to a disposition, we pay the Advisor an advisory fee equal to 1.0% of the total consideration paid and debt assumed and/or incurred in connection with the disposition or 1.0% of the gross market capitalization (reflective of total asset value) of the company (or applicable portion thereof) upon the occurrence of a listing, calculated in accordance with the terms of the Advisory Agreement. The term “disposition” shall include (a) a sale of any substantial portion of our assets, whether effectuated either directly or indirectly through the sale of any entity owning such assets, including, without limitation, us or the Operating Partnership, (b) any sale, merger, or other transaction resulting in a special distribution to our stockholders, including, without limitation, any transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, or (c) a listing or partial listing of our common stock on a national securities exchange.

In consideration for the asset management services the Advisor provides on our behalf, we also pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor elects to have the Performance Component paid instead to the Advisor as a fee, the Sponsor has the discretion to make this election with respect to all or any portion of the performance component of the advisory fee for a particular year. This performance component of the advisory fee is calculated as the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year. The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. In no event will the performance component of the advisory fee be less than zero.

Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Sponsor or the Advisor, as applicable, will earn a performance component equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward.

The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees). Although there can be no assurance that we will ever pursue a Liquidity Event, if the performance component is being calculated with respect to a year in which we complete a Liquidity Event, for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and the value per Fund Interest determined in connection with such Liquidity Event. In connection with a listing of shares of our common stock on a national securities exchange (if any), for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and an amount equal to the market value of the listed shares based upon the average closing price or, if the average closing price is not available, the average of the bid and asked prices, for the 30-day period beginning 90 days after such listing. Upon a Liquidity Event other than a listing, for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and an amount equal to the consideration per Fund Interest received by holders of Fund Interests in connection with such Liquidity Event.

The measurement of the change in NAV per Fund Interest for the purpose of calculating the annual total return amount is subject to adjustment by our board of directors to account for any dividend, split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions that our board of directors deems to be a return of capital if such changes are not already reflected in the Operating Partnership’s net assets.

The “loss carryforward” referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of the date of this prospectus.

As a result of the manner in which the performance component is calculated, as described above, the performance component is not directly tied to the performance of the shares you purchase, the class of shares you purchase, or the time period during which you own your shares. The performance component may be payable to the Advisor or the Sponsor even if the NAV of your shares at the time the performance component is calculated is below your purchase price, and the thresholds at which increases in NAV count towards the overall return to the holders of Fund Interests are not based on your purchase price. Because of the class-specific allocations of the ongoing distribution fee, which differ among classes, we do not expect the overall return of each class of Fund Interests to ever be the same. However, if and when the performance component of the advisory fee is payable, the expense will be allocated among all holders of Fund Interests ratably according to the NAV of their units or shares, regardless of the different returns achieved by different classes of Fund Interests during the year. Further, stockholders who redeem their shares during a given year may redeem their shares at a lower NAV per share as a result of an accrual for the estimated performance component of the advisory fee, even if no performance component is ultimately payable to the Advisor for all or any portion of such calendar year. In addition, if the Sponsor or the Advisor earns the performance component of the advisory fee in any given year, neither of them will be obligated to return any portion of advisory fees previously paid based on our subsequent performance.

The fixed component and the performance component of the advisory fee will accrue monthly. The fixed component is payable monthly in arrears; provided that, with respect to a disposition, the fixed component is payable upon the occurrence of a listing of shares of our common stock on a national securities exchange or other disposition. The performance component of the advisory fee with respect to any calendar year is payable after the completion of the calculation of our NAV for December of such year. The fixed component shall be payable for each month in which the Advisory Agreement is in effect, even if the Advisory Agreement is in effect for a partial month. The performance component will be payable for each calendar year in which the Advisory Agreement is in effect, even if the Advisory

Agreement is in effect for a partial year. The performance component of the advisory fee began to be calculated and accrued from and after the Company’s determination of the initial NAV per share. In the event the Advisory Agreement is terminated or its term expires without renewal, the partial period fixed component and performance component of the advisory fee will be due and payable upon the termination date. In such event, for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be determined based on a good faith estimate of what our NAV per Fund Interest would be as of that date (if our NAV had been calculated in accordance with our valuation policy); provided, that, if the Advisory Agreement is terminated with respect to a Liquidity Event, the performance component will be due and payable in connection with such Liquidity Event and the annual total return amount will be calculated as set forth above with respect to a year in which we complete a Liquidity Event. In addition, in the event the Operating Partnership commences a liquidation of its investments during any calendar year, the Sponsor or the Advisor, as applicable, will be paid the advisory fee from the proceeds of the liquidation and the performance component will be calculated at the end of the liquidation period prior to the distribution of the liquidation proceeds to the holders of OP Units. If the fixed component or the performance component of the advisory fee is payable with respect to any partial month or partial calendar year, then the fixed component will be prorated based on the number of days elapsed during any partial calendar month, and the performance component will be calculated based on the annualized total return amount determined using the total return achieved for the period of such partial calendar year.

If the Sponsor does not elect on or before the first day of a calendar year to have it paid as a fee to the Advisor, then the performance component of the advisory fee will be paid as a distribution on the performance participation interest to the Sponsor, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the NAV per Class I OP Unit. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date. Any such repurchase requests will not be subject to any Early Redemption Deduction under our share redemption program. In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible to the Operating Partnership although it will reduce the cash available for distribution to other OP Unitholders.

Subject to certain limitations, we reimburse or otherwise pay the Advisor for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

●	organization and offering expenses (whether public or private offerings), including legal, accounting, printing and other offering expenses, as well as distribution-related costs and expenses of the Dealer Manager and participating broker dealers, including bona-fide due diligence expenses;
●	acquisition expenses incurred in connection with the selection, acquisition, development or origination of our investments, whether or not such investments are acquired;
●	the actual cost of goods and services used by us and obtained from persons unaffiliated with the Advisor, other than acquisition expenses, including brokerage fees paid in connection with the purchase and sale of our investments;
●	interest and other costs for borrowed money, including discounts, points and other similar fees;
●	taxes and assessments on our income or the income of our properties and any other taxes imposed on us;
●	costs associated with insurance required in connection with our business or by our officers and directors;
●	expenses of managing and operating of our investments, whether payable to an affiliate or a third party;
●	expenses in connection with the compensation of our directors, meetings of our board of directors, and our stockholder meetings;

●	expenses associated with a listing of our shares on a national securities exchange or the receipt by our stockholders of securities that are listed on a national securities exchange in exchange for our shares, if applicable;
●	expenses in connection with our payment of distributions in cash or otherwise to our stockholders;
●	expenses in connection with our organization, conversion or termination or the amendment or modification of our charter;
●	expenses in connection with stockholder communications, including the cost of preparing, printing, and mailing annual reports and other stockholder reports and proxy statements;
●	personnel and related employment costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its affiliates in performing the services under the Advisory Agreement, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services, including the compensation payable to our principal executive officer and our principal financial officer; provided, however, that we will not reimburse the Advisor or its affiliates for costs of personnel to the extent that such personnel perform services for which the Advisor receives a separate fee;
●	audit, accounting and legal fees and other fees for professional services relating to our operations and all such fees incurred at the request, or on behalf of, the independent directors or any committee of the board;
●	out-of-pocket costs for the Corporation to comply with all applicable laws, regulations and ordinances; and
●	any other expenses incurred by the Advisor in performing its duties under the Advisory Agreement.

After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we have incurred exceed 15% of our gross proceeds from the applicable offering. Any organization and offering expenses reimbursed by us which are deemed underwriting compensation will be subject to the 10% limit on underwriting compensation imposed by FINRA.

In lieu of cash, the Advisor may elect to receive the payment of its fees and the reimbursement of its expenses in shares of our common stock or OP Units, in any class of its choice. Any such shares or OP Units will be valued at the NAV per share or OP Unit applicable to such shares or OP Units on the issue date. Such shares will not be subject to the Early Redemption Deduction under our share redemption program. The Operating Partnership will repurchase any such OP Units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such OP Units will be repurchased for shares of our common stock with an equivalent aggregate NAV.

Following the termination of the Advisory Agreement, in addition to other amounts payable to the Advisor, the Advisor will be entitled to receive, subject to limitations on repayment set forth in our charter, all unpaid reimbursements of expenses. We will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee.

The Advisor must reimburse us at least annually for reimbursements paid to the Advisor in any year to the extent that such reimbursements to the Advisor cause our annual operating expenses to exceed the greater of (i) 2% of our average invested assets, which generally consists of the average of the aggregate book value of our assets before reserves for depreciation, bad debts and other non-cash reserves, computed by taking the average of such values as the end of each month during such period, or (ii) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding additions to reserves for depreciation, bad debts and other non-cash reserves, and excluding any gain from the sale of our assets. Such operating expenses will be calculated in accordance with GAAP (if it is still applicable under the then current accounting standards) and will include, but will not be limited to, items such as legal, accounting and auditing, advisory fees, transfer agent costs, D&O insurance, board of directors fees and related expenses, and expenses related to compliance with Sarbanes Oxley. Such operating expenses will not include (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer and registration of our shares; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) incentive fees paid in compliance with the Statement of Policy; (f) acquisition fees, acquisition expenses, real estate commissions on the sale of property and other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property); and (g) distributions with respect to interests in the Operating Partnership.

The independent directors have the fiduciary responsibility of limiting operating expenses to amounts that do not exceed the limits described above, unless they determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, in which case the Advisor may be reimbursed for the full amount of the excess expenses. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation, there shall be sent to the stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.

In the event the Advisory Agreement is terminated, the Advisor will be paid all accrued and unpaid fees and expense reimbursements earned prior to the date of termination. We will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee. See “Management Compensation” for a description of the compensation paid to the Advisor and its affiliates.

The Advisor may enter into arrangements with affiliates and other related entities that have specialized expertise in specific areas of real property, securities or debt investments to assist the Advisor in connection with identifying, evaluating and recommending potential investments, performing due diligence, negotiating purchases and managing our assets on a day-to-day basis. In such event, the Advisor generally shall pay these entities out of the compensation the Advisor receives from us. In addition, we may determine to retain the services of certain affiliated or unaffiliated entities that have specialized expertise, in lieu of having the Advisor either provide these services or retain the services of other entities on our behalf, and in such instances we shall pay an amount that is usual and customary for comparable services.

Performance Component Calculation Example

The following example illustrates how we would calculate the performance component of the advisory fee at the end of each year based on the assumptions set forth in rows A through G and I of the table below. All amounts are with respect to the Fund Interests outstanding at year end. Per Fund Interest amounts are rounded to the nearest $0.01 in the following table. Actual results may differ materially from the following example.

A.	Beginning NAV per Fund Interest	$10.00
B.	Distributions paid or accrued per Fund Interest, before the negative impact of ongoing distribution fees (i.e. our ongoing class-specific fees)	$0.55
C.	Change in NAV per Fund Interest, adjusted to remove the negative impact of our payment or obligation to pay the performance component of the advisory fee	$0.20
D.	Annual total return amount per Fund Interest, adjusted to remove the negative impact resulting from our payment or obligation to pay the performance component of the advisory fee as well as ongoing distribution fees (i.e. our ongoing class-specific fees) (B plus C)	$0.75
E.	Hurdle Amount per Fund Interest(1)	$0.50
F.	Loss carryforward amount per Fund Interest(2)	—
G.	Hurdle Amount per Fund Interest plus loss carryforward per Fund Interest (E plus F)	$0.50
H.	Performance component of the advisory fee is earned because the annual total return amount per Fund Interest (D) is greater than the Hurdle Amount plus the loss carryforward per Fund Interest (G). The performance component of the advisory fee per Fund Interest is equal to 12.5% of the annual total return amount per Fund Interest (D) less the loss carry forward amount per Fund Interest (F)(3)	$0.09
I.	Weighted-average total Fund Interests outstanding for the year	15,000,000
J.	Performance component of the advisory fee (H multiplied by I)	$1,350,000

(1)	The Hurdle Amount per Fund Interest for any period is the amount that results in an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of the period, where the annual total return amount is adjusted to remove the negative impact resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e. our ongoing class-specific fees).
(2)	The loss carryforward per Fund Interest will track any negative annual total return amount per Fund Interest from prior years and offset the positive annual total return amount per Fund Interest for purposes of the calculation of the performance component of the advisory fee per Fund Interest. The loss carryforward per Fund Interest is zero as of the date of this prospectus.
(3)	The performance component of the advisory fee per Fund Interest is equal to the lesser of (a) 12.5% of (i) the annual total return amount per Fund Interest (D) less (ii) any loss carryforward per Fund Interest (F), and (b) the amount equal to (i) the annual total return amount per Fund Interest (D), less (ii) the Hurdle Amount per Fund Interest (E), less (iii) any loss carryforward per Fund Interest (F). In the example above, the calculation described in clause (a) of the preceding sentence results in an amount equal to $0.09 per Fund Interest, which is less than the $0.25 per Fund Interest that results from the calculation described in clause (b) of the preceding sentence. Accordingly, the performance component of the advisory fee in the example above is equal to $0.09 per Fund Interest, or 12.5% of the annual total return amount per Fund Interest (D) less the loss carryforward per Fund Interest (F). In no event will the performance component of the advisory fee be less than zero.

Development Fee

We also pay the Advisor a development fee in connection with providing services related to the development, construction, improvement or stabilization, including tenant improvements, of development properties or overseeing the provision of these services by third parties on our behalf. The fee will be an amount that will be equal to 4.0% of total project cost of the development property (or our proportional interest therein with respect to real property held in joint ventures or other entities that are co-owned). If the Advisor engages a third party to provide development services, the third party will be compensated directly by us, and the Advisor will receive the development fee if it provides development oversight services. The total of all development fees and acquisition expenses paid by us cannot not exceed 6% of the contract purchase price or the total project cost (as applicable) of such real propoerty unless the development fees in excess of such amount are approved by a majority of our board of directors, including a majority of the independent directors.

Property-Level Accounting Services

In addition, we pay the Advisor for property-level accounting services. These payments are funded from a portion of the property management fees paid by customers at our properties, with the remainder of such property management fees paid to the third-party property managers for such properties. The portion of these payments by the customers that are passed through to the Advisor are related to property accounting services and are at or near market rates for the regions in which our properties are located.

Services Agreement

The Advisor and its affiliates are paid fees in connection with other services they provide to us. The Advisor may also, directly or indirectly (including, without limitation, through us or our subsidiaries), receive fees from our joint venture partners and co owners of our properties for services provided to them with respect to their proportionate interests. Fees received from joint venture partners or co owners of our properties and paid, directly or indirectly (including, without limitation, through us or our subsidiaries), to the Advisor may be more or less than similar fees that we pay to the Advisor pursuant to the Advisory Agreement. The general partner of each of the BTC Partnerships, the Advisor and affiliates of the Advisor have entered into the services agreements, pursuant to which the affiliates of the Advisor provide acquisition and asset management services and, to the extent applicable, development management and development oversight services to the BTC Partnerships and has assigned to such affiliates of the Advisor the fees payable pursuant to the BTC partnership agreements for providing such services. See “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Joint Ventures” for a description of the BTC Partnerships and the services agreements.

Holdings of Shares of Common Stock, OP Units and Special Units

In connection with our formation and prior to the commencement of our initial public offering, the Advisor purchased 20,000 shares of our Class I common stock for which it paid $200,000. The Advisor may not sell its initial investment in 20,000 shares of our Class I common stock during the period it serves as our advisor, but may transfer such shares to its affiliates. We are the sole general partner of the Operating Partnership. We contributed $200,000 received from the Advisor to the Operating Partnership in exchange for 20,000 OP Units. The Sponsor owns all of the Special Units, for which it contributed $1,000.

As described above under “—Advisory Fee and Expense Reimbursements,” so long as the Advisory Agreement has not been terminated, the performance component of the advisory fee will be paid in the form of an allocation and distribution to the Sponsor in its capacity as the holder of the Special OP Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor in the form of a fee, as described in the Advisory Agreement. In January 2019, we issued 71,872 Class I OP Units to the Sponsor as payment for the 2018 performance component of the advisory fee, in February 2020, we issued 289,074 Class I OP Units to the Sponsor as payment for the 2019 performance component of the advisory fee, and in January 2021 we issued 950,358 Class I OP Units to the Sponsor as payment for the 2020 performance component of the advisory fee. Subsequent to each issuance, the Sponsor made a pro rata distribution of these Class I OP Units to its members, resulting in Mr. Zucker owning 437,101 OP Units as of March 31, 2021.

The resale of any shares by our affiliates is subject to the provisions of Rule 144 promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time and the manner of such resale. See “Description of Capital Stock” for a more detailed description of the resale restrictions.

Affiliated and Related Companies

Dealer Manager

The Dealer Manager is a member firm of FINRA. The Dealer Manager was organized in December 2001 for the purpose of participating in and facilitating the distribution of securities of Sponsor affiliated entities and related parties. The Dealer Manager will provide certain sales, promotional and marketing services to us in connection with the distribution of the shares of common stock offered pursuant to this prospectus. See “Management Compensation” and “Plan of Distribution” for a description of the compensation we will pay to the Dealer Manager. Separately, the Dealer Manager will also be engaged by us to conduct the private placements of our DST Program. For more information, see “Investment Strategy, Objectives and Policies—DST Program.”

BCG Advisors

BCG Advisors, an affiliate of the Advisor, provides non-discretionary advisory services to us related to our investments in real estate related securities assets. In exchange for the services provided, the portion of the asset management fee that the Advisor receives from us related to real estate securities investments is reallowed to BCG Advisors.

The DST Advisor

The DST Manager, a wholly owned subsidiary of our Operating Partnership, will act, directly or through a wholly owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to the DST Advisor. Both the DST Advisor and the Advisor receive fees in connection with the DST Program. For more information, see “Investment Strategy, Objectives and Policies—DST Program.”

Fees from Other Services

We may retain the Advisor or certain of the Advisor’s affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures), construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor or the Advisor’s affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs incurred in providing the services.

Management Decisions of the Advisor

Messrs. Dhanda, Fazekas, McGonagle, Lange, Merriman, Mulvihill, Paul, Recknor, Seager, Taylor, Wetzel, Widoff, and Zucker and Mss. Karp and Minnick will have primary responsibility for management decisions of the Advisor, including the selection of investments to be recommended to our board of directors, the negotiations in connection with these investments and the property management and leasing of real properties.

MANAGEMENT COMPENSATION

The Advisory Agreement provides that the Advisor will assume principal responsibility for managing our affairs and we compensate the Advisor for these services. We do not compensate our officers. The Advisor, through an affiliate, compensates our officers who also serve as officers of the Advisor and of other affiliates. Our officers also may receive additional compensation in the form of indirect equity interests in the Sponsor.

The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by us to the Advisor, the Dealer Manager and their affiliates. The estimated maximum amount that we may pay with respect to such compensation, fees and reimbursement of expenses is also set forth below and is presented based on the assumptions that (i) we sell the maximum offering amount, (ii) the maximum amount of commissions and fees are paid for each primary offering share, and (iii) there is no reallocation of shares between our primary offering and our distribution reinvestment plan. The allocation of amounts between the Class T shares, Class W shares and Class I shares assumes that 65% of the shares of common stock sold in the primary offering are Class T shares, 10% are Class W shares and 25% are Class I shares. We have assumed what percentage of shares of each class will be sold based on discussions with the Dealer Manager and broker dealers, but there can be no assurance as to how many shares of each class will be sold. The Sponsor, which owns the Advisor, is presently directly or indirectly majority owned by the Principals and the Sponsor and the Advisor are jointly controlled by the Principals. The Dealer Manager, is presently directly or indirectly majority owned, controlled and/or managed by the Principals. A majority of our board of directors, including a majority of the independent directors, will determine, from time to time but at least annually, that (i) the total fees and expenses paid to the Advisor are reasonable in light of our investment performance, net assets, net income, and the fees and expenses of other comparable unaffiliated REITs, and (ii) the compensation paid to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by this prospectus. Each such determination will be reflected in the minutes of the meeting of our board of directors. A majority of our board of directors, including a majority of the independent directors, will also supervise the performance of the Advisor to determine that the provisions of the Advisory Agreement are carried out.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Upfront Selling Commissions and Dealer Manager Fees(1)—the Dealer Manager

The Dealer Manager will be entitled to receive upfront selling commissions of up to 2.0%, and dealer manager fees of up to 2.5%, of the offering price of Class T shares sold in the primary offering, however such amounts may vary at certain participating broker dealers provided that the sum will not exceed 4.5% of the offering price. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker dealers.

No upfront selling commissions or dealer manager fees will be paid with respect to purchases of Class W shares, Class I shares or shares of any class sold pursuant to our distribution reinvestment plan.

Actual amounts will depend on the number of Class T shares sold and the offering price for each Class T share.

Upfront selling commissions will equal approximately $48,750,000 and upfront dealer manager fees will equal approximately $60,937,500, applying the assumptions set forth above and assuming that the offering price of each of our Class T shares remains constant at $10.6839 per share, which is the offering price per Class T share for subscriptions to be accepted as of May 1, 2021. The offering price will vary.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Distribution Fee(2)—the Dealer Manager

Subject to FINRA limitations on underwriting compensation, we will pay the Dealer Manager distribution fees that accrue monthly and are calculated on outstanding Class T shares and Class W shares sold in the primary offering in an amount equal to 0.85% per annum and 0.50% per annum, respectively, of the NAV per Class T share or Class W share, respectively. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares.

The distribution fee will be payable monthly in arrears and will be paid on a continuous basis from year to year. The Dealer Manager will reallow (pay) or advance the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class W shares, referred to as servicing broker dealers. We do not pay annual distribution fees with respect to Class I shares, shares sold under our distribution reinvestment plan or shares received as stock dividends, although the amount of the annual distribution fee payable with respect to Class T shares and Class W shares sold in our primary offering will be allocated among all Class T shares and Class W shares, respectively, including those sold under our distribution reinvestment plan and those received as stock dividends.

We will cease paying the distribution fees with respect to individual Class T and Class W shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T or Class W share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). We cannot predict if or when this will occur.

In addition, after termination of a primary offering registered under the Securities Act, each Class T or Class W share (i) sold in that primary offering, (ii) sold under a distribution reinvestment plan, and (iii) received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering. See “Description of Capital Stock—Common Stock” for additional information, including a description of the Applicable Conversion Rate.

Actual amounts will depend upon the number of shares of each class outstanding, our monthly NAV, and when shares are outstanding, and, therefore, cannot be determined at this time.

The distribution fees with respect to shares sold in this offering will equal $129,375,000 if we sell the maximum offering amount, applying the assumptions set forth above and assuming a constant NAV of $10.2031 per share, which is our NAV per share as of March 31, 2021. Our NAV per share will vary.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Organization and Offering Expense Reimbursement(3)—the Advisor or its affiliates, including the Dealer Manager

We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses as and when incurred. Expenses incurred in connection with this offering may include legal, accounting, printing, mailing and filing fees and expenses, bona fide due diligence expenses of participating broker dealers and investment advisers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, costs reimbursement for registered representatives of participating broker dealers to attend educational conferences sponsored by us or the Dealer Manager, fees to attend retail seminars sponsored by participating broker dealers, compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, but excluding upfront selling commissions, dealer manager fees and distribution fees.

After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering. Any organization and offering expenses reimbursed by us which are deemed underwriting compensation will be subject to the 10% limit on underwriting compensation imposed by FINRA.

Subject to FINRA limitations on underwriting compensation, in addition to the organization and offering expenses for which we will reimburse the Advisor, the Advisor may pay additional expenses that are considered underwriting compensation to the Dealer Manager (which may be reallowed, advanced or paid by the Dealer Manager to participating broker dealers) without reimbursement from us. See “Plan of Distribution—Underwriting Compensation—Other Compensation.”

We estimate our organization and offering expenses to be approximately $51,000,000 if we sell the maximum offering amount.
Advisory Fee(4)—Fixed Component and Expense Reimbursements—the Advisor

As compensation for the asset management services it provides on our behalf, we pay the Advisor an advisory fee with a fixed component, payable monthly in arrears, that accrues monthly in an amount equal to 1/12th of 1.25% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by us or our affiliates for selling interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. In calculating the fixed component of our advisory fee, we use our NAV before giving effect to monthly accruals for the fixed and performance components of the advisory fee, distribution fees payable to our Dealer Manager, or distributions payable on our outstanding shares or OP Units held by third parties.

Actual amounts are dependent upon aggregate cost of assets, the sales price of assets, the location of assets and the amount of leverage and, therefore, cannot be determined at this time.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount

With respect to a disposition, we pay the Advisor an advisory fee equal to 1.0% of the total consideration paid and debt assumed and/or incurred in connection with the disposition or 1.0% of the gross market capitalization (reflective of total asset value) of the company (or applicable portion thereof) upon the occurrence of a listing, calculated in accordance with the terms of the Advisory Agreement. The term “disposition” shall include (a) a sale of any substantial portion of our assets, whether effectuated either directly or indirectly through the sale of any entity owning such assets, including, without limitation, us or the Operating Partnership, (b) any sale, merger, or other transaction resulting in a special distribution to our stockholders, including, without limitation, any transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, or (c) a listing or partial listing of our common stock on a national securities exchange.

See “—Advisory Fee—Performance Component—the Advisor and the Sponsor” below for a description of how the fixed component will be calculated with respect to any partial calendar month for which it is payable.

Subject to certain limitations, we reimburse the Advisor for all of the costs it incurs in connection with the services it provides to us, including, without limitation, our allocable share of the Advisor’s overhead, which includes but is not limited to the Advisor’s rent, utilities and personnel costs; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, which services and fees are described in this table. See “The Advisor and the Advisory Agreement—The Advisory Agreement” for more details.

Advisory Fee(4)—Performance Component—the Advisor and the Sponsor

In consideration for the asset management services the Advisor provides on our behalf, we also pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor elects to have the Performance Component paid instead to the Advisor as a fee, the Sponsor has the discretion to make this election with respect to all or any portion of the performance component of the advisory fee for a particular year. This performance component of the advisory fee is calculated as the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year. The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. In no event will the performance component of the advisory fee be less than zero.

Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Sponsor or the Advisor, as applicable, will earn a performance component equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward.

Actual amounts depend upon our Aggregate Fund NAV, the distributions we pay and the changes in NAV and, therefore, cannot be calculated at this time.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount

The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class specific fees). If the performance component is being calculated with respect to a year in which we complete a Liquidity Event, for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and the value per Fund Interest determined in connection with such Liquidity Event, as described in “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements.” The measurement of the change in NAV per Fund Interest for the purpose of calculating the annual total return amount is subject to adjustment by our board of directors to account for any dividend, split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions that our board of directors deems to be a return of capital if such changes are not already reflected in the Operating Partnership’s net assets.

The “loss carryforward” referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of the date of this prospectus.

The fixed component and the performance component of the advisory fee will accrue monthly. The fixed component is payable monthly in arrears; provided that, with respect to a disposition, the fixed component is payable upon the occurrence of a listing of shares of our common stock on a national securities exchange or other disposition. The performance component of the advisory fee with respect to any calendar year is payable after the completion of the calculation of our NAV for December of such year. The fixed component shall be payable for each month in which the Advisory Agreement is in effect, even if the Advisory Agreement is in effect for a partial month. The performance component will be payable for each calendar year in which the Advisory Agreement is in effect, even if the Advisory Agreement is in effect for a partial year. The performance component of the advisory fee began to be calculated and accrued from and after the Company’s determination of the initial NAV per share. In the event the Advisory Agreement is terminated or its term expires without renewal, the partial period fixed component and performance component of the advisory fee will be due and payable upon the termination date. In such event, for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be determined based on a good faith estimate of what our NAV per Fund Interest would be as of that date (if our NAV had been calculated in accordance with our valuation policy); provided, that, if the Advisory Agreement is terminated with respect to a Liquidity Event, the performance component will be due and payable in connection with such complete a Liquidity Event. In addition, in the event the Operating Partnership commences a liquidation of its investments during any calendar year, the Sponsor or the Advisor, as applicable, will be paid the advisory fee from the proceeds of the liquidation and the performance component will be calculated at the end of the liquidation period prior to the distribution of the liquidation proceeds to the holders of OP Units.

If the fixed component or the performance component of the advisory fee is payable with respect to any partial month or partial calendar year, then the fixed component will be prorated based on the number of days elapsed during any partial calendar month, and the performance component will be calculated based on the annualized total return amount determined using the total return achieved for the period of such partial calendar year.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount

If the Sponsor does not elect on or before the first day of a calendar year to have it paid as a fee to the Advisor, then the performance component of the advisory fee will be paid as a distribution on the performance participation interest to the Sponsor, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the NAV per Class I OP Unit. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date.

Any such repurchase requests will not be subject to any Early Redemption Deduction under our share redemption program. In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible to the Operating Partnership although it will reduce the cash available for distribution to other OP Unitholders.

For a more comprehensive description of the performance component and related calculations, including an example of a calculation of the performance component, see “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements,” “The Advisor and the Advisory Agreement—The Advisory Agreement—Performance Component Calculation Example” and “The Operating Partnership Agreement—Operations.”

Development Fee—the Advisor

We pay the Advisor a development fee in connection with providing services related to the development, construction, improvement or stabilization, including tenant improvements, of development properties or overseeing the provision of these services by third parties on our behalf. The fee will be an amount that will be equal to 4.0% of total project cost of the development property (or our proportional interest therein with respect to real property held in joint ventures or other entities that are co-owned). If the Advisor engages a third party to provide development services, the third party will be compensated directly by us, and the Advisor will receive the development fee if it provides development oversight services. The total of all development fees and acquisition expenses paid by us cannot not exceed 6% of the contract purchase price or the total project cost (as applicable) of such real propoerty unless the development fees in excess of such amount are approved by a majority of our board of directors, including a majority of the independent directors.

Actual amounts depend on the total project cost of the development properties and whether the Advisor will provide development oversight services and, therefore, cannot be determined at this time.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Maximum Dollar Amount
Fees from Other Services—the Advisor and Affiliates of the Advisor

We may retain the Advisor or certain of the Advisor’s affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures), construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor or the Advisor’s affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs incurred in providing the services.

Actual amounts depend on whether the Advisor or affiliates of the Advisor are actually engaged to perform such services.

(1)	The selling commission and/or dealer manager fee may be reduced or waived in connection with certain categories of sales of Class T shares, such as sales for which a discount applies or sales through investment advisers. Any such reduction would increase the length of time required for selling commissions, dealer manager fees and distribution fees to reach 8.5% of gross proceeds. See “Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees.”
(2)	We will cease paying distribution fees at the date following the completion of this offering at which total underwriting compensation from any source in connection with this offering equals 10% of the gross proceeds from our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). This limitation is intended to ensure that we satisfy the FINRA requirement that total underwriting compensation paid in connection with this offering does not exceed 10% of the gross proceeds of our primary offering.
(3)	We will pay directly, or reimburse the Advisor or the Dealer Manager, as applicable, for any organization and offering expenses that it incurs on our behalf (other than selling commissions, the dealer manager fee, the distribution fee, supplemental fees and commissions and certain other amounts described in “Plan of Distribution—Underwriting Compensation—Other Compensation”). As required by FINRA rules and the Statement of Policy, under no circumstances may our total cumulative organization and offering expenses (including selling commissions, dealer manager fees, and distribution fees, bona fide due diligence expenses and other underwriting compensation) exceed 15% of the gross proceeds from the primary offering.
(4)	The Advisor must reimburse us at least annually for reimbursements paid to the Advisor in any year to the extent that such reimbursements to the Advisor cause our annual operating expenses to exceed the greater of (i) 2% of our average invested assets, which generally consists of the average of the aggregate book value of our assets before reserves for depreciation, bad debts and other non-cash reserves, computed by taking the average of such values as of the end of the month during such period, or (ii) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding additions to reserves for depreciation, bad debts and other non-cash reserves, and excluding an gain from the sale of our assets, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. The fixed and performance components of the advisory fee will count against the limit on total operating expenses. See “—The Advisory Agreement.”

In lieu of cash, the Advisor may elect to receive the payment of its fees and the reimbursement of its expenses in shares of our common stock or OP Units, in any class of its choice. Any such shares or OP Units will be valued at the

NAV per share or OP Unit applicable to such shares or OP Units on the issue date. Such shares shall not be subject to the Early Redemption Deduction under our share redemption program. The Operating Partnership will repurchase any such OP Units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such OP Units will be repurchased for shares of our common stock with an equivalent aggregate NAV.

Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interest and other payments payable by us may increase or decrease during this offering or future offerings from those described above without the approval of our stockholders, if such change is approved by a majority of our board of directors, including a majority of the independent directors.

The following table summarizes fees and expenses incurred in connection with our offerings and operations for services provided by the Dealer Manager, the Advisor, and its affiliates and any related amounts payable. This table includes amounts incurred for the years ended December 31, 2020, 2019, and 2018, as well as amounts payable as of December 31, 2020 and 2019.

	For the Years Ended			Payable as of
(in thousands)	December 31,			December 31, 2020	December 31, 2019
	2020	2019	2018
Selling commissions—the Dealer Manager	$22,433	$6,391	$4,372	$—	$—
Dealer manager fees—the Dealer Manager	16,757	5,306	4,430	—	—
Offering costs—the Advisor or its affiliates, including the Dealer Manager(1)	7,404	7,150	13,270	18,246	21,269
Distribution fees—the Dealer Manager(2)	39,127	12,545	7,938	46,084	16,856
Organization costs—the Advisor or its affiliates, including the Dealer Manager(1)	—	—	—	—	78
Advisory fee—fixed component	9,653	4,585	901	1,345	593
Advisory fee—performance component(3)	9,640	2,913	723	9,640	2,913
Acquisition expense reimbursements—the Advisor(4)	2,958	3,068	4,900	1,037	182
Other expense reimbursements—the Advisor(5)	3,003	1,963	1,195	539	473
Development fees—the Advisor(6)	24	—	—	24	—
Total	$110,999	$43,921	$37,729	$76,915	$42,364

(1)	Since January 1, 2020, we have reimbursed the Advisor for organization and offering costs that were incurred on our behalf through December 31, 2019. In January 2021, we paid the Advisor for the remaining organization and offering costs that had been incurred on our behalf through December 31, 2019. In addition, since January 1, 2020, we either pay directly or reimburse the Advisor for offering costs as and when incurred. As of December 31, 2020 and 2019, the Advisor had incurred $22.0 million and $21.3 million, respectively, of offering costs on our behalf.
(2)	The distribution fees are payable monthly in arrears. The monthly amount of distribution fees payable is included in distributions payable on the condensed consolidated balance sheets. Additionally, we accrue for future estimated trailing amounts payable based on the shares outstanding as of the balance sheet date, which are included in distribution fees payable to affiliates on the condensed consolidated balance sheets. The Dealer Manager will reallow (pay) or advance the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class W shares.
(3)	For the years ended December 31, 2019 and 2018, the performance component of the advisory fee was paid to the Sponsor in the form of Class I OP Units. On January 1, 2019, we issued 71,872 Class I OP Units to the Sponsor as payment for the 2018 performance component of the advisory fee and on February 1, 2020, we issued 289,074 Class I OP units to the Sponsor as payment for the 2019 performance component of the advisory fee. In each case, the number of Class I OP Units issued was determined using the NAV per unit most recently determined by our board of directors as of the date of issuance. The performance component of the advisory fee for the year ended December 31, 2020 was paid to the Sponsor in the form of 950,358 Class I OP Units on January 20, 2021.
(4)	Reflects amounts reimbursable to the Advisor for all expenses incurred by the Advisor and its affiliates on our behalf in connection with the selection, acquisition, development or origination of an asset. Beginning January 1, 2020, we either pay directly or reimburse the Advisor for such expenses.
(5)	Other expense reimbursements include certain general overhead and administrative expenses incurred in connection with the services provided to us under the Advisory Agreement, including, but not limited to allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment.
(6)	Development fees are included in the total development project costs of the respective properties and are capitalized in construction in progress, which is included in net investment in real estate properties on the consolidated balance sheets.

Certain of the expense reimbursements described in the table above include a portion of the compensation expenses of officers and employees of the Advisor or its affiliates related to activities for which the Advisor does not otherwise receive a separate fee. Amounts incurred related to these compensation expenses for the years ended December 31, 2020, 2019 and 2018 were approximately $8.3 million, $7.0 million and $9.0 million, respectively. These amounts include a portion of the salary, bonus, and benefits of certain of our named executive officers. We reimbursed the Advisor approximately $66,000 for the period from August 12, 2020 to December 31, 2020 for a portion of the salary, bonus, and benefits of our principal financial officer, Scott A. Seager, for services provided to us. For the period from January 1, 2020 through August 11, 2020, we reimbursed the Advisor approximately $57,000 for a portion of the salary, bonus, and benefits of our former principal financial officer, Thomas G. McGonagle, for services provided to us. We also reimbursed the Advisor approximately $158,000 for the year ended December 31, 2020, and $6,000 for the period from December 10, 2019 to December 31, 2019 for a portion of the salary, bonus, and benefits of our principal executive officer, Jeffrey W. Taylor, for services provided to us. We reimbursed the Advisor approximately $65,000 and $61,000, respectively, for the year ended December 31, 2019, and $32,000 and $49,000, respectively, for the year ended December 31, 2018, for a portion of the salary, bonus and benefits of our former principal financial officer, Thomas G. McGonagle, and our former principal executive officer, Dwight L. Merriman III, for services provided to us. Our principal executive officer and principal financial officer provide services to and receive additional compensation from affiliates of our Advisor that we do not reimburse.

In addition, we paid the Advisor for property-level accounting services in the amount of approximately $603,000, $313,000 and $36,000 for the years ended December 31, 2020, 2019 and 2018, respectively. These payments were funded from a portion of the property management fees paid by customers at our properties, with the remainder of such property management fees paid to the third-party property managers for such properties. The portion of these payments by the customers that were passed through to our Advisor were related to property accounting services and are at or near market rates for the regions in which our properties are located.

As set forth in “The Advisor and the Advisory Agreement—Services Agreement” section of this prospectus, in addition to the fees we pay to the Advisor and its affiliates in connection with services they provide to us, the Advisor may, directly or indirectly (including, without limitation, through us or our subsidiaries), receive fees from our joint venture partners and co-owners of our properties for services provided to them with respect to their proportionate interests. For the period from July 16, 2020 through December 31, 2020, the BTC Partnerships incurred in aggregate approximately $6.2 million in acquisition and asset management fees, which were paid to affiliates of the Advisor pursuant to the respective service agreements. As of December 31, 2020, we had amounts due from the BTC Partnerships in aggregate of approximately $25,000 for partnership fees, which were recorded in due from affiliates on the consolidated balance sheets. See “The Advisor and The Advisory Agreement—The Advisory Agreement—Services Agreement.”

Expense Support Agreement

We entered into an Expense Support Agreement with the Operating Partnership and the Advisor in October 2016, which was subsequently amended as of July 1, 2017, January 1, 2019, and June 12, 2020, or the “Expense Support Agreement.” Pursuant to the Expense Support Agreement, the Advisor had agreed to defer certain fees and fund certain of our expenses, subject to the terms of the agreement. The Advisor was entitled to reimbursement of fees that it had deferred and expenses that it had paid, subject to certain conditions being met. The Expense Support Agreement expired on December 31, 2020.

The table below provides information regarding the fees deferred and expense support previously provided by the Advisor, pursuant to the Expense Support Agreement. As of December 31, 2020, the aggregate amount paid by the Advisor pursuant to the Expense Support Agreement was $27.1 million. Of this amount, total reimbursements to the Advisor were $27.1 million. As of December 31, 2020, all reimbursable amounts have been paid in their entirety and there were no amounts remaining that were payable to or by the Advisor pursuant to the Expense Support Agreement.

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Fees deferred	$3,896	$3,895	$901
Other expenses supported	9,609	2,243	4,682
Total expense support from Advisor	13,505	6,138	$5,583
Reimbursement of previously deferred fees and other expenses supported	(13,505)	(13,606)	—
Total (reimbursement to) expense support from Advisor, net (1)	$—	$(7,468)	$5,583

(1)

As of December 31, 2020, there were no amounts that were payable to or by the Advisor. As of December 31, 2019, approximately $5.4 million was payable to the Advisor by us, and as of December 31, 2018, $0.7 million of expense support was payable to us by the Advisor.

Historical Company-Level Expenses

During the year ended December 31, 2020, we incurred certain company-level expenses at an annualized rate equal to approximately 3.10% of our average NAV. Such company-level expenses comprised (i) an advisory fee equal to an annualized 1.78% of our average NAV, which included a performance fee of 0.9%, (ii) general and administrative expenses equal to an annualized 0.64% of our average NAV and (iii) organization and offering costs equal to an annualized 0.68% of our average NAV. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $31 in these company-level expenses during 2020.

The information above should not be considered a representation of future company-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees.  Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses).

Related Party Transactions

For more information regarding our related party transactions during the years ended December 31, 2020, 2019 and 2018, see Note 10 to our historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference.

THE OPERATING PARTNERSHIP AGREEMENT

General

The Operating Partnership was formed as a Delaware limited partnership on August 12, 2014, to own real property, debt and other investments that will be acquired and actively managed by the Advisor on our behalf. We utilize an UPREIT structure generally to enable us to acquire real property in exchange for OP Units from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or the transfer of their real property to us in exchange for shares of our common stock or cash. In such a transaction, the property owner’s goals are accomplished because the owner may contribute property to the Operating Partnership in exchange for OP Units on a tax-deferred basis. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of shares of our common stock in a REIT.

We intend to continue to hold substantially all of our assets in the Operating Partnership or in direct or indirect subsidiary entities in which the Operating Partnership owns an interest, and we intend to continue to make future acquisitions of real properties using the UPREIT structure. Further, the Operating Partnership is structured to make distributions with respect to OP Units which are equivalent to the distributions made to our stockholders. Finally, a third-party holder of OP Units may later exchange his OP Units for shares of our common stock in a taxable transaction. For purposes of satisfying the asset and income tests for qualification as a REIT for federal income tax purposes, the REIT’s proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT. We are the sole general partner of the Operating Partnership and a limited partner of the Operating Partnership. As of March 31, 2021, we owned a 99.1% limited partner interest in the Operating Partnership. The remaining limited partner interests in the Operating Partnership, equal to 0.9% in the aggregate are held by three limited partners that are directly or indirectly majority owned, controlled, and/or managed by the Principals. Additionally, the Sponsor owned 100 Special Units as a limited partner. The following is a summary of certain provisions of the Operating Partnership Agreement. This summary is qualified by the specific language in the Operating Partnership Agreement. For more detail, you should refer to the actual Operating Partnership Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Classes of OP Units

Our Operating Partnership has classes of OP Units that correspond to our three classes of common stock: Class T OP Units (which are further separated into Series 1, Series 2 and Series 3), Class W OP Units and Class I OP Units. We may issue new classes of OP Units with unique terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Thus, our board of directors could authorize the issuance of new classes of OP Units with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Capital Contributions

As we accept subscriptions for shares of our common stock, we will transfer substantially all of the net offering proceeds to the Operating Partnership in exchange for OP Units of the same class as the applicable shares with respect to which offering proceeds have been received. Such OP Units will have economic terms that vary based upon the class of shares issued. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and the Operating Partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with the offering. As of the date of this prospectus, there are no third-party holders, but in the future we may cause the Operating Partnership to issue Class T, Class W or Class I OP Units to third parties other than us.

If the Operating Partnership requires additional funds at any time in excess of capital contributions, we may borrow funds from a financial institution or other lender and lend such funds to the Operating Partnership. In addition, we are authorized to cause the Operating Partnership to issue OP Units for less than fair market value if we conclude in good faith that such issuance is in the best interest of the Operating Partnership and us.

Operations

The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable us to (i) satisfy the requirements for being classified as a REIT for federal income tax purposes, unless we otherwise cease to qualify as a REIT, (ii) avoid any federal income or excise tax liability, and (iii) ensure that the Operating Partnership will not be classified as a “Publicly Traded Partnership” for purposes of Section 7704 of the Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a partnership. See “Material U.S. Federal Income Tax Considerations—Other Tax Considerations—Tax Aspects of Our Investments in Our Operating Partnership—Classification as a Partnership.”

The Operating Partnership Agreement generally provides that, except as provided below with respect to the Special Units, the Operating Partnership will distribute cash flows from operating activities and, except as provided below, net sales proceeds from disposition of assets, to the partners of the Operating Partnership in accordance with their relative percentage interests, on at least a monthly basis (or at our election, more or less frequently). However, we may (and we intend to) cause the distributions to vary by class of OP Units in a manner that matches the way distributions to our stockholders may vary by class of common stock, in order to account for different NAVs per share and class-specific fees and allocations

Similarly, the Operating Partnership Agreement provides that income of the Operating Partnership from operations and, except as provided below, income of the Operating Partnership from disposition of assets, normally will be allocated to the holders of OP Units (other than the holder of the Special Units) in accordance with their relative percentage interests such that a holder of one OP Unit will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners (other than the holder of the Special Units) in accordance with their respective percentage interests in the Operating Partnership. Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed in accordance with the distribution provisions of the Operating Partnership Agreement to the extent of each partner’s positive capital account balance. If we were to have a negative balance in our capital account following a liquidation, we would be obligated to contribute cash to the Operating Partnership equal to such negative balance for distribution to other partners, if any, having positive balances in their capital accounts.

In consideration for the asset management services the Advisor provides on our behalf, we pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be distributed to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor does not elect to have it paid to the Advisor as a fee, the Sponsor will receive an allocation from the Operating Partnership with respect to the Special Units equal to such performance component of the advisory fee. If the Sponsor elects to receive the performance component of the advisory fee as an allocation for a particular year, the Advisor will not receive the performance component of the advisory fee as a fee for such year. Any such allocation to the Special Units will be made annually and accrue monthly. See “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements” for a description of how the performance component of the advisory fee is calculated.

Distributions on the Special Units for the performance component of the advisory fee will be payable in cash or distributable as Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing the amount of the performance component of the advisory fee payable by the NAV per Class I OP Unit. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date. The Operating Partnership will repurchase any such OP Units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such OP Units will be repurchased for shares of our common stock with an equivalent aggregate NAV. If any such shares are then redeemed pursuant to our share redemption program, they will not be subject to any Early Redemption Deduction under our share redemption program.

In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible by the Operating Partnership although it will reduce the cash available for distribution to holders of common OP Units and we believe that taxable income allocated to the Sponsor as holder of the Special Units should reduce the amount of taxable income allocable to the holders of common OP Units for the taxable period of the allocation. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, the Sponsor will be distributed the performance participation allocation as its liquidation distribution, or will receive payment of the performance component of the advisory fee, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.

The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership in acquiring and operating real properties and in acquiring and managing debt investments, the Operating Partnership will pay all our administrative costs and expenses and such expenses will be treated as expenses of the Operating Partnership. Such expenses will include:

●	All expenses relating to the formation and continuity of our existence, including taxes, fees and assessments associated therewith;
●	All cumulative expenses relating to our public offerings and registration of securities, including, without limitation, underwriting discounts and selling commissions applicable to the offering and any costs and expenses associated with any claims made by our stockholders or any underwriters or placement agents that may be involved in the offerings;
●	All expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;
●	All expenses associated with compliance by us with applicable laws, rules and regulations promulgated by any regulatory body, including the SEC and any securities exchange; and
●	All our other operating or administrative costs incurred in the ordinary course of our business on behalf of the Operating Partnership.

Redemption Rights of OP Units

The holders of OP Units generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash or a combination of both. The right of the holders of the OP Units to cause us to redeem their OP Units is not subject to any limitation applicable to the redemption of shares under our share redemption program. If we elect to redeem OP Units for shares of our common stock, we will generally deliver one share of the corresponding class of shares of our common stock for each such OP Unit redeemed (subject to any redemption fees withheld), and such shares may, subsequently, only be redeemed for cash in accordance with the terms of our share redemption program. Shares of our common stock acquired through the redemption of OP Units will not be subject to the Early Redemption Deduction under our share redemption program. Participation in our share redemption program is subject to a number of limitations and our board of directors may modify or suspend our share redemption program. If we elect to redeem OP Units for cash, the cash delivered will equal the then-current NAV per unit of the applicable class of OP Units (subject to any redemption fees withheld), which will equal the then-current

NAV per share of the corresponding class of shares. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner owning shares in excess of the ownership limits in our charter.

Subject to the foregoing, holders of OP Units may exercise their redemption rights at any time after one year following the date of issuance of their OP Units; provided, however, that a holder of OP Units (other than the Advisor, the holder of the Special Units, and any person to whom the holder of the Special Units or the Advisor transfers OP Units or Special Units) may not deliver more than two redemption notices in a single calendar year and may not exercise a redemption right for less than 1,000 OP Units, unless such holder holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units.As described above and in “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements” the Sponsor and the Advisor may elect to receive the payment of fees and the reimbursement of expenses in shares of our common stock or OP Units. Any such shares or OP Units will be valued at the NAV per share or OP Unit applicable to such shares or OP Units on the issue date. The holder of the Special Units, the Advisor and any person to whom the holder of the Special Units or the Advisor transfers OP Units or Special Units may request the Operating Partnership to repurchase any of their respective OP Units at a later date, irrespective of the period for which they have held such OP Units, and the Operating Partnership will repurchase any such OP Units for cash unless our board of directors determines that any such repurchase for cash would be prohibited by applicable law or our charter, in which case such OP Units will be repurchased for shares of our common stock with an equivalent aggregate NAV. Any such repurchase requests will not be subject to any Early Redemption Deduction under our share redemption program.

Transferability of Operating Partnership Interests

We may not voluntarily withdraw as the general partner of the Operating Partnership; engage in any merger, consolidation or other business combination; or transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the holders of OP Units receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction (or in the case of the holder of the Special Units, the amount of cash, securities or other property equal to the fair market value of the Special Units) determined with reference to the implied net value of the Operating Partnership’s assets and the amount that would be distributed to the holders of the OP Units if the Operating Partnership were to sell its assets at such time and, after satisfying its liabilities, distribute such amount to the holders of the OP Units in complete liquidation or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the holders of OP Units, other than the Sponsor and its affiliates. With certain exceptions, the holders of OP Units may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner; provided, that, each of the Sponsor (as the holder of the Special Units), the Advisor and any person to whom the holder of the Special Units or the Advisor transfers OP Units or Special Units (each, a “Sponsor Party”) may transfer all or any portion of its respective OP Units, or any of its economic rights as a limited partner, to any of its respective affiliates or any trust, limited liability company, partnership, or other entity established by or at the direction of such Sponsor Party, without our consent.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with the Advisor and its affiliates, including (i) conflicts related to the compensation arrangements between the Advisor, certain of the Advisor’s affiliates and us, (ii) conflicts with respect to the allocation of the time of the Advisor and its key personnel, (iii) conflicts related to our potential acquisition of assets from affiliates of the Advisor, and (iv) conflicts with respect to the allocation of investment opportunities. The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders. The material conflicts of interest are discussed below.

Interests in Other Real Estate Programs

Members of the Advisor’s management team, are presently, and plan in the future to continue to be, involved with a number of other real estate programs and activities, including present and future involvement with institutional real estate funds and other non-traded REITs, some of which may compete for investments with us. Present activities of affiliates of the Advisor include:

●	Acting as advisor to DPF in the acquisition, ownership, management and disposition of real property, debt and other investments, including industrial real property;
●	Making investments in the acquisition, ownership, development and management of retail, residential and other property types located in various markets in Mexico through various affiliates of the Advisor;
●	Making investments in the acquisition, ownership, development and management of other real estate assets;

The Advisor and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, ownership, development, management, leasing or sale of real property or the acquisition, ownership, management and disposition of debt investments. None of the Sponsor affiliated entities is prohibited from raising money for, or advising, another entity that makes the same types of investments that we target and we may co-invest with any such entity. All such potential co-investments will be subject to approval by our independent directors.

Allocation of Advisor’s Time

We rely on the Advisor and its affiliates to manage our day-to-day activities and to implement our investment strategy. The managers, directors, officers and other employees of the Advisor and certain of its affiliates and related parties, including its direct or indirect owners, are presently, and plan in the future to continue to be, involved with numerous real estate programs and activities which are unrelated to us and may change as programs are closed or new programs are formed. As a result of these activities, the Advisor, its managers, directors, officers and other employees and certain of its affiliates and related parties will have conflicts of interest in allocating their time between us and other activities in which they are or may become involved. For example, certain of our officers and directors (other than our independent directors) serve in the same capacities for the Advisor; and certain of these officers and their affiliates currently hold similar positions with DPF, the DST Advisor, other affiliated entities and related parties, and the other private programs that are presently operating. They may also engage in the future in additional projects and business activities and in new programs.

The Advisor and its employees will devote only as much of its time to our business as the Advisor and its employees, in their judgment, determine is reasonably required, which may be substantially less than their full time. Therefore, the Advisor and its employees may experience conflicts of interest in allocating management time, services, and functions among us and other Sponsor affiliated entities and related parties and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other Sponsor affiliated entities and related parties than to us. However, the Advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Sponsor activities in which they are involved.

Competition

We may compete with other entities sponsored or advised by affiliates of the Sponsor and with other entities that Sponsor affiliated entities and related parties may advise or own interests in, for opportunities to acquire, lease, finance or sell investments. See “—Conflict Resolution Procedures—Allocation of Investment Opportunities Among Affiliates and Other Related Entities” below for a description of the allocation process for investment opportunities.

We and the Advisor have developed procedures to resolve potential conflicts of interest in the allocation of investment opportunities between us and other affiliated programs. With respect to potential conflicts of interest that may arise between or among us and other Investment Vehicles, including conflicts that may arise as a result of the investment opportunities that are suitable for each of us and other Investment Vehicles, our board of directors has delegated to the Conflicts Resolution Committee the responsibility to consider and resolve any such conflicts. The Conflicts Resolution Committee consists entirely of independent directors. See “—Conflict Resolution Procedures” for a further description of how potential investment opportunities will be allocated between us and affiliated and other related entities.

Affiliates of our officers, including executive officers and certain of our directors and entities owned or managed by such affiliates also may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our officers, including executive officers and certain of our directors and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same or similar investment objectives and targeted assets as we have, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as the offering of our shares of common stock. The Advisor, its managers, directors, officers and other employees and certain of its affiliates and related parties will experience conflicts of interest as they simultaneously perform services for us and other real estate programs that they sponsor or have involvement with.

Certain of the Advisor’s affiliates or other related parties currently own and/or manage properties in geographic areas in which we expect to acquire real properties. Conflicts of interest will exist to the extent that we own and/or manage real properties in the same geographic areas where real properties owned or managed by other Sponsor affiliated entities or related parties are located, including in connection with the management of certain DPF assets by an affiliate of the Advisor. In such a case, a conflict could arise in the leasing of real properties in the event that we and another Sponsor affiliated entity or related party were to compete for the same customers in negotiating leases, or a conflict could arise in connection with the resale of real properties in the event that we and another Sponsor affiliated entity or related party were to attempt to sell similar real properties at the same time. Conflicts of interest may also exist at such time as we or affiliates of the Sponsor or other related parties managing real property on our behalf seek to employ developers, contractors or building managers. See “—Conflict Resolution Procedures” for information about how potential leasing opportunities will be allocated between us and other entities to which affiliates of the Advisor are providing certain advisory services and that may have potentially competing properties with respect to a particular customer.

Our board of directors has adopted a resolution that provides, subject to certain exceptions with respect to our related directors, that our directors will not be required to refrain directly or indirectly from engaging in any business opportunities developed by or presented to any such director (or to any entity controlled by any such director), including any business opportunities in the same or similar business activities or lines of business in which we may from time to time be engaged or propose to engage, and that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any such business opportunities, unless it is established that such opportunity has been developed by or presented to a person in his or her capacity as one of our directors and was intended exclusively for us. Subject to certain exceptions with respect to our related directors, our directors are not prohibited from competing, directly or indirectly, with us with respect to any such business opportunities; provided that such competition is permissible only if the director does not use corporate property, information or his or her position as a director for improper personal gain or competitive advantage (including any gain or advantage enjoyed by friends or family members).

Dealer Manager

The Dealer Manager, the Sponsor and the Advisor are related parties and these relationships may create conflicts of interest in connection with the performance of due diligence by the Dealer Manager. Although the Dealer Manager will examine the information in the prospectus for accuracy and completeness, the Dealer Manager and the Advisor are related parties and the Dealer Manager will not make an independent due diligence review and investigation of our company or this offering of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. Accordingly, you do not have the benefit of such independent review and investigation. The Dealer Manager is involved in offerings for other Sponsor affiliated entities or related parties.

Certain of the participating broker dealers have made, or are expected to make, their own independent due diligence investigations. The Dealer Manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by Sponsor affiliated entities or related parties that may have some or all investment objectives similar to ours.

DST Program

The Advisor is related to our Dealer Manager and the DST Advisor. These relationships may create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. The Advisor, the Dealer Manager and the DST Advisor will receive fees and expense reimbursements in connection with their roles in the DST Program (which costs are expected to be substantially paid by the private investors in that program). For more information, see “Investment Strategy, Objectives and Policies—DST Program.”

Lack of Separate Representation

Morrison & Foerster LLP has acted as special U.S. federal income tax counsel to us in connection with this offering and is counsel to us, the Operating Partnership, the Dealer Manager, and the Advisor in connection with this offering and may in the future act as counsel for each such company. Morrison & Foerster LLP also serves and may in the future serve, as counsel to certain affiliates of the Advisor in matters unrelated to this offering. There is a possibility that in the future the interests of the various parties may become adverse. In the event that a dispute were to arise between us, the Operating Partnership, the Dealer Manager, the Advisor, or any of their affiliates, separate counsel for such parties would be retained as and when appropriate.

Joint Ventures with Affiliates of the Advisor

Subject to approval by our board of directors and the separate approval of our independent directors, we may enter into joint ventures or other arrangements with affiliates of the Advisor to acquire, develop and/or manage real property, debt and other investments. In conjunction with such prospective agreements, the Advisor and its affiliates may have conflicts of interest in determining which of such entities should enter into any particular joint venture agreement. Our affiliated joint venture partners may have economic or business interests or goals which are or that may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, the Advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated joint venture partner, in managing the joint venture and in resolving any conflicts or exercising any rights in connection with the joint venture arrangements. Since the Advisor will make various decisions on our behalf, agreements and transactions between the Advisor’s affiliates and us as joint venture partners with respect to any such joint venture will not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. We may enter into joint ventures with affiliates of the Advisor for the acquisition of investments, but only if (i) a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, approve the transaction as being fair and reasonable to us and (ii) the investment by us and such affiliate are on terms and conditions that are no less favorable than those that would be available to unaffiliated parties.

The Advisor may, with respect to any investment in which we are a participant, also render advice and service to others in that investment, and earn fees for rendering such advice and service. Specifically, we have entered into, and may enter into additional joint ventures or other similar co investment arrangements with certain individuals, corporations, partnerships, trusts, joint ventures, limited liability companies or other entities, with respect to which the Advisor or one of its affiliates may be engaged to provide advice and service to such individuals, corporations, partnerships, trusts, joint ventures, limited liability companies or other entities. The Advisor or its affiliate will earn fees for rendering such advice and service pursuant to the agreements governing such joint ventures or arrangements.

Acquisition of Assets from Affiliates of the Advisor and Other Related Entities

We may acquire assets from affiliates of the Advisor or other related entities. It is important to note that under no circumstance will we acquire any asset from the Advisor, its affiliates or other related entities unless the contracts governing such acquisition include provisions to avoid the duplication of fees payable by us and such acquisition meets all of the criteria outlined under “Conflicts of Interest—Conflict Resolution Procedures—Acquisitions Involving Affiliates and Other Related Entities.” For example, as described elsewhere in this prospectus, we acquired the BTC Partnerships from IPT in July 2020.

Fees and Other Compensation to the Advisor and its Affiliates

None of the agreements that provide for fees and other compensation to the Advisor and its affiliates will be the result of arm’s-length negotiations. All such agreements, including the Advisory Agreement, require approval by a majority of the independent directors.

The timing and nature of fees and compensation to the Advisor or its affiliates could create a conflict between the interests of the Advisor or its affiliates and those of our stockholders. For example, the Advisor is responsible for assisting our board of directors in developing, overseeing, implementing and coordinating our NAV procedures, and the performance component of the advisory fee we pay the Sponsor or the Advisor, as applicable, and certain of the fees we pay the Dealer Manager are based on our NAV. Subject to oversight by our board of directors, the Advisor has considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, the Advisor may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees and other amounts generally will be payable to the Advisor and its affiliates regardless of the quality of the real properties or debt investments acquired or the services provided to us. In addition, the Dealer Manager will be paid an annual distribution fee with respect to Class T shares and Class W shares that accrues monthly and is paid monthly until the earliest to occur of several events, including (i) a listing of shares of our common stock on a national securities exchange, and (ii) such Class T shares or Class W shares no longer being outstanding, which could incentivize the Advisor not to recommend a sale, merger or other liquidity event until the Dealer Manager has been paid all distribution fees, because the completion of such transactions would cause the Dealer Manager to no longer be paid such fees. Among other matters, the compensation arrangements could affect the judgment of the Advisor’s personnel with respect to:

●	the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the Dealer Manager;
●	recommendations to our board of directors with respect to developing, overseeing, implementing and coordinating our NAV procedures, the provision of forward-looking property-level information to the Independent Valuation Advisor, or the decision to adjust the value of certain of our assets or liabilities if the Advisor is responsible for valuing them;
●	public offerings of equity by us, which may result in increased advisory fees for the Advisor;
●	competition for customers from entities sponsored or advised by affiliates of the Sponsor that own properties in the same geographic area as us;
●	investments in assets subject to product specialist agreements with the Advisor’s affiliates; and

●	investments through a joint venture or other co-ownership arrangements, which may result in increased fees for the Advisor.

Each transaction we enter into with the Advisor or its affiliates is subject to an inherent conflict of interest. The board of directors may encounter conflicts of interest in enforcing our rights against any affiliate of the Advisor in the event of a default by or disagreement with an affiliate of the Advisor or in invoking powers, rights or options pursuant to any agreement between us and any affiliate of the Advisor. The independent directors must approve each transaction between us and the Advisor or any of its affiliates.

Valuation Conflicts

The Advisor assists our board of directors in developing, overseeing, implementing and coordinating our NAV procedures. It will assist our Independent Valuation Advisor in valuing our real property portfolio by providing the firm with property-level information, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures. Our Independent Valuation Advisor will assume and rely upon the accuracy and completeness of all such information, will not undertake any duty or responsibility to verify independently any of such information and will rely upon us and the Advisor to advise if any material information previously provided becomes inaccurate or was required to be updated during the period of its review. In addition, the Advisor may have some discretion with respect to valuations of certain assets and liabilities, which could affect our NAV. Because the Advisor is paid certain fees for its services based on our NAV, the Advisor could be motivated to influence our NAV and NAV procedures such that they result in an NAV exceeding realizable value, due to the impact of higher valuations on the compensation to be received by the Advisor. The Advisor may also benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a possible reduction in our NAV that could result from a distribution of the proceeds.

We also will compensate our Independent Valuation Advisor, independent appraisers and other parties involved in the determination of our monthly NAV, as described in “Net Asset Value Calculation and Valuation Procedures.” The compensation we will pay to these parties will be approved by a majority of our independent directors and will be based on standard market terms, which are not based on the valuations of our assets and liabilities.

Conflict Resolution Procedures

We are subject to potential conflicts of interest arising out of our relationship with the Advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, our anticipated acquisition of assets from affiliates of the Advisor, the terms and conditions on which various transactions might be entered into by us and the Advisor or its affiliates and other situations in which our interests may differ from those of the Advisor or its affiliates. The procedures set forth below have been adopted by us to address these potential conflicts of interest.

Board of Directors

In order to reduce or eliminate certain potential conflicts of interest, our board of directors will review and approve all matters it believes may involve a conflict of interest, with the exception of matters for which it has delegated such authority to a committee, as is the case with the Conflicts Resolution Committee. These matters must be approved by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction. Among the matters the board will review and act upon are:

●	The continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the dealer manager;
●	Transactions with our directors, officers and affiliates;
●	Awards under the equity incentive plan; and

●	Pursuit of a potential Liquidity Event.

The independent directors may request that independent legal counsel be provided for them on any matter in which they deem such legal counsel is appropriate or necessary. The cost of such independent legal counsel shall be paid by us.

Compensation Involving the Advisor and its Affiliates. Our board of directors, including the independent directors, will evaluate at least annually whether the compensation that we contract to pay to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. Our board of directors, including the independent directors, will supervise the performance of the Advisor and monitor the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. This evaluation will be based on the factors set forth below as well as any other factors deemed relevant by our board of directors, including the independent directors:

●	The amount of fees paid to the Advisor in relation to the size, composition and performance of our investments;
●	The success of the Advisor in generating investments that meet our investment objectives;
●	Rates charged to other externally advised REITs and other similar investors by advisors performing similar services;
●	Additional revenues realized by the Advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;
●	The quality and extent of the services and advice furnished by the Advisor;
●	The performance of our investments, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and
●	The quality of the assets relative to the investments generated by the Advisor for its own account, if any.

Acquisitions Involving Affiliates and Other Related Entities. We will not purchase or lease real properties in which the Advisor, the Sponsor, any of our directors or any of their respective affiliates has an interest without the approval by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the Advisor, the Sponsor, such director or their affiliates, or if the price is greater, a determination by our board of directors, including a majority of the independent directors, not otherwise interested in the transaction, that there is substantial justification for any amount that exceeds such cost and that such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value, as determined by a reasonably current appraisal produced by an independent appraiser selected by our independent directors. We will not sell or lease real properties to the Advisor, the Sponsor, any of our directors or any of their respective affiliates without the approval by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction, that such transaction is fair and reasonable to us.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans if the transaction is with the Advisor, the Sponsor, any of our directors or any of their respective affiliates (except the Operating Partnership or a wholly-owned subsidiary of our Company or of the Operating Partnership) unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any lien or other indebtedness or equity interest of the Advisor, the Sponsor, any of our directors or any of our affiliates.

Issuance of Options and Warrants to Certain Affiliates. Our charter prohibits the issuance of options or warrants to purchase our common stock to the Advisor, the Sponsor, any of our directors or any of their affiliates (i) on terms, if any, more favorable than we would offer such options or warrants to unaffiliated third parties or (ii) in excess of an amount equal to 10% of our outstanding common stock on the date of grant.

Repurchase of Shares of Common Stock. Our charter prohibits us from paying a fee to the Advisor, the Sponsor, any of our directors or any of their affiliates in connection with our repurchase of our common stock.

Loans and Expense Reimbursements Involving Affiliates. We will not make any loans to the Advisor, the Sponsor, any of our directors or any of their affiliates, except as set forth in this paragraph and in “Conflict Resolution Procedures—Mortgage Loans Involving Affiliates.” In addition, we will not borrow from the Advisor, the Sponsor, any of our directors or any of their affiliates unless a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction, approves the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that may be viewed as loans, as determined by our board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or the Advisor or its affiliates.

In addition, our directors and officers and the Advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of our operating expenses and our share of operating expenses of any joint venture to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income, as described in this prospectus under the caption “The Advisor and the Advisory Agreement—The Advisory Agreement.”

Voting of Shares of Common Stock Owned by the Advisor, its Affiliate or Our Directors. The Advisor or a director or any of their affiliates may not vote their shares of common stock regarding (i) their removal or (ii) any transaction between them and us. In addition, in determining the requisite percentage in interest of shares necessary to approve a matter on which the Advisor, such director and any of their affiliates may not vote or consent, any shares owned by any of them will not be included.

Allocation of Leasing Opportunities. The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by the Combined Industrial Advisors Committee, which includes individuals associated with other entities to which affiliates of the Advisor are providing similar services.

Allocation of Investment Opportunities Among Affiliates and Other Related Entities. Certain direct or indirect owners, managers, employees and officers of the Advisor are presently, and may in the future be, affiliated with other programs and business ventures and may have conflicts of interest in allocating their time, services, functions and investment opportunities among us and other real estate programs or business ventures that such direct or indirect owners, managers, employees and officers organize or serve. The Advisor has informed us that it will employ sufficient staff to be fully capable of discharging its responsibilities to us in light of the other real estate programs that from time to time will be advised or managed by its direct or indirect owners, managers, employees and officers.

Because affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other Investment Vehicles with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to Industrial Investments. In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows the Allocation Policy which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one

Investment Vehicle, based upon various Allocation Factors, including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle’s applicable approval discretion and timing, then the Industrial Investment will be offered to Investment Vehicles on a rotational basis and will be allocated to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the Code, or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed below, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached.

The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a “Special Priority”) with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities have been granted to: (i) BTC III, pursuant to which BTC III will be presented one out of every five qualifying value-add Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as the capital commitments on or prior to February 26, 2021 have been called or committed, and one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) BCIF, pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership, pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed; provided, however, that if BTC II declines such qualifying opportunity, then we will have the option to retain the opportunity to pursue on our own. The Sponsor or its affiliates may grant additional special priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.

“Allocation Factors” are those factors that the Sponsor maintains and updates from time to time based on review by the Sponsor’s Head of Real Estate. Current examples of Allocation Factors include:

●	Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);
●	The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;
●	The cash requirements of each program;
●	The strategic proximity of the investment opportunity to other assets;
●	The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;
●	The policy of each program relating to leverage of investments;
●	The effect of the acquisition on loan maturity profile;

●	The effect on lease expiration profile;
●	Customer concentration;
●	The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;
●	The effect of the acquisition on the applicable entity’s intention not to be subject to regulation under the Investment Company Act;
●	Legal considerations, such as ERISA and FIRPTA, that may be applicable to specific investment platforms;
●	The financial attributes of the investment opportunity;
●	Availability of financing;
●	Cost of capital;
●	Ability to service any debt associated with the investment opportunity;
●	Risk return profiles;
●	Targeted distribution rates;
●	Anticipated future pipeline of suitable investments;
●	Expected holding period of the investment opportunity and the applicable entity’s remaining term;
●	Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;
●	Whether the applicable entity was formed for the purpose of making a particular type of investment;
●	Affiliate and/or related party considerations;
●	The anticipated cash flow of the applicable entity and the asset;
●	Tax effects of the acquisition, including on REIT or partnership qualifications;
●	The size of the investment opportunity; and
●	The amount of funds available to each program and the length of time such funds have been available for investment.

The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.

These allocation procedures may result in investment opportunities that are attractive to us being directed to another entity sponsored or advised by affiliates of the Sponsor and the Advisor. In addition, the Sponsor or its affiliates may sponsor or advise additional real estate funds or other ventures now and in the future. The result of the creation of such additional funds may be to increase the number of parties who have the right to participate in, or have priority with respect to, investment opportunities sourced by the Sponsor or its affiliates, thereby reducing the number of investment opportunities available to us. Additionally, this may result in certain asset classes being unavailable for investment by us, or being available only after one or more other real estate funds have first had the opportunity to invest in such assets.

To the extent that the Advisor or another affiliated entity becomes aware of an investment opportunity that is suitable for us, it is possible that we may, pursuant to the terms of any agreement with such affiliate or such related entity, co-invest equity capital in the form of a joint venture. Any such joint venture will require the approval of a majority of our board of directors, including a majority of the independent directors.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK AND OP UNITS OF THE OPERATING PARTNERSHIP

The Advisor initially purchased 20,000 Class I shares of our common stock in connection with our formation, prior to the commencement of our initial public offering. For so long as the Advisor serves as our advisor, the Advisor may not sell its initial investment in 20,000 shares of our common stock.

The following table shows, as of March 31, 2021, the number of shares of our common stock and OP Units beneficially owned (unless otherwise indicated) by any person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock; our directors; our executive officers; and all of our directors and executive officers as a group. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 518 17th Street, Suite 1700, Denver, Colorado 80202.

Shares of Our Common Stock and OP Units

Name of Beneficial Owner(1)	Title	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock
BCI IV Advisors LLC (Advisor)(2)	—	20,225 shares	*
Evan H. Zucker(2)	Chairman, Director	19,253 shares 437,101 OP Units(3)	*
Dwight L. Merriman III	Director	28,092 shares	*
Marshall M. Burton	Director	19,878 shares	*
Stanley A. Moore	Director	19,878 shares	*
John S. Hagestad	Director	21,296 shares	*
Charles B. Duke	Director	19,878 shares	*
Rajat Dhanda	Managing Director, Co-President	—	*
Jeffrey W. Taylor	Managing Director, Co-President	2,113 shares	*
Scott A. Seager	Senior Vice President, CFO and Treasurer	9,244 shares	*
Joshua J. Widoff	Managing Director, Chief Legal Officer and Secretary	2,818 shares	*
Scott W. Recknor	Managing Director, Head of Asset Management	—	*
Beneficial ownership of common stock and OP Units by all directors and executive officers as a group	—	579,551 shares/OP Units	*

*            Less than one percent.

(1)	Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable upon redemption of OP Units are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the OP Units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The Advisor is presently directly or indirectly jointly controlled by the estate of John Blumberg, James R. Mulvihill and Evan H. Zucker, Chairman of our board of directors, and/or their affiliates. The amount of shares indicated in the table as being owned by Mr. Zucker does not include the shares owned by the Advisor. Mr. Zucker disclaims beneficial ownership of the shares and OP Units owned by the Advisor except, to the extent of his pecuniary interest.

(3)	Reflects 19,253 shares and 437,101 OP Units owned indirectly by Mr. Zucker through a limited liability company. The OP Units may be redeemed for shares of our common stock at the election of the holder.

NET ASSET VALUE CALCULATION AND VALUATION PROCEDURES

Overview

Our board of directors, including a majority of our independent directors, has adopted these valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. As a public company, we are required to issue financial statements generally based on historical cost in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and redemption price for our shares, we have adopted policies and procedures, which adjust the values of certain of our assets and liabilities from historical cost to fair value, as described below. As a result, our NAV may differ from the amount reported as stockholders’ equity on the face of our financial statements prepared in accordance with GAAP. The fair value of our assets and certain liabilities are calculated for the purposes of determining our NAV per share, using widely accepted methodologies and, as appropriate, the GAAP principles within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from total equity or stockholders’ equity reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes in the future. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. Although we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and redemption price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

Independent Valuation Advisor

With the approval of our board of directors, including a majority of our independent directors, we have engaged the Independent Valuation Advisor with respect to providing monthly real property asset appraisals, reviewing annual third-party real property asset appraisals, reviewing the Advisor’s internal valuations of debt-related assets and liabilities, helping us administer the process described under “Real Property Assets” below for the real property assets in our portfolio, and assisting in the development and review of the valuation procedures contained herein. Altus Group is a multidisciplinary provider of independent, commercial real estate appraisal, consulting, technology, and advisory services with multiple offices around the world, including in the United States, Canada, Europe and Asia Pacific. Altus Group is not affiliated with us or the Advisor. The compensation we pay to the Independent Valuation Advisor is not based on the estimated values of our assets or liabilities. Our board of directors, including a majority of our independent directors, may replace the Independent Valuation Advisor at any time. We will promptly disclose any changes to the identity or role of the Independent Valuation Advisor in this prospectus and in reports we publicly file with the SEC.

Altus Group discharges its responsibilities with respect to real property asset appraisals in accordance with our real property asset valuation procedures described below and with the oversight of our board of directors. Our board of directors is not involved in the day-to-day valuation of the real property assets within our portfolio, but periodically receives and reviews such information about the valuations of the real property assets as it deems necessary to exercise its oversight responsibility. While our Independent Valuation Advisor is responsible for providing monthly appraisals of our real property assets and reviews of third-party appraisals, our Independent Valuation Advisor is not responsible for nor does it prepare our monthly NAV.

The Independent Valuation Advisor performs other roles under our valuation procedures as described herein and may be engaged to provide additional services, including providing an independent appraisal of any of our other assets or liabilities (contingent or otherwise). Our Independent Valuation Advisor may from time to time perform other commercial real estate and financial advisory services for our Advisor and its related parties, or in transactions related to the properties that are the subject of appraisals being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable appraisal report or the independence of our Independent Valuation Advisor.

Valuation of Consolidated Assets and Liabilities

Our NAV will reflect our pro rata ownership share of the fair values of certain consolidated assets and liabilities, as described below.

Real Property Assets

The overarching principle of the real property asset appraisal process is to produce real property asset appraisals that represent credible opinions of fair value. The estimate of fair value developed in the appraisals of our real property assets may not always reflect the value of, or may materially differ from, the value at which we would agree to buy or sell such assets. Further, we do not undertake to disclose the value at which we would be willing to buy or sell our real property assets to any prospective or existing investor.

Each real property asset is appraised each calendar month by the Independent Valuation Advisor, with such appraisals reviewed by the Advisor. Additionally, each real property asset is appraised by a Third-Party Appraisal Firm at least once per calendar year. We seek to schedule the appraisals by the Third-Party Appraisal Firms evenly throughout the calendar year, such that an approximately equal portion of the real property assets in our portfolio are appraised by a Third-Party Appraisal Firm each month, although we may have more or fewer appraisals in an individual month. Both the Advisor and the Independent Valuation Advisor will review the appraisals provided by Third-Party Appraisal Firms. In its review, the Independent Valuation Advisor, will provide an opinion as to the reasonableness of each appraisal report from Third-Party Appraisal Firms as well as provide a second, independent appraisal as part of its regular monthly appraisal duties. Valuation discrepancies between the appraisal provided by the Third-Party Appraisal Firm and the appraisal provided by the Independent Valuation Advisor are subject to our valuation dispute resolution procedures. Under these procedures, if the Third-Party Appraisal Firm and the Independent Valuation Advisor are unable to reconcile the key differences between the two appraisals, we will use the appraisal from the Independent Valuation Advisor in the calculation of our NAV until a new appraisal from a different Third-Party Appraisal Firm is obtained and is used as the appraised value. In no event will a calendar year pass without having each real property asset appraised by a Third-Party Appraisal Firm unless such asset is being bought or sold in such calendar year. The acquisition price for a newly acquired real property asset will serve as the basis for the initial appraised value for such real property asset, and such real property asset will first be appraised by a Third-Party Appraisal Firm in the calendar year following the year of acquisition.

Appraisals are performed in accordance with the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation and the Code of Ethics & Standards of Professional Practice of the Appraised Institute. Each appraisal must be reviewed, approved, and signed by an individual with the professional MAI designation of the Appraisal Institute. As described above, the Independent Valuation Advisor will review the appraisals from the Third-Party Appraisal Firms and provide an opinion as to the reasonableness of the appraisal report before reflecting any valuation change in its monthly appraisals of real property assets in our portfolio. Real estate appraisals are reported on a free-and-clear basis (for example, no mortgage), irrespective of any property-level financing that may be in place. Such property-level debt or other financing ultimately are factored in and do impact our NAV in a manner described in more detail below.

We rely on the income approach as the primary methodology used by the Independent Appraisal Firms in valuing the real property assets within our portfolio, whereby value is derived by determining the present value of a real property asset’s future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable property rental rates and operating expense data, the appropriate capitalization and discount rates, and projections of future income and expenses based on market derived data and trends. Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches. Because the real property asset appraisals involve significant professional judgment in the application of both observable and unobservable inputs, the estimated fair value of our real property assets may differ from their actual realizable values or future appraised values. Our real estate valuations may not reflect the liquidation value or net realizable value of our real property assets because the valuations performed by the Independent Appraisal Firms involve subjective judgments about competitive market behavior and do not reflect transaction costs that would be incurred if we were to dispose of our real property assets today. Transaction costs related to an acquisition or disposition will generally be factored into our NAV no later than the closing date for such transaction, and in some circumstances such as when an asset is anticipated to be acquired or disposed, we may factor into our NAV calculation a portion of the potential transaction price and related closing costs given the likelihood that the transaction will close.

The Independent Appraisal Firms request and collect all reasonably available information that they deem relevant in valuing the real property assets in our portfolio from a variety of sources including, but not limited to information from management and other information derived through the Independent Appraisal Firm’s database and other industry and market data. The Independent Appraisal Firms rely in part on property-level information provided by the Advisor, including: (i) historical and budgeted operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures.

In conducting their investigation and analyses, our Independent Appraisal Firms take into account customary and accepted financial and commercial procedures and considerations as they deem relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the real property asset that are provided by us or our Advisor. Although our Independent Appraisal Firms may review the information supplied or otherwise made available by us or our Advisor for reasonableness, they assume and rely upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and do not undertake any duty or responsibility to verify independently any of such information. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our Independent Appraisal Firms, our Independent Appraisal Firms assume that such forecasts and other information and data were reasonably prepared in good faith reflecting the best currently available estimates and judgments of our management, board of directors and Advisor, and rely upon us to advise our Independent Appraisal Firms promptly if any material information previously provided becomes inaccurate or is required to be updated during the valuation period.

In performing their analyses, our Independent Appraisal Firms make numerous other assumptions with respect to the behavior of market participants, industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond their control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, our Independent Appraisal Firms may assume that we have clear and marketable title to each real property asset valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our Independent Appraisal Firms’ analysis, opinions and conclusions are necessarily based upon market, economic, financial and other circumstances and conditions existing at or prior to the appraisal, and any material change in such circumstances and conditions may affect our Independent Appraisal Firms’ analysis and conclusions. Our Independent Appraisal Firms’ appraisal reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the analysis, opinions and conclusions set forth therein.

Our Independent Appraisal Firms’ valuation reports are addressed solely to us and not to the public; may not be relied upon by any other person to establish an estimated value of our common stock; and will not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its appraisal reports, our Independent Appraisal Firms do not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

Upon becoming aware of the occurrence of a material event impacting real property asset, the Advisor will promptly notify the Independent Valuation Advisor. The Independent Valuation Advisor determines the appropriate adjustment, if any, to be made to its estimated fair value of the real property asset during a given month and then updates its appraisal on the asset. For example, changes to underlying property fundamentals and overall market conditions, which may include: (i) an unexpected termination or renewal of a material lease; (ii) a material change in vacancy levels; (iii) an unanticipated structural or environmental event at a real property asset; or (iv) material capital markets events, any of which may cause the value of a real property asset to change materially. Furthermore, the values of our real property assets are determined on an unencumbered basis. The effect of any property-level debt on our NAV is discussed further below.

Each development real property asset will be appraised by the Independent Valuation Advisor on a monthly basis, and will first be appraised by a Third-Party Appraisal Firm upon the earlier of stabilization or twelve months from substantial completion, and once per calendar year thereafter. Factors such as the status of land entitlements, permitting processes and jurisdictional approvals are considered when determining the fair value of the development.

Real Estate-Related Assets and Other Assets

Real Estate-Related Assets that are not restricted as to salability or transferability are fair valued monthly based on publicly available information. Generally, to the extent the information is available, such Real Estate-Related Assets are valued at the last trade of such securities that was executed at or prior to closing on the valuation day or, in the absence of such trade, the last ‘‘bid’’ price. The value of these Real Estate-Related Assets that are restricted as to salability or transferability may be adjusted by the pricing source for a liquidity discount. In determining the amount of such discount, consideration is given to the nature and length of such restriction and the relative volatility of the market price of the asset.

Other assets include, but may not be limited to, derivatives (other than interest rate hedges), credit rated government securities, cash and cash equivalents and accounts receivable. Estimates of the fair values of other assets are determined using widely accepted methodologies and, where available, on the basis of publicly available pricing quotations and information. Subject to the board of directors’ approval, pricing sources may include third parties or the Advisor or its affiliates.

Other assets also include individual investments in mortgages, mortgage participations, mezzanine loans, and loans associated with our DST Program (as described under the “Valuation of Assets and Liabilities Associated with the DST Program” heading below) that are included in our determination of NAV at fair value using widely accepted valuation methodologies.

Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our Real Estate-Related Assets and derivatives. In general, these sources are third parties other than our Advisor. However, we may utilize the Advisor or a Black Creek Group affiliate as a pricing source if the asset is not considered material to the Company or there are no other pricing sources reasonably available, and provided that our board of directors, including a majority of our independent directors, must approve the initial valuation performed by our Advisor and any subsequent material adjustments made by our Advisor. The third-party pricing source may, under certain circumstances, be our Independent Valuation Advisor.

Liabilities, Excluding Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges

Except as noted below, we include an estimate of the fair value of our liabilities as part of our NAV calculation. These liabilities include, but may not be limited to, fees and reimbursements payable to the Advisor and its affiliates, accounts payable and accrued expenses, and other liabilities. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our liabilities which may include third parties or our Advisor or its affiliates.

Under applicable GAAP, we record liabilities for distribution fees (i) that we currently owe the Dealer Manager under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods. However, we do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date. Our Independent Valuation Advisor is not responsible for appraising or reviewing these liabilities.

Liabilities - Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges

Our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, including those subject to interest rates hedges, are valued at par (i.e. at their respective outstanding balances). Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge are treated as one financial instrument which are valued at par if intended to be held to maturity (which for fixed rate debt not subject to interest rate hedges may be the date near maturity at which time the debt will be eligible for prepayment at par for purposes herein). This policy of valuing at par will apply regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes.

Our property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity (in conjunction with any associated interest rate hedges that are not intended to be held to maturity) are fair valued by the Advisor using widely accepted valuation methodologies based on information provided by various qualified third-party valuation experts and data sources. Our Independent Valuation Advisor will review the Advisor’s fair value calculations for the property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity, excluding any impacts from interest rate hedges.

Estimated prepayment penalties will not factor into the valuation of our debt unless an interest rate hedge is definitively not intended to be held to maturity, in which case a hedge mark to market adjustment will be made at such time using a third-party pricing source.

Debt that is not intended to be held to maturity means any property-level mortgages that we definitively intend to prepay in association with any asset considered as held-for-sale from a GAAP perspective, other property-level mortgages or corporate-level credit facilities that we definitively intend to prepay, or any interest rate hedge that we definitively intend to terminate.

In addition, for non-recourse mortgages and interest rate hedges, the combined value of the net liability for each mortgage and associated interest rate hedge is limited to the value of the underlying asset(s), so as to not make the equity of such asset(s) less than zero.

Costs and expenses incurred to secure such financings are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

Valuation of Assets and Liabilities Associated with the DST Program

We intend to initiate a program (the “DST Program”) to raise capital in private placements through the sale of beneficial interests in specific Delaware statutory trusts holding real properties (each a “DST Property” and collectively, the “DST Properties”). DST Properties may be sourced from real property assets currently indirectly owned by the Operating Partnership or may be newly acquired. Pursuant to the DST Program, we, through a subsidiary of our Operating Partnership, will hold a long-term leasehold interest in each DST Property pursuant to a master lease that is guaranteed by the Operating Partnership, while third-party investors own some or all of the DST Property through a Delaware statutory trust. Under the master lease, the Operating Partnership acts as a landlord to the occupying tenants and is responsible for subleasing the DST Property to such tenants, which means that we bear the risk that the underlying cash flow received by us from the DST Property may be less than the master lease payments made by us. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors at a later time in exchange for units in the Operating Partnership (the “FMV Option”).

Due to our continuing involvement with the DST Properties through the master lease arrangements and the FMV Options, we will include DST Properties in our determination of NAV at fair market value in the same manner as described under “Real Property Assets” above. In addition, the cash received by us or a DST Investor Loan made by us in exchange for the sale of interests in a DST Property will be valued as assets and shall initially equal the value of the real property asset subject to the master lease, which will be valued as a liability. Accordingly, the sale of interests in a DST Property has no initial net effect to our NAV. Thereafter, the Independent Valuation Advisor will value the real estate subject to the master lease liability quarterly using a discounted cash flow methodology. Therefore, any differences between the fair value of the underlying real property asset and the fair value of the real property asset subject to the master lease obligations will accrue into our NAV quarterly. The Advisor will value any loan assets used to purchase interests in the DST Program using the same methodology used to value our other debt investments, with such values confirmed by the Independent Valuation Advisor.

Estimated NAV of Unconsolidated Investments

Unconsolidated real property assets held through joint ventures or partnerships are valued according to the valuation procedures set by such joint ventures or partnerships. At least once per calendar year, each unconsolidated real property asset will be appraised by a Third-Party Appraisal Firm. If the valuation procedures of the applicable joint ventures or partnerships do not accommodate a monthly determination of the fair value of real property assets, we will determine the estimated fair value of the unconsolidated real property assets for those interim periods. We will also determine on a monthly basis the fair value of any other applicable assets and liabilities of the joint venture using similar practices that we utilize for our consolidated portfolio.

Once the associated fair values of assets and liabilities are calculated, the value of our interest in any joint venture or partnership is then determined by using a hypothetical liquidation calculation based on our ownership percentage of the joint venture or partnership’s estimated NAV. If deemed an appropriate alternative to fair valuing applicable assets and liabilities individually, unconsolidated assets and liabilities held in a joint venture or partnership that acquires multiple real property assets over time may be valued as a single investment. The value of our interest in any joint venture or partnership that is a minority interest or is restricted as to salability or transferability may reflect or be adjusted for a minority or liquidity discount. In determining the amount of such discount, consideration may be given to a variety of factors, including, without limitation, the nature and length of such restriction.

The Independent Valuation Advisor is not responsible for providing monthly appraisals of unconsolidated real property assets, reviewing third-party appraisals of unconsolidated real property assets, or valuing our unconsolidated investments per these valuation procedures; however, they may be engaged to do so.

Probability-Weighted Adjustments

In certain circumstances, such as in an acquisition or disposition process, we may be aware of a contingency or contingencies that could impact the value of our assets, liabilities, income or expenses for purposes of our NAV calculation. For example, we may be party to an agreement to sell a property at a value different from the property value being used in our current NAV calculation. The same agreement may require the buyer to assume a related mortgage loan with a fair value that is different from the value of the loan being used in our current NAV calculation. The transaction may also involve costs for brokers, transfer taxes, and other items upon a successful closing. To the extent such contingencies may affect the value of a real property asset, the Independent Valuation Advisor may take such contingencies into account when determining the value of such real property asset for purposes of our NAV calculation. Similarly, we may adjust the other components of our NAV (such as the carrying value of our liabilities or expense accruals) for purposes of our NAV calculation. These adjustments may be made either in whole or in part over a period of time, and both the Independent Valuation Advisor and we may take into account (a) the estimated probability of the contingencies occurring and (b) the estimated impact to NAV if the contingencies were to occur when determining the timing and magnitude of any adjustments to NAV.

NAV and NAV per Share Calculation

Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of stock, and is available generally within 15 calendar days after the end of the applicable month. Our NAV per share is calculated by ALPS, a third-party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace ALPS, the Independent Valuation Advisor, or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.

Each month, before taking into consideration accrued dividends or class-specific distribution fee accruals, any change in the Aggregate Fund NAV of our outstanding shares of common stock, along with the OP Units held by third parties from the prior month (whether an increase or decrease) is allocated among each class or series of Fund Interest based on each class’s or series’s relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property asset portfolio, increases or decreases in Real Estate-Related Assets and other assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, advisory fees and distribution fees) and distributions to investors.

Our most significant source of income is property-level net operating income. We accrue revenues and expenses on a monthly basis based on actual leases and operating expenses in that month. For the first month following a real property asset acquisition, we will calculate and accrue net operating income with respect to such property based on the performance of the property before the acquisition and the contractual arrangements in place at the time of the acquisition, as identified and reviewed through our due diligence and underwriting process in connection with the acquisition. For NAV calculation purposes, organization and offering costs incurred as part of our corporate-level expenses related to our primary offering reduce NAV as incurred. Organization and offering costs incurred as part of our corporate-level expenses related to the DST Program reduce NAV on a monthly basis over a two-year period following the completion of each DST offering. Following the calculation and allocation of changes in the Aggregate Fund NAV as described above, NAV for each class is adjusted for accrued dividends and ongoing distribution fees that are currently payable, to determine the monthly NAV. Ongoing distribution fees are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific fees may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to these valuation procedures, the class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. Because the purchase price of shares in the primary offering is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares at the time of purchase, the upfront selling commissions and dealer manager fees have no effect on the NAV of any class.

NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class on such day.

NAV of our Operating Partnership and OP Units

Our valuation procedures include the following methodology to determine the monthly NAV of our Operating Partnership and the OP Units. Our Operating Partnership has certain classes or series of OP Units that are each economically equivalent to a corresponding class of shares. Accordingly, on the last day of each month, for such classes or series of OP Units, the NAV per OP Unit equals the NAV per share of the corresponding class. Certain other classes or series of OP Units may not be economically equivalent to a class of shares. The NAV of these classes or series of OP Units shall initially be set at a specified value, and thereafter adjusted as described above under “NAV and NAV per Share Calculation” as if they were a separate class of shares, taking into account their specific economic terms (specifically, their specific dividends and ongoing distribution fees). The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding OP Unit on such day.

Oversight by our Board of Directors

All parties engaged by us in connection with the calculation of our NAV, including Altus Group, ALPS and our Advisor, are subject to the oversight of our board of directors. As part of this process, our Advisor reviews the estimates of the values of our real property assets, Real Estate-Related Assets, and other assets and liabilities within our portfolio for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions. Although our Independent Valuation Advisor or other pricing sources may consider any comments received from us or our Advisor or other valuation sources for their individual valuations, the final estimated fair values of our real property assets are determined by the Independent Valuation Advisor and Real Estate-Related Assets and other assets and liabilities are determined by the applicable pricing source. With respect to the valuation of our real property assets, the Independent Valuation Advisor provides our board of directors with periodic valuation reports and is available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate.

Review of and Changes to Our Valuation Procedures

At least once each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures with input from our Independent Valuation Advisor. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it: (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination; or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Advisor or ALPS.

Limitations on the Calculation of NAV

The most significant component of our NAV consists of real property assets and, as with any real estate valuation protocol, each real property asset appraisal and valuation is based on a number of judgments, assumptions or opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions could result in a different estimate of the value of our real property assets. Although the methodologies contained in the valuation procedures are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed, including in circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents. Further, the NAV per share should not be viewed as being determinative of the value of our common stock that may be received in a sale to a third party or the value at which our stock would trade on a national stock exchange. Our board of directors may suspend this offering and the share redemption program if it determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets.

Historical NAV Per Share

The transaction price for each share class of our common stock for subscriptions to be accepted as of April 1, 2021 (and distribution reinvestment plan issuances following the close of business on March 31, 2021 and share redemptions as of March 31, 2021) is as follows:

Share Class	Transaction Price (per share)	Offering Price (per share)
Class T	$10.2031	$10.6839
Class W	$10.2031	$10.2031
Class I	$10.2031	$10.2031

The transaction price for each of our share classes is equal to such class’s NAV per share as of March 31, 2021. A calculation of the NAV per share is set forth below. The offering price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekindustrialiv.com and is also available on our toll-free, automated telephone line at (888) 310-9352. See the “Net Asset Value Calculation and Valuation Procedures” section of the Prospectus for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by Altus Group U.S. Inc. (the “Independent Valuation Advisor”). All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised each calendar month by the Independent Valuation Advisor, with such appraisals reviewed by our external advisor. Additionally, each real property is appraised by a third-party appraiser at least once per calendar year, as described in our valuation procedures. Unconsolidated real property assets held through joint ventures or partnerships are valued according to the valuation procedures set by such joint ventures or partnerships. At least once per calendar year, each unconsolidated real property asset will be appraised by a third-party appraiser. If the valuation procedures of the applicable joint ventures or partnerships do not accommodate a monthly determination of the fair value of real property assets, we will determine the estimated fair value of the unconsolidated real property assets for those interim periods.

As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”) which may be held directly or indirectly by the Sponsor and third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.

As described above under “—Valuation of Liabilities—Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges,” our property-level mortgages and corporate-level credit facilities, including those subject to interest rate hedges, that are intended to be held to maturity are valued at par while those that are not intended to be held to maturity are valued at fair value. We currently estimate the fair value of our debt (inclusive of associated interest rate hedges) that was intended to be held to maturity as of March 31, 2021 was $10.2 million higher than par for such debt in aggregate, meaning that if we used the fair value of our debt rather than par (and treated the associated hedge as part of the same financial instrument), our NAV would be lower by approximately $10.2 million, or $0.06 per share, as of March 31, 2021.

The following table sets forth the components of Aggregate Fund NAV as of March 31, 2021 and February 28, 2021:

	As of
(in thousands)	March 31, 2021	February 28, 2021
Investments in industrial properties	$1,549,650	$1,482,750
Investment in unconsolidated joint venture partnerships	385,633	380,799
Cash and cash equivalents	232,500	264,719
Other assets	12,348	10,873
Line of credit, term loan and mortgage notes	(582,750)	(582,750)
Other liabilities	(27,766)	(25,047)
Accrued performance component of advisory fee	(4,180)	(2,874)
Accrued fixed component of advisory fee	(1,454)	(1,253)
Aggregate Fund NAV	$1,563,981	$1,527,217
Total Fund Interests outstanding	153,285	149,892

The following table sets forth the NAV per Fund Interest as of March 31, 2021 and February 28, 2021:

(in thousands, except per Fund Interest data)	Total	Class T Shares	Class W Shares	Class I Shares	OP Units
As of March 31, 2021
Monthly NAV	$1,563,981	$1,417,893	$93,065	$39,644	$13,379
Fund Interests outstanding	153,285	138,967	9,121	3,886	1,311
NAV Per Fund Interest	$10.2031	$10.2031	$10.2031	$10.2031	$10.2031
As of February 28, 2021
Monthly NAV	$1,527,217	$1,388,856	$88,391	$36,609	$13,361
Fund Interests outstanding	149,892	136,313	8,675	3,593	1,311
NAV Per Fund Interest	$10.1888	$10.1888	$10.1888	$10.1888	$10.1888

Under GAAP, we record liabilities for ongoing distribution fees that (i) we currently owe the Dealer Manager under the terms of the dealer manager agreement and (ii) we estimate we may pay to the Dealer Manager in future periods for shares of our common stock. As of March 31, 2021, we estimated approximately $47.2 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

Investment in unconsolidated joint venture partnerships as of March 31, 2021 includes a minority interest discount on the real property valuation component of the unconsolidated joint venture valuations to account for the restricted salability or transferability of those real properties given our minority ownership interests in the BTC Partnerships. We estimate the fair value of our minority ownership interests in the BTC Partnerships as of March 31, 2021 would have been $37.5 million higher if a minority discount had not been applied, meaning that if we used the estimated fair value without the application of the minority discount, our NAV would have been higher by approximately $37.5 million, or $0.24 per share, not taking into account all of the other items that impact our monthly NAV, as of March 31, 2021.

The valuations of our real property as of March 31, 2021 were provided by the Independent Valuation Advisor in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table:

Weighted- Average Basis
Exit capitalization rate	5.3%
Discount rate / internal rate of return	6.3%
Average holding period (years)	10.1

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

		Increase (Decrease)
	Hypothetical	to the NAV
Input	Change	of Real Properties
Exit capitalization rate (weighted-average)	0.25% decrease	3.4%
	0.25% increase	(3.1)%
Discount rate (weighted-average)	0.25% decrease	2.0%
	0.25% increase	(2.0)%

We commenced calculating our NAV on a monthly basis as of May 31, 2018. The following table shows our NAV per fund interest as of the end of each quarter indicated below:

	Class T	Class I	Class W
Date	Shares	Shares	Shares
March 31, 2020	$10.0645	$10.0645	$10.0645
June 30, 2020	$10.0591	$10.0591	$10.0591
September 30, 2020	$10.0904	$10.0904	$10.0904
December 31, 2020	$10.1437	$10.1437	$10.1437
March 31, 2021	$10.2031	$10.2031	$10.2031

SELECTED INFORMATION REGARDING OUR OPERATIONS

FFO, Company-Defined Funds from Operations and Modified Funds from Operations (“MFFO”)

We believe that FFO and MFFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. Fees deferred or waived by the Advisor and payments received from the Advisor and/or reimbursed to the Advisor pursuant to the Expense Support Agreement are included in determining our net income (loss), which is used to determine FFO and MFFO. If we had not received support from the Advisor and/or reimbursed the Advisor pursuant to the Expense Support Agreement, our FFO and MFFO would have been lower or higher. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

MFFO. As defined by the Institute for Portfolio Alternatives (“IPA”), MFFO is a non-GAAP supplemental financial performance measure used to evaluate our operating performance. Similar to FFO, MFFO excludes items such as real estate-related depreciation and amortization. MFFO excludes acquisition-related costs. MFFO also excludes straight-line rent and amortization of above- and below-market leases. In addition, there are certain other MFFO adjustments as defined by the IPA that are not applicable to us and are not included in our presentation of MFFO.

We are in the acquisition phase of our life cycle. Management does not include historical acquisition-related costs in its evaluation of future operating performance, as such costs are not expected to be incurred once our acquisition phase is complete. We use FFO and MFFO to, among other things: (i) evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) evaluate potential performance to determine Liquidity Event strategies. Although some REITs may present similar measures differently from us, we believe FFO and MFFO generally facilitate a comparison to other REITs that have similar operating characteristics as us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with the same performance metrics used by management in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate FFO and MFFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of FFO and MFFO.

The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO, Company-defined FFO and MFFO:

				For the Period
				From Inception
	For the Year Ended December 31,			(August 12, 2014) to
(in thousands, except per share data)	2020	2019	2018	December 31, 2020
GAAP net loss attributable to common stockholders	$(30,097)	$(22,368)	$(4,223)	$(56,660)
GAAP net loss per common share	(0.27)	$(0.60)	$(0.46)	$(2.16)
Reconciliation of GAAP net loss to NAREIT FFO:
GAAP net loss attributable to common stockholders	$(30,097)	$(22,368)	$(4,223)	$(56,660)
Add (deduct) NAREIT adjustments:
Real estate-related depreciation and amortization	46,483	22,236	3,541	72,260
Our share of real estate-related depreciation and amortization of unconsolidated joint venture partnerships	5,048	—	—	5,048
Redeemable noncontrolling interest's share of real estate-related depreciation and amortization and our share of real estate-related depreciation and amortization of unconsolidated joint venture partnerships	(141)	(42)	—	(183)
NAREIT FFO attributable to common stockholders	$21,293	$(174)	$(682)	$20,465
NAREIT FFO per common share	$0.19	$(0.00)	$(0.07)	$0.78
Reconciliation of NAREIT FFO to MFFO:
NAREIT FFO attributable to common stockholders	$21,293	$(174)	$(682)	$20,465
Add (deduct) MFFO adjustments:
Acquisition costs and reimbursements	3,166	3,068	4,900	11,134
Redeemable noncontrolling interest's share of acquisition costs and reimbursements	(9)	(6)		(14)
Straight-line rent and amortization of above/below-market leases	(7,744)	(4,420)	(1,673)	(13,838)
Our share of straight-line rent and amortization of above/below-market leases of unconsolidated joint venture partnerships	(368)	—	—	(368)
Redeemable noncontrolling interest's share of straight-line rent and amortization of above/below-market leases and our share of straight-line rent and amortization of above/below-market leases of unconsolidated joint venture partnerships	22	8	—	31
MFFO attributable to common stockholders	$16,360	$(1,524)	$2,545	$17,410
MFFO per common share	$0.14	$(0.04)	$0.28	$0.66
Weighted-average shares outstanding	113,145	37,382	9,107	26,205

We believe that: (i) our NAREIT FFO of $21.3 million, or $0.19 per share, as compared to the gross distributions declared (which are paid in cash or reinvested in shares offered through our distribution reinvestment plan) in the amount of $61.6 million, or $0.55 per share, for the year ended December 31, 2020; (ii) our NAREIT FFO loss of $0.2 million, or $0.00 per share, as compared to the gross distributions declared (which are paid in cash or reinvested in shares offered through our distribution reinvestment plan) in the amount of $20.3 million or $0.55 per share, for the year ended December 31, 2019; and (iii) our NAREIT FFO of $20.5 million, or $0.78 per share, as compared to the distributions declared (which are paid in cash or reinvested in shares offered through our distribution reinvestment plan) of $87.1 million, or $2.30 per share, for the period from inception (August 12, 2014) to December 31, 2020, are not indicative of future performance as we recently initiated the acquisition phase of our life cycle. See “Description of Capital Stock—Distributions” for details concerning our distributions, which are paid in cash or reinvested in shares of our common stock by participants in our distribution reinvestment plan.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of shares of our common stock as set forth in our charter and is qualified in its entirety by reference to our charter. Under our charter, we have authority to issue a total of 1,700,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 1,500,000,000 shares are classified as common stock with a par value of $0.01 per share, including 225,000,000 shares classified as Class I shares, 1,200,000,000 shares classified as Class T shares and 75,000,000 shares classified as Class W shares, and 200,000,000 shares are classified as preferred stock with a par value of $0.01 per share. Our board of directors, with the approval of a majority of the entire board and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. Our board of directors, with the approval of a majority of the full board and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. As of March 31, 2021, we had 152.3 million shares outstanding, comprised of 139.0 million Class T shares, 9.1 million Class W shares and 4.2 million Class I shares.

We are offering shares of our common stock at the then-current transaction price, plus applicable upfront selling commissions and dealer manager fees. The transaction price generally will be equal to the NAV per share of our common stock most recently disclosed by us, however, we may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed NAV per share. We determine an NAV per share on a monthly basis. We expect our NAV per share will vary.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding class or series of preferred stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of our common stock issued in the offering will be fully paid and non-assessable shares of common stock. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares of common stock that we issue, and generally will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Stockholders are not liable for the acts or obligations of the Company.

We will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our common stock. Transfers can be effected simply by mailing a transfer and assignment form, which we will provide to you at no charge, to:

For regular mail:	For overnight deliveries:
DST Systems, Inc.	DST Systems, Inc.
PO Box 219079	430 West 7th Street, Suite 219079
Kansas City, Missouri 64121-9079	Kansas City, Missouri 64105
Toll Free Number: (888) 310-9352

Class I Shares

No upfront selling commissions, dealer manager fees or distribution fees will be paid for sales of any Class I shares.

Class I shares are available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (ii) by institutional accounts as defined by FINRA Rule 4512(c), (iii) through bank-sponsored collective trusts and bank-sponsored common trusts, (iv) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (v) through certain financial intermediaries that are not otherwise registered with or as a broker dealer and that direct clients to trade with a broker dealer that offers Class I shares, (vi) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (vii) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Dealer Manager and their immediate family members, officers and employees of the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, officers and employees of our joint venture partners and their immediate family members, consultants and other service providers, (viii) by participating broker dealers and their affiliates, including their officers, directors, employees, and registered representatives, as well as the immediate family members of such persons, as defined by FINRA Rule 5130, (ix) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (x) by any other categories of purchasers that we name in an amendment or supplement to this prospectus.

Class T Shares

Each Class T share issued in the primary offering will be subject to an upfront selling commission of up to 2.0% per share, and a dealer manager fee of up to 2.5% per share, of the offering price of each Class T share sold in the primary offering on the date of the purchase, however such amounts may vary at certain participating broker dealers provided that the sum will not exceed 4.5% of the offering price. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker dealers.

In addition, we will pay an ongoing distribution fee, which accrues monthly and is calculated on outstanding Class T shares sold in the primary offering in an amount equal to 0.85% per annum of the NAV per Class T share. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares. The ongoing distribution fees with respect to Class T shares are deferred and paid on a monthly basis continuously from year to year. We will not pay any selling commissions, dealer manager fees or distribution fees on shares sold pursuant to our distribution reinvestment plan. The distributions paid with respect to all outstanding Class T shares will be reduced by the distribution fees calculated with respect to Class T shares issued in the primary offering.

We will cease paying the distribution fees with respect to individual Class T shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below under “—Conversion”) on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all Class T shares held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all Class T shares held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). We cannot predict if or when this will occur.

If we redeem a portion, but not all of the Class T shares held in a stockholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were redeemed and those Class T shares that were retained in the account. Likewise, if a portion of the Class T shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were transferred and the Class T shares that were retained in the account.

Class T shares are available to the general public for purchase in this offering.

Class W Shares

No upfront selling commissions or dealer manager fees will be paid for sales of any Class W shares.

We will pay the Dealer Manager distribution fees that accrue monthly and are calculated on outstanding Class W shares sold in the primary offering in an amount equal to 0.50% per annum of the NAV per Class W share. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares.

We will cease paying the distribution fees with respect to individual Class W shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class W share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below under “—Conversion”) on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all Class W shares held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all Class W shares held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). We cannot predict if or when this will occur.

If we redeem a portion, but not all of the Class W shares held in a stockholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class W shares that were redeemed and those Class W shares that were retained in the account. Likewise, if a portion of the Class W shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class W shares that were transferred and the Class W shares that were retained in the account.

Class W shares are generally available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class W shares, (ii) through participating broker dealers that have alternative fee arrangements with their clients to provide access to Class W shares, (iii) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker dealer that offers Class W shares, (iv) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (v) other categories of investors that we name in an amendment or supplement to this prospectus.

Conversion

In addition to the events described above, after termination of a primary offering registered under the Securities Act, each Class T or Class W share (i) sold in that primary offering, (ii) sold under a distribution reinvestment plan, and (iii) received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

As used above, the “Applicable Conversion Rate” means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share and (b) with respect to Class W shares, a ratio whereby the numerator is the most recently disclosed monthly Class W NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fees to our Class T and Class W shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T and Class W shares. Stockholders will receive a transaction confirmation from the transfer agent or their broker dealer, on behalf of the Company, that their Class T and/or Class W shares have been converted into Class I shares.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, merger, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class T shares, Class W shares and Class I shares in proportion to the respective NAV per share for each class until the NAV per share for each class has been paid. We will calculate the NAV per share as a whole for all Class T shares, Class W shares and Class I shares and then will determine any differences attributable to each class. As noted above, we expect the NAV per share of each Class T share, Class W share and Class I share to be the same. Each holder of shares of a particular class of common stock will be entitled to receive, proportionately with each other holder of shares of such class, that portion of the aggregate assets available for distribution to such class as the number of outstanding shares of the class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Preferred Stock

The issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel. Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock and therefore may adversely affect their economic interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders.

Meetings, Special Voting Requirements and Access To Records

An annual meeting of our stockholders will be held not less than 30 days after delivery of our annual report. Our board of directors, including the independent directors, will take reasonable steps to insure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman of the board, the chief executive officer or the president and must be called by the secretary to act on any matter that may be properly considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast on such matter at such meeting. The presence of at least 50% of the outstanding shares of our common stock entitled to vote either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast on a matter is necessary to take stockholder action, except that a majority of the outstanding shares entitled to vote represented in person or by proxy at a meeting at which a quorum is present is required to elect a director and except for the matters described in the next paragraph, which must be approved by the affirmative vote of a majority of the shares entitled to vote on the matter.

Under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (i) the amendment of our charter, (ii) our dissolution, (iii) our merger into another entity, our consolidation, our conversion, a statutory share exchange or the sale or other disposition of all or substantially all of our assets, and (iv) the removal of our directors.

The Advisory Agreement, including the selection of the Advisor, is approved annually by our directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace the Advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors, to remove a director from our board of directors. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them, shall be maintained as part of our books and records and shall be available for inspection by any stockholder or the stockholder’s designated agent at our office. The stockholder list shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of our receipt of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to, without limitation, voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder shall not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of sales or using the list for a commercial purpose or any other purpose not related to the requesting stockholder’s interest in the affairs of the Company.

In addition, pursuant to our charter, any stockholder and any designated representative thereof shall be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are therefore entitled to inspect and copy only our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of the amount of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Statements of stock and securities will only include the number of shares issued during the period and the consideration received per share, in conformity with Maryland law, and will not include any personal identifying information concerning the holders of the shares. Requests to inspect and/or copy our corporate records must be made in writing to our address as set forth in the section of this prospectus titled “Additional Information.” It is the policy of our board of directors to comply with all proper requests for access to our corporate records in conformity with our charter and Maryland law.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least 10 business days before initiating the tender offer. Our charter also prohibits any stockholder from transferring shares of our stock to a person who makes a tender offer which does not comply with the provisions set forth above unless such stockholder has first offered such shares of our stock to us at the tender offer price offered in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with enforcing our charter provisions concerning that offeror’s noncompliance.

Restriction on Ownership of Shares of Capital Stock

In order for us to qualify as a REIT, no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our common stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year in which we qualify as a REIT. In addition, we must meet requirements regarding the nature of our gross income, composition of our assets, amount of distributions and various other tests in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of our gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividend and interest). The rents received by the Operating Partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, among other purposes, our charter provides generally that (i) no person may beneficially or constructively own shares of common stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of common stock; (ii) no person may beneficially or constructively own shares in excess of 9.8% of the value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in the Company being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in the Company owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in shares being owned beneficially by fewer than 100 persons.

Our charter provides that any purported transfer of shares that, if effective, would result in shares being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares, and that if any of the other restrictions on transfer or ownership described above are violated, the shares that, if transferred, would cause the violation will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. We will designate a trustee of the charitable trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the purported transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. The purported transferee will acquire no rights in such shares of capital stock, unless, (x) in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted (prospectively or retroactively) by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT or (y) the transfer is exempted in certain other limited situations during the first 29 or 180 days after the end of the first taxable year for which we intend to elect to qualify for federal income tax treatment as a REIT. In addition, our charter provides that we may redeem shares upon the terms and conditions specified by our board of directors in its sole discretion if our board of directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, if the transfer to the charitable trust would not be effective for any reason to prevent a violation, attempted transfers in violation of the restrictions described above will be void ab initio.

The trustee will sell the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The sale shall be made within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust. Upon any such sale, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to the discovery by us that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to our charter, such excess shall be paid to the charitable trustee upon demand.

Shares of our capital stock transferred to the charitable trustee will be deemed to have been offered for sale to us or our designee at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the charitable trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date we or our designee accept such offer. We will have the right to accept such offer until the charitable trustee has sold the shares held in the charitable trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the charitable trustee will distribute the net proceeds of the sale to the purported transferee. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. The charitable trustee may pay the amount of such reduction to the charitable beneficiary.

Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to our charter, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 10 business days prior written notice, and shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The ownership limits do not apply to a person or persons which our board of directors has, in its sole discretion, determined to exempt (prospectively or retroactively) from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned and other information related to such ownership.

Distributions

We intend to continue to make distributions on a monthly basis following the end of each calendar month. We intend to use monthly record dates and, thus, monthly distribution accruals. However, we reserve the right to adjust the periods during which distributions accrue and are paid. Until the net proceeds from our public offerings are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations or funds from operations to fully fund distributions. Therefore, some or all of our distributions are expected to be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which may include borrowings and net proceeds from primary shares sold in this offering, proceeds from the issuance of shares pursuant to our distribution reinvestment plan, cash resulting from a waiver or deferral of fees or expense reimbursements otherwise payable to the Advisor or its affiliates, cash resulting from the Advisor or its affiliates paying certain of our expenses, proceeds from the sales of assets, and from our cash balances. There is no limit on distributions that may be paid from any of these sources, however, our Advisor and its affiliates are under no obligation to defer or waive fees in order to support our distributions. Our charter does not prohibit our use of such sources to fund distributions.

Each year, we must make distributions, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute with respect to each year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for such year, and any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. See “Material U.S. Federal Income Tax Considerations—Distribution Requirements.” Distributions will be authorized at the discretion of our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board. Our board’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, and because our board may take various factors into consideration in setting distributions, distributions may not reflect our income earned in any particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We are authorized to borrow money, issue new securities or sell assets in order to make distributions. There are no restrictions on the ability of our Operating Partnership to transfer funds to us. The use of sources other than cash flows from operating activities to fund distributions and the ultimate repayment of any liabilities incurred, as well as the payment of distributions in excess of our funds from operations, or “FFO,” could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and potentially reduce your overall return and adversely impact and dilute the value of your investment in shares of our common stock, which would be reflected when we establish an estimated per share value of each class of our common stock. For a discussion of various risks relating to the payment and source of distributions, see “Risk Factors—Risks Relating to Investing in This Offering—The availability and timing of distributions to our stockholders is uncertain” and “—We may have difficulty funding our distributions with funds provided by cash flows from operating activities; therefore, we may use cash flows from financing activities, which may include borrowings and net proceeds from primary shares sold in this offering, proceeds from the issuance of shares under our distribution reinvestment plan, cash resulting from a waiver or deferral of fees by the Advisor, or other sources to fund distributions to our stockholders. The use of these sources to pay distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for operations and new investments and/or potentially impact the value or result in dilution of your investment by creating future liabilities, reducing the return on your investment or otherwise.”

Amounts available for distributions will be affected by our expenses, including any fees paid and distributions made to the Advisor and any of its affiliates. The amounts available for distributions will also be affected by any redemption payments made pursuant to our share redemption program or any distributions made to the holders of the OP Units or Special Units.

We are not prohibited from distributing securities in lieu of making distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. The receipt of marketable securities in lieu of distributions may cause stockholders to incur transaction expenses in liquidating the securities. It is not currently intended that the shares of our common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. Shares of our common stock are not readily marketable.

In connection with a distribution to our stockholders, our board intends to authorize a monthly distribution of a certain dollar amount per share of our common stock before or on the first day of each calendar quarter for the months in such quarter. We will then calculate each stockholder’s specific distribution amount for the month using monthly record dates and your distributions will accrue on the first record date after you become a record owner of our common stock, subject to our board of directors declaring a distribution for record owners as of such date. We accrue the amount of declared distributions as a liability on the record date, and such liability will be accounted for when we determine the NAV.

The ongoing distribution fees payable with respect to Class T shares and Class W shares sold in the primary offering are allocated on a class-specific basis and borne by all holders of the applicable class. The allocation of ongoing distribution fees on a class-specific basis results in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation procedures, the class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of each of our share classes is different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. See “Net Asset Value Calculation and Valuation Procedures” for more information.

We intend to continue to accrue and make distributions on a regular basis. For the year ended December 31, 2020, approximately 1.4% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 98.6% of our total gross distributions were funded from sources other than cash flows from operating activities; specifically 20.2% of our total gross distributions were paid from cash provided by expense support from the Advisor, 28.6% of our total gross distributions were funded with proceeds from financing activities and 49.8% of our total gross distributions were funded with proceeds from the issuance of shares under our distribution reinvestment plan. For the year ended December 31, 2019, approximately 8.9% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 91.1% of our total gross distributions were funded from sources other than cash flows from operating activities; specifically 30.2% of our total gross distributions were paid from cash provided by expense support from the Advisor, 10.9% of our total gross distributions were funded with proceeds from financing activities and 50.0% of our total gross distributions were funded with proceeds from the issuance of shares under our distribution reinvestment plan. Some or all of our future distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which include borrowings (including borrowings secured by our assets), proceeds from the issuance of shares pursuant to our distribution reinvestment plan, proceeds from sales of assets, cash resulting from a waiver or deferral of fees otherwise payable to the Advisor or its affiliates, interest income from our cash balances, and the net proceeds from primary shares sold in this offering. We have not established a cap on the amount of our distributions that may be paid from any of these sources. The amount of any distributions will be determined by our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board.

For the first quarter of 2021, our board of directors authorized monthly distributions to all common stockholders of record as of the close of business on the last business day of each month for the first quarter of 2021, or January 29, 2021, February 26, 2021, and March 31, 2021 (each a “distribution record date”). The distributions were authorized at a quarterly rate of (i) $0.13625 per Class I share of common stock and (ii) $0.13625 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable monthly with respect to such Class T shares and Class W shares. This quarterly rate is equal to a monthly rate of (i) $0.04542 per Class I share of common stock and (ii) $0.04542 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable with respect to such Class T shares and Class W shares. Distributions for each month of the fourth quarter of 2020 have been or will be paid in cash or reinvested in shares of our common stock for those electing to participate in our distribution reinvestment plan following the close of business on the respective distribution record date applicable to such monthly distributions.

There can be no assurances that the current distribution rate or amount per share will be maintained. In the near-term, we expect that we may need to continue to rely on sources other than cash flows from operations, as determined on a GAAP basis, to pay distributions, which if insufficient could negatively impact our ability to pay distributions.

The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the quarters ended as of the dates indicated below:

	Source of Distributions
	Provided		Provided							Total Cash
	by		by		Proceeds		Proceeds			Flows from
	Expense		Operating		from Financing		from		Gross	Operating
($ in thousands)	Support(1)		Activities		Activities		DRIP(2)		Distributions(3)	Activities
2020
December 31	$—	—%	—	—%	$9,389	50.2%	$9,315	49.8%	$18,704	$ (3,438)
September 30	—	—	344	2.0	8,209	48.3	8,451	49.7	17,004	344
June 30	7,904	50.3	—	—	—		7,812	49.7	15,716	16,854
March 31	4,534	44.6	547	5.4	—		5,077	50.0	10,158	1,816
Total	$12,438	20.2%	891	1.4%	$17,598	28.6%	$30,655	49.8%	$61,582	$15,576
2019
December 31	$947	14.8%	$—	—%	$2,216	34.6%	$3,242	50.6%	$6,405	$(2,147)
September 30	1,776	31.2	1,057	18.5	—	—	2,866	50.3	5,699	4,019
June 30	2,120	45.2	256	5.5	—	—	2,319	49.4	4,695	957
March 31	1,295	36.6	503	14.2	—	—	1,744	49.2	3,542	3,624
Total	$6,138	30.2%	$1,816	8.9%	$2,216	10.9%	$10,171	50.0%	$20,341	$6,453

(1)	For the years ended December 31, 2020 and 2019, the Advisor provided expense support of $13.5 million and $6.1 million, respectively. Expense support from the Advisor used to pay distributions is presented above without the effect of our reimbursements to the Advisor of previously deferred fees and other expenses. We reimbursed the Advisor $13.5 million and $13.6 million during the years ended December 31, 2020 and 2019, respectively. See “Compensation to the Advisor and its Affiliates—Expense Support Agreement” for further detail on the expense support provided for the year ended December 31, 2020.
(2)	Stockholders may elect to have distributions reinvested in shares of our common stock through our distribution reinvestment plan.
(3)	Gross distributions are total distributions before the deduction of any distribution fees relating to Class T shares and Class W shares issued in the primary portion of our prior public offerings.

For the year ended December 31, 2020 and the year ended December 31, 2019, our cash flows provided by operating activities on a GAAP basis were $15.6 million and $6.5 million, respectively, as compared to our aggregate total gross distributions declared (which are paid in cash or reinvested in shares issued pursuant to our distribution reinvestment plan) of $61.6 million and $20.3 million, respectively.

In addition to cash distributions, our board of directors authorized special daily stock dividends to all common stockholders of record as of the close of business on each day for the first, second and third quarters of 2017 in an amount equal to 0.0000410959 of a share of common stock on each outstanding share of common stock. These special stock dividends were issued as additional shares of the same class of our common stock as the shares to which the stock dividends related. The special stock dividends were issued and recorded in our stockholder records on or about the first business day of the calendar month immediately following the last day of the applicable calendar quarter. Stock dividends for each stockholder were calculated for each day the stockholder had been a stockholder of record during such quarter. In addition to the special stock dividends, our board of directors authorized the issuance of a stock dividend to all holders of Class T shares, whereby each Class T shareholder of record as of the close of business on September 29, 2017 received 50 Class W shares. This stock dividend was issued following the close of business on October 2, 2017.

Distribution Reinvestment Plan

Our distribution reinvestment plan allows you to have your distributions attributable to the class of shares owned reinvested in additional shares of the same class. A copy of our distribution reinvestment plan is included as

Appendix B to this prospectus. You may choose to enroll as a participant in our distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after acceptance of your written notice.

The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price in effect on the distribution date. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Stockholders do not pay selling commissions, dealer manager fees or distribution fees on shares purchased pursuant to the distribution reinvestment plan. Because the distribution fees are allocated on a class-specific basis and are borne by all holders of the applicable class, they reduce distributions with respect to our Class T and Class W shares, including shares issued under the distribution reinvestment plan with respect to such share classes. Shares acquired under the distribution reinvestment plan entitle the participant to the same rights and will be treated in the same manner as shares of that class purchased in this offering.

We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our stockholders, provided that notice of any material amendment is sent to participants at least 10 days prior to the effective date of that amendment. Our board of directors may amend, suspend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior notice to participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants. Participation in the plan may also be terminated with respect to any person to the extent that a reinvestment of distributions in shares of our common stock would cause the share ownership limitations contained in our charter to be violated. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash.

If a stockholder elects to participate in the distribution reinvestment plan, the stockholder will be treated as receiving, in lieu of the reinvested distribution, a distribution of additional shares of the same class of common stock on which the distribution is made. If the stockholder is subject to federal income taxation, the stockholder will be treated for federal income tax purposes as if he or she has received a dividend, to the extent of our current and accumulated earnings and profits, in an amount equal to the fair value on the relevant distribution date of the shares of the class of common stock purchased with the reinvested distributions, and will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend in which event the appropriate portion of the distribution will be treated as long-term capital gain to the extent the distribution does not exceed our current and accumulated earnings and profits. See “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders” and “Material U.S. Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Stockholders.” However, the tax consequences of participating in our distribution reinvestment plan will vary depending upon each participant’s particular circumstances and you are urged to consult your own tax advisor regarding the specific tax consequences to you of participation in the distribution reinvestment plan.

All material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax information with respect to income earned on shares under the plan for the calendar year, will be provided to the stockholders at least annually. Each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at any time after receiving this information.

Holders of OP Units may also participate in the distribution reinvestment plan and have cash otherwise distributable to them by the Operating Partnership invested in shares having the same class designation as the class of OP Units to which the distribution is attributable at a price equal to the transaction price in effect on the distribution date.

Our charter requires that all material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax consequences, will be provided to the stockholders at least annually. Our charter requires that each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at least annually after receiving this information. These charter provisions may not be amended without the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

Share Redemption Program

We expect that there will be no regular secondary trading market for shares of our common stock. While you should view your investment as long term with limited liquidity, we have adopted a share redemption program applicable to all shares of our common stock, whereby stockholders may receive the benefit of limited liquidity by presenting for redemption to us all or any portion of those shares in accordance with the procedures and subject to certain conditions and limitations described below. All references herein to classes of shares of our common stock do not include the OP Units issued by our Operating Partnership, unless the context otherwise requires.

Due to the illiquid nature of investments in real property, we may not have sufficient liquid resources to fund redemption requests. In addition, we have established limitations on the amount of funds we may use for redemptions and the amount of shares that may be redeemed. See “—Redemption Limitations” below. Further, our board of directors has the right to modify, suspend or terminate our share redemption program if it deems such action to be in the best interest of our stockholders.

A stockholder’s request for redemption in accordance with any of the special treatment described below in the event of the death or qualifying disability of a stockholder must be submitted within 18 months of the death of the stockholder or the initial determination of the stockholder’s disability (which we define as such term is defined in Section 72(m)(7) of the Code), as further described below.

There is no fee in connection with a redemption of shares of our common stock.

For the year ended December 31, 2020, we received eligible redemption requests for approximately 0.5 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $4.9 million, or an average price of $9.87 per share. For the year ended December 31, 2019, we received eligible redemption requests for approximately 0.2 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $2.3 million, or an average price of $9.81 per share.

You may request that we redeem shares of our common stock through your financial advisor or directly with our transfer agent. We will generally adhere to the following procedures relating to the redemption of shares of our common stock:

●	Under our share redemption program, to the extent we choose to redeem shares in any particular month we will only redeem shares as of the last calendar day of that month (a “Redemption Date”). To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. Redemption requests received and processed by our transfer agent will be effected at a redemption price equal to the transaction price on the applicable Redemption Date, subject to any Early Redemption Deduction. Although the transaction price for shares of our common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the Redemption Date may be significantly different. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.
●	A stockholder may withdraw his or her redemption request by notifying the transfer agent, directly or through the stockholder’s financial intermediary, on our toll-free, automated telephone line, (888) 310-9352. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Redemption requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

●	If a redemption request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the purchase order will be executed, if at all, on the next month’s Redemption Date at the transaction price applicable to that month (subject to any Early Redemption Deduction), unless such request is withdrawn prior to the redemption. Redemption requests received and processed by our transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.
●	Redemption requests may be made by mail or by contacting your financial intermediary, both subject to all of the conditions set forth in our share redemption program. If making a redemption request by contacting your financial intermediary, your financial intermediary may require you to provide certain documentation or information. If making a redemption request by mail to the transfer agent, you must complete and sign a redemption authorization form, which is available on our website. Written requests should be sent to the transfer agent at the following address:

For regular mail:	For overnight deliveries:
DST Systems, Inc.	DST Systems, Inc.
PO Box 219079	430 West 7th Street, Suite 219079
Kansas City, Missouri 64121-9079	Kansas City, Missouri 64105
Toll Free Number: (888) 310-9352

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

●	For processed redemptions, stockholders may request that redemption proceeds are to be paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the transfer agent for at least 30 days.
●	Processed redemptions of more than $100,000 will be paid only via ACH or wire transfer. For this reason, stockholders who own more than $100,000 of our common stock must provide bank instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 of our common stock may also receive redemption proceeds via ACH or wire transfer, provided the payment amount is at least $2,500. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating your bank or brokerage account on file. Funds will be sent only to U.S. financial institutions (ACH network members).
●	A medallion signature guarantee may be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. We may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $500,000; (2) you wish to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; or (3) our transfer agent cannot confirm your identity or suspects fraudulent activity.

●	If a stockholder has made multiple purchases of shares of our common stock, any redemption request will be processed on a first in/first out basis unless otherwise requested in the redemption request.
●	If we receive a request from a stockholder for redemption of all of the stockholder’s shares of our common stock and the stockholder is a participant in our distribution reinvestment plan, we will terminate the stockholder’s participation in the distribution reinvestment plan.

Minimum Account Redemptions

In the event that any stockholder fails to maintain the minimum balance of $2,000 of shares of our common stock, we may redeem all of the shares held by that stockholder at the redemption price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any Early Redemption Deduction. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Minimum account redemptions are subject to an Early Redemption Deduction.

Sources of Funds for Redemptions

We may, in the Advisor’s discretion, after taking the interests of our company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy redemption requests, subject to the limitation on the amount of funds we may use described below under “—Redemption Limitations.” Potential sources of funding redemptions include, but are not limited to, cash on hand, cash available from borrowings, cash from the sale of shares of our common stock and cash from liquidations of investments, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, distributions to stockholders, purchases of real property, debt-related or other investments or redemption of OP Units.

Although the vast majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, we intend to maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from the Offering and/or sales of our assets.

This share redemption program may limit our ability to make new investments or increase the current distribution rate if we experience redemption demand in excess of capacity over any two-year period. This share redemption program requires that if during any consecutive 24-month period (the “Pro-Rata Period”), we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all investable assets to satisfy redemption requests (subject to the limitations under this program) until all outstanding requests are satisfied. “Investable assets” includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserve associated with costs in the normal course of owning, operating and selling real estate, debt service, redemption of holders of OP Units, repayment of debt, debt financing costs, current or anticipated debt covenants associated with existing debt, funding commitments related to real estate (provided that, any such funding commitments related to the acquisition of property were made prior to the second half of the Pro-Rata Period), master lease payments pursuant to the DST Program, general and administrative expenses, organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries (provided that any such obligation, other than an immaterial obligation or an obligation or change requested by a federal or state regulatory body, existed prior to such Pro-Rata Period), obligations imposed by law, regulations, courts or arbitration, or distributions (whether for stockholders or other investors in the company or its subsidiaries) or establishment of an adequate liquidity reserve as determined by our board of directors. The Advisor will also defer the performance component of its advisory fee until all redemption requests are satisfied. Furthermore, our board of directors and management will consider additional ways to improve stockholder liquidity through this share redemption program or otherwise. The purpose of this provision is to use all available investable assets to satisfy redemption requests in such a situation as described above. Exceptions to the limitations of this paragraph may be made to complete like-kind exchanges under Section 1031 of the Code necessary to avoid adverse tax consequences, or to take actions necessary to maintain our qualification as a REIT under the Code.

Redemption Limitations

We may redeem fewer shares than have been requested in any particular month to be redeemed under this share redemption program, or none at all, in our discretion at any time. The total amount of aggregate redemptions of Class T, Class W, and Class I shares (based on the price at which the shares are redeemed) will be limited for each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and for each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares redeemed at the end of the month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this share redemption program, as applicable.

With respect to the limitations described above, (i) provided that this share redemption program has been operating and not suspended for the first month of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for that month will carry over to the second month and (ii) provided that this share redemption program has been operating and not suspended for the first two months of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the redemption of shares with aggregate value (based on the redemption price per share for the month the redemption is effected) in excess of 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter (provided that for these purposes redemptions may be measured on a net basis as described in the paragraph below).

We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term “net redemptions” means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). Thus, for any given calendar quarter, the maximum amount of redemptions during that quarter will be equal to (1) 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter, plus (2) proceeds from sales of new shares in the Offering (including purchases pursuant to our distribution reinvestment plan) since the beginning of the current calendar quarter. The same would apply for a given month, except that redemptions in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis. With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to “gross redemptions,” i.e., without netting against capital inflows, rather than to net redemptions. If redemptions for a given month or quarter are measured on a gross basis rather than on a net basis, the redemption limitations could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter. In order for our board of directors to change the application of the allocations and limitations from net redemptions to gross redemptions or vice versa, we will provide notice to stockholders in a prospectus supplement or current or periodic report filed by us, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure redemptions on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.

If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.

Material Modification, Suspension and Termination

As described above, should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of the company as a whole, we may choose to redeem fewer shares in any particular month than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. Material modifications to the share redemption program, including, without limitation, any amendment to the limitations on redemptions, as well as the suspension or termination of the share redemption program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report filed by us. Material modifications will also be disclosed on our website. In addition, we may determine to suspend the share redemption program due to regulatory changes, changes in law or if we become aware of undisclosed material information that we believe should be publicly disclosed before shares are redeemed. Once the share redemption program has been suspended, our board of directors must affirmatively authorize the recommencement of the program before stockholder requests will be considered again. Our share redemption program will be immediately terminated if our shares of common stock are listed on a national securities exchange or if a secondary market is otherwise established. Any modification, suspension or termination of our share redemption program will not affect the rights of holders of OP Units to cause us to redeem their OP Units pursuant to the Operating Partnership Agreement.

Early Redemption Deduction

There is no minimum holding period under this share redemption program and stockholders can request that we redeem their shares at any time. However, subject to limited exceptions, shares of our common stock that have not been outstanding for at least one year will be redeemed at 95% of the transaction price. This deduction is referred to as the “Early Redemption Deduction.”

Shares of our common stock acquired through the redemption of OP Units will not be subject to the Early Redemption Deduction. The Early Redemption Deduction will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. We may, from time to time, waive the Early Redemption Deduction in the following circumstances:redemptions resulting from death or qualifying disability;

●	in the event that a stockholder’s shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance;
●	or with respect to shares purchased through our distribution reinvestment plan or received from us as a stock dividend.

In addition, the Early Redemption Deduction may not apply to transactions initiated by the trustee or advisor to a donor-advised charitable gift fund, collective trust fund, common trust fund, fund of fund(s) or other institutional accounts, strategy funds or programs if we determine, in our sole discretion, such account, fund or program has an investment strategy or policy that is reasonably likely to control short-term trading. Further, shares of our common stock may be sold to certain employer sponsored plans, bank or trust company accounts and accounts of certain financial institutions or intermediaries for which we may not apply the Early Redemption Deduction to the underlying stockholders, often because of administrative or systems limitations. The Early Redemption Deduction also will not apply to shares taken by the Advisor or Sponsor in lieu of fees or expense reimbursements under the Advisory Agreement or Operating Partnership Agreement, though such shares will not be eligible for redemption under this program until six months after their issue date.

The Early Redemption Deduction will also not apply in certain situations following the departure of certain key persons to our company, unless replaced as described below. The currently designated key persons are Rajat Dhanda, Brian R. Lange, Dwight L. Merriman III, Jeffrey W. Taylor, and Evan H. Zucker, and any individual appointed by a majority of our independent directors to replace such key persons as described below. If two or more of such key persons have died, resigned, been removed, become disabled (meaning the earlier of (a) the date on which a key person’s healthcare provider states in writing that that such key person will be unable, or can reasonably be expected to be unable, to perform the essential functions of his/her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness or injury for a period of at least 60 consecutive days, or (b) the 60th consecutive day in which such key person has actually been unable to perform the essential functions of his/her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness or injury), or are otherwise unable or unwilling to exercise the authority and discharge those day-to-day management responsibilities with respect to our company as are currently exercised and discharged by such key persons, and our independent directors have not, within 60 days of such situations having arisen with respect to two more of such key persons, approved the appointment of one or more replacements who will fulfill substantially all of the duties of at least all but one of such key persons (meaning one key person position may remain unfilled for longer than 60 days) (a “Key Person Triggering Event”), then the Early Redemption Deduction will be waived with respect to all shares purchased prior to the expiration of five business days after the public disclosure of the occurrence of such Key Person Triggering Event (“Exempt Shares”) from the time the Key Person Triggering Event is publicly disclosed until the completion of three full calendar months; provided, that if not all properly submitted redemption requests are satisfied during such three full calendar months, then such Early Redemption Deduction waiver for Exempt Shares will continue until there has been a subsequent calendar month in which all properly submitted redemption requests were satisfied. We will publicly disclose a Key Person Triggering Event and the associated waiver of the Early Redemption Deduction promptly upon its occurrence, and also promptly publicly disclose when the associated waiver of the Early Redemption Deduction has ended. Any such public disclosure will be made to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website.

From time to time, our board of directors may authorize waivers of the Early Redemption Deduction for specified periods of time with respect to future redemptions for all investors upon the occurrence of specific circumstances other than personal circumstances (e.g. significant corporate changes, natural disasters) that it determines, in its sole discretion, do not raise concerns over short-term trading. Any such waivers will be publicly disclosed promptly following their approval. Any such waivers will apply to all investors and apply on a prospective basis only, and will remain effective for at least three full monthly redemption periods. Any such public disclosure will be made to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website. Our board of directors has authorized such a waiver of the Early Redemption Deduction for shares redeemed from February of 2021 through at least the end of September of 2021, regardless of whether they have been outstanding for less than one year.

Redemptions In the Event of Death or Disability

As set forth above, we may waive certain of the terms and requirements of our share redemption program in respect of the redemption of shares resulting from the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. We must receive the written redemption request within 18 months after the death of the stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Furthermore, as set forth above, we may waive certain of the terms and requirements of our share redemption program in respect of the redemption of shares held by a stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Code), subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. We must receive the written redemption request within 18 months of the initial determination of the stockholder’s disability in order for the stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders acquires a qualifying disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon disability does not apply.

Items of Note

When you make a request to have shares redeemed, you should note the following:

●	if you are requesting that some but not all of your shares be redeemed, keep your balance above $2,000 to avoid minimum account redemption, if applicable;
●	you will not receive interest on amounts represented by uncashed redemption checks;
●	under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld; and
●	all shares of our common stock requested to be redeemed must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for redemption are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to redeem any shares subject to the lien.

IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or redeemed. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the redemption form or calling our customer service number at (888) 310-9352, we will utilize the first-in-first-out method.

The federal income tax consequences to you of participating in our share redemption program will vary depending upon your particular circumstances, and you are urged to consult your own tax advisor regarding the specific tax consequences to you of participation in our share redemption program.

You will not relinquish your shares until we redeem them. The shares we redeem under our share redemption program will be cancelled and will have the status of authorized but unissued shares. We will not resell such shares to the public unless such sales are first registered with the SEC under the Securities Act and under appropriate state securities laws or are exempt under such laws.

The transaction price approved by our board of directors in the future may be higher or lower than the most recently disclosed transaction price. The transaction price is not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amount if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amount upon our liquidation or sale; (iii) shares of our common stock would trade at such per share amount on a national securities exchange; or (iv) a third party would offer such per share amount in an arm’s-length transaction to purchase all or substantially all of our shares of common stock.

Mail and Telephone Instructions

We and our transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if they reasonably believe that such instructions were genuine. We and our transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record no later than five days following execution of the instruction. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the stockholder, or its agent, should contact his, her or its financial advisor as well as our transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve us, our transfer agent and the financial advisor of any liability with respect to the discrepancy.

Liquidity Events

The purchase of shares of our common stock is intended to be a long term investment and we do not anticipate that a secondary trading market will develop. Therefore, it will be very difficult for you to sell your shares of common stock promptly or at all, and any such sales may be made at a loss. On a limited basis, you may be able to have your shares redeemed through our share redemption program. While we may consider a Liquidity Event at any time in the future, we currently do not have a fixed time frame in which we intend to undertake such consideration and we are not obligated be our charter or otherwise to effect a liquidity event at any time. There can be no assurance that we will ever pursue a Liquidity Event. We believe that our structure as a non-exchange traded REIT with no targeted liquidity window will allow us to acquire and manage our investment portfolio in a more active and flexible manner. We expect the structure to be beneficial to your investment, as we will not be limited by a pre-determined operational period and the need to provide a Liquidity Event at the end of that period. For purposes hereof, "Liquidity Event" includes, but is not limited to: (i) a listing of our common stock on a national securities exchange; (ii) our sale, merger or other transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company; and (iii) the sale of all or substantially all of our assets where our stockholders either receive, or have the option to receive, cash or other consideration.

Business Combinations

Under the Maryland General Corporation Law, certain business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the Maryland General Corporation Law if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Should our board of directors opt in to the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The Maryland General Corporation Law provides that a holder of Control Shares of a Maryland corporation acquired in a Control Share acquisition have no voting rights with respect to such shares except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control Shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

●	One-tenth or more but less than one-third;
●	One-third or more but less than a majority; or
●	A majority or more of all voting power.

Control Shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “Control Share acquisition” means the acquisition of issued and outstanding Control Shares. Once a person who has made or proposes to make a Control Share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the Control Shares at the meeting or if the acquiring person does not deliver an “Acquiring Person Statement” for the Control Shares as required by the statute, the corporation may redeem any or all of the Control Shares for their fair value, except for Control Shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the Control Shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for Control Shares are considered and not approved, or, if no such meeting is held, as of the date of the last Control Share acquisition by the acquirer.

If voting rights for Control Shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the Control Share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a Control Share acquisition.

The Control Share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the Control Share provisions of the Maryland General Corporation Law will not apply to any acquisition by any person of shares of our stock, but our board of directors retains the discretion to change this provision in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law, which we refer to as “Subtitle 8,” permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

●	A classified board;
●	A two-thirds vote requirement for removing a director;
●	A requirement that the number of directors be fixed only by vote of the directors;
●	A requirement that a vacancy on the board be filled only by the remaining directors and, if the board is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and
●	A majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in our board of directors the exclusive power to fix the number of directorships provided that the number is not less than three. We have not elected to be subject to the other provisions of Subtitle 8.

Restrictions on Roll-Up Transactions

In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of our company and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our assets from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with the Advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by us. If the appraisal will be included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal will be filed with the SEC and the states in which the securities are being registered as an exhibit to the registration statement for the offering. Our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. We will include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote against the proposal a choice of:

●	accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or
●	one of the following:
●	remaining stockholders and preserving their interests in us on the same terms and conditions as existed previously; or
●	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed roll-up transaction:

●	which would result in common stockholders having democracy voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the charter and our dissolution;
●	which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;
●	in which our common stockholders’ rights to access of records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our charter and described in “—Meetings, Special Voting Requirements and Access To Records” above; or
●	in which we would bear any of the costs of the roll-up transaction if our common stockholders reject the roll-up transaction.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholder may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other matter and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Forum for Certain Litigation

Our bylaws provide that the Circuit Court for Baltimore City, Maryland, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or employee of the Company to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law or our charter or bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Company who commences such an action shall cooperate in a request that the action be assigned to the court’s Business and Technology Case Management Program. This choice of forum provision will not apply to claims arising under the Securities Act or the Exchange Act.

Reports to Stockholders

Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

●	Financial statements which are prepared in accordance with GAAP (or the then required accounting principles) and are audited by our independent registered public accounting firm;
●	The ratio of the costs of raising capital during the year to the capital raised;
●	The aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any affiliate of the Advisor by us or third parties doing business with us during the year;
●	Our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;
●	A report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
●	Separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and the Advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain material U.S. federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as:

●	insurance companies:
●	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Holders of Our Common Stock—Taxation of Tax-Exempt Stockholders” below);
●	financial institutions or broker dealers;
●	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Holders of Our Common Stock—Taxation of Non-U.S. Stockholders” below);
●	U.S. expatriates;
●	persons who mark-to-market our common stock;
●	subchapter S corporations;
●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
●	regulated investment companies and REITs;
●	trusts and estates;
●	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
●	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
●	persons subject to the alternative minimum tax provisions of the Code; and
●	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

REIT Qualification

We were organized on August 12, 2014 as a Maryland corporation. We made the election to be taxed as a REIT for federal income tax purposes, beginning with our taxable year ended December 31, 2017 (by filing our U.S. federal income tax return for such year). We believe that, commencing with such taxable year, we have been organized and have operated in a manner as to qualify as a REIT for federal income tax purposes and we intend to continue to operate in accordance with the requirements for qualification as a REIT under the Code. Although we intend to operate in such manner, no assurances can be given that we will be successful in qualifying as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, we have received an opinion from Morrison & Foerster LLP that, commencing with our taxable year ended December 31, 2017, we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. The opinion of Morrison & Foerster LLP speaks as of the date issued, and is based on various assumptions, representations and covenants relating to our organization and operation, including the nature of our gross income and assets, the amount of distributions that we pay, the composition of our stockholders, and various other requirements relating to our qualification as a REIT. In addition, Morrison & Foerster LLP’s opinion is based on existing federal income tax law regarding qualification as a REIT, which is subject to change either prospectively or retroactively.

While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Morrison & Foerster LLP or by us that we will so qualify for any particular year. Morrison & Foerster LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Further, as of the date of this prospectus, we have not obtained an advance ruling from the IRS regarding any matter discussed in this prospectus. Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code related to our income and assets, the compliance with which will not be reviewed by Morrison & Foerster LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

We may own an equity interest in one or more entities that will elect to be treated as REITs (each such entity a “Subsidiary REIT”). Each such Subsidiary REIT will be subject to, and must satisfy, the same requirements that we must satisfy in order to qualify as a REIT. Discussions of our qualification under the REIT rules and the consequences of a failure to so qualify, also apply to each of the Subsidiary REITs.

Taxation of REITs in General

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders, provided such distribution qualifies for the deduction for dividends paid. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. Even if we qualify as a REIT, we will be subject to federal tax in the following circumstances:

●	We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
●	We will pay income tax at the highest corporate rate on:
●	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and
●	other non-qualifying income from foreclosure property.
●	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.
●	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under”—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:
●	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by
●	a fraction intended to reflect our profitability.
●	If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
●	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders), would receive a credit or refund for its proportionate share of the tax we paid and would increase the adjusted basis of its shares by the excess of the amount deemed distributed over the proportionate share of the tax paid.
●	We may be subject to a 100% excise tax on transactions with any Taxable REIT Subsidiary (“TRS”) that are not conducted on an arm’s-length basis.
●	In the event we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 21%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
●	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
●	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset, provided that no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:
●	The amount of gain that we recognize at the time of the subsequent sale or disposition, and
●	The amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
●	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”
●	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS we form will be subject to federal, state and local corporate income tax on its taxable income.

We and our Subsidiary REITs could recognize deferred tax liabilities in the future. Deferred tax liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and tax liabilities attributable to taxable income for which we will not receive cash. In addition, notwithstanding their status as REITs, (i) Subsidiary REITs may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner in which they are treated for federal income tax purposes, (ii) Subsidiary REITs will be subject to the federal income taxes applicable to REITs, as described herein, and (iii) we and/or the Subsidiary REITs also could be subject to tax in other situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet the above requirements 1, 2, 3, 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 have applied to us beginning with our taxable year ended December 31, 2018. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that, commencing with such taxable year, we have been organized and have operated in a manner as to qualify as a REIT for federal income tax purposes and we intend to continue to operate in accordance with the requirements for qualification as a REIT under the Code. Although we intend to operate in such manner, no assurances can be given that we will be successful in qualifying as a REIT.

We made the election to be taxed as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 2017, and believe that we have met, and will continue to meet the requirements for qualification as a REIT. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in 5 and 6 above. See “Description of Capital Stock—Restriction on Ownership of Shares of Capital Stock.” We are required to maintain records disclosing the actual ownership of common stock in order to monitor our compliance with the share ownership requirements. To do so, we are required to demand written statements each year from the record holders of certain minimum percentages of our shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include distributions that we pay in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of our shares and certain other information. The restrictions in our charter, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, we will not qualify as a REIT.

Effect of Subsidiary Entities

Subsidiary REITs. As discussed above, we may indirectly or directly own interests in one or more Subsidiary REITs. We believe that each such Subsidiary REIT will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these Subsidiary REITs were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify” below, and (ii) our interest in such Subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership of securities of corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—Asset Tests” below. If any of the Subsidiary REITs were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting stock test and the 10% value test with respect to our indirect interest in such entity, in which event we too would fail to qualify as a REIT, unless we could avail ourselves of certain relief provisions.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS or REIT subsidiary, all of the stock of which is owned by the REIT directly and/or indirectly through other wholly-owned subsidiaries that are disregarded for tax purposes. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income, or engage in other activities, that would not comply with the requirements for qualification as a REIT if earned or undertaken directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income to the extent of the TRS’s current and accumulated earnings and payments, or, if in excess thereof, to the extent such amounts exceed our basis in the shares of the TRS. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Effective for taxable years beginning after December 31, 2017 not more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT, or the REIT’s customers, that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities, or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if (i) such rights are provided to an “eligible independent contractor”(as described below) to operate or manage a health care facility or lodging facility, (ii) such rights are held by the TRS as a franchisee, licensee, or in a similar capacity, and (iii) such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Other than rent received from a TRS that uses health care facilities or lodging facilities for the REIT, rent that we receive from a TRS with respect to other real property will qualify as “rents from real property” for purposes of the gross income requirements applicable to REITs as described below so long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party customers, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other customers of the property for comparable space, as described in further detail below under “—Gross Income Tests—Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

●	rents from real property;
●	interest on debt secured by mortgages on real property, or on interests in real property;
●	dividends or other distributions on, and gain from the sale of, shares in other REITs;
●	gain from the sale of real estate assets;
●	income and gain derived from foreclosure property; and
●	income derived from the temporary investment in stock and debt instruments purchased with the proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Any gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests, but is subject to a special tax at a rate of 100%. In addition, income and gain from certain “hedging transactions” that we enter into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets, and that are clearly and timely identified as such, will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

●	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

●	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a customer from whom we receive rent, other than a TRS.
●	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the portion of the rent that is attributable to personal property will not qualify as rents from real property.
●	Fourth, we generally must not operate or manage our real property or furnish or render services to our customers, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our customers, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the customers’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the customers of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1.0% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our customers without tainting our rental income for the related properties.

In order for the rent paid under our leases to constitute qualifying “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our Operating Partnership and its subsidiaries receive from our leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we might not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. First, rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

●	are fixed at the time the leases are entered into;
●	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and
●	conform with normal business practice.

More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.

In addition, in order for rents that we receive to be qualifying income for purposes of the REIT gross income tests, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We anticipate that all of our properties will be leased to third parties which do not constitute related party customers. In addition, our charter prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Accordingly, we generally do not expect to own, actually or constructively, 10% or more of any lessee. However, because the constructive ownership rules are broad and it is not possible to continually monitor all direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to constructively own 10% or more of a lessee in a particular case.

As described above, we may own up to 100% of the shares of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own, directly or indirectly, more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this or other exceptions that permit certain rents from a TRS to be treated as qualifying rents for purposes of the REIT income tests.

The rent attributable to the personal property leased in connection with the lease of a property also must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year, or the “personal property ratio.” With respect to each of our leases, we believe either that the personal property ratio will be less than 15%, or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

We cannot furnish or render noncustomary services to the customers of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our customers, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the customers’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the customers of a property, other than through an independent contractor or TRS, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1.0% of our income from the related property. We may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our customers without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party customer or fails to qualify for the exceptions to the related party customer rule for qualifying TRSs or (iii) we furnish noncustomary services to the customers of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from such leases would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

●	an amount that is based on a fixed percentage or percentages of receipts or sales; and
●	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We expect that any investments we may make in mortgage loans will generally be treated as being secured by mortgages on real property or interests in real property such that the gross interest income generated thereon qualifies for the 75% income test. However, for purposes of the income tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such gross interest income will not qualify under the 75% income test.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests. Dividends from, and gain on the sale of interests in, any of our Subsidiary REITs will qualify for purposes of both gross income tests.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Gain from the sale of foreclosure property is not subject to the 100% tax on prohibited transactions, as described below.

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

●	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent, on a lease of such property or on indebtedness that such property secured;
●	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
●	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or subsequently if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

●	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
●	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
●	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT does not derive or receive any income.

Hedging Transactions. From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means either (i) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made, or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property, and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test, and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless maintain our qualification as a REIT for that year if we are eligible for certain relief provisions. Those relief provisions are available if:

●	our failure to meet those tests is due to reasonable cause and not willful neglect; and
●	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with the requirements of certain Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

●	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;
●	U.S. government securities;
●	interests in real property, including leaseholds, and options to acquire real property and leaseholds;
●	interests in mortgage loans secured by real property;
●	stock in other REITs; and
●	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings, or through public offerings of debt that have at least a five-year term.

Second, of our investments that do not qualify for purposes of the 75% asset test described above, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets. This requirement is referred to as the 5% asset test.

Third, of our investments that do not qualify for purposes of the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or 10% of the value of any one issuer’s outstanding securities. These requirements are known as the 10% vote test and the 10% value test, respectively.

Fourth, effective as of January 1, 2018, no more than 20% of the value of our total assets may consist of the securities of issued by one or more of our TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test. This requirement is referred to as the 25% securities test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

●	“straight debt” securities, which are defined as a written unconditional promise to pay on demand, or on a specified date, a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1.0% of the issuer’s outstanding securities. However, “straight debt” securities may include debt subject to the following contingencies:
●	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% per annum, or 5% of the annual yield, or (ii) the aggregate issue price and the aggregate face amount of the issuer’s debt obligations held by us does not exceed $1 million, and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
●	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
●	any loan to an individual or an estate;
●	any “section 467 rental agreement,” other than an agreement with a related party customer;
●	any obligation to pay “rents from real property”;
●	certain securities issued by governmental entities;
●	any security issued by a REIT;
●	any debt instrument issued by an entity that is treated as a partnership for federal income tax purposes in which we are a partner, to the extent of our proportionate interest in the equity and debt securities of the partnership; and
●	any debt instrument issued by an entity that is treated as a partnership for federal income tax purposes and which not described in the preceding bullet points, if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We may enter into sale and repurchase agreements, pursuant to which we would nominally sell certain of our loan assets to a counterparty, and simultaneously enter into an agreement to repurchase the same assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We may make or invest in mezzanine loans. Certain of our mezzanine loans may qualify for the safe harbor contained in IRS Revenue Procedure 2003-65, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company, rather than in a direct mortgage on real property, will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test, and interest derived therefrom will be treated as qualified mortgage interest for purposes of the 75% gross income test, as described above. We may make or invest in some mezzanine loans that do not qualify for that safe harbor, and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset and income tests described above, although no assurance can be given that the IRS will not challenge our treatment of such loans.

We expect that any investments we may make in mortgage loans will generally be treated as qualifying real estate assets. However, for purposes of the asset tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not entirely clear how to determine what portion of such a loan will be treated as a real estate asset. The IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (2) the fair market value of the loan.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

●	we satisfied the asset tests at the end of the preceding calendar quarter; and
●	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1.0% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) file a description of each asset causing the failure with the IRS, and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests. However, there is no assurance that the IRS would not challenge our ability to satisfy these relief provisions.

Distribution Requirements

Each taxable year, in order to qualify as a REIT, we must make distributions, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

●	the sum of
●	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
●	90% of our after-tax net income, if any, from foreclosure property, minus
●	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular distribution payment date after such declaration, or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the distribution before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

●	85% of our REIT ordinary income for such year,
●	95% of our REIT capital gain income for such year, and
●	any undistributed taxable income from prior periods,

in such case we would then incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements, and, in general, to avoid corporate income tax as well as the 4% nondeductible excise tax.

It is possible that we may not have sufficient cash to meet the distribution requirements discussed above. This could result because of competing demands for funds, or because of timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in determining our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, raise funds through the issuance of additional shares of common stock or, if possible, pay taxable dividends in the form of our common stock or in debt securities.

In computing our REIT taxable income, we will use the accrual method of accounting. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land, and the current deductibility of fees paid to the Advisor or its affiliates. Were the IRS to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for distributions paid for the earlier year. Although we may be able to avoid entity-level income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction that we take for deficiency dividends.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, which is known as a “prohibited transaction.” We believe that none of our assets will be held primarily for sale to customers and that any sale of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor, which prevents a sale of property which is a real estate asset by a REIT from being treated as a prohibited transaction, applies if all of the following requirements are met:

●	the REIT has held the property for not less than two years;
●	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
●	either (i) during the year in question, the REIT did not make more than seven sales of property, other than of foreclosure property, or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year; provided that the average annual sales during the three year period that includes the year of the sale does not exceed 10%;
●	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
●	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will be able to avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the asset tests or the income tests as described above, based upon the asset we would be treated as holding or the income we would be treated as having earned, and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years, absent the availability of the deficiency dividend procedure, or might result in a larger portion of our distributions being treated as ordinary income to our stockholders.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for failures of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax, and any applicable alternative minimum tax, on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In such a case, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as dividend income which is “qualified dividend income” and which is taxed at favorable capital gain rates. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction, and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate that applies to dividends received from taxable C corporations. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether, in all circumstances, we would qualify for such statutory relief.

Tax Aspects of Our Investments in Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership. The discussion does not cover state or local tax laws, or any federal tax laws other than income tax laws.

Classification as a Partnership

We will include in our income our distributive share of the Operating Partnership’s income and will deduct our distributive share of the Operating Partnership’s losses provided that the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

●	is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and
●	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner or member) for federal income tax purposes. Our Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income consists of certain specified types of passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends. This exception is referred to as the “90% passive income exception”. Treasury Regulations, or the “PTP regulations,” provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors, or the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We and the Operating Partnership believe that the Operating Partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, we believe that the Operating Partnership presently qualifies for the Private Placement Exclusion. Even if the Operating Partnership were considered a publicly traded partnership under the PTP Regulations, the Operating Partnership should not be treated as a corporation for federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property.

We have not requested, and do not intend to request, a ruling from the IRS that our Operating Partnership will be classified as a partnership for federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership’s taxable income.

Income Taxation of the Operating Partnership and its Partners

Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the Operating Partnership.

Operating Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to the Operating Partnership’s Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as our contribution of cash to our operating partnership for operating units, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership’s existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership’s adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the Operating Partnership Agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest. The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (ii) increased by (a) our allocable share of the Operating Partnership’s income and (b) our allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (a) our allocable share of the Operating Partnership’s loss and (b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by the Operating Partnership on the disposition of contributed properties will be allocated first to the partners of the Operating Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Tax Allocations With Respect to the Operating Partnership’s Properties.” Any remaining gain or loss recognized by the Operating Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

Taxation of Holders of Our Common Stock

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

●	a citizen or resident of the U.S.;
●	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;
●	an estate whose income is subject to federal income taxation regardless of its source; or
●	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement that is treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our distribution reinvestment plan, see “Description of Capital Stock—Distribution Reinvestment Plan.” For a summary of the U.S. federal income tax treatment of shares of common stock redeemed by us under our share redemption program, see “Description of Capital Stock—Share Redemption Program.”

Distributions on Our Common Stock. As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account, as ordinary income, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction which is generally available to stockholders that are corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the reduced tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20% plus a 3.8% “Medicare tax” surcharge. The maximum tax rate on qualified dividend income is lower than the maximum marginal tax rate on ordinary income for stockholders taxed at individual rates, which is currently 37% plus a 3.8% “Medicare tax” surcharge, provided however, that all such distributions (other than distributions designated as capital gain distributions and distributions traceable to distributions from a taxable REIT subsidiary), which are received by a pass-through entity or an individual, are eligible for a 20% deduction in the from gross income under other new tax laws effective January 1, 2018. This eligibility for a 20% deduction will expire as of 2025 Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “Taxation of Our Company” above), our dividends generally will not be eligible for the reduced rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the reduced tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) that are attributable to dividends received by us from non REIT corporations, such as TRSs, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would also receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted tax basis of such stock. A U.S. stockholder will be required to treat a distribution that exceeds both our current and accumulated earnings and profits, and the U.S. stockholder’s adjusted tax basis in his or her stock, as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, provided that the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us, up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any

“deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Dispositions of Common Stock. A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition, and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains, and reduced by any distributions that are treated as returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Redemptions. A redemption of our common stock will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as sale of our common stock (in which case the redemption will be treated in the same manner as a sale described above in “—Dispositions of Common Stock”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

If a redemption of our common stock does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above under “—Distributions on Our Common Stock.” Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates is 20%, and 21% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends, and any retained capital gain that we are deemed to distribute, we generally will designate whether such a distribution is taxable to U.S. stockholders who are taxed at individual rates, at the 20% rate or the 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Medicare Tax. Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends, interest and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts, and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI.

However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the distributions that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the distributions. That rule potentially applies to a pension trust holding more than 10% of our capital stock, but only if:

●	the percentage of our distributions that the tax-exempt trust must treat as UBTI is at least 5%;
●	we qualify as a REIT only by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals, which allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust rather than treating the pension trust as a single individual; and
●	either:
●	one pension trust owns more than 25% of the value of our capital stock; or
●	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and foreign income and other tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Distributions. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “U.S. real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless:

●	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;
●	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or
●	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (as discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted tax basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted tax basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted tax basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We generally are required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. However, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. A non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder (other than a “qualified foreign pension plan”) may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property, and stock in corporations at least 50% of the assets of which consist of interests in real property. Under FIRPTA, a non-U.S. stockholder (other than a “qualified foreign pension plan”) is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder (other than a “qualified foreign pension plan”) thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

Capital gain distributions that are attributable to our sale of real property located in the U.S. would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

Moreover, if a non-U.S. stockholder (other than a “qualified foreign pension plan”) disposes of our common stock during the 30-day period preceding a distribution payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such distribution payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain. The taxation of capital gain distributions received by certain non-U.S. stockholders may, under certain circumstances, differ materially from that described above in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S.

Dispositions. Non-U.S. stockholders (other than a “qualified foreign pension plan”) could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a U.S. real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a U.S. real property holding corporation. We anticipate that we will be a U.S. real property holding corporation based on our investment strategy. However, if we are a U.S. real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. Additional FIRPTA provisions may, under certain circumstances, apply to certain non-U.S. stockholders in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S., which may have a material impact on such non-U.S. stockholders.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder (other than a “qualified foreign pension plan”) would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

●	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or
●	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Redemptions. A redemption of our common stock by a non-U.S. stockholder whose income derived from the investment in shares of our common stock is not effectively connected with the conduct of a trade or business in the U.S. will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as sale of our common stock (in which case the redemption will be treated in the same manner as a sale described above in “Dispositions”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

If a redemption of our common stock does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above under “—Distributions.” Non-U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

FATCA. The Foreign Account Tax Compliance Act, or “FATCA,” and guidance issued by the IRS regarding the implementation of FATCA, provides that a 30% withholding tax will be imposed on distributions (for payments made after June 30, 2014) and the gross proceeds from a sale of shares (for payments made after December 31, 2016) to a foreign entity if such entity fails to satisfy certain due diligence, disclosure and reporting rules. However, under recently proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply.

In the event of noncompliance with the FATCA requirements, or if we otherwise determine withholding is appropriate, we will withhold tax at a rate of 30% on distributions in respect of shares of our common stock and gross proceeds from the sale of shares of our common stock held by or through such foreign entities. Non-U.S. persons that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld (under FATCA or otherwise). Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement (if and when entered into) between the United States and the foreign entity’s home jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the application of these rules to an investment in our stock.

Conversion of Common Stock

The conversion of Class T shares and/or Class W shares into Class I shares, as described in the “Description of Capital Stock—Class T Shares” and “Description of Capital Stock—Class W Shares” sections of the prospectus, will not be a taxable event to the converting stockholder or to us. The tax attributes of the Class I shares received upon such conversion will have the same tax attributes, including the tax basis and the holding period, as the Class T shares and/or Class W shares converted.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 24%, with respect to distributions unless the stockholder:

●	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
●	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of distributions made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Statements of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Other Tax Considerations

Cost Basis Reporting

There are federal income tax information reporting rules that may apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis.

Information reporting (transfer statements) on other transactions may also be required under these rules. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Stockholders should consult their tax advisors regarding the consequences of these rules.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our common stock.

ERISA CONSIDERATIONS

The following is a summary of some non-tax considerations associated with an investment in shares of our common stock by a qualified employee pension benefit plan or an IRA. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the IRS. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes which would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment. Each fiduciary of an employee pension benefit plan subject to ERISA, such as a profit sharing, section 401(k) or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, which we refer to collectively as the “Benefit Plans,” seeking to invest plan assets in shares of our common stock must, taking into account the facts and circumstances of such Benefit Plan, consider, among other matters:

●	Whether the investment is consistent with the applicable provisions of ERISA and the Code and the documents and instruments governing your Benefit Plans;
●	Whether, under the facts and circumstances attendant to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;
●	Whether your investment will impair the liquidity of the Benefit Plan;
●	Whether the investment will produce UBTI to the Benefit Plan (see “Material U.S. Federal Income Tax Considerations—Taxation of Tax-Exempt Stockholders”);
●	The need to value the assets of the Benefit Plan annually; and
●	Whether your investment will constitute a prohibited transaction under ERISA or the Code as described below.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

●	To act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;
●	To invest plan assets prudently;
●	To diversify the investments of the plan unless it is clearly prudent not to do so;
●	To ensure sufficient liquidity for the plan; and
●	To consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan. Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan which are between the plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a party in interest or disqualified person, and the transfer to, or use by, or for the benefit of, a party in interest, or disqualified person, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets.

ALL INVESTORS, INCLUDING BENEFIT PLAN FIDUCIARIES, SHOULD BE AWARE THAT NEITHER THE COMPANY, THE ADVISOR, THE SPONSOR, THE DEALER MANAGER NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AFFILIATES IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY IN CONNECTION WITH THE OFFERING OR PURCHASE OF OUR COMMON STOCK AND THAT THE ADVISOR AND THE DEALER MANAGER HAVE FINANCIAL INTERESTS ASSOCIATED WITH THE PURCHASE OF OUR COMMON STOCK, INCLUDING THE FEES, EXPENSE REIMBURSEMENTS AND OTHER PAYMENTS THEY ANTICIPATE RECEIVING FROM THE COMPANY IN CONNECTION WITH THE PURCHASE OF OUR COMMON STOCK.

Plan Asset Considerations

In order to determine whether an investment in shares of our common stock by Benefit Plans creates or gives rise to the potential for either prohibited transactions or the commingling of assets referred to above, a fiduciary must consider whether an investment in shares of our common stock will cause our assets to be treated as assets of the investing Benefit Plans. Section 3(42) of ERISA defines the term “plan assets” to mean plan assets as defined in the U.S. Department of Labor Regulations. These regulations provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity, which we refer to as the “Plan Assets Regulation.” Under the Plan Assets Regulation, the assets of corporations, partnerships or other entities in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan unless the entity satisfies one of the exceptions to this general rule.

In the event that our underlying assets were treated by the Department of Labor as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder, and an investment in shares of our common stock might constitute an ineffective delegation of fiduciary responsibility to the Advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by the Advisor of the fiduciary duties mandated under ERISA.

If the Advisor or affiliates of the Advisor were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares of common stock to us or we might dissolve or terminate. If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected.” These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, the Advisor and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in a prohibited transaction, could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach, and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in shares of our common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

The Plan Assets Regulation provides that the underlying assets of REITs will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a “publicly offered security.” A publicly offered security must be:

●	Sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act, as amended, within a specified time period;
●	“Widely held,” such as part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

●	“Freely transferable.”

Shares of our common stock are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and are part of a class that was registered under the Exchange Act within the specified time period. In addition, we have over 100 independent stockholders, such that shares of our common stock are “widely held.” Whether a security is “freely transferable” depends upon the particular facts and circumstances. Shares of common stock are subject to certain restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The Plan Assets Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers which would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in Class T and Class W shares of our common stock is less than $10,000; thus, we believe that the restrictions imposed in order to maintain our status as a REIT should not cause the shares of common stock to be deemed not freely transferable. The minimum initial investment for Class I shares is $1,000,000, unless waived by the Company. However, each Class I share has a value substantially below $10,000 and, after they are purchased, such shares can be sold or otherwise disposed of in a block of any number of shares, provided that shares may be transferred in a manner that causes the transferor or transferee to own less than $2,000 in our shares. Because the Class I shares may be sold in amounts less than $10,000 after the initial purchase, and because there are no restrictions on who may purchase such shares after the initial purchase (subject to state securities laws and regulations), we believe the restrictions on these shares should also be disregarded in determining whether such shares are “freely transferable.” Although there can be no assurance that the freely transferable requirement will be met with respect to these classes of shares, we believe that these classes of shares should be treated as “freely transferable.” Nonetheless, we cannot assure you that the Department of Labor and/or the U.S. Treasury Department could not reach a contrary conclusion.

Assuming that shares of common stock will be “widely held,” that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of shares of common stock and the offering takes place as described in this prospectus, we believe that shares of our common stock should constitute “publicly offered securities” and, accordingly, our underlying assets should not be considered “plan assets” under the Plan Assets Regulation. If our underlying assets are not deemed to be “plan assets,” the issues discussed in the second and third paragraphs of this “Plan Assets Considerations” section are not expected to arise.

Other Prohibited Transactions

Regardless of whether the shares of common stock qualify for the “publicly offered security” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, the Advisor, any selected dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing the shares of common stock. Accordingly, unless an administrative or statutory exemption applies, shares of common stock should not be purchased using assets of a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in shares of our common stock and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (i) that the advice will serve as the primary basis for investment decisions, and (ii) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s “fair market value” assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year.

In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA. It is not currently intended that the shares of our common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the “fair market value” of the shares of our common stock, namely when the fair market value of the shares of common stock is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares of common stock, we intend to provide reports of our annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. We will deem the current value of our net assets per outstanding share to be equal to the transaction price, which generally will be equal to our most recent monthly NAV per share.

If requested, we anticipate that we will provide a letter that includes the estimated per share value for each class of shares of our common stock, determined as described above (i) to IRA trustees and custodians not later than January 15 of each year, and (ii) to other Benefit Plan fiduciaries within 75 days after the end of each calendar year.

We intend to revise these valuation procedures to conform with any relevant guidelines that the IRS or the Department of Labor may hereafter issue. Meanwhile, we cannot assure you:

●	That the value determined by us could or will actually be realized by us or by stockholders upon liquidation (in part because appraisals or estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets);
●	That stockholders could realize this value if they were to attempt to sell their shares of common stock; or
●	That the value, or the method used to establish value, would comply with the ERISA or IRA requirements described above.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of $5.0 billion in shares of our common stock in this offering, through our Dealer Manager, a registered broker dealer, including $3.75 billion in any combination of Class T shares, Class W shares and Class I shares of our common stock initially allocated to be offered in the primary share offering and $1.25 billion in any combination of Class T shares, Class W shares and Class I shares of our common stock initially allocated to be offered pursuant to the distribution reinvestment plan. Prior to the conclusion of this offering, if any of the shares of our common stock initially allocated to the distribution reinvestment plan remain after meeting anticipated obligations under the distribution reinvestment plan, we may decide to sell some or all of such shares of common stock to the public in the primary share offering. Similarly, prior to the conclusion of this offering, if the shares of our common stock initially allocated to the distribution reinvestment plan have been purchased and we anticipate additional demand for shares of common stock under our distribution reinvestment plan, we may choose to reallocate some or all of the shares of our common stock allocated to be offered in the primary share offering to the distribution reinvestment plan.

We are offering Class T shares, Class W shares and Class I shares in this offering. The differences in our share classes relate to upfront selling commissions, upfront dealer manager fees and ongoing distribution fees.

Each class of shares will be sold at the then-current transaction price, which will generally be equal to the most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Although the offering price for shares of our common will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees differ with respect to each class.

Our Class T shares, Class W shares and Class I shares are available for different categories of investors. Class T shares are available to the general public. Class W shares are generally available for purchase in this offering only (i) through fee based programs, also known as wrap accounts, that provide access to Class W shares, (ii) through participating broker dealers that have alternative fee arrangements with their clients to provide access to Class W shares, (iii) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker dealer that offers Class W shares, (iv) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (v) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (ii) by institutional accounts as defined by FINRA Rule 4512(c), (iii) through bank-sponsored collective trusts and bank-sponsored common trusts, (iv) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (v) through certain financial intermediaries that are not otherwise registered with or as a broker dealer and that direct clients to trade with a broker dealer that offers Class I shares, (vi) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (vii) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Dealer Manager and their immediate family members, officers and employees of the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, officers and employees of our joint venture partners and their immediate family members, consultants and other service providers, (viii) by participating broker dealers and their affiliates, including their officers, directors, employees, and registered representatives, as well as the immediate family members of such persons, as defined by FINRA Rule 5130, (ix) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (x) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. If you are eligible to purchase all three classes of shares, then in most cases you should purchase Class I shares, because Class I shares have no upfront selling commissions, dealer manager fees or distribution fees. Such fees are applicable to the other share classes and will reduce the NAV or distributions of the other share classes. If you are eligible to purchase Class T and Class W shares but not Class I shares, in most cases you should purchase Class W shares because Class W shares have no upfront selling commissions or dealer manager fees and lower annual distribution fees. Please consult with your financial professional before making your investment decision.

The broker dealers participating in the offering of shares of our common stock are not obligated to obtain any subscriptions on our behalf, and we cannot assure you that any shares of common stock will be sold. The Dealer Manager will enter into selected dealer agreements with certain other broker dealers who are members of FINRA to authorize them to sell our shares. The shares of our common stock being offered to the public are being offered on a “best efforts” basis, which means generally that the Dealer Manager and the participating broker dealers will be required to use only their best efforts to sell the shares of our common stock and they have no firm commitment or obligation to purchase any shares of our common stock. Our agreement with the Dealer Manager may be terminated by either party upon 60 days’ written notice. Although we expect that most sales will be made through participating broker dealers, in certain situations the Dealer Manager may make sales without a participating broker dealer. In addition, we may make issuer direct sales with respect to certain Class I shares purchased in this offering, including purchases by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and its affiliates and certain institutional investors; this will not have any effect on the price they pay for their shares.

This offering commenced on . Pursuant to this prospectus, we are offering to the public all of the shares that we have registered. Although we have registered a fixed dollar amount of our shares, we intend effectively to conduct a continuous offering of an unlimited number of shares of our common stock over an unlimited time period by filing a new registration statement prior to the end of the three year period described in Rule 415. In certain states, the registration of our offering may continue for only one year following the initial clearance by applicable state authorities, after which we will renew the offering period for additional one year periods (or longer, if permitted by the laws of each particular state).We reserve the right to terminate this offering at any time and to extend our offering term to the extent permissible under applicable law. Further, our board of directors, in its sole discretion, may determine from time to time during this offering to reclassify shares of our common stock, as permitted by our charter, in order to offer one or more additional classes of common stock in this offering. Any additional class of common stock may be offered at a different price and may be subject to different fees and expenses than the shares currently being offered.

Purchase of Shares

We are offering shares of our common stock at the transaction price, plus applicable upfront selling commissions and dealer manager fees. The transaction price for each class of our common stock generally will be equal to the most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commission and dealer manager fees. Although the price you pay for shares of our common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock for the month in which you make your purchase may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share (including by updating a previously disclosed transaction price) or suspend our offering in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees are charged differently with respect to each class. See “Net Asset Value Calculation and Valuation Guidelines” for more information about the calculation of NAV per share.

If you participate in our distribution reinvestment plan, the distributions attributable to the class of shares that you purchase in our primary offering will be automatically invested in additional shares of the same class. Shares are offered pursuant to our distribution reinvestment plan at the transaction price at the time the distribution is payable, which will generally be equal to our most recently disclosed monthly NAV per share for that share class.

We will generally adhere to the following procedures relating to purchases of shares of our common stock in this continuous offering:

●	On each business day, our transfer agent will collect purchase orders. Notwithstanding the submission of an initial purchase order, we can reject purchase orders for any reason, even if a prospective investor meets the minimum suitability requirements outlined in our prospectus. Investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the most recently disclosed monthly transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month. If a purchase order is received less than five business days prior to the first calendar day of the month, unless waived by the Dealer Manager, the purchase order will be executed in the next month’s closing at the transaction price applicable to that month, plus applicable upfront selling commissions and dealer manager fees. As a result of this process, the price per share at which your order is executed may be different than the price per share for the month in which you submitted your purchase order.
●	Generally, within 15 calendar days after the last calendar day of each month, we will determine our NAV per share for each share class as of the last calendar day of the prior month, which will generally be the transaction price for the then-current month for such share class.
●	Completed subscription requests will not be accepted by us before the later of (i) two business days before the first calendar day of each month and (ii) three business days after we make the transaction price (including any subsequent revised transaction price in the circumstances described below) publicly available by posting it on our website and filing a prospectus supplement with the SEC.
●	Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted as described in the previous sentence. You may withdraw your purchase request by notifying the transfer agent, through your financial intermediary or directly on our toll-free, automated telephone line, (888) 310-9352.
●	You will receive a confirmation statement of each new transaction in your account as soon as practicable but generally not later than seven business days after the stockholder transactions are settled. The confirmation statement will include information on how to obtain information we have filed with the SEC and made publicly available on our website, www.bcindustrialiv.com, including supplements to the prospectus.

If the transaction price is not made available on or before the eighth business day before the first calendar day of the month (which is six business days before the earliest date we may accept subscriptions), or a previously disclosed transaction price for that month is changed, then we will provide notice of such transaction price (and the first day on which we may accept subscriptions) directly to subscribing investors when such transaction price is made available.

In contrast to securities traded on an exchange or over-the-counter, where the price often fluctuates as a result of, among other things, the supply and demand of securities in the trading market, our NAV will be calculated once monthly using our valuation methodology, and the price at which we sell new shares and redeem outstanding shares will not change depending on the level of demand by investors or the volume of redemption requests.

Frequent Trading Policies

We may reject for any reason, or cancel as permitted or required by law, any subscriptions for shares of our common stock.

For example, we may reject any subscriptions from market timers or investors that, in our opinion, may be disruptive to our operations. Frequent purchases and sales of our shares can harm stockholders in various ways, including reducing the returns to long-term stockholders by increasing our costs, disrupting portfolio management strategies and diluting the value of the shares of long-term stockholders. Among other things, the following activities may be considered by us to be frequent trading:

●	any stockholder who redeems their shares of our common stock within 30 calendar days of the purchase of such shares;
●	transactions deemed harmful or excessive by us (including but not limited to patterns of purchases and redemptions), in our sole discretion; and
●	transactions initiated by financial professionals, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.

Underwriting Compensation

In conjunction with the commencement of this offering, we entered into a dealer manager agreement with our Dealer Manager which sets forth the following compensation arrangements in connection with this offering. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of shares of our common stock.

Summary

The following table shows the selling commissions payable by us at the time you subscribe for shares in the primary offering with respect to each class of shares:

Maximum up-front
selling commission
as a % of Offering
Price
Class T shares	2.0%
Class W shares	None
Class I shares	None

The following table shows the fees we will pay to the Dealer Manager with respect to each class of shares:

	Class T	Class W	Class I
Dealer Manager Fee(1)	2.5%	None	None
Distribution Fee(2)	0.85%	0.50%	None

(1)	The dealer manager fee will be paid up-front by us at the time you subscribe for Class T shares in the primary offering. The dealer manager fee will not be paid on shares sold pursuant to our distribution reinvestment plan.
(2)	The ongoing distribution fee is presented on an annualized basis as a percentage of the Class T shares or Class W shares, respectively, in the primary offering. See “Distribution Fee” below for a description of how we calculate this fee and the circumstances under which we will cease paying this fee.

Upfront Selling Commissions and Dealer Manager Fees

Class T shares. Subject to any discounts described below, the Dealer Manager will be entitled to receive upfront selling commissions of up to 2.0%, and dealer manager fees of 2.5%, of the offering price per share of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker dealers provided that the sum will not exceed 4.5% of the offering price. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker dealers.

In addition, we will not pay selling commissions or dealer manager fees with respect to sales of Class T shares through either of the following distribution channels: (i) through fee-based programs, also known as wrap accounts or (ii) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law.

Further, the selling commission and/or dealer manager fee may be reduced or eliminated, subject to the agreement of the Dealer Manager, to certain investors who have agreed with a participating broker dealer to reduce or eliminate the selling commission and/or the dealer manager fee. The net proceeds we receive will not be affected by such sales of shares at a discount.

Your ability to receive a discount or fee waiver may depend on the financial professional or broker dealer through which you purchase your Class T shares. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial professional about the ability to receive such discounts or fee waivers before purchasing Class T shares.

Any discounts or fee waivers will reduce the purchase price per Class T share, as applicable, and thereby allow the purchase of additional shares for the same investment amount. However, discounts or fee waivers may have the effect of lengthening the period of time such shares are subject to distribution fees, as lower upfront selling commissions or dealer manager fees will lengthen the amount of time it takes to reach the conversion thresholds described below under “—Distribution Fees.”

Class W and Class I shares. No upfront selling commissions will be paid with respect to Class W and Class I shares sold in this offering. However, in certain circumstances the Dealer Manager may pay certain supplemental fees or commissions in connection with the sale of Class I shares in this offering as described below under “—Supplemental Fees and Commissions—Class I shares.”

We do not pay selling commissions on shares sold pursuant to our distribution reinvestment plan.

Distribution Fees

Class T and Class W Shares

Subject to FINRA limitations on underwriting compensation, we will pay the Dealer Manager distribution fees that are calculated on outstanding Class T shares and Class W shares sold in the primary offering in an amount equal to 0.85% per annum and 0.50% per annum, respectively, of the NAV per Class T share or Class W share, respectively. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares.

The distribution fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance the distribution fees to participating broker dealers and servicing broker dealers as described below. Distribution fees are allocated on a class-specific basis and are borne by all shares within the class, therefore, the distribution fees reduce distributions with respect to all shares of each such class, including shares issued under our distribution reinvestment plan.

We will cease paying the distribution fees with respect to individual Class T and Class W shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T or Class W share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (i) a listing of any shares of our common stock on a national securities exchange, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds

8.5% of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). We cannot predict if or when this will occur.

In addition, after termination of a primary offering registered under the Securities Act, each Class T or Class W share (i) sold in that primary offering, (ii) sold under a distribution reinvestment plan, and (iii) received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

As used above, the “Applicable Conversion Rate” means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share and (b) with respect to Class W shares, a ratio whereby the numerator is the most recently disclosed monthly Class W NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fees to our Class T and Class W shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T and Class W shares. Stockholders will receive a transaction confirmation from the transfer agent or their broker dealer, on behalf of the Company, that their Class T and/or Class W shares have been converted into Class I shares.

If we redeem a portion, but not all of the Class T shares or Class W shares held in a stockholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares or the Class W shares, as applicable, that were redeemed and those Class T shares or Class W shares, respectively, that were retained in the account. Likewise, if a portion of the Class T shares or the Class W shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares or the Class W shares, as applicable, that were transferred and the Class T shares or Class W shares, respectively, that were retained in the account.

Supplemental Fees and Commissions—Class I shares

In addition to the fees and commissions described above, the Dealer Manager may elect to pay supplemental fees or commissions to participating broker dealers and servicing broker dealers with respect to Class I shares sold in the primary offering. If such supplemental fees or commissions are paid with respect to an investment, the investor will be notified through disclosure on the subscription agreement. Such supplemental fees or commissions may be paid at the time of sale or over time. Any such supplemental fees and commissions will be considered underwriting compensation subject to the 10% limit on underwriting compensation imposed by FINRA, as described below, and will not be reimbursed by us, but may be reimbursed by the Advisor (without reimbursement from us). Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect such supplemental fees and commissions to exceed $900,000.

Other Compensation

We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses as and when incurred. Expenses incurred in connection with this offering may include legal, accounting, printing, mailing and filing fees and expenses, bona fide due diligence expenses of participating broker dealers and investment advisers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, costs reimbursement for registered representatives of participating broker dealers to attend educational conferences sponsored by us or the Dealer Manager, fees to attend retail seminars sponsored by participating broker dealers, compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses, reimbursement of broker dealers for technology costs and expenses associated with offering and costs and expenses associated with the facilitation of the marketing and ownership of our shares by their participating customers, and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, but excluding upfront selling commissions, dealer manager fees and distribution fees.

After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering. Any organization and offering expenses reimbursed by us which are deemed underwriting compensation will be subject to the 10% limit on total underwriting compensation imposed by FINRA.

Subject to FINRA limitations on underwriting compensation, in addition to the organization and offering expenses for which we will reimburse the Advisor, the Advisor may pay additional expenses that are considered underwriting compensation to the Dealer Manager (which may be reallowed, advanced or paid by the Dealer Manager to participating broker dealers) without reimbursement from us. These additional amounts may be paid by the Advisor in order to fund certain of the Dealer Manager’s costs and expenses related to the distribution of the offering, including compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, as well as supplemental fees and commissions paid by the Dealer Manager with respect to sales of Class I shares described above. These expenses also may include reimbursements for legal fees of the Dealer Manager, cost reimbursements for registered representatives of participating broker dealers to attend educational conferences sponsored by us or the Dealer Manager, marketing support fees, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker dealers, and promotional items. Assuming that we sell the maximum primary offering amount of $3,750,000,000 and 65% of the common shares sold in the primary offering are Class T shares, 10% are Class W shares and 25% are Class I shares, we do not expect such payments to exceed $75.7 million (including payments to reimburse the Dealer Manager for payments of any supplemental fees or commissions in connection with the sale of Class I shares that are not reimbursable by us, as described above in “—Supplemental Fees and Commissions—Class I shares”).

The bona fide due diligence expenses of the Dealer Manager, participating broker dealers, servicing broker dealers and investment advisers that are included in the organization and offering expenses may include legal fees, travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating dealers, servicing broker dealers, investment advisers and their personnel when visiting our office to verify information related to us and this offering and, in some cases, reimbursement of the allocable share of out-of-pocket internal due diligence personnel of the participating dealer, servicing broker dealer or investment adviser conducting due diligence on the offering. Reimbursement of bona fide due diligence expenses is contingent upon the receipt by the Dealer Manager of an invoice or a similar such itemized statement from the participating broker dealer, servicing broker dealer or investment adviser that demonstrates the actual due diligence expenses incurred. Subject to certain limitations in our agreements, we have agreed to indemnify the Dealer Manager and participating broker dealers and the Dealer Manager and participating broker dealers have agreed to severally indemnify us, our officers and our directors against certain liabilities in connection with this offering, including liabilities arising under the Securities Act. However, the SEC and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Limitations on Underwriting Compensation

The Dealer Manager will monitor the aggregate amount of underwriting compensation that we and the Advisor pay in connection with this offering in order to ensure we comply with the underwriting compensation limits of applicable FINRA rules, including FINRA Rule 2310, which prohibits underwriting compensation in excess of 10% of gross offering proceeds. FINRA rules also limit our total organization and offering expenses (including upfront selling commissions, bona fide due diligence expenses and other underwriting compensation) to 15% of our gross offering proceeds from this offering. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including selling commissions, the dealer manager fee, the distribution fee, the primary dealer fee and any additional underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering.

The following table sets forth information about the estimated maximum underwriting compensation payable in connection with this offering, assuming that we sell the maximum offering amount of $3,750,000,000 pursuant to our primary offering and 65% of our gross offering proceeds come from sales of Class T shares, 10% of our gross offering proceeds come from sales of Class W shares and 25% of our gross offering proceeds from Class I shares. We have assumed the percentage of shares of each class that will be sold based on discussions with the Dealer Manager and broker dealers, but there can be no assurance as to how many shares of each class will be sold. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our DRIP offering.

	% of Gross
	Offering	Maximum
	Proceeds	Amount
Selling Commissions	1.3%	$48,750,000
Dealer Manager Fees	1.6%	$60,937,500
Distribution Fees	3.5%	$129,375,000
Organization and Offering Expenses Reimbursed By Us(1)	0.1%	$4,000,000
Underwriting Expenses Paid by the Advisor Without Reimbursement from Us(2)	2.0%	$75,687,500
Total Fees, Commissions, and Expenses	8.5%	$318,750,000

(1)	Includes the organization and offering expenses that are deemed underwriting compensation and paid by or will be reimbursed by us to the Advisor, as described above under “—Other Compensation.”
(2)	Includes additional underwriting expenses that may be paid by the Advisor without reimbursement from us, as described above under “—Other Compensation.”

The broker dealers participating in the offering of shares of our common stock are not obligated to obtain any subscriptions on our behalf, and we cannot assure you that any additional shares of our common stock will be sold.

Investments through IRA Accounts

Certain financial institutions are available to act as IRA custodians for investors who would like to purchase shares through an IRA. For any accountholder that makes and maintains an investment equal to or greater than $25,000 in shares of our common stock through an IRA for which such financial institution serves as a custodian, not including investments made through our distribution reinvestment plan, the Dealer Manager or an affiliate may pay the annual base fee for the account. Beginning on the date that their accounts are established, all investors will be responsible for any other fees applicable to their accounts. Further information about custodial services is available through your broker or through our Dealer Manager. See “Questions and Answers About This Offering—Who can help answer my questions?” for the Dealer Manager’s contact information. We are not affiliated with these financial institutions and we do not control the fees that they charges to their customers. We are solely providing this information as a courtesy to our stockholders and recommend that you consult your own financial and legal advisors before choosing a custodian for your IRA account.

Notice to Non-U.S. Investors

The shares described in this prospectus have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in this prospectus. To the extent you are a citizen of, or domiciled in, a country or jurisdiction outside of the United States, please consult with your advisors before purchasing or disposing of shares.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of shares of our common stock, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of the Advisor and its affiliates, property brochures and articles and publications concerning real estate.

The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares of our common stock.

LEGAL PROCEEDINGS

We are not presently subject to any material pending legal proceedings other than ordinary routine litigation incidental to our business.

LEGAL MATTERS

The legality of the shares of our common stock being offered hereby will be passed upon for us by Ballard Spahr LLP. Morrison & Foerster LLP has reviewed the statements relating to certain federal income tax matters under the caption “Material U.S. Federal Income Tax Considerations” and has rendered its opinion with respect to our qualification as a REIT for federal income tax purposes.

EXPERTS

The statements included in this prospectus under “Net Asset Calculation and Valuation Procedures” relating to the role of Altus Group U.S. Inc. have been reviewed by Altus Group U.S. Inc., an independent valuation advisor, and are included in this prospectus given the authority of such advisor as an expert in real estate valuations. Altus Group does not admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act.

The consolidated financial statements of Black Creek Industrial REIT IV Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed March 5, 2021;
●	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 from our Definitive Proxy Statement on Schedule 14A filed on April 12, 2021;
●	our Current Reports on Form 8-K or 8-K/A, as applicable, filed on January 15, 2021, February 16, 2021, March 15, 2021, and April 15, 2021.

The information contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.bcindustrialiv.com:

Black Creek Industrial REIT IV Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Tel.: (303) 228-2200

Attn: Investor Relations

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act on Form S-11 regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made.

We are subject to the informational reporting requirements of the Exchange Act, and, under the Act, we will file reports, proxy statements and other information with the SEC. You may read and copy any document that we have filed with the SEC at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering analysis and retrieval system, or EDGAR, via electronic means, included on the SEC’s Internet website, www.sec.gov.

You may also request a copy of these filings at no cost, by writing or telephoning us at:

Black Creek Industrial REIT IV Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Tel.: (303) 339-3650 Attn: Investor Relations

Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

We also maintain an internet site at www.bcindustrialiv.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

APPENDIX A: FORM OF SUBSCRIPTION AGREEMENT

Investor Name

# Subscription Agreement

CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES
Effective as of September 2020

BLACK CREEK GROUP
Black Creek Industrial REIT IV

## 1. Investment — See payment instructions on next page.

Please check the appropriate box:

☐ **Initial Investment** – This is my initial investment: $2,000 minimum for Class T shares and Class W shares; $1,000,000 for Class I shares (unless waived) ($2,500 minimum for non-qualified plans in NY, which cannot be waived).

☐ **Additional Investment** – This is an additional investment: $500 minimum.

Total $ Invested

Account #

State of Sale

## 2. Account Type — Select Class T Shares, Class W Shares or Class I Shares below (choose only one).

This Subscription Agreement is for Class T shares, Class W shares and Class I shares. Please consult with your financial professional regarding the account type and commissions structure of your investment and check one of the following options. The prospectus of Black Creek Industrial REIT IV as amended and supplemented as of the date hereof (the "Prospectus") contains additional information regarding the different share classes.

☐ **Class T Share**
☐ **Class W Share** (available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus).
☐ **Class I Share** (available for certain accounts and other eligible investors as disclosed in the prospectus).

## 3. Type of Ownership (All authorized owners must sign in section 10.)

### Non-Custodial Ownership

Brokerage Account Number

☐ **Individual Ownership**

☐ **Joint Tenants with Rights of Survivorship**

☐ **Transfer on Death**
Fill out Transfer on Death Form to effect designation.
(Available through your financial professional)

☐ **Tenants in Common**

☐ **Community Property**

☐ **Uniform Gift to Minors Act**

☐ **Plan**
Additional documentation required in section 4C.

☐ **Trust**
Additional documentation required in section 4C.

☐ **Corporation/Partnership**
Additional documentation required in section 4C.

☐ **Other** (Specify)

### Custodial Ownership

Custodian Account Number

☐ **Traditional IRA**

☐ **Roth IRA**

☐ **Decedent IRA**

Name of Deceased

☐ **Simplified Employee Pension/Trust (SEP)**

☐ **Other** (Specify)

(Required for custodial ownership accounts.)

**Custodian Information**
To be completed by Custodian listed above.

Name of Custodian

Custodian Tax ID #

Custodian Telephone #

Page 1 of 6

Investor Name

# Subscription Agreement

Effective as of September 2020

BLACK CREEK GROUP

Black Creek Industrial REIT IV

## 4. Subscriber Information

☐ Employee or Affiliate of Advisor of Black Creek Industrial REIT IV

### A. Investor Information

(Investor/Trustee/Executor/Authorized Signatory information)

First Name | Last Name

Social Security/Taxpayer ID # | Date of Birth (MM/DD/YYYY)

Telephone # | E-mail Address

**Residential Address** (no P.O. Box)

Street Address | City | State | Zip

**Mailing Address** (if different from above)

Street Address | City | State | Zip

**Please Indicate Citizenship Status**

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

### B. Co-Investor Information

(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)

First Name | Last Name

Social Security/Taxpayer ID # | Date of Birth (MM/DD/YYYY)

Telephone #

**Residential Address** (no P.O. Box)

Street Address | City | State | Zip

**Mailing Address** (if different from above)

Street Address | City | State | Zip

**Please Indicate Citizenship Status**

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

### C. Entity Information — Retirement Plan/Trust/Corporation/Partnership/Other

(Trustee(s) and/or Authorized Signatory(s) information MUST be provided in sections 4A and 4B)

Entity Name | Entity Tax ID # | Date of Trust

**Entity Type** (Select one — required)

☐ Retirement Plan (Plan documentation required)

☐ Taxable Trust (First and last pages of the trust document required)

☐ Tax-exempt Trust (First and last pages of the trust document required)

☐ S-Corp (Corporate Resolution required)

☐ C-Corp (Corporate Resolution required)

☐ LLC (Plan documentation required)

☐ Partnership (Plan documentation required)

☐ Estate (Letter of Testamentary required)

☐ Other (Specify)

Page 2 of 6

Investor Name

# Subscription Agreement

Effective as of September 2020

BLACK CREEK GROUP

Black Creek Industrial REIT IV

## 5. E-Consent

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, tax documents, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Black Creek Industrial REIT IV. If you would like to consent to electronic delivery, including pursuant to e-mail, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on our website and notify you by e-mail when and where such documents are available.

Your consent to electronic delivery will be on an unlimited duration and you will not receive paper copies of these electronic materials unless (i) specifically requested, (ii) you inform us in writing that you revoke your consent, (iii) the delivery of electronic materials is prohibited or (iv) we, in sole discretion, elect to send paper copies of materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

☐ I consent to electronic delivery

E-mail Address

If blank, the e-mail address provided in section 4 will be used.

## 6. Investment Method

☐ **By Mail** — Attach a check made payable to Black Creek Industrial REIT IV.

☐ **By Wire** — **Account Name:** UMB Bank, N.A., Kansas City, MO 64106
**ABA Routing Number:** 101000695
**Account Number:** 9871976114
**Beneficiary:** Black Creek Industrial REIT IV

Please request when sending a wire that the wire reference the subscriber's name in order to assure that the wire is credited to the proper account.

☐ **Asset Transfer** —
☐ Asset transfer form sent to transferring institution. ☐ Asset transfer form included with subscription.

## 7. Distributions

You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan.

If you wish to enroll in the Distribution Reinvestment Plan, check this box: ☐

If you do not wish to enroll in the Distribution Reinvestment Plan, please complete the information below.

### Non-Custodial Ownership

☐ I prefer that my distribution be deposited directly into the account listed in section 8.

☐ I prefer that my distribution be paid by check and sent to the address listed in section 4.

### Custodial Ownership

☐ I prefer that my distribution be sent to my Custodian for deposit into my Custodial account cited in section 3.

**For Custodial accounts, if you elect cash distributions, the funds must be sent to the Custodian.**

## 8. Bank or Brokerage Account Information

**Complete this section ONLY if you do NOT wish to enroll in the Distribution Reinvestment Plan and you instead elect to receive cash distributions.**

Name of Financial Institution

Street Address City State ZIP

Name(s) on Account

ABA Numbers/Bank Account Number Account Number

☐ Checking (Attach a voided check.) ☐ Savings (Attach a voided deposit slip.) ☐ Brokerage

Page 3 of 6

Investor Name ______________________________

# Subscription Agreement

CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES
Effective as of September 2020

**BLACK CREEK GROUP**

**Black Creek Industrial REIT IV**

## 9. Suitability and Other Representations (required)

**Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf.**
**In order to induce Black Creek Industrial REIT IV to accept this subscription, I (we) hereby represent and warrant that:**

| | Investor | Co-Investor |
|---|---|---|
| a) I (we) understand that the transaction price per share at which my (our) investment will be executed will be made available at www.bcindustrialiv.com and in a prospectus supplement filed with the SEC, available at www.sec.gov. I (we) understand that the transaction price per share generally will be made available within 15 calendar days after the last calendar day of each month, and such transaction price will generally be the transaction price for the then-current month for each share class. I (we) understand that my (our) subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made publicly available. I (we) understand that I (we) am (are) not committed to purchase shares at the time my (our) subscription order is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (we) understand that I (we) may withdraw my (our) purchase request during such period by notifying the transfer agent, my (our) financial intermediary, or directly through Black Creek Industrial REIT IV's toll-free, automated telephone line, 888.310.9352. | (a) Initials _______ | Initials _______ |
| b) I have (we have) received a copy of the final Prospectus. | (b) Initials _______ | Initials _______ |
| c) I am (we are) purchasing shares for my (our) own account and acknowledge that the investment is not liquid. | (c) Initials _______ | Initials _______ |
| d) I (we) hereby authorize Black Creek Industrial REIT IV, upon occurrence of a Liquidity Event (as defined in Black Creek Industrial REIT IV's Prospectus), to share with the Registered Representative's firm listed in section 11 the identification number that is assigned to my (our) securities account at the transfer agent's custodian bank in order to facilitate potential transfer of my securities from the transfer agent to the Registered Representative's firm. Please initial if you agree. | (d) Initials _______ | Initials _______ |
| e) I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $70,000 annual gross income. I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. | (e) Initials _______ | Initials _______ |
| f) If I am (we are) a resident of **AL, IA, ID, KS, KY, MA, ME, MO, NE, NJ, NM, ND, OR, PA, TN or VT,** I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under "Suitability Standards." I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. | (f) Initials _______ | Initials _______ |
| g) If the investor is a partnership, limited liability company, or other corporate entity, each equity owner of such entity meets,on an individual basis, the suitability standards set forth in the "Suitability Standards" section of the Prospectus, including any higher state-specific requirements as applicable to such equity owner. | (g) Initials _______ | Initials _______ |
| h) If I am (we are) an **Alabama** resident, I (we) have a liquid net worth of at least 10 times my (our) investment in the shares of Black Creek Industrial REIT IV and its affiliates. | (h) Initials _______ | Initials _______ |
| i) If I am (we are) an **Iowa** resident, I (we) have either: (i) a minimum net worth of $300,000 (exclusive of home, auto and furnishings); or (ii) a minimum of annual gross income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, my (our) total investment in the shares of Black Creek Industrial REIT IV or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my (our) liquid net worth. "Liquid net worth" for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. | (i) Initials _______ | Initials _______ |
| j) If I am (we are) a **Kansas** investor, I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND a minimum of $70,000 gross income in the last 12 months. I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. | (j) Initials _______ | Initials _______ |
| k) If I am (we are) a **Kansas** resident, I am (we are) limiting my (our) aggregate investment in the securities of Black Creek Industrial REIT IV and other similar programs to no more than 10% of my (our) liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with United States generally accepted accounting principles. | (k) Initials _______ | Initials _______ |
| l) If I am (we are) a **Kentucky** resident, I (we) shall not invest more than 10% of my (our) liquid net worth (cash, cash equivalents and readily marketable securities) in Black Creek Industrial REIT IV's shares or the shares of Black Creek Industrial REIT IV's affiliates' non-publicly traded real estate investment trusts. | (l) Initials _______ | Initials _______ |
| m) If I am (we are) a **Nebraska** resident, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, I am (we are) limiting my (our) aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of my (our) net worth (excluding the value of my (our) home, home furnishings, and automobiles). An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal Securities laws is not subject to the foregoing limitations. | (m) Initials _______ | Initials _______ |
| n) If I am (we are) a **New Jersey** resident, I (we) have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in Black Creek Industrial REIT IV, Black Creek Industrial REIT IV's affiliates, and other non-publicly traded direct investment programs (including REITs, BDCs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my (our) liquid net worth. | (n) Initials _______ | Initials _______ |
| o) If I am (we are) a **North Dakota** resident, in addition to the standards set forth in the "Suitability Standards" section of the Prospectus, I (we) have a net worth of at least ten times my (our) investment in this offering. | (o) Initials _______ | Initials _______ |
| p) If I am (we are) an **Ohio** resident, I am (we are) limiting my (our) investment in Black Creek Industrial REIT IV, its affiliates and other non-traded real estate investment programs to no more than 10% of my (our) liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. | (p) Initials _______ | Initials _______ |
| q) If I am (we are) an **Oregon** resident, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, I (we) have a net worth of at least ten times my (our) investment in Black Creek Industrial REIT IV's shares and those of its affiliates. | (q) Initials _______ | Initials _______ |
| r) If I am (we are) a **Pennsylvania** resident, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, I (we) shall not invest more than 10% of my (our) net worth (exclusive of home, furnishings and automobiles) in these securities. | (r) Initials _______ | Initials _______ |
| s) If I am (we are) a **Vermont** resident and I am (we are) not an accredited investor, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, my (our) investment in this offering does not exceed 10% of my (our) liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities. | (s) Initials _______ | Initials _______ |
| t) If an affiliate of Black Creek Industrial REIT IV or its advisor, BCI IV Advisors LLC, I (we) represent that the shares are being purchased for investment purposes only and not for immediate resale. | (t) Initials _______ | Initials _______ |

Page 4 of 6

Investor Name

# Subscription Agreement

Effective as of September 2020

BLACK CREEK GROUP

Black Creek Industrial REIT IV

## 10. Subscriber Signatures — All parties must sign.

I (we) declare that the information supplied is true and correct and may be relied upon by Black Creek Industrial REIT IV I (we) acknowledge and agree that the terms of this Subscription Agreement include only those terms on the Subscription Agreement and those specifically required to complete the Subscription Agreement. Any additional terms added to the Subscription Agreement by hand or otherwise are void and of no effect. The terms of the offering set forth in the Prospectus cannot be altered by this Subscription Agreement.

**TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required)**

**The investor signing below, under penalties of perjury, certifies that 1) the number shown in the Investor Social Security/Taxpayer ID # field in section 4 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and 2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3) I am a U.S. person (including a resident alien). NOTE: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.**

**The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.**

I acknowledge that the Registered Representative (broker of record) indicated in the section below will have full access to my account information, including, but not limited to, the number of shares I own, tax information (including the Form 1099), redemption information, and my social security number and other personal identifying information. Investors may change the broker of record at any time by contacting the Black Creek Industrial REIT IV's transfer agent, DST Systems, Inc.

Signature of Investor or Trustee | Signature of Co-Investor or Trustee, if applicable | Date

Signature of Custodian

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Investor Name

# Subscription Agreement

Effective as of September 2020

BLACK CREEK GROUP

Black Creek Industrial REIT IV

## 11. Broker/Dealer — To be completed by the Registered Representative (RR).

The Broker/Dealer (B/D) or authorized representative must sign below to complete the order. The undersigned confirms by its signature, on behalf of the Broker/Dealer, that he or she is duly licensed and may lawfully sell shares of common stock in the state designated as the investor's legal residence. The undersigned confirms by its signature, on behalf of the Broker/Dealer, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor's prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned further represents and certifies that, if the investor is a "retail customer" as defined in Regulation Best Interest, (i) the undersigned has a reasonable basis to believe that (a) an investment in shares of Black Creek Industrial REIT IV would be in the best interest of the investor based upon the investor's investment profile and the potential risks, rewards, and costs associated with such an investment and (b) the undersigned has not placed its interests or those of the Broker/Dealer ahead of the interest of the investor in recommending such investment and (ii) the undersigned and the Broker/Dealer have complied with any applicable enhanced standard of conduct, including, but not limited to, the other requirements of Regulation Best Interest in relation to the proposed investment by the investor in shares of Black Creek Industrial REIT IV. The Broker/Dealer agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned further represents and certifies, on behalf of the Broker/Dealer, that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

**The undersigned confirms that the investor(s) meet the suitability standards set forth in the Prospectus and that the suitability provisions in section 9 of this form have been discussed with the investor(s), if applicable, for their state of residence.**

Name of RR | Broker/Dealer Name | Telephone Number

Mailing Address | Home Officer Mailing Address

City | State | ZIP | City | State | ZIP

B/D Rep # | CRD# | RR Telephone Number | RR E-mail Address

Signature – RR | Signature – Broker/Dealer (if applicable)

**Please be aware that Black Creek Industrial REIT IV, BCI IV Advisors LLC (the "Advisor"), BCI IV Advisors Group LLC and Black Creek Capital Markets, LLC (the "Dealer Manager") and their respective officers, directors, employees and affiliates are not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with Black Creek Industrial REIT IV's public offering or the purchase of Black Creek Industrial REIT IV's common stock and that the Advisor and the Dealer Manager have financial interests associated with the purchase of Black Creek Industrial REIT IV's common stock, as described in the Prospectus, including fees, expense reimbursements and other payments they anticipate receiving from Black Creek Industrial REIT IV in connection with the purchase of the shares.**

No sale of shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a confirmation of your purchase. All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus in its entirety. If an investor participating in the Distribution Reinvestment Plan or making additional investments in shares experiences a material adverse change in the investor's financial condition or can no longer make the representations and warranties set forth in section 9, Black Creek Industrial REIT IV requests that the investor promptly notify Black Creek Industrial REIT IV and the investor's Broker/Dealer in writing.

**Please mail completed Subscription Agreement (with all signatures) and check(s) payable to:** Black Creek Industrial REIT IV Inc.

**Direct Overnight Mail:**
Black Creek Group
C/O DST Systems Inc.
430 W 7th Street, Suite 219079
Kansas City, MO 64105

**P.O. Box:**
Black Creek Group
P.O. Box 219079
Kansas City, MO 64121-0979

**Black Creek Industrial REIT IV Contact Information:**

**Phone:** 866.324.REIT (7348) **Website:** blackcreekgroup.com **E-mail:** operations@blackcreekgroup.com

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BCIIV-4715-0920

APPENDIX B: FOURTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This FOURTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (the “Plan”) is adopted by Black Creek Industrial REIT IV Inc., a Maryland corporation (the “Company”) pursuant to its charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1.Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who elect to participate in the Plan, the Company will apply all cash dividends and other cash distributions declared and paid in respect of the shares of the Company’s common stock (the “Shares”) held by each participating Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such participating Stockholder to which such Dividends are attributable.

Additionally, as agent for the holders of partnership units (the “OP Units”) of BCI IV Operating Partnership LP (the “Partnership”) who acquire such OP Units as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all distributions declared and paid in respect of the OP Units held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having the same class designation as the applicable class of OP Units for such Participant to which such Distributions are attributable.

2.Effective Date. The effective date of this Plan is September 5, 2019.
3.Procedure for Participation. Any Stockholder or holder of OP Units who has received a prospectus and purchases Shares in the Company’s follow-on offering after the effective date of the Plan will become a Participant by noting such election on their subscription agreement. Any stockholder, who has received a prospectus and initially elected not to be a Participant, may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or a participating broker dealer. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company may elect to deny participation in the Plan with respect to a Stockholder or holder of OP Units that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.
4.Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth and investment concentration standards imposed by such Participant’s state of residence and set forth in the Company’s most recent applicable prospectus or if the Participant cannot make the other representations or warranties as set forth in the Company’s most recent applicable prospectus or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Company in writing.
5.Purchase of Shares.
(a)	Participants will acquire Shares under this Plan (the “Plan Shares”) from the Company at a price equal to the transaction price (the “Transaction Price”) in effect on the distribution date, which will generally be the most recently disclosed monthly net asset value (“NAV”) per Share applicable to the class of Shares purchased by the Participant. Although the Transaction Price for Shares of the Company’s common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which a Participant’s purchase is settled may be significantly different. The Company may offer Shares at a price that it believes reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed Transaction Price, in cases where the Company believes there has been a material change (positive or negative) to its NAV per Share relative to the most recently disclosed monthly NAV per Share. No selling commissions will be payable with respect to Shares purchased pursuant to this Plan. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.
(b)	Shares to be distributed by the Company in connection with the Plan will be supplied from: (a) Shares that are or will be registered with the Securities and Exchange Commission (the “Commission”) for use in the Plan, or (b) Shares purchased by the Company for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”).
(c)	Shares purchased in any Secondary Market will be purchased by the Company at the then-prevailing market price for Shares of the class purchased, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or Shares that the Company registers for use in the Plan may be at prices lower or higher than the Share price that will be paid for the Plan Shares of that class pursuant to the Plan.
(d)	If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available for Shares of the class acquired. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to register Shares to be used in the Plan in the future, the Company is in no way obligated to do either, but may do so in its sole discretion.
6.Distributions in Cash. Notwithstanding anything herein to the contrary, the Company’s board of directors, in its sole discretion, may elect to have any particular Dividend or Distribution paid in cash, without notice to Participants, without suspending this Plan and without affecting the future operation of the Plan with respect to Participants.
7.Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE COMMISSION.
8.Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.
9.Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide, or cause to be provided, to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide or cause to be provided to each Participant an individualized quarterly report at the time of each Dividend and/or Distribution payment showing the number of Shares owned prior to the current Dividend and/or Distribution, the amount of the current Dividend and/or Distribution and the number of Shares owned after the current Dividend and/or Distribution.
10.Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Such notice must be received by the Company at least one business day prior to a distribution date in order for a Participant’s termination to be effective for such distribution date (i.e., a termination notice will be effective the day after it is received and will not affect participation in the Plan for any prior date). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. In addition, the receipt by the Company of a request from a Participant for redemption of all of the Participant’s Shares will terminate the Participant’s participation in the Plan. A Participant who chooses to terminate participation in the Plan must terminate his or her entire participation in the Plan and will not be allowed to terminate in part. There are no fees associated with a Participant’s termination of his or her participation in the Plan. A

Participant in the Plan who terminates his or her participation in the Plan will be allowed to participate in the Plan again by notifying the Company and completing any required forms, including an acknowledgment that the then-current version of the prospectus or a separate current prospectus relating solely to the Plan has been delivered or made available to the Participant. If the Company intends to list the Shares on a national stock exchange the Plan may be terminated and any balance in a terminating Participant’s account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Units in cash.
11.Amendment or Termination of Plan by the Company. The Board of Directors may amend the Plan; provided that notice of any material amendment must be provided to participants at least 10 days prior to the effective date of that amendment. The Board of Directors may suspend or terminate the Plan for any reason upon 10 days’ notice to the Participants. The Company may provide notice under this Section 11 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the Participants.
12.Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.
13.Governing Law. The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in the prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state or to any person to whom it is unlawful to make such offer. Neither the delivery of this prospectus not any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the respective dates at which information is given herein, or the dates thereof: however, if any material change occurs while this prospectus is required by law to be delivered, this prospectus will be amended or supplemented accordingly.

$5,000,000,000 Maximum Offering

CLASS T, CLASS W AND CLASS I COMMON STOCK

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

All capitalized terms used and not defined in Part II of this registration statement shall have the meanings assigned to them in the prospectus which forms a part of this registration statement.

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting commissions and fees) that we expect to incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts are estimated except the Securities Act registration fee and the FINRA filing fee.

Amount
Securities Act registration fee	$469,130
FINRA filing fee	$225,500
Blue sky fees and expenses	$1,600,000
Printing and mailing expenses	$8,625,370
Legal fees and expenses	$8,700,000
Accounting fees and other professional expenses	$7,745,000
Advertising and sales materials expenses	$6,555,000
Transfer agent	$8,400,000
Bona fide due diligence	$4,500,000
Advisor personnel salaries	$180,000
Reimbursements related to retail activities—additional underwriting compensation	$250,000
Wholesaler expense reimbursements for training and education meetings and retail conferences—additional underwriting compensation	$3,750,000
Total	$51,000,000

Item 32. Sales to Special Parties

Not Applicable.

Item 33. Recent Sales of Unregistered Securities

In January 2019, we issued 71,872 Class I OP Units to the Sponsor as payment for the 2018 performance component of the advisory fee, in February 2020, we issued 289,074 Class I OP Units to the Sponsor as payment for the 2019 performance component of the advisory fee in the amount of $2.9 million, and in January 2021, we issued 950,358 Class I OP Units to the Sponsor as payment for the 2020 performance component of the advisory fee in the amount of $9.6 million. On March 1, 2019 and March 1, 2020, we issued 6,126 and 18,390 shares of our common stock, respectively, to certain employees of affiliates of the Advisor through the Private Placement Equity Incentive Plan. These units and shares were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act as transactions not involving any public offering. See “—Advisory Agreement—Advisory Fee” and “—Equity Incentive Plans—Private Placement Equity Incentive Plan” in the prospectus that is a part of this registration statement for additional information concerning our advisory fee and the Private Placement Equity Incentive Plan.

Item 34. Indemnification of Directors and Officers

Our charter, subject to certain limitations, will limit the personal liability of our stockholders, directors and officers for monetary damages. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. Under the Maryland General Corporation Law, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Our charter provides that we will generally indemnify our directors, our officers, the Advisor and its affiliates for losses they may incur by reason of their service in those capacities. In addition, we expect to indemnify our employees and agents for losses or liabilities suffered by them by reason of their service in those capacities. However, our charter provides that our directors, the Advisor and its affiliates, or the “Indemnitees,” will be indemnified by us for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by us only if all of the following conditions are met: (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, (ii) the Indemnitee was acting on our behalf or performing services for us, (iii) in the case that the Indemnitee is a director (other than an independent director), the Advisor or an affiliate, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification or in the case that the Indemnitee is an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification, and (iv) the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

In addition, we will not provide indemnification to an Indemnitee for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violation of securities laws.

The Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met. Pursuant to our charter, we will generally pay or reimburse reasonable expenses incurred by a present or former director or officer, the Advisor or an affiliate of the Advisor and may pay or reimburse reasonable expenses incurred by an employee or agent in advance of final disposition of a proceeding. However, we may pay or reimburse reasonable expenses to an Indemnitee only if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reason of his service as a director, Advisor or affiliate, (ii) the Indemnitee provides us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by our charter, (iii) the Indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his capacity as such, a court of competent jurisdiction approves such advancement.

We have entered into indemnification agreements with certain of our officers and directors. The indemnification agreements require, among other things, that, subject to certain limitations, we indemnify our officers and directors and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by our officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors’ and officers’ liability insurance. The indemnification agreements that we enter into with our officers and directors will require that in the event of a change in control of the Company, we will use commercially reasonable efforts to maintain in force any directors’ and officers’ liability insurance policies in effect immediately prior to the change in control for a period of six years.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, we have been advised that, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

Item 35. Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36. Financial Statements and Exhibits

(a)	Financial Statements: The following financial statements are incorporated by reference in the Prospectus:
Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	*
Consolidated Balance Sheets as of December 31, 2020 and 2019	*
Consolidated Statements of Operations for the Years Ended December 31, 2020, 2019 and 2018	*
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2020, 2019 and 2018	*
Consolidated Statements of Equity for the Years Ended December 31, 2020, 2019 and 2018	*
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020, 2019 and 2018	*
Notes to Consolidated Financial Statements	*

*	See “Incorporation by Reference” section of the prospectus included in this registration statement.
(b)	Exhibits: The documents listed on the Index to Exhibits are filed as exhibits to this registration statement.

Item 37. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

(i) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(ii)that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed; and

(iii)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e)

to send to each stockholder at least on annual basis a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f)

to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by the Sponsor, the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed for significant properties acquired during the distribution period.

(g)

to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1*	Form of Dealer Manager Agreement, by and among Black Creek Industrial REIT IV Inc., BCI IV Advisors LLC and Black Creek Capital Markets, LLC.
1.2*	Form of Selected Dealer Agreement.
3.1

Third Articles of Amendment and Restatement. Incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (Registration No. 333-200594) filed with the SEC on June 30, 2017 (“Pre-Effective Amendment”).

3.2

Third Amended and Restated Bylaws of Black Creek Industrial REIT IV Inc. (formerly known as Industrial Logistics Realty Trust Inc.). Incorporated by reference to Exhibit 3.2 to the Quarterly Report on form 10-Q filed with the SEC on November 9, 2017.

3.3	Articles of Amendment. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 4, 2020.
4.1	Share Redemption Program, effective as of February 16, 2021. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 16, 2021.
4.2*	Form of Subscription Agreement (included in the Prospectus as Appendix A).
4.3*	Fourth Amended and Restated Distribution Reinvestment Plan (included in the Prospectus as Appendix B).
5.1**	Opinion of Ballard Spahr LLP.
8.1**	Opinion of Morrison Foerster LLP as to tax matters.
10.1

Seventh Amended and Restated Limited Partnership Agreement of BCI IV Operating Partnership LP, dated as of February 16, 2021. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on February 16, 2021.

10.2

Amended and Restated Advisory Agreement (2021), dated February 16, 2021, by and among Black Creek Industrial REIT IV Inc., BCI IV Operating Partnership LP and BCI IV Advisors LLC. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 16, 2021.

10.3

Amended and Restated Equity Incentive Plan of Black Creek Industrial REIT IV Inc. (formerly known as Industrial Logistics Realty Trust Inc.), effective July 1, 2016. Incorporated by reference to Exhibit 10.4 to Post-Effective Amendment No. 1.

10.4

Form of Indemnification Agreement entered into between Black Creek Industrial REIT IV Inc. (formerly known as Industrial Logistics Realty Trust Inc.) and each of Evan H. Zucker, Dwight L. Merriman III, Thomas G. McGonagle, Joshua J. Widoff, Marshall M. Burton, Charles B. Duke, Stanley A. Moore and John S. Hagestad as of February 9, 2016, Rajat Dhanda as of May 17, 2017, Scott W. Recknor as of September 1, 2017, Jeffrey W. Taylor as of December 9, 2019 and Scott A. Seager as of August 12, 2020. Incorporated by reference to Exhibit 10.6 to Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (Registration No. 333-200594) filed with the Securities and Exchange Commission on July 1, 2016.

10.5

Selected Dealer Agreement, dated as of October 28, 2019, by and among Black Creek Industrial REIT IV Inc., BCI IV Advisors LLC, Black Creek Capital Markets, LLC, BCI IV Advisors Group LLC, and Ameriprise Financial Services, Inc. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 1, 2019.

10.6

Cost Reimbursement Agreement, dated as of October 28, 2019, by and among Black Creek Industrial REIT IV Inc., BCI IV Advisors LLC, Black Creek Capital Markets, LLC, BCI IV Advisors Group LLC, and American Enterprise Investment Services, Inc. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 1, 2019.

EXHIBIT NUMBER	DESCRIPTION

10.7

Second Amended and Restated Credit Agreement, dated November 19, 2019, by and among BCI IV Operating Partnership LP, a Delaware limited partnership, as the Borrower; the lenders from time to time who are parties thereto; Wells Fargo Bank, National Association, as Administrative Agent and as a lender, Bank of America, N.A., as Syndication Agent and as a lender, U.S. Bank National Association, as Revolving Credit Facility Documentation Agent, JPMorgan Chase Bank, N.A., as Existing Term Facility Documentation Agent, Regions Bank, as Incremental Term Facility Documentation Agent. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 22, 2019.

10.8

Form of Director Stock Grant Agreement for Amended and Restated Equity Incentive Plan of Black Creek Industrial REIT IV Inc. Incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K filed with the SEC on March 6, 2019.

10.9

Form of Restricted Stock Agreement for Consultants for Amended and Restated Equity Incentive Plan of Black Creek Industrial REIT IV Inc. Incorporated by reference to Exhibit 10.21 to the Annual Report on Form 10-K filed with the SEC on March 6, 2019.

10.10

Private Placement Equity Incentive Plan of Black Creek Industrial REIT IV Inc., dated September 25, 2018. Incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K filed with the SEC on March 6, 2019.

10.11

Form of Restricted Stock Agreement for Private Placement Equity Incentive Plan of Black Creek Industrial REIT IV Inc. Incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K filed with the SEC on March 6, 2019.

10.12

Incremental Revolving Commitment Assumption Agreement, dated as of September 20, 2019, among BCI IV Operating Partnership LP, Black Creek Industrial REIT IV Inc. and its subsidiaries, Wells Fargo Bank, National Association and Bank of America, N.A. Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K filed with the SEC on March 5, 2020.

10.13

Incremental Term Loan and Revolving Commitment Assumption Agreement, dated as of December 20, 2019, among BCI IV Operating Partnership LP, Black Creek Industrial REIT IV Inc. and its subsidiaries, Wells Fargo Bank, National Association and Zions Bancorporation, N.A. Incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K filed with the SEC on March 5, 2020.

10.14

Interest Purchase Agreement, dated as of July 15, 2020, by and among BCI IV Portfolio Real Estate Holdco LLC and Industrial Property Operating Partnership LP. Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.15

Fourth Amended and Restated Agreement of Limited Partnership of Build-To-Core Industrial Partnership I LP, dated December 30, 2016, by and among IPT BTC I GP LLC, IPT BTC I LP LLC, Industrial Property Advisors Sub I LLC, bcIMC (WCBAF) Realpool Global Investment Corporation, bcIMC (College) US Realty Inc., bcIMC (Municipal US Realty Inc., bcIMC (Public Service) US Realty Inc., bcIMC (Teachers) US Realty Inc., bcIMC (WCB) US Realty Inc., and bcIMC (Hydro) US Real Inc. Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.16

First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Build-To-Core Industrial Partnership I LP, dated as of July 15, 2020, by IPT BTC I GP LLC. Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.17

Agreement of Limited Partnership of Build-To-Core Industrial Partnership II LP, dated as of May 19, 2017, by and among IPT BTC II GP LLC, IPT BTC II LP LLC, Industrial Property Advisors Sub IV LLC, BCG BTC II Investors LLC, bcIMC (WCBAF) Realpool Global Inestment Corporation, bcIMC (College) US Realty Inc., bcIMC (Municipal) US Realty Inc., bcIMC (Public Service) US Realty Inc., bcIMC (Teachers) US Realty Inc., bcIMC (WCB) US Realty Inc., bcIMC (Hydro) US Realty Inc., and QuadReal US Holdings Inc. Incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

EXHIBIT NUMBER	DESCRIPTION

10.18

First Amendment to Agreement of Limited Partnership of Build-To-Core Industrial Partnership II LP, dated January 31, 2018, by and among IPT BTC II GP LLC, IPT BTC II LP LLC, Industrial Property Advisors Sub IV LLC, BCG BTC II Investors LLC, bcIMC (WCBAF) Realpool Global Investment Corporation, bcIMC (College) US Realty Inc., bcIMC (Municipal) US Realty Inc., bcIMC (Public Service) US Realty Inc., bcIMC (Teachers) US Realty Inc., bcIMC (WCB) US Realty Inc., bcIMC (Hydro) US Realty Inc., and QuadReal US Holdings Inc. Incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.19

Second Amendment to Agreement of Limited Partnership of Build-To-Core Industrial Partnership II LP, dated as of May 10, 2019, by and among IPT BTC II GP LLC, IPT BTC II LP LLC, Industrial Property Advisors Sub IV LLC, BCG BTC II Investors LLC, QR Master Holdings USA II LP and QuadReal US Holdings Inc. Incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.20

Third Amendment to the Agreement of Limited Partnership of Build-To-Core Industrial Partnership II LP, dated as of July 15, 2020, by IPT BTC II GP LLC. Incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.21

Second Amended and Restated Agreement, dated as of September 15, 2016, by and among IPT BTC I GP LLC, Industrial Property Advisors Sub I LLC, and Industrial Property Advisors LLC. Incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.22

First Amendment to the Second Amended and Restated Agreement, dated as of July 15, 2020, by and among IPT BTC I GP LLC and Industrial Property Advisors Sub I LLC. Incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.23

Agreement, dated as of May 19, 2017, by and among IPT BTC II GP LLC and Industrial Property Advisors Sub III LLC. Incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.24

First Amendment to the Agreement, dated as of July 15, 2020, by and among IPT BTC II GP LLC and Industrial Property Advisors Sub III LLC. Incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020.

10.25

Assignment of Membership Interest, dated as of January 12, 2021 and effective as of December 22, 2020, by and among Industrial Property Advisors Sub I LLC, Industrial Property Advisors Sub II LLC and IPT BTC I GP LLC. Incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K filed with the SEC on March 5, 2021.

10.26

Letter Amendment, dated as of January 12, 2021 and effective as of December 22, 2020, by and between IPT BTC I GP LLC, QR Master Holdings USA II LP, IPT BTC I LP LLC and Industrial Property Advisors Sub I LLC. Incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K filed with the SEC on March 5, 2021.

10.27

Assignment and Assumption Agreement, dated as of April 1, 2019, by and among BCIMC (College) US Realty Inc., BCIMC (Municipal) US Realty Inc., BCIMC (Public Service) US Realty Inc., BCIMC (Teachers) US Realty Inc., BCIMC (WCB) US Realty Inc., BCIMC (Hydro) US Realty Inc., BCIMC (WCBAF) Realpool Global Investment Corporation, QR Master Holdings USA II LP and IPT BTC I GP LLC. Incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K filed with the SEC on March 5, 2021.

21.1*	List of Subsidiaries of Black Creek Industrial REIT IV Inc.
23.1*	Consent of KPMG LLP (Independent Registered Public Accounting Firm).
23.2**	Consent of Ballard and Spahr LLP (contained in its opinion filed as Exhibit 5.1).
23.3**	Consent of Morrison & Foerster LLP (contained in its opinion filed as Exhibit 8.1).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
99.1*	Consent of Altus Group U.S. Inc.

EXHIBIT NUMBER	DESCRIPTION

99.2

Net Asset Value Calculation and Valuation Procedures. Incorporated by reference to Exhibit 99.2 to Post-Effective Amendment No. 19 to the Registration Statement on Form S-11 (Registration No. 333-229136) filed with the SEC on February 16, 2021.

______________________________________________________

* Filed herewith.

** To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado on April 20, 2021.

BLACK CREEK INDUSTRIAL REIT IV INC.

By:	/s/ JEFFREY W. TAYLOR Jeffrey W. Taylor Managing Director, Co-President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Black Creek Industrial REIT IV Inc., a Maryland corporation, which is filing a registration statement on Form S-11 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitutes and appoints Scott A. Seager and Joshua J. Widoff, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, it being understood that said attorney-in-fact and agent shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorney-in-fact as agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ JEFFREY W. TAYLOR Jeffrey W. Taylor	Managing Director, Co-President (Principal Executive Officer)	April 20, 2021
By:	/s/ EVAN H. ZUCKER Evan H. Zucker	Chairman of the Board of Directors and Director	April 20, 2021
By:	/s/ SCOTT A. SEAGER Scott A. Seager	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 20, 2021
By:	/s/ MARSHALL M. BURTON Marshall M. Burton	Director	April 20, 2021

By:	/s/ CHARLES B. DUKE Charles B. Duke	Director	April 20, 2021

By:	/s/ JOHN S. HAGESTAD John S. Hagestad	Director	April 20, 2021

By:	/s/ STANLEY A. MOORE Stanley A. Moore	Director	April 20, 2021

By:	/s/ DWIGHT L. MERRIMAN III Dwight L. Merriman III	Director	April 20, 2021